   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998


                                                      REGISTRATION NO. 333-65267
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        NORTH ATLANTIC ACQUISITION CORP.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     6799                   13-3853272
      (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
      JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR         CLASSIFICATION NO.)
       ORGANIZATION)

                            ------------------------
                         5 EAST 59TH STREET, 3RD FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 486-4444
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DAVID J. MITCHELL
                             CHAIRMAN OF THE BOARD
                         5 EAST 59TH STREET, 3RD FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 486-4444
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:

        DAVID ALAN MILLER, ESQ.                    DAVID LERNER, ESQ.
        GRAUBARD MOLLEN & MILLER        MORRISON COHEN SINGER & WEINSTEIN, LLP
            600 THIRD AVENUE                      750 LEXINGTON AVENUE
     NEW YORK, NEW YORK 10016-2097                 NEW YORK, NEW YORK
            (212) 818-8800                           (212) 735-8600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger (the "Merger") of Moto Guzzi Corp., a Delaware corporation ("Guzzi Corp."), with and into North Atlantic Acquisition Corp., a Delaware corporation ("Registrant"), pursuant to the Agreement and Plan of Merger and Reorganization dated as of August 18, 1998, as amended by the First Amendment thereto, among the Registrant, Guzzi Corp. and Trident Rowan Group, Inc. ("TRG"), described in the enclosed Proxy Statement/Prospectus.
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.
    If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/
                            ------------------------


CALCULATION OF REGISTRATION FEE
                                                                    PROPOSED
                                                                     MAXIMUM           PROPOSED
                                                   AMOUNT           OFFERING            MAXIMUM
            TITLE OF EACH CLASS                     TO BE           PRICE PER          AGGREGATE           AMOUNT OF
       OF SECURITIES TO BE REGISTERED            REGISTERED         SECURITY        OFFERING PRICE     REGISTRATION FEE
Class A Common Stock, $.01 par value (1)....      4,250,000            --                 --               $5.90(5)
Nominal Warrants (2)........................     800,000(3)            --             $7,500,000
Class A Common Stock, $.01 par value (4)....     800,000(3)            --             $7,500,000
Class A Common Stock, $.01 par value (6)....       360,000           $ 8.75           $3,150,000          $929.25(8)
Class A Warrants (7)........................     360,000(3)          $0.125             $45,000            $13.28(8)
Class A Common Stock, $.01 par value (9)....     360,000(3)           $9.00           $3,240,000          $955.80(10)
Class A Common Stock, $.01 par value (11)...       30,000             $8.75            $262,500           $75.21(12)
 Total Registration Fee Paid.......................................................................        $1,979.44


                                                        (footnotes on next page)
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
                            ------------------------
    Pursuant to Rule 429 under the Securities Act, the prospectus contained herein also relates to the Registrant's earlier Registration Statement on Form SB-2 (No. 33-80647) and updates the information contained therein. Such Registration Statement relates to, among other things, shares of Class A Common Stock of the Registrant issuable upon the exercise of certain outstanding
Class A Warrants and Class A Common Stock and Class A Warrants issuable on conversion of certain outstanding shares of Class B Common Stock.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(footnotes from previous page)

 (1) Represents shares of Class A Common Stock issuable in the Merger.

 (2) Represents the Nominal Warrants issuable in the Merger.

 (3) Pursuant to Rule 416, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Nominal Warrants and the Class A Warrants.

 (4) Represents the Class A Common Stock issuable upon the exercise of the Nominal Warrants.

 (5) Pursuant to Rule 457(f)(2) the registration fee on the 4,250,000 shares of Class A Common Stock, the Nominal Warrants and the Class A Common Stock issuable upon exercise of the Nominal Warrants, is based on one-third of the par value of the 6,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock being acquired from the shareholders of Guzzi Corp. which has an accumulated deficit of approximately $8,668,000 at June 30, 1998.

 (6) Represents 360,000 shares of Class A Common Stock issuable in the Class B Common Stock Recapitalization ("Class B Recapitalization").

 (7) Represents the Class A Warrants issuable in the Class B Recapitalization.

 (8) Pursuant to Rule 457(f)(1), the registration fee is calculated on the basis of the market price for the securities to be received by the Registrant.

 (9) Represents the shares of Class A Common Stock underlying the Class A Warrants issued in the Class B Recapitalization.

(10) Pursuant to Rule 457(i), the registration fee is being paid based on the $9.00 to be paid for each share of Class A Common Stock on the exercise of the Class A Warrants.

(11) Represents additional shares of Class A Common Stock issuable in connection with the Merger.

(12) Pursuant to Rule 457(c), the registration fee is being paid based on the market price of a share of Class A Common Stock on a day within the five days immediately preceding the filing of this Registration Statement.

                        NORTH ATLANTIC ACQUISITION CORP.
                               5 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                            ------------------------


    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 10, 1999


                            ------------------------

To the Stockholders of
North Atlantic Acquisition Corp.:


The board of directors of your company invites you to attend an Annual Meeting of stockholders on February 10, 1999 at 10:00 a.m. local time at the 32nd Floor, 600 Third Avenue, New York City, New York:



1. To approve a merger of Moto Guzzi Corp. with and into NAAC, with NAAC being the surviving corporation, following which, the stockholders of Guzzi Corp. will own 76.4% of the shares of the NAAC. The enclosed Proxy Statement/Prospectus provides detailed information concerning the proposed Merger, including the stockholder vote required to authorize it.



2. To approve the adoption of an Amended and Restated Certificate of Incorporation which will implement the Merger.



3. To elect eight directors of the post-Merger Company.



4. To approve the 1998 Stock Option Plan and 1998 Stock Plan for Outside Directors.



5. To further amend the Certificate of Incorporation to reclassify each share of NAAC Class B Common Stock into two shares of NAAC Class A Common Stock and two NAAC Class A Warrants.





6. To transact such other business as may properly come before the Annual
Meeting.





Stockholders of record at the close of business on January 8, 1999 may vote.



The Board of Directors unanimously recommends that stockholders vote "FOR" the Merger and all of the other proposals to be presented at the Annual Meeting.


                                          By Order of the Board of Directors,
                                          C. THOMAS MCMILLEN
                                          Secretary




January 11, 1999



IF YOU OWN NAAC CLASS A COMMON STOCK, PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD. OWNERS OF NAAC CLASS B COMMON STOCK SHOULD SIGN, DATE AND RETURN THE BLUE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE RETURNED A PROXY CARD.

                                                      PROXY STATEMENT/PROSPECTUS
                                                FOR ANNUAL MEETING TO BE HELD ON
                                                 FEBRUARY 10, 1999 AT 10:00 A.M.





                        NORTH ATLANTIC ACQUISITION CORP.



     North Atlantic Acquisition Corp. is furnishing you, as a person who was a record owner of shares of NAAC's Common Stock on January 8, 1999, this combined Proxy Statement and Prospectus in connection with its Annual Meeting. The principal purpose of the Annual Meeting is to approve a merger into NAAC of Moto Guzzi Corp. Guzzi Corp. is the maker of the Moto Guzzi(Registered) brand of Italian luxury and performance motorcycles and motorcycle parts. You are also asked to approve a series of related proposals, including a change in the Company's name to "Moto Guzzi Corporation."





As a result of the Annual Meeting:



     o If the Merger is approved and completed, NAAC will survive the Merger and will issue the following:



          o 3,110,058 registered shares of NAAC Class A Common Stock and warrants to purchase an additional 592,400 registered shares for $.01 each to the holders of Guzzi Corp. common stock and preferred stock. Because of their nominal exercise price, we call these warrants the "Nominal Warrants."



          o 871,953 registered shares of NAAC Class A Common Stock and 166,080 Nominal Warrants to Guzzi Corp.'s parent companies for contributing certain indebtedness owed to them by Guzzi Corp.



          o Up to 217,989 registered shares of NAAC Class A Common Stock and up to 41,520 Nominal Warrants to persons who agree to cancel existing Guzzi Corp. warrants. We call this part of the transaction the "Warrant Exchange."



          As a result of the issuance of these shares, the current shareholders of Guzzi Corp.will own 76.4% of the outstanding shares of NAAC Class A Common Stock. Since NAAC will survive the Merger, holders of NAAC Class A Common Stock will not receive any additional securities. Other effects of the Annual Meeting are these: NAAC's certificate of incorporation will be amended to implement changes required to complete the Merger. A new eight-person board of directors will be elected. Two new stock option plans, one for employees and one for outside directors, will be implemented. All of these proposals must be approved together, otherwise none of them may be adopted, and the Merger will not be completed.



     o If approved by both the NAAC Class A Common Stock and NAAC Class B Common Stock shareholders voting separately, NAAC will accelerate the conversion of the 150,000 shares outstanding of NAAC Class B Common Stock into a total of 300,000 registered shares of NAAC Class A Common Stock and warrants to purchase an additional 300,000 shares. We call this part of the transaction the "Class B Recapitalization."



     o NAAC will issue up to 30,000 registered shares of NAAC Class A Common Stock to its legal counsel in lieu of a portion of legal fees.



     The Merger will be completed pursuant to an Agreement and Plan of Merger dated August 18, 1998 among NAAC, Guzzi Corp. and, for limited purposes, its parent company, Trident Rowan Group, Inc., which was amended on December 3, 1998. Even if the Merger is approved at the Annual Meeting, there are other conditions which must be satisfied before the Merger may be completed. Also, if holders of more than 160,000 shares of NAAC Class A Common Stock exercise their right to have the Company redeem their shares, the Merger will not occur. These conditions are all discussed in this Proxy Statement/Prospectus.


     The NAAC Class A Common Stock, NAAC Class B Common Stock and NAAC Class A Warrants are quoted on the OTC Bulletin Board under the symbols NACQA, NACQB and NACQW, and on August 17, 1998, the last full trading day prior to the public announcement of the Merger Agreement, the last reported high bid prices for these securities were $8.625, $9.375 and $.50, respectively. On
            1998, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy
Statement/Prospectus, such high bid prices for these securities were $       ,
$       and $       , respectively.


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 15 HEREOF.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ADEQUACY OR ACCURACY OF THIS PROXY       STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1999, AND IS FIRST
                                     BEING
              MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 11, 1999

                             AVAILABLE INFORMATION

     NAAC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site can be reached at http://www.sec.gov.


     NAAC has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, of which this Proxy Statement/Prospectus is a part. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. In each instance, for a more complete description of the matter involved, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement or annexed to this Proxy Statement/Prospectus, and the Registration Statement shall be deemed qualified in its entirety by such reference.



                       NAAC ANNUAL REPORT ON FORM 10-KSB



     If you would like a copy of NAAC's annual report on Form 10-KSB, as amended, for the fiscal year ended August 31, 1998, including the financial statements and schedules thereto, please send us a written request to 5 East 59th Street--Third Floor, New York, New York 10022, Attention: President. There is no charge for the report.


     All documents and reports subsequently filed by NAAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the consummation of the offering made hereby shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS


SECTION                                                                                                       PAGE
-----------------------------------------------------------------------------------------------------------   ----
AVAILABLE INFORMATION......................................................................................    iii
NAAC ANNUAL REPORT ON FORM 10-KSB..........................................................................    iii
SUMMARY....................................................................................................      1
       NAAC................................................................................................      1
       Guzzi Corp..........................................................................................      1
       The Merger..........................................................................................      4
       The Annual Meeting..................................................................................      7
       Proxies.............................................................................................      8
       Recommendations of the Board of Directors...........................................................      8
       Conflicts of Interest...............................................................................      8
       Redemption Rights; No Appraisal Rights..............................................................      9
       NAAC Redemption Payment If No Business Combination..................................................      9
       Federal Income Tax Consequence of NAAC Redemption...................................................      9
       Accounting Treatment................................................................................      9
       Market Price Data...................................................................................     10
       Class B Recapitalization............................................................................     10
       Risk Factors........................................................................................     10
       Summary Guzzi Corp. Consolidated Financial Data.....................................................     11
       Summary NAAC Historical Financial Data..............................................................     13
       Summary Unaudited Pro Forma Balance Sheet Information...............................................     14
       Summary Unaudited Pro Forma Loss Per Share ........................................................      14
RISK FACTORS...............................................................................................     15
BUSINESS OF NAAC...........................................................................................     22
       Introduction........................................................................................     22
       Characteristics of a Specialized Merger and Acquisition Allocated Risk Transaction Company..........     22
       Competition.........................................................................................     23
       Management..........................................................................................     23
       Properties..........................................................................................     24
       Legal Proceedings...................................................................................     24
BUSINESS OF GUZZI CORP.....................................................................................     24
       Guzzi Corp. Sales...................................................................................     28
       Properties..........................................................................................     29
       Legal Proceedings...................................................................................     29
       Exchange Rates......................................................................................     29
THE ANNUAL MEETING.........................................................................................     30
       Purpose of the Annual Meeting.......................................................................     30
       Voting Rights.......................................................................................     31
       Solicitation and Revocation of Proxies..............................................................     32
       Redemption Rights...................................................................................     33
       NAAC Redemption Payment If No Business Combination..................................................     34
       Solicitation of Proxies.............................................................................     34
PROPOSAL 1: THE MERGER.....................................................................................     34
       Background of the Merger............................................................................     34
       Reasons for the Merger; Recommendations of the NAAC Board of Directors..............................     36
       Fairness Opinion of Allen & Company.................................................................     38
       Reasons for the Merger; Considerations of the Guzzi Corp. Board of Directors........................     41
       Conflicts of Interest...............................................................................     41
       Use of Funds Available upon Consummation of the Merger..............................................     42
       Federal Income Tax Consequences to NAAC Stockholders................................................     43
       Federal Income Tax Consequences to Guzzi Corp. Shareholders.........................................     43
       Accounting Treatment................................................................................     44
       Resale of NAAC Class A Common Stock and Nominal Warrants; Affiliates................................     44

SECTION                                                                                                       PAGE
-----------------------------------------------------------------------------------------------------------   ----
COMPARISON OF RIGHTS OF HOLDERS OF SECURITIES OF GUZZI CORP. AND OF NAAC...................................     45
       Guzzi Common Stock..................................................................................     45
       Guzzi Preferred Stock...............................................................................     45
       Guzzi Warrants......................................................................................     46
       NAAC Class A Common Stock...........................................................................     47
       NAAC Class B Common Stock...........................................................................     47
       NAAC Class A Warrants...............................................................................     48
       Preferred Stock.....................................................................................     49
       NAAC Class A Preferred Stock........................................................................     49
       Nominal Warrants....................................................................................     49
       Transfer Agent......................................................................................     49
THE MERGER AGREEMENT.......................................................................................     50
       Merger; Consideration...............................................................................     50
       Representations and Warranties......................................................................     50
       Certain Covenants...................................................................................     52
       Conditions..........................................................................................     52
       Amendment; Termination..............................................................................     53
       Expenses............................................................................................     54
       Interest of Certain Persons After the Merger........................................................     54
       Absence of Regulatory Filings and Approvals.........................................................     55
       Exchange of Stock Certificates......................................................................     55
       Fractional Shares...................................................................................     56
       Management After the Merger.........................................................................     56
       Lock Up Agreements..................................................................................     56
MARKET PRICES OF NAAC SECURITIES...........................................................................     57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................     58
       Beneficial Ownership of Shares of NAAC Common Stock.................................................     58
SELECTED NAAC HISTORICAL FINANCIAL DATA....................................................................     60
MANAGEMENT'S DISCUSSION AND ANALYSIS OF NAAC'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............     61
SELECTED GUZZI CORP. HISTORICAL CONSOLIDATED FINANCIAL DATA................................................     62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF GUZZI CORP. FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........     64
       General.............................................................................................     64
       Results of Operations...............................................................................     65
       Results of Operations...............................................................................     66
       Liquidity and Capital Resources.....................................................................     67
       Results of Operations...............................................................................     68
       Results of Operations...............................................................................     69
       Liquidity and Capital Resources.....................................................................     70
       Future Liquidity Needs..............................................................................     71
       Potential Effects of the Year 2000 on Guzzi Corp.'s Business........................................     72
       Potential Effects of the Proposed European Common Currency on Guzzi Corp.'s Business................     74
UNAUDITED PRO FORMA BALANCE SHEETS.........................................................................     75

SECTION                                                                                                       PAGE
-----------------------------------------------------------------------------------------------------------   ----
PROPOSALS 2-8: ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION...............................     79
       Proposal 2: Name Change.............................................................................     79
       Proposal 3: Increase in Authorized Capital..........................................................     79
       Proposal 4: Amendment or Repeal of By-Laws..........................................................     80
       Proposal 5: Classification of the NAAC Board........................................................     80
       Proposal 6: Removing Directors......................................................................     80
       Proposal 7: Filling Vacancies on the Board of Directors.............................................     81
       Proposal 8: Indemnification.........................................................................     81
PROPOSAL 9: ELECTION OF DIRECTORS..........................................................................     82
       Executive Officers of the Surviving Corporation.....................................................     84
       Compensation of Directors and Executive Officers....................................................     84
       NAAC Board Meetings and Committees..................................................................     84
       Compliance with Section 16(a) of the Exchange Act...................................................     85
       Certain Relationships and Related Transactions......................................................     85
PROPOSAL 10: APPROVAL OF STOCK OPTION PLANS................................................................     85
       Summary of the 1998 Stock Option Plan...............................................................     85
       Federal Income Tax Consequences.....................................................................     87
       1998 Stock Plan for Outside Directors...............................................................     88
PROPOSAL NO. 11: CLASS B RECAPITALIZATION..................................................................     89
WARRANT EXCHANGE OFFER.....................................................................................     90
       Description of Guzzi Warrant........................................................................     90
       Terms of the Warrant Exchange; Period for Tendering.................................................     90
       Procedures for Tendering Guzzi Warrants.............................................................     91
       Acceptance of the Guzzi Warrants for Exchange and Cancellation; Delivery of Warrants................     91
       Conditions to the Warrant Exchange..................................................................     92
       Fees and Expenses...................................................................................     92
       Transfer Taxes......................................................................................     92
INTERCOMPANY DEBT EXCHANGE.................................................................................     92
SELLING STOCKHOLDER........................................................................................     92
EXPERTS....................................................................................................     93
LEGAL MATTERS..............................................................................................     93
STOCKHOLDER PROPOSALS......................................................................................     93
NAAC FINANCIAL STATEMENTS..................................................................................    F-1
GUZZI CORP. FINANCIAL STATEMENTS ..........................................................................    F-14


                                LIST OF ANNEXES

 SCHEDULE
  NUMBER      DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------
Annex I       Merger Agreement and First Amendment (without schedules and exhibits)
Annex II      Opinion of Allen & Company
Annex III     Form of Nominal Warrant
Annex IV      Form of Amended and Restated NAAC Certificate of Amendment
Annex V       Form of 1998 Stock Option Plan
Annex VI      Form of 1998 Stock Option Plan for Outside Directors
Annex VII     Alternative Form of Article Fourth of the Amended and Restated Certificate of Incorporation to
              Effectuate the Class B Recapitalization

                                    SUMMARY


     This section highlights selected information related to the Merger. However, it may not contain all of the information that is important to you. We urge you to read the entire document, including the Appendices, and the documents incorporated by reference. Each highlighted section heading also points to the page in the Proxy Statement/Prospectus where a more detailed discussion will be found.


     The portions of this Proxy Statement/Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results, events or performance may differ materially. Investors are cautioned that all such statements involve risks and uncertainties, including the need for additional financing to achieve sales growth goals, the acceptability of the products and services of Guzzi Corp. in an intensely competitive marketplace, the ability of Guzzi Corp. timely to deliver current and new products of acceptable quality, relationships with domestic and foreign distributors, the impact of changes in world currency rates compared to the Italian lire, domestic labor relations, and general economic conditions. These factors are discussed more fully in the Proxy Statement/Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. NAAC undertakes no obligation to release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.


NAAC (PAGE 22)



     NAAC was organized on August 9, 1995 as a Specialized Merger and Acquisition Allocated Risk Transaction(Registered) company to acquire an operating "Target Business" by any of a variety of types of transactions generally referred to as a "Business Combination". NAAC completed an initial public offering of Class A Common Stock, Class B Common Stock and Class A Warrants on August 22, 1997 and received net proceeds of approximately $8,100,000. Approximately $8,000,000 of the net proceeds was placed in an interest-bearing escrow account to be held until the earlier of NAAC's
(i) consummation of a Business Combination or (ii) redemption of the NAAC
Class A Common Stock. The remaining net proceeds of the initial public offering not placed in the escrow account have been used by NAAC to identify, evaluate and select a suitable Target Business, and to structure, negotiate and consummate a Business Combination and for general, administrative and organizational expenses. The mailing address of NAAC's principal executive office is 5 East 59th Street, New York, New York 10022, and its telephone number is (212) 486-4444.



GUZZI CORP. (PAGE 24)



     Guzzi Corp., through its Moto Guzzi S.p.A subsidiary, is a leading Italian manufacturer, marketer and distributor of performance and luxury motorcycles and motorcycle parts, marketed under the "Moto Guzzi(Registered)" brand name. Guzzi Corp. is a Delaware corporation formed in 1996 to acquire Moto Guzzi, its principal operating subsidiary and Moto America Inc., the exclusive U.S. importer and distributor of "Moto Guzzi" brand motorcycles and parts. All references herein to Guzzi Corp. are deemed to include its subsidiaries, including Moto Guzzi and Moto America, unless otherwise indicated. References to "Moto Guzzi" mean the Italian subsidiary alone.



     All of the common stock of Guzzi Corp. is owned indirectly by Trident Rowan Group, Inc., a Maryland corporation, whose common stock is traded on the Nasdaq National Market under the symbol "TRGI", through its subsidiary O.A.M. S.p.A. OAM is owned 84% by TRG and 16% by a subsidiary of DaimlerChrysler AG. In addition, Guzzi Corp. has outstanding a class of Preferred Stock that is held by approximately 45 persons and 1,500,000 Guzzi Warrants to purchase Guzzi Corp. common stock at $4.00 per share. Moto Guzzi will become the principal operating subsidiary of NAAC following the Merger. The mailing address of the principal executive office of Guzzi Corp. is c/o Trident Rowan Group, Inc., Two World's Fair Drive, Somerset, New Jersey 08873, and its telephone number is
(908) 868-9000.

  Products and Distribution

     Moto Guzzi, over a period of more than 75 years, earned a reputation as one of the world's elite designers and manufacturers of performance and luxury motorcycles. While Moto Guzzi's models vary in engine displacement from 350cc to 1,100cc, in recent years, Moto Guzzi has focused its product design, development and sales efforts on the heavyweight segment of the market. This segment has experienced rapid growth with global new heavyweight registrations, increasing 17% in 1997. As part of its business strategy, Moto Guzzi will evaluate expansion of its product line to include lower-cost small displacement motorcycles and scooters. At present, Moto Guzzi's primary product offerings include the following models:

o  California EV             Guzzi's classic cruiser with a 1064 cc engine and traditional lines.

o  Nevada Club               A lower riding cruiser with a 744 cc engine and chrome accents.

o  V10 Centauro              A performance touring bike with a powerful 992 cc 4-valve
                             air-cooled engine.

o  1100 Sport Corsa          A sleek sports bike with modern lines and a 1064 cc engine.

o  Quota                     Guzzi's new entrant into the enduro segment.

o  Police Bikes              Variations of Moto Guzzi's models targeted at government
                             agencies, national and local police forces and highway patrols.

     Moto Guzzi sells its products worldwide through a network of wholly and partially owned importers and independent dealers. In Italy, Moto Guzzi maintains a network of over 140 independent distributors. In Germany, Moto Guzzi owns 25%, and has an option to buy a total of 90%, of MGI GmbH, which is the exclusive importer- distributor of Moto Guzzi motorcycles and parts in that country. In France, Moto Guzzi owns 100% of its importer-distributor. In the United States, Guzzi Corp.'s wholly owned Moto America subsidiary serves as the exclusive importer-distributor and maintains a national network of 100 dealers. Moto Guzzi's sales by region are:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
GEOGRAPHIC AREA                                                   1997       1996       1995
---------------------------------------------------------------   ----       ----       ----
Italy..........................................................    37%        37%        35%
Europe (Other than Italy)......................................    46%        43%        49%
United States..................................................    13%         7%         6%
Elsewhere......................................................     4%        13%        10%

  History and Recent Developments


     Established in 1921, Moto Guzzi is one of the oldest motorcycle brands in the world. Between 1921 and 1966, Moto Guzzi operated as an independent privately owned entity. In 1972, Moto Guzzi was acquired by de Tomaso Industries, the predecessor of TRG. Because management attention was principally focused on de Tomaso's other operating units, especially the luxury automobile manufacturer, Maserati, and limited investment was made in Moto Guzzi's product design and development activities and manufacturing operations, sales declined from a high of 46,487 units in 1971 to 3,274 units in 1993. Moto Guzzi has experienced continuous losses for the last eleven years, including a loss of Lit. 10,569 million for the fiscal year ended December 31, 1997 and Lit. 8,608 million for the nine months ended September 30, 1998 and has not generated cash from operations for over three years.


     In 1994, TRG retained Temporary Integrated Management S.p.A., a temporary management service, to stabilize Moto Guzzi's operations and to begin the process of developing a business plan to restore Moto Guzzi to financial health. In 1996, Mario Tozzi-Condivi was hired as President of Moto Guzzi. Mr. Tozzi-Condivi had previously been an independent consultant to automotive distributors and dealers in the United Kingdom, Italy, Singapore and South Africa for more than ten years and was Chairman of the Board of Maserati U.K. Ltd. Since 1994, and more recently during 1997 and 1998, Moto Guzzi has recruited new senior management that includes: Dino Falciola, General Manager, who joined Moto Guzzi in November of

1997; Nick Speyer, Chief Financial Officer, who joined Moto Guzzi in November of 1998; Gianluca Lanaro, Director of Marketing, who joined Moto Guzzi in May, 1995; and Louisa Brenna, Director of Purchasing, who joined Moto Guzzi in January, 1997.

     The new management team has focused its efforts on increasing sales and the efficiency of Moto Guzzi's production process. Capital expenditures increased from Lit. 1,801 million in 1995 to Lit. 3,887 million in 1997. In the nine month period ended September 30, 1998, capital expenditures totalled Lit. 5.6 billion versus Lit. 2.4 billion during the comparable period in 1997. To enhance sales volumes by ensuring that new products meet Moto Guzzi's quality, design and technical standards, investment in new product design and development has recently been increased. Research and development expenditures rose to Lit. 3,125 million in 1997 from Lit. 602 million in 1995. In the nine month period ended September 30, 1998, investment in research and development totalled Lit. 3,078 million versus Lit. 1,393 million for the comparable period in 1997. Selling, general and administrative expense increased from Lit. 7,486 million in 1995 to Lit. 13,824 in 1997, reflecting higher staff costs associated with the recruitment and employment of the new management team as well as higher marketing and sales expenditures. To fund its operations in 1997 and 1998, Guzzi Corp. sold shares of Guzzi Preferred Stock and Guzzi Warrants in a private placement which raised approximately $5.2 million and borrowed or obtained capital from Italian financial institutions and from Guzzi Corp.'s affiliated entities, TRG and OAM. Partly as a result of the increased investment, unit sales volumes increased from a low of 3,274 in 1993 to 6,052 in the last four quarters ended September 30, 1998, and Moto Guzzi added two new models, the "Centauro" and "Quota," to its product offerings. During this period, Moto Guzzi has also experienced significant improvements in its cost structure, with gross margins improving from 13.7% in 1993 to 17.6% during the nine months ended September 30, 1998.

  Strategy

     Moto Guzzi's strategy is to increase sales volumes and gross profits by:




o focusing on the breadth, quality and design of its product offerings,





o increasing its marketing activities,





o enhancing its distribution network, and





o leveraging its brand name.


Moto Guzzi believes that its reputation and rich tradition as a technological innovator and quality manufacturer provides a solid foundation. Moto Guzzi has built a loyal customer base over the past 77 years through the outstanding performance and reliability of its motorcycles, as well as its strong distribution network. The current customer base ranges from professional motorcycle enthusiasts to government agencies, police departments and highway patrols around the world. While public administration sales have traditionally been a stable source of revenue for Moto Guzzi, its management believes that there are unexploited growth opportunities in this market and plans to refocus its sales and marketing efforts in this product category.

     Guzzi Corp. intends to build on its existing product family platforms and to develop new platforms which will be the basis for the Company's next generation of motorcycles. New power trains, which represent a significant part of planned development activities, typically require at least three years' development time. In the interim, new motorcycles based on the current product platforms will be periodically introduced. The focus of these intermediate offerings will be significant improvements in quality, performance and refinement.

     The U.S. market represents the largest expansion opportunity for Moto Guzzi. Between 1996 and 1997, U.S. registrations of new heavyweight motorcycles increased by 14.8% to 190,200 units. Moto Guzzi plans to implement an aggressive marketing campaign targeted at U.S. consumers that is designed to build brand value and name recognition and to emphasize the technical and design strengths of Moto Guzzi's motorcycles.

     In the United States, Moto Guzzi also plans to expand and enhance its distribution network. In addition to increasing the size and quality of its dealer network, Moto Guzzi also plans to introduce new sales incentives programs for dealers and a floor plan financing program. Other innovations that either have been or are expected to be introduced in the U.S. include customer purchase financing and an extended, three year warranty program.

     Finally, Moto Guzzi plans to leverage the "Moto Guzzi" brand by expanding into new products, markets and services that also offer the opportunity to enhance its brand awareness and brand image. Moto

Guzzi currently sells a limited line of non-motorcycle merchandise. In the future, Moto Guzzi plans to introduce a range of branded accessories such as hats, jackets, shirts and luggage. Moto Guzzi also plans to exploit opportunities to license the "Moto Guzzi" brand name to manufacturers and suppliers of other products and services.

     If Guzzi Corp. were to proceed on all of the projects it is currently evaluating, it estimates that approximately Lit. 50 billion of development and capital expenditure would be required over the next five years. Additionally, Moto Guzzi will have to make up to Lit. 20 billion of capital investments over the next few years to refurbish its plant to make it more competitve and for investments in information technology and systems. As cash flows from operations are not anticipated to be sufficient to entirely finance such expenditures, Guzzi Corp's actual product development programs will be, in part, determined by its ability to obtain further financing.


THE MERGER (PAGE 34)



     On August 18, 1998, NAAC entered into the Merger Agreement with Guzzi Corp. and, for limited purposes, TRG. The Merger Agreement was amended on December 3, 1998. If the Merger is consummated, Guzzi Corp. will merge with and into NAAC, and NAAC will be the surviving corporation. Former shareholders of Guzzi Corp. will own approximately 76.4% of the outstanding shares of NAAC Class A Common Stock after the Merger. This percentage assumes the Warrant Exchange is fully accepted and is before taking into account the exercise of any outstanding warrants or options of NAAC, including the Nominal Warrants. The Merger is discussed in greater detail beginning on page 34, and the Merger Agreement is discussed beginning on page 50. Other than as a result of the Class B Recapitalization, the number of NAAC shares currently held by its stockholders will not be affected by the Merger.



     In consideration of the Merger, NAAC will issue to the holders of Guzzi Common Stock and Guzzi Preferred Stock, an aggregate of 3,110,058 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 592,400 shares of NAAC Class A Common Stock. If NAAC has less than $8,150,000 of cash assets when the transaction is completed, it will issue additional NAAC Class A Common Stock as additional consideration in the Merger at the rate of one share for each $11.00 of cash assets less than $8,150,000.



     TRG and OAM will contribute to the capital of Guzzi Corp. the outstanding balances of specific intercompany loans to Guzzi Corp. aggregating Lit.
12,919 million, plus interest thereon from January 1, 1998 and all other intercompany payables due them by Guzzi Corp. and subsidiaries in excess of $800,000; OAM will not contribute a Lit. 3 billion loan it made to Moto Guzzi in October, 1998. In consideration for such contributions, TRG and OAM will be issued an aggregate of 871,953 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 166,080 shares of NAAC Class A Common Stock. TRG and OAM have agreed to the terms of this contribution and exchange by agreement dated August 18, 1998, reaffirmed on December 3, 1998.



     NAAC is offering to exchange approximately 0.145 share of NAAC Class A Common Stock and a Nominal Warrant to purchase 0.028 share of NAAC Class A Common Stock for each outstanding Guzzi warrant that is submitted to Guzzi Corp for exchange and cancellation. A total of 217,989 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 41,520 shares of NAAC Class A Common Stock will be exchanged for the Guzzi warrants if all holders thereof participate in the Warrant Exchange. Those Guzzi warrants which are not exchanged and cancelled, will be exercisable for the same securities as are being issued to holders of Guzzi Common Stock in connection with the Merger. Guzzi warrants not exchanged and cancelled, however, will not be registered in this offering and will be subject to the other terms, obligations and limitations of the Guzzi warrants, including the obligation to pay the exercise price of $4.00. This aspect of the transaction is described in greater detail beginning at pages 46 and 90.



     The Nominal Warrants will be exercisable at $.01 per share, between April 1, 2000 and June 30, 2001, if the post-Merger entity has either Lit.
7,140 million in operating income for the fiscal year ending December 31, 1999 or Lit. 8,211 million in operating income for the fiscal year ending
December 31, 2000. The Nominal Warrants may be exercised by TRG on behalf of the holders of the Nominal Warrants unless the authority to exercise is specifically withdrawn in writing by the holder.

     The following table provides a graphical depiction of the ownership interests of the NAAC Class A Common Stock and holding company structure of NAAC immediately following completion of the Merger.



                 --------------------      ----------------------   ------------------             -------------------
                 |  North Atlantic  |      | Old Guzzi Pfd. and |   | Trident Rowan  |             | Chrysler Corp.  |
                 |   Shareholders   |      |  Warrant Holders   |   |  Group, Inc.   |             |                 |
                 --------------------      ----------------------   ------------------             -------------------
                          |                           |                    | \   99.9%                      |
                          |                           |                    |   \                            |
                          |                           |                    |   --------------------         |16.1%
                          |                           |                    |   |  Trident Rowan   |         |
                          |                           |                    |   |  Servizi, S.p.A. |         |
                          |                           |                    |   --------------------         |
                          |                           |                    |   83.9%    |                   |
                          |                           |                    |   --------------------         |
                          |                           |                    |   |  O.A.M., S.p.A.  |----------
                          |                           |                    |   --------------------
                          |                           |                    |            |                              Total
                          |                           |                    --------------                            ---------
                          |                           |                           |
Class A Shares(a)   1,266,000(b)                  1,063,334(c)                4,253,334(d)                             6,582,668
    Percent            19.2%                        16.2%                      64.6%                                    100.0%
                          \                           \                       /
                            \                           \                    /
                              \                           \                 /
                                \                           \              /
                                  \                          ------------------
                                    \                        |   Moto Guzzi   |
                                      \                      |  Corporation   |
                                        ---------------------|   (formerly    |
                                                             |     NAAC)      |
                                                             ------------------
                                                                       |
                                                 ------------------------------------------
                                                 |                   100.0%               |
                                                 |                                        |
                                    -----------------------                    ----------------------
                                    |  Moto America, Inc. |                    | Moto Guzzi, S.p.A. |
                                    -----------------------                    ----------------------
                                                                                          |
                                                                            ---------------------------
                                                                     25.0%  |                          |       100.0%
                                                                            |                          |
                                                                      ------------              ---------------
                                                                      | MGI GmbH |              | Moto Guzzi  |
                                                                      |          |              | France, S.A.|
                                                                      ------------              ---------------



-----------------
(a) Includes NAAC Class B Common Stock as if converted.
(b) Pro forma for the Class B Recapitalization but prior to the exercise of the NAAC Class A Warrants.
(c) Assumes full acceptance of the Warrant Exchange and does not include shares issued upon the exercise of the Nominal Warrants.
(d) Does not include shares issued upon the exercise of the Nominal Warrants.

     The following chart sets forth the number of shares of NAAC Class A Common Stock, NAAC Class B Common Stock and the number of NAAC Class A Warrants and other options and warrants to purchase NAAC Class A Common Stock that will be outstanding immediately after the Merger under various circumstances as set forth in the table. The table excludes options to be granted to employees and officers and directors under the 1998 Stock Plan and 1998 Stock Option Plan for Outside Directors. Also noted are the securities of Guzzi Corp. which may be outstanding immediately after the Merger.


                              ASSUMES FULL                                                              ASSUMES NO
                             ACCEPTANCE OF WARRANT    ASSUMES FULL                                    ACCEPTANCE OF
                             EXCHANGE AND APPROVAL    ACCEPTANCE OF       ASSUMES APPROVAL OF         WARRANT EXCHANGE
                                   OF                 WARRANT EXCHANGE    RECAPITALIZATION            AND NO APPROVAL OF
                             RECAPITALIZATION             ONLY                  ONLY                  RECAPITALIZATION
                             ---------------------    ----------------    ------------------------    ------------------
NAAC Class A Common
  Stock...................         5,496,000              5,196,000               5,278,011                4,978,011
NAAC Class B Common
  Stock...................               -0-                150,000                     -0-                  150,000
NAAC Class A Preferred
  Stock...................                94                     94                      94                       94
NAAC Class A Warrants.....         1,160,000                860,000               1,160,000                  860,000
Nominal Warrants..........           800,000                800,000                 758,480                  758,480
NAAC Class A Common Stock
  Underlying other Options
  and Warrants............           703,333                703,333                 703,333                  703,333
Guzzi Warrants............               -0-                    -0-               1,500,000                1,500,000


     The following chart sets forth the number of shares of NAAC Class A Common Stock and the number of Nominal Warrants that each share of the Guzzi Common Stock, Guzzi Preferred Stock and Guzzi Warrants will receive in the Merger as merger consideration and in the Warrant Exchange.

                                                  NAAC CLASS A                  NOMINAL
                                                  COMMON STOCK                 WARRANTS
                                                -------------------------    ----------------
Guzzi Common Stock...........................            .4146744                .07898667
Guzzi Preferred Stock........................            .4146744                .07898667
Guzzi Warrants...............................             .145326                   .02768

     The following list sets forth the essential actions to be taken prior to consummation of the Merger:

         o Merger and Merger Agreement to be approved by holders of NAAC Common Stock, voting together as a single class.

         o Amendments to Certificate of Incorporation to be approved by holders of NAAC Common Stock, voting together as a single class.

         o Elect eight persons nominated by NAAC and Moto Guzzi as the directors of NAAC after the Merger.

         o 1998 Stock Plan and 1998 Stock Option Plan for Outside
           Directors to be approved by holders of NAAC Common Stock, voting together as a single class.

         o Merger and Merger Agreement approved by holders of Moto Guzzi Common Stock and Preferred Stock.

     The following list sets forth actions that may be consummated at the time of the Merger but are not conditions to the Merger; however, the Merger must be consummated for these events to happen:

         o Exchange of outstanding Guzzi Warrants for the securities of NAAC. To the extent not accepted by an individual holder, that holder's Guzzi Warrant will remain outstanding.

         o NAAC Class B Recapitalization to convert these securities into shares of NAAC Class A Common Stock and NAAC Class A Warrants to be approved by the holders of NAAC Common Stock, voting separately as classes.




THE ANNUAL MEETING (PAGE 30)



     The Annual Meeting will be held at 10:00 a.m. on February 10, 1999. These are the proposals which you will be asked to approve, the vote needed to approve them, and where in this Proxy Statement/Prospectus a detailed discussion may be found:



     o to approve the Merger--approval by two thirds of the outstanding NAAC Common Stock (page 34);



     o to approve the following seven related proposals to amend the Company's Certificate of Incorporation as required by the Merger
       Agreement--approval by a majority of the outstanding NAAC Common Stock:



          o to change the name of NAAC to Moto Guzzi Corporation (page 79);



          o to increase the total number of authorized shares to 25 million, of which 20 million will be Class A Common Stock, 250,000 will be Class B Common Stock, and 4,750,000 will be preferred stock. One hundred shares of preferred stock will be designated as Class A Convertible Preferred Stock (page 79);



          o to classify the Board of Directors into three classes serving staggered terms (page 80);



          o to require a vote of 2/3 of outstanding stock or a majority of the Board of Directors to amend or repeal the by-laws (page 80);



          o to require a vote of 2/3 of outstanding stock to fill certain vacancies on the Board of Directors (page 81);



          o to prevent members of the Board of Directors from being removed except for cause, and only by a vote of 2/3 of the outstanding shares or by the Board of Directors (page 80); and



          o to require the Company to indemnify its officers and directors, unless prohibited by law (page 81);



     o to elect eight members of the post-Merger Board of Directors--approval by a plurality of those voting at the Annual Meeting (page 82); and



     o to approve two Stock Option Plans--approval by a majority of the outstanding NAAC Common Stock (page 85).



     All of these proposals must be approved affirmatively. If any single proposal is not adopted, none of them will be implemented, and the Merger will not be completed. Moreover, if any of the other conditions to the completion of the Merger are not satisfied, including the decision by holders of more than 160,000 shares of NAAC Class A Common Stock to submit their shares for redemption by the Company, the Merger will not be completed. You may vote either in person at the Annual Meeting, or through a properly executed proxy. A total of 906,000 shares of NAAC Class A Common Stock and 150,000 shares of NAAC
Class B Common Stock is entitled to vote at the Annual Meeting. The NAAC
Class B Common Stock gets two votes per share. Those stockholders who acquired their NAAC Class A Common Stock before the Company's initial public offering, representing 106,000 shares have agreed to vote their stock as a majority of the NAAC stockholders vote. These shares are referred to in this document as the "Pre-IPO Shares." Also, Mr. A.J. Nasser, a director of NAAC, has agreed to vote 100,000 shares of NAAC Class A Common Stock of which he is the beneficial owner in favor of the Merger.



     Separately, holders of a majority of each of the NAAC Class A Common Stock and the NAAC Class B Common Stock will be asked to approve the Class B Recapitalization, although approval is not a condition to completion of the Merger (page 89).



     There are no dissenters' rights arising from this transaction.

PROXIES (PAGE 31)



     Properly executed proxies which are received before the Annual Meeting and not subsequently revoked will be voted as the proxies instruct. If no instruction is supplied for a particular proposal or with respect to the election of the board of directors, they will be voted FOR that proposal, or for the slate of nominees for the NAAC Board. For ease of tabulation, white proxy cards are for the NAAC Class A Common Stock and blue proxy cards are for the NAAC Class B Common Stock. Please use the correct card. While the NAAC Board is not aware of any other matters which are scheduled to come up for a vote at the Annual Meeting, the designated proxies will use their discretion when voting on any such matters.



     If you want to revoke a proxy after sending it to NAAC, a subsequently dated and executed notice of revocation or a new properly executed proxy must be received by NAAC at its address prior to the date of the Annual Meeting. Alternatively, you can appear at the Annual Meeting and vote in person. Your presence at the Annual Meeting, without voting, will not revoke your proxy.


     Each proxy card accompanying this Proxy Statement/Prospectus calls for a vote upon a proposal to approve an adjournment or postponement of the Annual Meeting, if necessary, to permit further solicitation of proxies in the event there are not a sufficient number of votes present in person or by proxy at the Annual Meeting. A NAAC stockholder opposed to any one or all of the proposals may decide to vote against the adjournment or postponement.


RECOMMENDATIONS OF THE BOARD OF DIRECTORS (PAGE 36)



     Having unanimously determined that the Merger Agreement and the Merger are in the best interests of NAAC and its stockholders, the NAAC Board unanimously recommends that holders of NAAC Common Stock vote FOR approval of the Merger Agreement, and the Merger.



     The NAAC Board also unanimously recommends approval of the amendments to the certificate of incorporation, the nominees for director, the Stock Option Plans and the Class B Recapitalization.



CONFLICTS OF INTEREST (PAGE 41)


     In considering the recommendation of the NAAC Board, NAAC stockholders should be aware that members of the NAAC Board and management have various conflicts of interest arising out of their ownership of NAAC Common Stock and NAAC management options and future employment arrangements.


     Each of the current directors and executive officers of NAAC owns Pre-IPO Shares. These persons hold a total of 40,000 Pre-IPO Shares, acquired for an aggregate consideration of $4,000 (or $.10 per share). In addition, David J. Mitchell, currently Chairman of the Board, Chief Executive Officer and a director of NAAC, and C. Thomas McMillen, currently Secretary, Treasurer and a director of NAAC, each holds NAAC Class A Options to acquire up to 50,000 units, each unit consisting of one share of NAAC Class A Common Stock and one NAAC Class A Warrant, exercisable at $12.50 per unit, for three years after consummation of the Merger and each holds NAAC Class B Options to acquire 15,000 shares of NAAC Class B Common Stock, exercisable at $10.00 per share, until the consummation of the Merger. Each of the holders of the NAAC Class B Options has agreed to exercise the options immediately prior to the Merger becoming effective.



     If the NAAC Class A Common Stock is redeemed as a result of its failure to consummate a Business Combination prior to August 22, 1999, the current directors and executive officers of NAAC would not participate in any distribution of assets with respect to their Pre-IPO Shares. So, unless NAAC consummates the Merger or another Business Combination, such persons' Pre-IPO Shares will have no value. If, on the other hand, the Merger or another Business Combination is consummated, such persons would participate in any subsequent liquidation of NAAC with respect to their Pre-IPO Shares and any subsequent increase in value of their Pre-IPO Shares.



     If the Merger is consummated, Mr. David J. Mitchell will be employed as a consultant by the surviving company for a period of three years following the Merger. As compensation for his services, Mr. Mitchell will be granted an option to purchase up to 30,000 shares of NAAC Class A Common Stock under the proposed 1998 Stock Option Plan, at an exercise price equal to the market value on the date of grant, exercisable for ten years from the date of grant. In addition, as a member of the NAAC Board following completion of the Merger, Mr. Mitchell will be granted options to purchase 12,500 shares of NAAC Class A Common Stock exercisable for ten years at the prevailing market price on the date of grant for each year of service as a director. If the Merger is not approved, these options will not be granted.



REDEMPTION RIGHTS; NO APPRAISAL RIGHTS (PAGE 33)



     Holders of NAAC Class A Common Stock, other than the NAAC stockholders from before the initial public offering (we refer to these persons as the "Initial NAAC Stockholders"), have the right to require NAAC to redeem up to a maximum of 20% of the NAAC Class A Common Stock, (other than the Pre-IPO Shares), if the Merger is approved and consummated. To be effective, this redemption right must be exercised as described in this Proxy Statement/Prospectus and written notice of such exercise must be given to NAAC at its address on or before the close of business on February 1, 1999, the tenth day before the Annual Meeting. The per share redemption price is approximately $10.65 per share of NAAC Class A Common Stock. NAAC stockholders have no appraisal or dissenters' rights with respect to the Merger. The failure of a NAAC stockholder to comply with these requirements will terminate such stockholder's redemption rights.



NAAC REDEMPTION PAYMENT IF NO BUSINESS COMBINATION (PAGE 34)



     If the Merger or another Business Combination is not consummated by August 22, 1999, NAAC will distribute the amount held in the Escrow Account to all holders of NAAC Class A Common Stock in respect of their shares (excluding the Pre-IPO Shares). The remaining assets, if any, of NAAC will be used to pay NAAC's liabilities and to redeem the outstanding NAAC Series A Preferred Stock at its liquidation value. Following such redemption each outstanding share of NAAC Class B Common Stock automatically will be exchanged for two shares of NAAC Class A Common Stock.



FEDERAL INCOME TAX CONSEQUENCE OF NAAC REDEMPTION (PAGE 43)



     NAAC stockholders whose shares of NAAC Class A Common Stock are redeemed generally will recognize gain or loss equal to the difference between the amount received from NAAC and such stockholder's adjusted tax basis in such shares. In the event that NAAC liquidates, NAAC stockholders will recognize gain or loss in an amount equal to the difference between the amount received from NAAC upon liquidation and such stockholder's adjusted tax basis. NAAC stockholders are urged to consult with their own tax advisors with respect to Federal, state, local, foreign and other tax consequences of the redemption of NAAC Common Stock or liquidation of NAAC.



ACCOUNTING TREATMENT (PAGE 44)



     The Merger will be treated as a reverse acquisition of NAAC by Guzzi Corp. In a reverse acquisition, the existing shareholders of the corporation which survives the merger will own less than 50% of its outstanding shares. The shareholders of Guzzi Corp. will receive approximately 76.4% of the post-Merger shares of NAAC, excluding any shares of NAAC Class A Common Stock issuable upon exercise of any options or warrants and assuming all Guzzi Warrants are cancelled or exchanged. Guzzi Corp. will therefore be treated as the acquiror from an accounting standpoint. The cost of the acquisition of NAAC will be based on the fair value of NAAC's assets and liabilities as of the date of the Merger (which amounts approximate the book value). As a result of the reverse acquisition of NAAC by Guzzi Corp., the historical financial statements of the surviving corporation for periods prior to the Merger will be those of Guzzi Corp. rather than those of NAAC.



     Since all of the production and much of the sales of Moto Guzzi, and therefore of Guzzi Corp., occur in Italy, Guzzi Corp.'s primary financial statements are reported in Italian Lire, its functional currency as defined by generally accepted accounting principles. Upon completion of the Merger, NAAC will report results in Italian Lire and, from a future date to be determined, in Euros.

MARKET PRICE DATA (PAGE 57)



     NAAC Class A Common Stock, NAAC Class A Warrants, NAAC Class B Common Stock and units of one share of NAAC Class A Common Stock and one NAAC Class A Warrant are traded in the over-the-counter market and quoted on the OTC Bulletin Board, an inter-dealer automated quotation system sponsored and operated by the National Association of Securities Dealers, Inc. ("NASD") for equity securities not included in the Nasdaq System. There is no trading market for either the Guzzi Corp. Common Stock or the Guzzi Corp. Preferred Stock. If the Merger is consummated, NAAC intends to apply to the NASD to have the NAAC Class A Common Stock and the NAAC Class A Warrants included in the Nasdaq System.



     On August 17, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing prices of NAAC's Class A Common Stock, NAAC Class A Warrants, NAAC Class B Common Stock and Units, as reported on the OTC Bulletin Board, were, respectively: (1) a bid of $8.625 and an ask of $9.375, (2) a bid of $0.50 and an ask of $.75, (3) a bid of $9.375 and an ask of $11.375 and (4) a bid of $9.375 and an ask of $11.00.



     On [            ], 1998, the most recent date for which it was practicable to obtain market price information prior to the mailing of this Proxy
Statement/Prospectus such closing prices were: (1) a bid of $       and an ask
of $       for the NAAC Class A Common Stock, (2) a bid of $.       and an ask
of $.       for the NAAC Class A Warrants, (3) a bid of $       and an ask of
$       for the NAAC Class B Common Stock and (4) a bid of $       and an ask of
$       for the Units. Stockholders are urged to obtain current market information.



CLASS B RECAPITALIZATION (PAGE 89)



     The NAAC Class B Common Stock has two principal features other than its voting rights. The first is an automatic conversion into NAAC Class A Common Stock after the redemption and cancellation of the currently outstanding NAAC Class A Common Stock and NAAC Class A Preferred Stock if no Business Combination is consummated, so that such shareholders would then hold all the shares of a public shell company. The second is the right to convert into two shares of NAAC Class A Common Stock and two NAAC Class A Warrants exercisable at the option of the holder, at any time between the 90th day and the first year after a Business Combination. Because the first feature is of no effect after the Merger and NAAC expects all the NAAC Class B Common Stock to be converted, the Class B Recapitalization is intended to reduce the complexity of the post-Merger capitalization by accelerating the optional conversion of the NAAC Class B Common Stock. The Class B Recapitalization is subject to the condition that the Merger must have been consummated. If approved and if the Merger is consummated, each outstanding share of NAAC Class B Common Stock will automatically be converted into two shares of NAAC Class A Common Stock and two NAAC Class A Warrants when the Merger is completed. Holders of the NAAC Class B Common Stock need not take any further action; their certificates will represent the converted securities for all corporate purposes.


RISK FACTORS


     For a discussion of certain risk factors that should be considered carefully by the NAAC stockholders in determining whether to vote in favor of the Merger Agreement, see "Risk Factors" beginning on page 15.

                SUMMARY GUZZI CORP. CONSOLIDATED FINANCIAL DATA
IN MILLIONS OF ITALIAN LIRE AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA

     The following table sets forth summary financial data for Guzzi Corp. on a consolidated historical basis for the periods and the dates indicated. The historical balance sheet data as of December 31, 1997 and 1996 and the statements of operations data for each of the years then ended are derived from the audited financial statements of Guzzi Corp. included in the Proxy Statement/Prospectus. The historical balance sheet data as of December 31, 1995 and the statements of operations data for the year then ended are derived from the unaudited financial statements of Guzzi Corp. for such year included in the Proxy Statement/Prospectus. The historical balance sheet data and the statements of operations data at the end of and for the nine month periods ended
September 30, 1998 and 1997 have been derived from unaudited consolidated financial statements and in the opinion of Guzzi Corp.'s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The information should be read in conjunction with "Management's Discussion and Analysis of Guzzi Corp. Financial Conditions and Results of Operations" and such financial statements, including the notes thereto, included elsewhere in the Proxy Statement/Prospectus.

                                              NINE MONTHS ENDED                             YEARS ENDED
                                                SEPTEMBER 30,                               DECEMBER 31,
                                    -------------------------------------    ------------------------------------------
                                     1998         1998           1997           1997            1997           1996
                                    $000(1)      LIT. M         LIT. M         $000(2)         LIT. M         LIT. M
                                    -------    -----------    -----------    -----------    ------------    -----------
INCOME STATEMENT DATA:
Net sales........................   $40,933     Lit.67,622     Lit.59,770    $    45,781      Lit.80,987     Lit.77,620
Gross profit.....................     7,222         11,931          7,602          5,378         9,514(3)        11,865
Selling, general and
  administrative expense.........     7,207         11,906         10,020          7,815          13,824         10,210
Research and development
  expenditures...................     1,863          3,078          1,393          1,767           3,125          1,177
Interest Expense(4)..............     1,989          3,286          2,893          2,058           3,640          4,346
Net loss.........................   $(5,211)    Lit.(8,608)    Lit.(6,317)   $    (5,976)    Lit.(10,569)    Lit.(1,996)


                                      1995
                                     LIT. M
                                   -----------
INCOME STATEMENT DATA:
Net sales........................   Lit.64,671
Gross profit.....................       10,071
Selling, general and
  administrative expense.........        7,486
Research and development
  expenditures...................          602
Interest Expense(4)..............        3,604
Net loss.........................   Lit.(3,233)

                                     SEPTEMBER 30, 1998          SEPTEMBER 30, 1998                 DECEMBER 31
                                   ----------------------    ---------------------------    ---------------------------
                                       AS ADJUSTED(5)                  ACTUAL                         ACTUAL
                                   ----------------------    ---------------------------    ---------------------------
                                    1998         1998           1998            1998            1997           1996
                                   $000(1)      LIT. M         $000(1)         LIT. M          LIT. M         LIT. M
                                   -------    -----------    -----------    ------------    ------------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents.......   $   725      Lit.1,197    $       725       Lit.1,197       Lit.6,352      Lit.2,210
Current assets..................    44,298         73,181         44,298          73,181          69,229         60,223
Total assets....................    55,194         91,180         55,194          91,180          84,694         73,731
Short-term debt.................    18,852         31,144         18,852          31,144          29,012         23,173
Other current liabilities.......    20,865         34,468         20,865          34,468          30,669         26,419
Long-term debt, net of current
  portion.......................     8,282         13,682          8,282          13,682           4,828          5,629
Parent Company financing........        --             --          8,114          13,404          12,919          4,659
Preferred stock subject to
  redemption....................        --             --          7,591          12,540          11,629          5,101
Shareholder's equity............   $ 2,414      Lit.3,987    $   (13,291)    Lit.(21,957)    Lit.(12,366)     Lit.1,596


                                     1995
                                    LIT. M
                                  -----------
BALANCE SHEET DATA:
Cash and cash equivalents.......    Lit.2,718
Current assets..................       52,382
Total assets....................       58,594
Short-term debt.................       15,637
Other current liabilities.......       25,753
Long-term debt, net of current
  portion.......................        4,198
Parent Company financing........        2,883
Preferred stock subject to
  redemption....................           --
Shareholder's equity............    Lit.2,822

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                             YEARS ENDED DECEMBER 31,
                                         -----------------------------------    ----------------------------------------------------
                                          1998         1998          1997          1997          1997          1996          1995
                                         $000(1)      LIT. M        LIT. M       $000(2)        LIT. M        LIT. M        LIT. M
                                         -------    ----------    ----------    ----------    ----------    ----------    ----------
OTHER DATA:
Depreciation and amortization.........   $ 1,786     Lit.2,950         1,737         1,402         2,480         1,807         2,303
Capital expenditure...................     3,418         5,647         2,351         2,197         3,887         5,951         1,801
EBITDA(6).............................    (1,063)       (1,756)       (1,501)       (2,383)       (4,214)        4,189         2,774
Unit sales volumes (No. of
  motorcycles)........................                   4,510         4,056                       5,593         6,050         5,198

------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of September 30, 1998 of Lit. 1,652 to $1.00.

(2) Translated solely for the convenience of the reader at the approximate exchange rate as of December 31, 1997 of Lit. 1,769 to $1.00.

(3) Gross margins declined between 1996 and 1997 principally as a result of management's decision to maintain constant price levels in an attempt to increase market share.

(4) Interest expense includes interest on intercompany loans from TRG and affiliates amounting to Lit. 485 million and Lit. 317 million in the nine months ended September 30, 1998 and nine months ended September 30, 1997, respectively, and Lit. 377, Lit. 275 and Lit. 36 million in the years ended December 31, 1997, 1996 and 1995. All interest bearing intercompany debt as of September 30, 1998, amounting to Lit. 13,404 million, including accrued interest, at September 30, 1998 is being contributed to capital as part of the merger agreement. See "Intercompany Debt Exchange".

(5) The Intercompany Debt Exchange and exchange of Guzzi Corp. redeemable preferred stock for NAAC equity securities contemplated as part of the Merger Agreement substantially represent a recapitalization by the holders of the intercompany debt and of the preferred stock. The "As Adjusted" figures reflect the effects of recapitalization. See "Merger Agreement", "Intercompany Debt Exchange".

(6) EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization. The Company believes that the presentation of EBITDA facilitates an investor's understanding of the Company's operations. EBITDA should not be considered by an investor as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is not used in the presentation of financial statements prepared in accordance with generally accepted accounting principles and may not be comparable to similarly titled measurements reported by other companies.

                     SUMMARY NAAC HISTORICAL FINANCIAL DATA

     The following selected historical financial data as of August 31, 1998, August 31, 1997 and for the period September 1, 1995 (inception) to August 31, 1998 and for the periods then ended are derived from the audited financial statements of NAAC included in this Proxy Statement. The data should be read in conjunction with the financial statements, related notes, "Management's Discussion and Analysis of NAAC's Financial Condition and Results of Operations," the pro forma financial statements of Guzzi Corp. and NAAC and other financial information included in this Proxy Statement.

                                                                                SEPTEMBER 1, 1995     SEPTEMBER 1, 1995
                                         YEAR ENDED          YEAR ENDED         (INCEPTION) TO        (INCEPTION) TO
                                        AUGUST 31, 1998     AUGUST 31, 1997     AUGUST 31, 1996       AUGUST 31, 1998
                                        ---------------     ---------------     -----------------     -----------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Interest income.....................      $       411          $      --            $      --               $ 411
General, administrative, other
  expenses and taxes................              198                 39                   31                 268
Net income (loss)...................              213                (39)                 (31)                143
Net income (loss) per common
  share.............................              .20               (.33)                (.29)                 --
Weighted average common shares
  outstanding.......................        1,056,000            119,014              106,000

                                       AUGUST 31, 1998    AUGUST 31, 1997    AUGUST 31, 1996
                                       ---------------    ---------------    ---------------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........       $     1            $   402             $  26
Deferred merger costs...............           105                 --                --
U.S. Government securities deposited
  in Escrow Account and accrued
  interest thereon..................         8,409              7,998                --
Total assets........................         8,515              8,401               204
Liabilities.........................           174                283               181
Common stock subject to possible
  redemption........................         1,682              1,600                --
Stockholders' equity................         6,659              6,518                23

             SUMMARY UNAUDITED PRO FORMA BALANCE SHEET INFORMATION



     The following table sets forth summary unaudited pro forma balance sheet information, is derived from the unaudited pro forma balance sheets found on pages 76 and 77 of this Proxy Statement/Prospectus and should be read in conjuntion with such schedules and the historical financial information of Guzzi Corp. and NAAC included elsewhere in this document.



     The Merger Agreement contemplates that intercompany debt owed to TRG and OAM, amounting to Lit. 13,404 million at September 30, 1998, will be exchanged for NAAC securities. Directors of NAAC have also agreed to exercise certain options held by them. Further, up to 160,000 of the outstanding shares of NAAC Class A Common Stock could be required to be redeemed upon closing of the Merger. If holders of more than 160,000 shares of NAAC Class A Common Stock elect for redemption of their shares, the Merger will not be completed. These events result in a contemporaneous recapitalization of the merged company upon the completion of the Merger, and uncertainty as to the liquid resources and net equity of the merger company due to the potential redemption of NAAC Class A Common Stock.



     The table below illustrates two scenarios: where there has been no exercise of redemption by NAAC shareholders; and where the maximum of 160,000 shares of NAAC Class A Common Stock has been redeemed. The actual number of shares of NAAC Class A Common Stock to be redeemed could be anywhere between 0 and 160,000.


                                                                       ASSUMING NO EXERCISE OF
                                                                         REDEMPTION RIGHTS BY
                                                                          NAAC SHAREHOLDERS
                                                          --------------------------------------------------
                                                            US$'000(1)                   Lit. m
Cash and cash equivalents..............................             9,435                     15,587
Other current assets...................................            43,574                     71,984
Total current assets...................................            53,009                     87,571
Tangible fixed assets..................................             9,722                     16,060
Total assets...........................................            63,905                    105,570

Short-term debt........................................            18,852                     31,144
Other current liabilities..............................            21,298                     35,184
Total current liabilities..............................            40,150                     66,328
Long-term debt.........................................             8,282                     13,682
Staff leaving indemnities..............................             4,782                      7,899

Shareholders' equity...................................            10,691                     17,661

                                                                       ASSUMING MAXIMUM EXERCISE
                                                                        OF REDEMPTION RIGHTS BY
                                                                           NAAC SHAREHOLDERS
                                                         ------------------------------------------------------
                                                            US$'000(1)                     Lit. m
Cash and cash equivalents..............................             7,754                       12,809
Other current assets...................................            43,574                       71,984
Total current assets...................................            51,328                       84,793
Tangible fixed assets..................................             9,722                       16,060
Total assets...........................................            62,223                      102,792
Short-term debt........................................            18,852                       31,144
Other current liabilities..............................            21,298                       35,184
Total current liabilities..............................            40,158                       66,328
Long-term debt.........................................             8,282                       13,682
Staff leaving indemnities..............................             4,782                        7,899
Shareholders' equity...................................             9,009                       14,883


------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of September 30, 1998 of Lit. 1,652 to $1.00.



                   SUMMARY UNAUDITED PRO FORMA LOSS PER SHARE



     Pro forma loss per share is calculated by adjusting for the interest expense on the intercompany debt subject to the intercompany debt exchange (see page 92) and allowing for the shares issued in accordance with the Merger Agreement, as if such shares had been outstanding throughout the period, and assuming full acceptance of the Warrant Exchange and approval of the Class B Recapitalization.


                                                                                 NINE MONTHS ENDED                  YEAR ENDED
                                                                                 SEPTEMBER 30, 1998              DECEMBER 31, 1997
                                                                       --------------------------------------    -----------------
                                                                          US$(1)               LIRE M               US$(2)
                                                                       -----------------    -----------------    -----------------
ASSUMING NO EXERCISE OF REDEMPTION RIGHTS BY NAAC SHAREHOLDERS
Basic pro forma loss per share (3)..................................          (0.89)               (1,478)              (1.05)
Weighted average number of common shares outstanding in period
  (4)...............................................................                            5,496,000
ASSUMING MAXIMUM EXERCISE OF REDEMPTION RIGHTS BY NAAC SHAREHOLDERS
Basic pro forma loss per share (3)..................................          (0.92)               (1,522)              (1.08)
Weighted average number of common shares outstanding in period
  (4)...............................................................                            5,336,000


                                                                         LIRE M
                                                                      -----------------
ASSUMING NO EXERCISE OF REDEMPTION RIGHTS BY NAAC SHAREHOLDERS
Basic pro forma loss per share (3)..................................         (1,854)
Weighted average number of common shares outstanding in period
  (4)...............................................................      5,496,000
ASSUMING MAXIMUM EXERCISE OF REDEMPTION RIGHTS BY NAAC SHAREHOLDERS
Basic pro forma loss per share (3)..................................         (1,910)
Weighted average number of common shares outstanding in period
  (4)...............................................................      5,336,000


------------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of September 30, 1998 of Lit. 1,652 to $1.00


(2) Translated solely for the convenience of the reader at the approximate exchange rate as of December 31, 1997 of Lit. 1,769 to $1.00


(3) Fully diluted loss per share has not been calculated as there were losses in each period.


(4) Assuming that the Guzzi warrants were not dilutive in either period.

                                  RISK FACTORS

     The following factors should be considered carefully by the stockholders of NAAC in determining whether to vote in favor of the Merger Agreement. All amounts reported in dollars are provided solely as a convenience to the reader and is based upon a lire-dollar conversion rate of Lit. 1,769 to $1.00, the approximate conversion rate in effect at December 31, 1997.


HISTORY OF LOSSES--GUZZI CORP. HAS A LONG HISTORY OF LOSSES.



     Guzzi Corp. had losses in each of the past 11 fiscal years. On a combined basis, Guzzi Corp. lost Lit. 10,569 million in its 1997 fiscal year, and Lit. 8,608 million for the nine months ended September 30, 1998. Guzzi Corp.'s business is to some extent seasonal and results for the first nine months of 1998 may not be indicative of the full year results. There can be no assurance that Guzzi Corp.'s operations, on a combined basis, will become profitable.



NEED FOR ADDITIONAL FINANCING--GUZZI CORP. WILL NEED CAPITAL FOR ITS STRATEGIC PLAN.


     To enable substantial further growth in production and sales, Guzzi Corp.'s strategic plan contemplates total investments in research and product development of some Lit. 50 billion (approximately $30 million) in the five year period from 1998 through 2002. In addition, the plan calls for investments of Lit. 20 billion (approximately $12 million) in production plant and machinery and information systems. Much of the production machinery at Moto Guzzi's facility is aged and in need of extensive modification, improvement or replacement.

     Consummation of the Merger will result in approximately $8 million of additional capital for Guzzi Corp. Because of Guzzi Corp.'s short term liquidity shortages, however, much of the proceeds from NAAC will be needed in the short-term to pay down supplier arrearages, to repay approximately Lit. 6 billion (approximately $3.6 million) of intercompany and certain bank indebtedness, to pay up to $800,000 in other intercompany indebtedness and to finance working capital. This sum will only provide cash for Guzzi Corp.'s investment program if Guzzi Corp. is able to successfully reduce its inventory levels in 1999.


FAILURE TO SECURE ADDITIONAL FINANCING--THE LACK OF CAPITAL WILL JEOPARDIZE OPERATIONS AND EXPANSION PLANS.



     If the Merger with NAAC is completed, management will immediately seek further financing for its capital programs. Moto Guzzi has had preliminary discussions with several potential sources of such further financing, including debt issues and inventory financing lines. Moto Guzzi believes that continuation of such discussions and the eventual securing of financing arrangements will be greatly facilitated after the proposed Merger when the surviving company will have a higher equity base. In the absence of further financing during 1999, the surviving company will have to reconsider its capital expenditure and growth plans to take account of limited financial resources.


     Moto Guzzi has various credit arrangements with Italian institutional and bank lenders, most of which amounts are set at the discretion of the bank and depend on the amount of trade receivables, the availability of property for security, operating results and economic climate and in some cases the availability of guarantees from government and private sources. The absence of long-term supply contracts to Moto Guzzi may also limit the availability of trade credit dependent on these types of customer relationships. These facilities could be significantly reduced at any time, for any reason. To the extent adequate financing is not available from its current lenders, Moto Guzzi and/or NAAC will have to obtain financing from other sources. This may be from other bank financing arrangements, debt financing or sales of equity securities. NAAC currently has outstanding options and warrants to acquire NAAC Class A Common Stock, which, if all of them are exercised, will raise about $15,000,000, before expenses. The exercise of these options and warrants depends on the price of NAAC Class A Common Stock increasing to levels above $11.00 for at least 10 days days in the case of the NAAC Class A Warrants and to levels between $10.00 and $12.50 for certain other warrants and options. There can be no assurance that any additional financing will be available to Moto Guzzi or NAAC on acceptable terms or at all or that any of the outstanding options and warrants will be exercised. Significant amounts of the property of Moto Guzzi are encumbered to current lenders and suppliers. The inability to obtain financing will materially, adversely affect the refurbishment, production, sales and strategic plans of Moto Guzzi. If any future financing involves the sale of equity securities, the interest of NAAC's then-stockholders could be substantially diluted.


DEMAND FOR PRODUCTS--MOTO GUZZI DOES NOT HAVE LONG-TERM PURCHASE COMMITMENTS AND MAY NOT CORRECTLY ESTIMATE DEMAND.



     Moto Guzzi's ability to predict future demand for its products and to timely develop new products to meet that demand will influence its performance. Guzzi Corp. plans annual production levels and long-term product development and introduction based on anticipated demand. For the majority of sales, Guzzi Corp. does not have long-term purchase commitments or non-revocable orders. Instead, importers indicate their expected product needs approximately three months in advance. Moto Guzzi relies on its own market assessment and ongoing communication with its customers to anticipate the future volumes of purchase orders. Many factors could cause customers to delay or cancel orders.



PRODUCTION DELAYS--MOTO GUZZI HAS EXPERIENCED MANY PRODUCTION DELAYS.


     Moto Guzzi has experienced frequent delays in production and shipment. Production delays may result from:




o  introduction of new production procedures;





o  changes in computer systems;





o  increased use of outsourcing for parts;





o improper synchronization between component deliveries and manufacturing needs; and





o  reengineering of components previously delivered.





o  Moto Guzzi being in arrears to certain suppliers for delivered components.



Production delays may result in lost sales which may not be recaptured later and in increased dealer and customer dissatisfaction. Delays have resulted in lost sales in 1998 of approximately 600-800 units, totalling between approximately Lit. 7.5 billion and 10.0 billion in revenue. This may impair the long-term prospects of Moto Guzzi.



NEED TO MANAGE GROWTH--TO CAPTURE MARKET SHARE AND CONTROL PRODUCTION, GUZZI CORP. MUST CAREFULLY OVERSEE GROWTH IN ALL AREAS.



     Guzzi Corp. plans to expand motorcycle production. This will require a significant commitment of capital and increase of outsourcing of components and subassemblies. This expansion may require Guzzi Corp. to implement a variety of additional systems, procedures and controls to manage higher inventory levels, higher levels of outsourcing and related working capital requirements and may place significant strain on management, financial and other resources. There can be no assurance that an expansion will be successfully completed or that Guzzi Corp.'s systems, procedures, controls or resources will be adequate to support expanded operations if they occur. If Guzzi Corp. cannot manage its contemplated expansion successfully, its business and results of operations will be adversely affected by an increase in fixed costs and operating expenses if revenues do not increase commensurately.


     The growth of Moto America and Guzzi Corp's other wholly or partially owned distributors in Germany and France is related directly to the ability of Moto Guzzi to increase both market demand and production capacity to meet such demand without sacrificing quality. Increasing penetration of the Italian, French, German, U.S. and other markets, and Moto Guzzi's ability to increase production to meet the anticipated demand, are two essential prerequisites to future growth and profitability.


INDUSTRY CYCLICALITY--THE MOTORCYCLE INDUSTRY CAN BE AFFECTED BY CHANGING
DEMAND.


     The motorcycle industry has been subject to substantial changes in demand from changing economic conditions. Over recent years, motorcycle riding has also become established as a leisure activity in developed markets. Moto Guzzi motorcycles, being larger and more expensive, are principally targeted at the leisure segment of the vehicular industry. Guzzi Corp. believes that the recent recognition of motorcycle riding as a leisure activity is one of the major factors behind the steady growth in Moto Guzzi's market segment over the last three years. Guzzi Corp. believes that this trend is likely to continue and that its markets will not be subject to violent demand changes, although no assurance can be provided that this will be the case. Prevailing economic conditions, however, may unfavorably affect disposable income for leisure activities and an increase in the cost of gasoline could have a negative effect on the cost of motorcycling. There can be no assurances that Guzzi Corp.'s markets will remain in a growth phase or remain stable.


SEASONALITY--DUE TO ITALIAN WORK PRACTICES AND GENERAL FLUCTUATIONS IN DEMAND, MOTO GUZZI FINANCIAL RESULTS ARE SEASONAL.



     Moto Guzzi's operations are characterized by seasonal fluctuations in demand and production. Retail market demand is highest in the spring and early summer, whereas most sales to Italian government agencies, both federal and regional, take place in the fourth quarter. Production at Moto Guzzi, as at most Italian companies, declines materially during August, the traditional vacation month, and also declines somewhat over the Christmas holiday and shortly thereafter as inventory is taken. While Moto Guzzi's management is seeking to flatten production and sales fluctuations to improve cash flow, there can be no assurance that these plans will be successful.





COMPETITION--GUZZI CORP. COMPETES WITH MANY OTHER WELL ESTABLISHED BRANDS.


     The manufacture and sale of motorcycles is highly competitive. Guzzi Corp. competes with companies which are far larger and better capitalized, and many of which have greater name recognition, including Yamaha, Kawasaki, Suzuki and Honda, the industry leaders from Japan, Ducati of Italy, BMW of Germany, and Harley Davidson of the United States. Guzzi Corp. also considers it likely that large manufacturers of smaller displacement motorcycles, such as Aprilia of Italy, will also compete in Moto Guzzi's large engine displacement markets in the near future. Guzzi Corp. competes principally through such intangible qualities as performance, reputation and quality of manufacture, areas in which its competitors also excel. Moto Guzzi is considering entry into the small engine-displacement market. Manufacturers of such vehicles, including Honda of Japan and Aprilia of Italy, have far greater financial resources with which to preserve market share.

     Current competitors or new market entrants could produce new or enhanced products with features that render Moto Guzzi's products less marketable. Moto Guzzi's ability to compete successfully will depend on its continuing research and development of new and improved products and on its ability to adapt to technological changes and advances in motorcycle transportation. There can be no assurance that Moto Guzzi will be able to compete successfully, that competitors will not develop technologies or products rendering its products less marketable, or that it will be able to successfully enhance its products or develop new products.


ENVIRONMENTAL, SAFETY AND OTHER GOVERNMENT REGULATIONS--THERE ARE MANY COMPLICATED REGULATIONS WITH WHICH GUZZI CORP. MUST COMPLY, ALL OF WHICH IMPACT OPERATIONS.


     Motorcycles sold in the United States, the European Union and other countries are subject to environmental emissions regulations and safety standards with which Moto Guzzi is obligated to comply. All 1998 Moto Guzzi models substantially comply with all emission standards applicable in all countries in which they are sold. There can be no assurance, however, that Guzzi Corp. will be able to cost effectively comply with any emissions or safety standards which the governments may hereafter adopt (though the design of new products seeks to conform with such standards as are believed likely to be introduced), in which event, Guzzi Corp. may be unable to achieve the market growth that it desires.

     Moto Guzzi is subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in the manufacturing processes and to the safety standards of its facilities and processes. Moto Guzzi may be required to perform restoration and other remediation on its current facilities to ensure compliance with environmental, worker safety and other regulatory schemes and upgrade or acquire new fabrication and assembly equipment. Although Moto Guzzi has not been subject to material environmental or safety claims in the past, the assertion of such claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against Moto Guzzi, suspension of production or cessation of certain activities. New regulations could require Moto Guzzi to acquire costly equipment or incur other significant expenses that could have an adverse effect on the results of operations. Any failure by Moto Guzzi to control the use of, or adequately restrict the discharge of hazardous substances or comply with safety requirements and legislation could subject it to future liabilities.


FOREIGN OPERATIONS RISKS--THERE MAY BE ADVERSE EFFECTS FROM TARIFFS, DUTIES, AND OTHER RESTRAINTS ON INTERNATIONAL TRADE.


     All Moto Guzzi motorcycle production is in Italy. Moto Guzzi exports a significant percentage of its production: 63% in 1997 and 1996 and 65% in 1995 respectively, principally to other European countries. As a result, NAAC, as surviving corporation, could be adversely affected by events outside its control such as increases in tariffs or duties, political circumstances and governmental policy initiatives in Italy and the other countries which represent its actual and target markets. See also below--"Exposure of Results to Changes in Exchange Rates."


ADOPTION AND IMPLEMENTATION OF THE EURO--THE NEW EUROPEAN COMMON CURRENCY IS EXPECTED TO HAVE FAR REACHING EFFECTS.


     Moto Guzzi expects that the adoption and implementation by certain members of the European Union of the European Common Currency, or the Euro, will have significant effects on its business. Among many potential economic factors, the Euro is expected to increase competition within the currency zone, as competitors operating in different countries begin to price all of their products in a single currency. This will eliminate the ability of companies to raise or lower prices without affecting their operating results as valued in their home currency. Industry consolidation is also likely. Euro-based product price-points could compel a company to re-engineer products to compete under the new pricing regime.

     Moto Guzzi makes significant export sales outside the common currency zone and the prices of certain commodities used in its manufacturing processes may be affected by the value of the Euro. The implementation of the Euro within the common currency zone could have unanticipated consequences on the economies of the participant countries which affect demand for Moto Guzzi's products. The common currency zone represents over 80% of Moto Guzzi's 1997 net sales and the economic consequences of Euro implementation could have material affects, adverse or beneficial, on Moto Guzzi's business.

     During the two-year implementation phase of the Euro, both the Lira and the Euro will be valid currencies for business transactions in Italy, although they will be linked for exchange rate purposes.

     The Euro may also affect Guzzi Corp.'s accounting systems which may require significant modification or replacement. There can be no assurance that such systems will be obtainable at reasonable cost, or will be installed in such a manner so as not to materially interfere with the ordinary operations of Guzzi Corp.


EXPOSURE OF RESULTS TO CHANGES IN EXCHANGE RATES--FLUCTUATING EXCHANGE RATES AFFECT REPORTABLE AMOUNTS IN THE FINANCIAL STATEMENTS WHEN COMPARED TO OTHER CURRENCIES.



     Fluctuations in foreign currency exchange rates on product prices and certain operating expenses will affect Guzzi Corp.'s sales and operating profits. Fluctuations in the exchange rates of foreign currencies (principally the U.S. Dollar) relative to the Lire or Euro may have an adverse effect on Guzzi Corp.'s sales and operating results and the international competitiveness of its Italian based manufacturing operations. Furthermore, a weakening of the currencies of the countries in which Guzzi Corp.'s major competitors operate, such as the U.S. Dollar and the Japanese Yen, could hurt Guzzi Corp.'s competitive position as products manufactured by these companies decline in cost relative to Moto Guzzi's. Fluctuations in the Lira or Euro to dollar exchange rate will affect Moto Guzzi's reported revenues and operating results which are reported in lire or euro.



EXPOSURE OF FINANCIAL RESULTS TO RAW MATERIAL AND COMMODITY PRICES--CHANGES IN RAW MATERIAL AND COMMODITY PRICES MAY NOT BE RECOUPED FROM CUSTOMERS AND ADVERSELY AFFECT FINANCIAL RESULTS.



     Moto Guzzi is significantly affected by the prices of raw materials, including commodities (principally steel and aluminum) which can be subject to considerable short-term variations in price due to supply and currency fluctuations. While Moto Guzzi seeks to pass on the effects of price increases of raw materials to its customers, it has not always been able to do so, and may not be able to do so, due to competitive pressures.

Aluminum products, which are important in the manufacture of motorcycles by Moto Guzzi, have in the past experienced sharp price increases. The last increase was in 1996; since then prices have decreased.



DEPENDENCE ON THIRD PARTY SUPPLIERS AND MANUFACTURERS--THE FAILURE OF THIRD PARTIES TO SUPPLY MATERIALS OR COMPONENTS OF THE REQUIRED QUANTITY AND QUALITY WILL DISRUPT PRODUCTION AND AFFECT OPERATING RESULTS.



     Moto Guzzi purchases motorcycle components from third parties. Moto Guzzi believes that there are numerous available sources of supply for most of them. While Moto Guzzi attempts to maintain alternative sources for its supplies, certain significant components are available from only one or two sources, and therefore it is subject to the risk of price fluctuations and possible delays in deliveries. Failure by suppliers to continue to supply Moto Guzzi on commercially reasonable terms, or at all, would materially harm Moto Guzzi. Moto Guzzi generally does not maintain long-term supply agreements with its suppliers and purchases required componentry pursuant to routine purchase orders or short-term contracts in the ordinary course of business. Failure or delay in receiving necessary raw materials and components by Moto Guzzi would adversely affect its operations and its ability in turn to deliver its products on a timely basis. There can be no assurance that adequate sources of reliable outside suppliers will be identified and engaged at advantageous terms, or on any terms at all. Moto Guzzi believes that in each of the past three years, including the current year, production delays caused by a variety of factors, including late component deliveries, resulted in lost sales, as firm orders which it had expected based on importers' and dealers' earlier estimates did not fully materialize. However, since explanations are not usually provided by importers or dealers when firm orders are placed for fewer units than expected, and because it cannot be determined whether late-arriving orders merely replace the orders which might have come earlier but for the production delays, Moto Guzzi cannot quantify the amount of sales lost due to production delays. Moto Guzzi is able, however, to estimate that orders for 600-800 units of the new "Quota" and "California Special" were lost in 1998 due to production delays. Moto Guzzi is more susceptable to delays than larger companies because of the small volume of supply orders customarily placed by Moto Guzzi and is accordingly less able to secure alternative supply sources on short notice.



RELIANCE ON MAIN MANUFACTURING FACILITIES--MOTO GUZZI HAS ONE PRODUCTION FACILITY WHICH IF AFFECTED FOR ANY REASON WILL ADVERSELY IMPACT FINANCIAL RESULTS.


     All manufacturing of Moto Guzzi motorcycles takes place at a single production facility at Mandello del Lario, Italy. A significant interruption of production at this facility due to strikes or other causes could have a material adverse effect on Moto Guzzi's business and operating results.


LACK OF PATENT OR INTELLECTUAL PROPERTY PROTECTION--THE MANUFACTURE OF MOTORCYCLES IS NOT A SECRET.


     Guzzi Corp. is not dependent on any patents, licenses, franchises or concessions. Generally the design, technology and manufacture of Moto Guzzi motorcycles are well known techniques and include components which are not unique to its products. There can be no assurance that a competitor of Moto Guzzi will not develop an enhancement to motorcycle transportation that will be patentable or otherwise protected from duplication by others, including Guzzi Corp. There can be no assurance that competitors do not have, or will not develop, equivalent or superior manufacturing or design skills.


PRODUCT LIABILITY--ALTHOUGH INSURED, PRODUCT LIABILITY CLAIMS MAY DAMAGE THE FINANCIAL CONDITION AND REPUTATION OF MOTO GUZZI.


     Moto Guzzi is engaged in a business which exposes it to possible claims for personal injury from the use of its products. Moto Guzzi maintains liability insurance with a per-occurrence, and aggregate one-year claim limit of Lit. 18,000 million. Although no claims have been made against Moto Guzzi in excess of existing insurance coverage, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim could have a material adverse effect on NAAC as surviving corporation.

RISKS RELATING TO NAAC


EFFECT OF REDEMPTION ON CAPITAL OF NAAC--REDEMPTIONS MAY PREVENT THE MERGER OR REDUCE CAPITAL NEEDED FOR GUZZI CORP. OPERATIONS.



     The stockholders of the NAAC Class A Common Stock (other than the Initial NAAC Stockholders), have the right in connection with the Merger to request that their NAAC Class A Common Stock (other than the Pre-IPO shares) be redeemed by NAAC. If the Merger is consummated and the maximum number of shares of NAAC Class A Common Stock (160,000 shares) are redeemed without preventing the Merger, the amount of the funds available from the Escrow Account upon consummation of the Merger will be reduced by approximately $1,704,000. Any reduction in the funds available upon consummation of the Merger will adversely impact the ability of NAAC to fund the current operations and the future expansion and development of Guzzi Corp. and will cause the need for the surviving company to obtain additional capital earlier than anticipated.



INDEMNIFICATION OF NAAC--THE ONLY MEANS OF INDEMNIFICATION IS FROM CANCELLATION OF ISSUED SHARES OF NAAC CLASS A COMMON STOCK.



     After the Merger NAAC may be indemnified for a breach of the representations and warranties made by Guzzi Corp. and TRG in the Merger Agreement as of the Effective Date. Claims only may be brought (1) if the claim or claims exceed $600,000, after application of various offsets for the sale of assets of Guzzi Corp., and (2) within periods ending in approximately June 1999 or April 2000 depending on which specified representations and warranties, if any, are breached. Any amount payable in respect of indemnification of NAAC will only be by a return and cancellation of up to 200,000 shares of NAAC Class A Common Stock issued as part of the merger consideration. All these shares will be placed in escrow at the time the Merger becomes effective.



CONFLICTS OF INTERESTS OF DIRECTORS AND OFFICERS OF NAAC--CERTAIN PERSONS HAVE POTENTIAL CONFLICTS OF INTEREST IN RECOMMENDING THE MERGER.



     The directors and officers of NAAC have various conflicts of interest arising out of their holdings of NAAC Class A Common Stock and the Class A Options and Class B Options of NAAC. Unless NAAC completes the Merger, the securities held by these persons will have little or no value. Therefore, the interests of the directors and officers of NAAC may be different than those of the NAAC stockholders, including a desire to consummate the Merger which may not be in the full interests of the NAAC stockholders.



LIMITED PRIOR MARKET FOR NAAC COMMON STOCK AND NAAC CLASS A WARRANTS; NO MARKET FOR THE NOMINAL WARRANTS--THERE HAS NOT BEEN A LIQUID MARKET FOR NAAC SECURITIES AND ONE MAY NOT DEVELOP.


     There has been only a limited trading market for the NAAC Common Stock and NAAC Class A Warrants. There is no assurance that an active or regular trading market will develop for these securities after the Merger. Consequently, the holders of NAAC Common Stock and NAAC Class A Warrants may not be able to sell them at any particular time or at a price which reflects their actual value. Although NAAC intends to apply for listing of the NAAC Class A Common Stock and NAAC Class A Warrants on the NASDAQ SmallCap Market, no assurance can be given that NAAC will be able to obtain the listing of the securities on that market. If the application is unsuccessful, the Company anticipates that its securities will continue to trade on the OTC Market. Because of the few number of holders, NAAC will not apply for a listing of the Nominal Warrants. NAAC does not anticipate that there will be any market for the Nominal Warrants.


ADVERSE EFFECT ON MARKET PRICE RESULTING FROM SECURITIES ELIGIBLE FOR FUTURE SALES--THE LARGE NUMBER OF SHARES OF NAAC CLASS A COMMON STOCK ISSUABLE IN THE MERGER AND THEREAFTER MAY AFFECT THE MARKET PRICE AND LIQUIDITY.



     A substantial number of shares of NAAC Class A Common Stock will be issued in the Merger which will be freely tradeable. In addition, a substantial number of shares of NAAC Class A Common Stock are subject to being issued under conversion and exercise rights of outstanding NAAC Class B Common Stock, NAAC Class A Preferred Stock, NAAC Class A Warrants, Nominal Warrants and certain options and warrants. After the Merger, if all the securities convertible or exercisable into NAAC Class A Common Stock are converted or exercised, there will be an additional 3,057,333 shares of NAAC Class A Common Stock outstanding. The number of shares of NAAC Class A Common Stock and the number of such shares issuable upon exercise of Nominal Warrants subject to the restrictions of Rule 145 will be 3,360,000 and 640,000, respectively, some of which will also be subject to lockup agreements. The number of shares of NAAC Class A Common Stock and Nominal Warrants subject to the twelve month lockup will be not less than 3,360,000 and 640,000, respectively. In addition, 350,000 shares issuable pursuant to a warrant to be granted to Allen & Company will be subject to an eighteen month lockup.



DIVIDENDS UNLIKELY--THERE IS NO EXPECTATION THAT CASH DIVIDENDS WILL BE PAID IN THE FUTURE.


     NAAC has never paid any dividends in respect of the NAAC Common Stock. After the consummation of the Merger, the payment of cash dividends on the NAAC Common Stock will be subject to the discretion of the NAAC Board. It is unlikely that cash dividends will be paid on the NAAC Common Stock in the foreseeable future.


CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO CONVERT OR EXERCISE OUTSTANDING SECURITIES--CERTAIN CONVERSIONS AND EXERCISES WILL NEED STATE SECURITIES LAW CLEARANCE BEFORE THEY MAY BE MADE.


     NAAC will be able to issue NAAC Class A Common Stock on conversion and exercise of outstanding NAAC Class B Common Stock, NAAC Class A Preferred Stock, NAAC Class A Warrants and Nominal Warrants only if there is then a current prospectus relating to the security being converted or exercised or if there are appropriate exemptions available under federal and state securities laws. Although NAAC intends to have a current prospectus available and to seek to qualify for sale the securities underlying the outstanding convertible and exercisable securities under the applicable state blue sky laws, there can be no assurance that NAAC will be able to do so. In that event, the holders of the convertible and exercisable securities may be deprived of the value of the securities and the market for the securities may be limited.


CONTROL OF NAAC BY CERTAIN GUZZI CORP SHAREHOLDERS--AFTER THE MERGER, OAM WILL BE THE SINGLE LARGEST STOCKHOLDER AND WILL BE ABLE TO INFLUENCE THE DIRECTION OF THE POST-MERGER COMPANY.



     OAM will own approximately 61.1% of the outstanding Class A Common Stock, following the Merger, and will have the ability to control the election of the NAAC Board and shareholder decisions on all other matters. Under the terms of the Merger Agreement, the initial board of directors of the merged corporation will consist of eight persons, of which Guzzi Corp. will nominate five persons, and NAAC will nominate two persons. The eighth member will be mutually nominated by Guzzi Corp. and NAAC. As a result of the Merger, there will be a change of control of NAAC.



POTENTIAL ADVERSE IMPACT OF ANTI-TAKEOVER PROVISIONS--SOME OF THE PROPOSED CHANGES TO THE CERTIFICATE OF INCORPORATION MAY HAVE AN ANTI-TAKEOVER EFFECT WHICH MAY NOT ULTIMATELY BE IN THE BEST INTERESTS OF THE STOCKHOLDERS.


     The proposed Amended and Restated Certificate of Incorporation contains provisions which may have the effect of discouraging a third party from pursuing a non-negotiated takeover of NAAC because they have the effect of delaying, deterring or preventing a change of control. These provisions include the staggered board of directors, the existence of "blank check" preferred stock with such rights and preferences determined from time to time by the Board of Directors without stockholder approval, the requirement that by-laws adopted by the stockholders be adopted by a vote of two-thirds of the outstanding stock of the company entitled to vote thereon and the limitation on removal of directors only for cause. Such provisions may have an adverse impact on the price of the securities of NAAC.


LIMITED LIABILITY OF DIRECTORS; PERSONS LOCATED OUTSIDE OF THE UNITED STATES--THE CERTIFICATE OF INCORPORATION LIMITS THE LIABILITY OF DIRECTORS TO THE NAAC STOCKHOLDERS IN CERTAIN CASES.


     The Certificate of Incorporation of NAAC following the Merger limits the liability of its directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be liable to the corporation or its stockholders for expenses incurred in derivative or third party actions arising from a breach of their fiduciary duties as directors, except in certain circumstances. Accordingly, except in those circumstances, the directors will not be liable to NAAC or its stockholders for breach of such duty. The Certificate of Incorporation also provides for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, incurred by officers and directors of NAAC in connection with actions against them involving their behavior on its behalf. Although NAAC is incorporated, and certain of its post-Merger directors are expected to be domiciled in the United States, certain other directors and executive officers reside outside of the United States. Moreover, a majority of NAAC's post-Merger assets will be located outside of the United States. It may be difficult for investors in the United States to enforce their legal rights, to effect service of process upon directors and executive officers of NAAC after the Merger, or to enforce judgments of United States courts predicated upon civil liabilities of such directors or officers under United States federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and Italy would permit effective enforcement of the criminal penalties of the Federal securities laws.
                                  BUSINESS OF NAAC

INTRODUCTION


     NAAC was organized on August 9, 1995 as a Specialized Merger and Acquisition Allocated Risk Transaction company, to acquire an operating business without limitation as to industry. Since its inception, NAAC has not engaged in any substantive commercial business and its sole activities have been to evaluate and select a suitable Target Business and to structure, negotiate and consummate a Business Combination with such Target Business. On August 22, 1997, NAAC sold 800,000 Units in the Company's initial public offering (the "IPO") at $10.00 per Unit, each Unit consisting of one share of NAAC Class A Common Stock and one NAAC Class A Warrant, and 150,000 shares of Class B Common Stock, at $10.00 per share.


CHARACTERISTICS OF A SPECIALIZED MERGER AND ACQUISITION ALLOCATED RISK TRANSACTION COMPANY


     A Specialized Merger and Acquisition Allocated Risk Transaction company has certain shareholder protections not ordinarily found in companies. Immediately after the consummation of a Business Combination, none of the special provisions set forth below will continue to apply. The proposed Merger constitutes a Business Combination.


OFFERING PROCEEDS HELD IN ESCROW ACCOUNT


     NAAC completed the IPO on August 22, 1997 and received net proceeds of approximately $8,100,000. Approximately $8,000,000 was placed in the Escrow Account until the earlier of NAAC's (i) consummation of a Business Combination or (ii) redemption of the NAAC Class A Common Stock (other than the Pre-IPO Shares). The remaining net proceeds of the IPO which were not placed in the Escrow Account, and the interest earned thereon, have been used by NAAC to identify, evaluate and select a suitable Target Business, and structure, negotiate and consummate a Business Combination, and for general, administrative and organizational expenses. As of November 30, 1998 there was approximately $8,520,995 in the Escrow Account.





FAIR MARKET VALUE OF TARGET BUSINESS


     NAAC is not permitted to acquire a Target Business unless the fair market value of such business (as determined by the NAAC Board based upon standards generally accepted by the financial community, such as earnings and earnings potential, cash flow and book value) is equal to at least 80% of the net assets of NAAC at the time of such acquisition. The purpose of this requirement is to ensure that any such acquisition will constitute a significant business acquisition.

STOCKHOLDER APPROVAL OF BUSINESS COMBINATION

     NAAC, after signing a definitive agreement for the acquisition of a Target Business, but prior to the consummation of any Business Combination, is required to submit such transaction to holders of the NAAC Common Stock for approval, even if such acquisition would not ordinarily require stockholder approval under applicable state law. NAAC will consummate a Business Combination only if at least two-thirds in interest of the outstanding shares of NAAC Common Stock are voted in favor of the Business Combination and will not consummate a Business Combination if more than 20% of the outstanding shares of NAAC Class A Common Stock (excluding the Pre-IPO Shares), or more than 160,000 shares, are submitted to NAAC for redemption.

     The original NAAC shareholders before the completion of the IPO ("Initial NAAC Stockholders") have agreed to vote their Pre-IPO Shares (approximately 8.8% of the outstanding shares of NAAC Common Stock) in accordance with the vote of the majority in interest of all other holders of NAAC Common Stock on the proposal to approve the Merger Agreement and the Merger. For this purpose they have given their proxy to the officers of NAAC.


  Redemption Rights


     Holders of NAAC Class A Common Stock, other than the Initial NAAC Stockholders, have the right to have NAAC redeem for cash up to a maximum of 20% of the NAAC Class A Common Stock (160,000 shares), other than the Pre-IPO shares, if the Merger Agreement and Merger is approved and consummated. If the Merger is not consummated, the right of redemption terminates until a future proposed Business Combination. The per-share redemption price will be approximately $10.65. The Initial NAAC Stockholders do not have redemption rights with respect to their Pre-IPO Shares. The failure of a stockholder to comply with the redemption requirements set forth in this Proxy Statement will terminate such stockholder's redemption rights.


  Escrow of the Pre-IPO Shares


     The Pre-IPO Shares (approximately 8.8% of the outstanding shares of NAAC Common Stock) are held in escrow with Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, as escrow agent, until the earlier of the consummation of the first Business Combination or August 22, 1999. During such escrow period, the Initial NAAC Stockholders are unable to sell or otherwise transfer their respective Pre-IPO Shares, except (1) in a transaction subsequent to consummation of a Business Combination which is offered to all NAAC stockholders and (2) to family members or pursuant to the laws of descent. Accordingly, the Initial NAAC Stockholders cannot separately negotiate the purchase of any portion of their Pre-IPO Shares as part of a Business Combination.


  Redemption Payment If No Business Combination

     If NAAC does not consummate a Business Combination by August 22, 1999, NAAC will distribute to holders of NAAC Class A Common Stock with respect to their shares (excluding the Pre-IPO Shares), the amount in the Escrow Account, including any interest earned thereon. The Initial NAAC Stockholders do not have the right to participate in any redemption payment with respect to their Pre-IPO Shares and their shares of NAAC Class A Common Stock will be cancelled. The assets of NAAC, if any (other than the escrowed assets), will be used to pay NAAC's liabilities and to redeem the outstanding NAAC Series A Preferred Stock at its liquidation value. In this event, the holders of the NAAC Class B Common Stock would be the sole shareholders of a public shell corporation. The NAAC Class B Common Stock would not receive any redemption payment. Following this redemption outstanding shares of NAAC Class B Common Stock automatically will be exchanged for two shares of NAAC Class A Common Stock.


     If the Merger Agreement is not approved or the Merger is not consummated, NAAC believes that it will still be able to locate a Target Business and complete a Business Combination before August 22, 1999.


COMPETITION

     If the Merger is consummated, NAAC will become subject to competition from competitors of Guzzi Corp. See "Business of Guzzi Corp.--Competition."

MANAGEMENT


     The current executive officers of NAAC are David J. Mitchell (Chairman of the Board, Chief Executive Officer and Director) and C. Thomas McMillen (Secretary, Treasurer and Director). Since NAAC's inception, no executive officer has received any cash compensation from NAAC for services rendered (other than as set forth under "Business of NAAC--Properties" below). Subsequent to the Merger, Mr. Mitchell will receive the compensation described under "Proposal 9: Election of Directors--Compensation of Directors and Executive Officers." Prior to the consummation of a Business Combination, none of NAAC's officers or directors has received or will receive any compensation for services other than
(1) options to purchase 50,000 units, each unit consisting of one share of NAAC Class A Common Stock and one NAAC Class A Warrant granted to each of David J. Mitchell and C. Thomas McMillen and options to purchase 15,000 shares of NAAC Class B Common Stock in consideration for their service as directors and officers of NAAC and (2) reimbursement for out-of-pocket expenses incurred in connection with NAAC's business. There is no limit on the amount of such out-of-pocket expenses, and there has not been nor will there be any review of the reasonableness of such expenses by anyone other than the Board of Directors, which includes persons who have received, and may seek, reimbursement. None of NAAC's officers or directors or Initial NAAC Stockholders or their respective affiliates will receive any consulting or finder's fee or other compensation in connection with the introduction of NAAC to, or evaluation of, a Target Business or consummation of a Business Combination.


PROPERTIES


     Mitchell & Company, Ltd. has provided office space and certain office and secretarial services to NAAC for which NAAC pays $2,500 per month. This arrangement will terminate upon consummation of the Merger.


LEGAL PROCEEDINGS

     There are no legal proceedings pending against NAAC.

                            BUSINESS OF GUZZI CORP.

     Guzzi Corp., through Moto Guzzi, is a leading Italian manufacturer, marketer and distributor of performance and luxury motorcycles and motorcycle parts, marketed under the "Moto Guzzi(Registered)" brand name. Guzzi Corp. is a Delaware corporation formed in 1996 to acquire Moto Guzzi, its manufacturing subsidiary and Moto America, the exclusive U.S. importer and distributor of "Moto Guzzi" brand motorcycles and parts.


     Strategy. Moto Guzzi's strategy is to increase sales volumes and gross profits by (1) focusing on the breadth, quality and design of its product offerings, (2) increasing its marketing activities, (3) enhancing its distribution network and (4) leveraging its brand name. Moto Guzzi believes that its reputation and rich tradition as a technological innovator and quality manufacturer provides a solid foundation. Moto Guzzi has built a loyal customer base over the past 77 years through the outstanding performance and reliability of its motorcycles, as well as its strong distribution network. The current customer base ranges from professional motorcycle enthusiasts to government agencies, police departments and highway patrols around the world.


     Guzzi Corp. intends to build on its existing product family platforms and to develop new platforms which will be the basis for the Company's next generation of motorcycles. New power trains, which represent a significant part of planned development activities, typically require at least three years' development time. In the interim, new motorcycles based on the current product platforms will be periodically introduced. The focus of these intermediate offerings will be significant improvements in quality, performance and refinement.

     If Guzzi Corp. were to proceed on all of the projects it is currently evaluating, it estimates that approximately Lit. 50 billion of development and capital expenditure would be required over the next few years to refurbish its plant to make it more competitive and for investments in information technology and systems. As cash flows from operations are not anticipated to be sufficient to entirely finance such expenditures, Guzzi Corp's actual product development programs will be, in part, determined by its ability to raise further finance. While public administration sales have traditionally been a stable source of revenue for Moto Guzzi, management believes that there are unexploited growth opportunities in this market and plans to refocus its sales and marketing efforts in this product category.

     The U.S. market represents the largest expansion opportunity for Moto Guzzi. Approximately half of all motorcycles sold in the U.S. are in the heavyweight segment. Between 1996 and 1997, U.S. registrations of new heavyweight motorcycles increased by 14.8% to 190,200 units. Moto Guzzi plans to implement an aggressive marketing campaign targeted at U.S. consumers that is designed to build brand value and name recognition, and to emphasize the technical and design strengths of Moto Guzzi's motorcycles.

     In the United States, Moto Guzzi also plans to expand and enhance its distribution network. In addition to increasing the size and quality of its dealer network, Moto Guzzi also plans to introduce new sales incentives programs for dealers, and a floor plan financing program. Other innovations that either have or will be introduced in the U.S. include customer purchase financing and an extended, three year warranty program.

     Finally, Moto Guzzi plans to leverage the "Moto Guzzi" brand by expanding into new products, markets and services that also offer the opportunity to enhance its brand awareness and brand image. Moto Guzzi currently sells a limited line of non-motorcycle merchandise. In the future, Moto Guzzi plans to introduce a range of branded accessories such as hats, jackets, shirts and luggage. Moto Guzzi also plans to exploit opportunities to license the "Moto Guzzi" brand name to manufacturers and suppliers of other products and services.

     Motorcycle Industry Generally. Historically, the motorcycle had been an "entry level" form of transport which has been supplanted by the automobile. Over recent years, the industry has become established as a recognized leisure industry in developed markets and Guzzi Corp.'s current range of motorcycles, being in the larger and more expensive segment of the market, are principally targeted at the leisure segment of the vehicular industry. The management of Guzzi Corp. believes that this recent recognition is one of the major factors behind the growth in Guzzi Corp.'s market segment over the last three years. The management of Guzzi Corp. believes that this trend will continue in the short and medium term and that its markets will not be subject to significant demand changes, although no assurance can be provided that this will be the case.

     Manufacturing. Guzzi Corp. today manufactures a high priced line of motorcycles, and distributes parts and accessories, under the trademark "Moto Guzzi(Registered)." Guzzi Corp. motorcycles vary in engine displacement from 350cc to 1,100cc. Guzzi Corp. has, in recent years, concentrated development and sales efforts on its largest motorcycles, having engines of 750cc or larger but, as part of its growth plan, it is considering entry into the lower-cost, small displacement market. Moto Guzzi parts were distributed through Centro Ricambi, a 100% owned subsidiary of Moto Guzzi until it was merged into Moto Guzzi in 1997.

     All motorcycle manufacturing is conducted at a factory in Mandello del Lario, Italy. Moto Guzzi manufactures certain power train components, acquires certain other components from outside suppliers, and performs finishing work and assembly into motorcycle bodies. Until 1994, Moto Guzzi internally produced a majority of the components of its motorcycles. As a result of its decision to increase outsourcing to increase production capacity, Moto Guzzi now produces less than 40% of all components used in the assembly of its motorcycles.

     Because much of the production machinery at the Mandello facility, as well as the facility itself, is aged and in need of extensive modification, improvement or replacement, Guzzi Corp. expects that, over the next several years, up to Lit. 20 million in capital will be required to complete the planned overhaul.

     Debt and equity capital raised by Guzzi Corp. since 1996, however, was employed largely to fund operating losses and liquidity shortages, rather than make significant progress on Moto Guzzi's capital rehabilitation program.


     Much of the capital provided by the Merger, moreover, will be needed in the short-term to pay down supplier arrearages, to repay up to $800,000 of indebtedness to TRG and OAM, and to repay approximately Lit. 6 billion of intercompany and bank indebtedness.



     Seasonal Nature of Business. Guzzi Corp.'s business is affected by seasonal factors. Retail market demand is highest in the spring and early summer, whereas most sales to the Italian government generally take place in the last quarter of the year. Moto Guzzi, like most Italian companies, traditionally shuts down production in August of each year and traditionally also has reduced production over the Christmas holidays and in the period immediately following, while inventory is being taken. As part of its effort to increase overall production levels, Guzzi Corp. did not suspend production during the period of physical inventory taking in December 1997 and January 1998.



     Compliance with Governmental Regulations. Moto Guzzi, along with other motorcycle manufacturers, incurs substantial costs in designing and testing products to comply with safety and emissions requirements. Such standards have added, and will continue to add, substantially to the price of the vehicles although competitive pressures, importation expenses and importers margins have kept export prices lower than domestic Italian sales prices.


     Motorcycles sold in the United States, the European Economic Community and all other countries are subject to environmental emissions regulations and safety standards with which Guzzi Corp. is obligated to comply in order to expand its presence in such countries. All motorcycles produced for sale are manufactured with the intent to comply with all applicable safety standards. All current Moto Guzzi models comply with all emission standards applicable in all countries in which they are sold. There can be no assurance, however, that Guzzi Corp. cost-effectively will be able to comply with any emissions or safety standards which the governments may hereafter adopt (though the design of new products seeks to conform with such standards as are believed likely to be introduced). In that event, Moto Guzzi may be unable to achieve the market growth that it desires.

     Moto Guzzi is subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in manufacturing processes and to the safety standards of its facilities and processes. Although Moto Guzzi has not been subject to material environmental or safety claims in the past, the assertion of such claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against Moto Guzzi, suspension of production or cessation of certain activities. New regulations could require Moto Guzzi to acquire costly equipment or incur other significant expenses that could have an adverse effect on the results of operations. Any failure by Moto Guzzi to control the use of, or adequately restrict the discharge of hazardous substances or comply with safety requirements and legislation could subject it to future liabilities.


     Backlogs. As of November 30, 1998, Moto Guzzi had firm orders from its dealer network for 525 motorcycles which had not yet been shipped, at an approximate value of Lit. 6 billion. Guzzi Corp. expects to fill all such orders within three months. At September 30, 1997, Moto Guzzi had open unshipped orders of 800 motorcycles, having an approximate value of Lit. 8,800 million. All such orders were fulfilled by December 31, 1997. Moto Guzzi generally receives cancellable orders from its non-Italian dealer body in anticipation of its requirements for the upcoming year and uses these orders to plan production schedules. Portions of these orders become firm, and other firm orders are placed, as the anticipated shipment dates approach. Moto Guzzi uses ongoing research from its sales and marketing departments to forecast expected order volumes from the domestic Italian dealer network, and does not receive long term firm orders from the domestic market.



     Raw Materials and Components. There are many reliable sources for most motorcycle raw materials, including aluminum for power train components. However, certain significant components are available from only one or two sources. In 1996, 1997 and 1998, situations arose where Guzzi Corp.'s suppliers were unable to make timely deliveries of needed components due to production problems incurred by such suppliers. Because of the low volumes of components typically ordered by Moto Guzzi, it is impractical for Moto Guzzi to indentify and secure alternative sources on short notice. In the current year, delivery of certain components was also delayed following design changes made by Moto Guzzi. All such delays adversely affect motorcycle production and in recent years, have likely resulted in lost sales due to the seasonality of order placement.


     While the cost of imported raw materials is affected by variations in the value of the Italian Lira relative to the currencies of Italy's primary trading partners, currency exchange rates have not had a significant adverse effect on costs and price competitiveness in 1995, 1996 or 1997. When raw materials become priced in Euro, currency exchange rates are expected to have minimal future effects.

     Research, Development and Continuing Engineering. Guzzi Corp., while continuously engaged in product improvement and development, has significantly increased its commitment to develop new products.

Aggregate 1997 research and development expenditures by Guzzi Corp. were approximately Lit. 3,125 million, compared to Lit. 1,177 million in 1996, and Lit. 602 million in 1995. Expenditures in 1997 related primarily to development of models initially scheduled for 1998 production but subsequently deferred or reconsidered. On-going programs relate to specific models under development and, more generally, developing more powerful two-cylinder air-cooled and other engines with improved performance and durability characteristics, superior braking systems, suspensions, frames, transmissions and other components applicable to two-wheeled vehicles.

     Sales, Marketing and Inventory. Guzzi Corp. primarily markets its products through advertising in trade publications, participation in promotional events and fairs, attendance at trade shows and from editorial coverage in trade and general circulation press. All sales are invoiced in Italian lire except sales to the United States which are invoiced in U.S. dollars. Prices are customarily reviewed and are increased to cover increases in production costs at periodic intervals and in light of prevailing exchange rates. In March 1996, Guzzi Corp. increased prices of its various models 5% on average for domestic Italian sales and for export sales invoiced both in lire and in dollars. In 1997, Guzzi Corp. generally maintained its selling prices in order to maintain market share, and increased prices by approximately 5% effective April, 1998. Export sales continued to reflect lower margins than domestic Italian sales due to importer margins and transportation costs which cannot be passed through to consumers by higher retail prices. But this difference did not affect Moto Guzzi's marketing strategy or minimize the importance to it of the export market.

     Guzzi Corp. is not affected by any unusual industry practices relating to returns of merchandise or extended payment. It is obliged to maintain 10 years' inventory of parts for all motorcycles sold to Italian government agencies and, in common with many other motor vehicle manufacturers, maintains significant spare parts inventories for commercial reasons. As is common in the industry Guzzi Corp. sells motorcycles under open purchase orders rather than long-term contracts. By scheduling production in anticipation of fulfilling such orders, it may end a given year with substantial inventory if orders are canceled or deliveries not taken.

     Distribution. Moto Guzzi maintains a distribution network throughout Italy of over 120 independent dealers. No single Italian dealer accounted for more than 5% of the sales of Moto Guzzi in 1997. The Italian dealers who distribute Moto Guzzi motorcycles generally handle other brands as well.

     In 1997, a single importer-distributor acted as exclusive importer-distributor for Moto Guzzi in each of Argentina, Australia, Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Greece, Holland, Japan, Luxembourg, Malaysia, Malta, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.

     Moto America is Guzzi Corp.'s exclusive importer-distributor in the United States. Until 1996, when it was acquired by TRG and later transferred to Guzzi Corp., Moto America was an independent business. Today, Moto America distributes through a network of 100 dealers.

     In November 1996, Moto Guzzi replaced its independent French importer-distributor with a newly created wholly-owned subsidiary of Moto Guzzi which commenced operations in February 1997, and now operates through a network of 78 dealers.

     Moto Guzzi also owns a 25% equity interest in MGI GmbH, a German corporation which became the exclusive importer-distributor of Guzzi Corp. motorcycles and spare parts on January 1, 1997. Moto Guzzi has the right to acquire up to a total of 90% of the equity interest of the new distributor within three years. Until December 1996, Moto Guzzi also owned a 25% equity interest in A+G Motorad GmbH ("A+G"), a German corporation, the majority of the shares of which is owned by Aprilia S.p.A., another Italian manufacturer of motorcycles with small displacement engines. A+G distributed the motorcycles of both Moto Guzzi and Aprilia in the German market in 1996, but was replaced as the Moto Guzzi distributor in 1997 by MGI GmbH, which distributes through a network of 105 German dealers.

     Guzzi Corp. provides support to its worldwide dealer network by, among other things, operating a technical training and support facility at Mandello del Lario. All dealers are required to attend training courses at the inception of their relationship, and periodically thereafter.

     Set forth below is a chart illustrating percentage of motorcycle sales revenues attributable to various geographic areas in the three most recent fiscal years. Sales outside Italy in 1997 were approximately Lit. 50,000 million, representing 63% of total sales.

GUZZI CORP. SALES

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31
                                                                                   ----------------------
GEOGRAPHIC AREAS                                                                   1997     1996     1995
-------------------------------------------------------------------------------    ----     ----     ----
Italy..........................................................................     37%      37%      35%
Europe (other than Italy)......................................................     46%      43%      49%
United States..................................................................     13%       7%       6%
Elsewhere......................................................................      4%      13%      10%

     Competition. Moto Guzzi is in a highly competitive business, with competition typically coming from all powered passenger vehicles, as well as motorcycles. The overall motorcycle market in Italy (excluding scooters) grew in 1997, with new vehicle registrations increasing by approximately 38% compared to the same period in 1996. The market in Italy for larger motorcycles, in which Guzzi Corp. is concentrating its sales and production efforts, increased by 29% in 1997 compared to 1996, according to the Italian Ministry of Transportation. Guzzi Corp. maintains an extremely small share of the world-wide motorcycle market, which is dominated by many of the same manufacturers that predominate in Italy. Many of such companies are far larger and better capitalized, with greater name recognition. If, following implementation of the Euro, the industry consolidates, this disparity in size between Moto Guzzi and its competitors could grow. Guzzi Corp. competes principally through such intangible qualities as performance, reputation and quality of manufacture, areas in which its competitors also excel.

     The Italian market today remains dominated by large, well-financed Japanese manufacturers. A number of Italian and foreign manufacturers, principally Ducati, Honda, BMW, Yamaha, Kawasaki, Aprilia and Suzuki, sell their products in the Italian market. In 1997, according to data from the Italian Ministry of Transportation, the Italian market shares of the principal competitors of Guzzi Corp. on a unit basis, excluding scooters, were as follows:

                                                                         ALL           LARGE
                                                                       MOTORCYCLES    MOTORCYCLES
                                                                       -----------    -----------
Honda...............................................................       26.5%          29.9%
Yamaha..............................................................       16.8%          18.4%
Suzuki..............................................................       13.8%          14.7%
BMW.................................................................        8.4%          10.7%
Aprilia.............................................................        7.0%           3.7%
Kawasaki............................................................        7.0%           5.3%
Ducati..............................................................        6.9%           8.7%
Harley Davidson.....................................................        3.2%           4.1%
Guzzi Corp..........................................................        2.7%           2.6%
Cagiva..............................................................        1.6%           0.8%
Others..............................................................        6.1%           2.1%

     Product Liability. Moto Guzzi's business exposes it to possible claims for personal injury from the use of its products. Moto Guzzi maintains liability insurance with a per-occurrence and aggregate one-year claim limit of Lit. 18,000 million. A large and successful claim which was partially or completely uninsured could have a material adverse effect on Guzzi Corp.

     Patents and Trademarks. Except as described below, the business of Guzzi Corp. is not and has not been in any material respect dependent upon patents, licenses, franchises or concessions. The component parts of motorcycles are manufactured pursuant to well known techniques and include components which are not unique to its products, although some of these components are specially styled and designed. Guzzi Corp. believes that the registered trade name "Moto Guzzi(Registered)" and the related trademarks are well known and highly regarded throughout the world, and appropriate steps have been taken to protect Guzzi Corp.'s rights in these trade names and trademarks in 67 countries, including those countries representing significant markets.

     Employees and Employee Relations. Relations with Guzzi employees are considered by its management to be good. At December 31, 1997, Moto Guzzi had 360 employees, all of them unionized. This compares to 358 at December 31, 1996. Employee data includes employees of Centro Ricambi, which merged into Moto Guzzi in 1997. Approximately 71% of the employees were engaged in factory production and the balance in various supervisory, sales, purchasing, administrative, design, engineering and clerical activities. Resolution of the national metal workers union contract in 1997 resulted in a one-time payment to workers of Lit. 900,000 in respect of periods prior to the date of the new agreement. An increase in Guzzi Corp.'s use of outsourced components reduced overtime hours to 5.2% of total hours in 1997 compared to 7.7% in 1996.

     Guzzi Corp. was not subjected to any significant local work stoppages or strikes in 1997. In December 1997, however, Moto Guzzi experienced a work stoppage of one hour duration prompted by reports that Moto Guzzi was considering moving production from Mondello as part of its long term expansion plans. In 1996, it was subjected to strikes totaling 2 1/2 production days, all concerning the negotiation of a national contract for all workers in metal working industries. The national strikes resulted in the loss of approximately four production days because of additional time needed to restart production after each strike, but no significant losses resulted. Moto Guzzi's "company" contract was renegotiated early in 1996. Renegotiation of the "national" contract was completed in 1997.

     Under Italian law, employees acquire the right to severance pay based upon salary and years of service. At December 31, 1997, Guzzi Corp. was obligated to pay employees an aggregate of Lit. 8,003 million, and Lit. 7,154 million at December 31, 1996. See Note 2 of Notes to Guzzi Corp. Consolidated Financial Statements.

PROPERTIES

     The following facilities are leased or owned by Guzzi Corp. or its subsidiaries in the active conduct of its business:

          (a) Moto Guzzi's factory and office facilities are owned in fee and are located in Mandello del Lario, Italy in a group of one, two and three story buildings aggregating 54,550 square meters. This facility is currently operating at approximately 50% of production capacity calculated as a percentage of available space. The facilities are encumbered by mortgages to certain banks. See
              Note 9 of Notes to Consolidated Unaudited Financial Statements.

          (b) Office and warehouse facilities are owned in fee by Moto America and are located in Angier, North Carolina. The facility aggregates 18,300 square feet, of which 2,000 square feet are used for office functions, and the balance as a warehouse.

          (c) Moto Guzzi's spare parts distribution facility is located at a 3,683 square meter facility in Modena, Italy, under a lease expiring in 2002. The current year lease obligation is Lit. 239 million, and is subject to incremental annual increases.

LEGAL PROCEEDINGS

     Guzzi Corp. and its subsidiaries are involved in litigation in the normal course of business. Management does not believe that the final disposition of such litigation will have a material adverse effect on Guzzi Corp.

EXCHANGE RATES

     Since all of the production, and much of the sales of Moto Guzzi occur in Italy, Guzzi Corp.'s primary financial statements are reported in Italian Lire, its functional currency as defined by generally accepted accounting principles. U.S. Dollar translations are provided solely for the reader's convenience. Currency translations for data relating to fiscal year-end 1997 have been made at the rate of Lit. 1,769 to U.S. $1 which approximates the rate at December 31, 1997. Currency translations for data relating to fiscal quarter end September 30, 1998 or as of the most recent date available, have been made at the rate of Lit. 1,652 to U.S. $1 which approximates the rate at September 30, 1998.

     The following table sets forth, for the period indicated, the high, low, average and end of period exchange rates expressed in lire per dollar (rounded to the nearest lira):

                                                                                                 END OF
CALENDAR YEAR                                                        HIGH     LOW     AVERAGE    PERIOD
-------------                                                       ------   ------   -------    ------
     1997       .................................................    1,837    1,520    1,703      1,769
     1996       .................................................    1,606    1,499    1,543      1,530
     1995       .................................................    1,767    1,565    1,626      1,588
     1994       .................................................    1,689    1,539    1,612      1,622
     1993       .................................................    1,713    1,478    1,574      1,713

     Fluctuations in the exchange rates between the Italian Lira and the U.S. Dollar will affect the dollar equivalents of Guzzi Corp.'s, and, therefore, NAAC's reported revenues and earnings. Guzzi Corp. typically draws U.S. dollars against its short term credit lines approximately 80% of amounts invoiced in U.S. dollars, thus hedging against the effects of exchange rate changes between the invoice date and collection. Sales in U.S. dollars are less than 15% of total sales. All other sales are invoiced in lire.


     In addition, fluctuations in the exchange rates of other foreign countries relative to the lira may affect Guzzi Corp.'s and, therefore, NAAC's, results of operations as a consequence of the competitiveness of Guzzi Corp. relative to its competitors and due to effects on the cost of imported raw materials.


                               THE ANNUAL MEETING


     This Proxy Statement/Prospectus is being furnished to holders of NAAC Common Stock in connection with the solicitation of proxies by the NAAC Board for use at the Annual Meeting to be held on February 10, 1999, at 10:00 a.m. local time, at the 32nd Floor, 600 Third Avenue, New York City, New York.


PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, holders of NAAC Common Stock voting together will be asked to consider and vote upon:




o  a proposal to approve the Merger Agreement and the Merger.



     o a series of seven related proposals to approve the adoption of an Amended and Restated Certificate of Incorporation to effect a series of amendments to the Certificate of Incorporation:





o  to change the name of NAAC to "Moto Guzzi Corporation;"



          o to increase the total number of shares which NAAC will have authority to issue to Twenty-Five Million (25,000,000), of which



                o Twenty Million (20,000,000) shall be Class A Common Stock, par value $.01 per share,



                o Two Hundred Fifty Thousand (250,000) shall be Class B Common Stock, par value $.01 per share, and



                o Four Million Seven Hundred and Fifty Thousand (4,750,000) shall be preferred stock, par value $.01 per share, of which One Hundred (100) shall be designated Class A Convertible Preferred Stock;





o to provide for classification of the Board of Directors into three classes serving staggered terms;



          o to require a vote of two-thirds of the outstanding stock or by affirmative vote of a majority of the Board of Directors to amend or repeal the by-laws, subject to certain exceptions;



          o to provide that the affirmative vote of two-thirds of the outstanding stock shall be required to fill a vacancy in the Board of Directors created by an increase in the size thereof or by termination of a director, if not otherwise filled by the remaining members of the Board of Directors;

          o to provide that members of the Board of Directors may be removed only for cause and only by action of the Board of Directors or upon the affirmative vote of two-thirds of the outstanding stock; and



          o to require NAAC to indemnify its officers and directors, subject to certain exceptions required by law;





o the election of eight persons as the directors of NAAC to take office at the Effective Time; and





o  a proposal to approve the adoption of the Stock Option Plans.


     At the Annual Meeting, holders of NAAC Common Stock, voting as separate classes, also will be asked to approve the Class B Recapitalization.

     Approval of the Merger Agreement and Merger is a condition to the consummation of the Merger. In addition, adoption of the Amended and Restated Certificate of Incorporation election of the eight nominees and approval of the Stock Option Plans are conditions to the consummation of the Merger. If the Merger is not consummated, no change will be made to the Certificate of Incorporation, the current directors will continue as the directors of NAAC and the Stock Option Plans will be terminated, notwithstanding stockholder approval of the proposals. The consummation of the Merger is not contingent upon approval of the Class B Recapitalization; however, the Class B Recapitalization is conditioned on the approval and consummation of the Merger. If the Merger is not consummated, the Class B Recapitalization will not be implemented, notwithstanding stockholder approval.

VOTING RIGHTS


     The NAAC Board has fixed January 8, 1999 as the record date for the Annual Meeting. Only holders of record of NAAC Common Stock at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. Each holder of record of NAAC Class A Common Stock is entitled to cast one vote for each share held on each proposal. Each holder of record of NAAC Class B Common Stock is entitled to cast two votes for each share held on each proposal including the proposal for the Class B Recapitalization on which the NAAC
Class B Common Stock votes as a separate class. Other than on the proposal of the Class B Recapitalization, the NAAC Class A Common Stock and NAAC Class B Common Stock will vote on all matters as a single class. The vote of the NAAC Common Stock is exercisable by stockholders acting in person or by properly executed proxy at the Annual Meeting. As of the close of business on the record date, there were 906,000 shares of NAAC Class A Common Stock and 150,000 shares of NAAC Class B Common Stock outstanding and entitled to vote.


     The presence at the Annual Meeting, in person or by properly executed proxy, of the holders of a majority in interest of outstanding shares of NAAC Common Stock entitled to vote at the Annual Meeting will constitute a quorum. A NAAC stockholder who abstains from a vote on a particular proposal by registering an abstention will be deemed present at the Annual Meeting for quorum purposes, but will not be deemed to have voted on the particular matter. Proxies relating to "street name" shares that are voted by brokers on only some of the proposals will be treated as present to determine a quorum on all matters but will not be entitled to vote on any proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes").


     If a quorum is present at the Annual Meeting, the affirmative vote by the holders of two-thirds of the outstanding shares of NAAC Common Stock is required to approve the Merger Agreement and the Merger. If a quorum is present at the Annual Meeting, those nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected as directors; if the Merger is not consummated, however, the current directors of NAAC will continue as the directors. A "plurality" means that the nominees who receive the greatest number of votes are elected as the directors up to the maximum number of directors to be elected. If a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority in interest of outstanding shares of NAAC Common Stock is required to approve the amendments to the Certificate of Incorporation and the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Stock Option

Plans. If a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority in interest of the outstanding shares of NAAC Class A Common Stock and NAAC Class B Common Stock voting separately as classes is required to approve the Class B Recapitalization.


     Abstentions may be specified on the proxy card as to each of the proposals to approve the Merger Agreement and the Merger, to elect the nominees to the NAAC Board, to approve the amendments to the Certificate of Incorporation, to approve the Stock Option Plans and to approve the Class B Recapitalization. Holders of NAAC Common Stock who abstain will be considered present and entitled to vote at the Annual Meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Merger Agreement and the Merger will have the effect of a negative vote because this proposal requires the affirmative vote of two-thirds in interest of the outstanding shares of NAAC Common Stock. Abstentions on the proposal to approve the amendments to the Certificate of Incorporation will have the effect of a negative vote because this proposal requires the affirmative vote of a majority in interest of the outstanding shares of NAAC Common Stock. Abstentions on the proposal to elect directors will have no effect because they are not counted for the purposes of determining a plurality. Abstentions on the proposal to approve the Stock Option Plans will have the effect of a negative vote because this proposal requires the affirmative vote of a majority in interest of the shares present in person or represented by proxy at the Annual Meeting. Abstentions on the proposal to approve the Class B Recapitalization will have the effect of a negative vote because this proposal requires the affirmative vote of a majority in interest of the outstanding shares of NAAC Class A Common Stock and NAAC Class B Common Stock voting separately as classes.

     Broker non-votes on the proposal to approve the Merger Agreement and the Merger will have the effect of a negative vote because this proposal requires the affirmative vote of two-thirds in interest of the outstanding shares of NAAC Common Stock. Broker non-votes on the proposals to approve the amendments to the Certificate of Incorporation will have the effect of a negative vote because this proposal requires the affirmative vote of a majority in interest of the outstanding shares of NAAC Common Stock. Broker non-votes on the proposals to elect directors will have no effect on the vote because directors are elected by a plurality of the votes cast. Broker non-votes on the proposal to approve the Stock Option Plan will have no effect on the vote because the shares will not be considered entitled to vote on matters as to which the brokers withhold authority. Broker non-votes on the proposal to approve the Class B Recapitalization will have the effect of a negative vote because this proposal requires the affirmative vote of a majority in interest of the outstanding shares of NAAC Common Stock and NAAC Class B Common Stock voting separately as a class.


     The Initial NAAC Stockholders have agreed to vote their Pre-IPO Shares (approximately 8.8% of the outstanding shares of NAAC Common Stock) in accordance with the vote of the majority in interest of all other holders of NAAC Common Stock on the proposal to approve the Merger Agreement and the Merger. For this purpose they have given their proxy to the officers of NAAC. Mr. Nasser, a director of NAAC, who beneficially owns 100,000 shares of NAAC Class A Common Stock (approximately 8.3% of the outstanding shares of NAAC Common Stock) has agreed to vote these shares in favor of the Merger Agreement and the Merger.


SOLICITATION AND REVOCATION OF PROXIES

     All shares of NAAC Common Stock represented at the Annual Meeting by properly executed proxies and not revoked will be voted at the Annual Meeting in accordance with the indicated instructions. Holders of NAAC Class A Common Stock will be asked to use proxies on white cards. Holders of NAAC Class B Common Stock will be asked to use proxies on blue cards. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND "FOR" EACH OF THE OTHER PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING. The NAAC Board is not aware of any other matters which are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have discretion to vote on them as they decide.

     Any proxy can be revoked by the person giving it at any time before it is voted. Proxies can be revoked by (i) filing with the President of NAAC, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the President of NAAC before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. Presence at the Annual Meeting without further action will not revoke a proxy. Any written notice revoking a proxy should be sent to: North Atlantic Acquisition Corp., 5 East 59th Street, New York, New York 10022, Attention: President, or hand delivered to the President at or prior to the vote at the Annual Meeting.

REDEMPTION RIGHTS


     Holders of up to 20%, or 160,000 shares, of the outstanding NAAC Class A Common Stock (excluding the Pre-IPO Shares) have the right to have NAAC redeem their shares for cash if the Merger is approved and consummated provided they follow the procedure set forth below. If more than 160,000 shares are submitted for redemption, the Merger will not be consummated. The per-share redemption price will be approximately $10.65.



     A holder of NAAC Class A Common Stock (excluding the Pre-IPO Shares) as of the Record Date can give notice of his intention to have NAAC redeem his shares until the close of business on February 1, 1999, the tenth day prior to date of the Annual Meeting. A stockholder desiring to exercise the right of redemption (a "Redeeming Stockholder") must deliver a written demand for redemption to NAAC ("Redemption Notice"). The failure to satisfy the notice requirement in the specified time limit will terminate the redemption right. A stockholder who purchases shares of NAAC Common Stock after the record date will not have a redemption right with respect to such shares.


     The Redemption Notice must request redemption of the stockholder's NAAC Class A Common Stock if the Merger is consummated, specify the number of shares to be redeemed and give the address to which a letter of transmittal and instructions regarding redemption should be sent. The Redemption Notice must be signed by the Redeeming Stockholder (or his duly authorized representative) exactly as the holder's name appears on the proxy card accompanying this Proxy Statement. A demand for redemption of shares owned jointly by more than one person must identify and be signed by all of such holders. Any person signing a Redemption Notice on behalf of a partnership or a corporation or in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) must indicate such individual's title and, if NAAC so requests, furnish written proof of the person's capacity and authority to sign the demand. Because only holders of record may exercise redemption rights, persons who beneficially own shares held of record by fiduciaries, nominees or others (e.g., "street name") who wish to exercise their redemption rights must instruct the record holders of their shares to satisfy the conditions described herein.


     NAAC must receive the Redemption Notice no later than the close of business on February 1, 1999, at the following address: North Atlantic Acquisition Corp., 5 East 59th Street, New York, New York 10022, Attention: President. Redeeming Stockholders should send the Redemption Notice in a manner that assures it is received by NAAC in time and provides a record of delivery. Upon timely receipt of a properly completed Redemption Notice, NAAC will mail to the Redeeming Stockholder a letter of transmittal and instructions to be used by such holder in forwarding certificates representing shares to be redeemed ("Certificates").


     A Redeeming Stockholder should retain his Certificates pending consummation of the Merger and receipt of instructions from NAAC on how and when to send the Certificates. Instructions will be provided to Redeeming Stockholders promptly following consummation of the Merger. Thereafter, NAAC will distribute to each Redeeming Stockholder an amount equal to the redemption price multiplied by the number of shares for which redemption has been requested. Upon NAAC's payment of the aggregate redemption consideration, Redeeming Stockholders will cease to have any interest in these shares.

     A Redeeming Stockholder may withdraw a demand for redemption at any time prior but not subsequent to the Annual Meeting. NAAC stockholders have no appraisal or dissenter's rights with respect to the Merger.

NAAC REDEMPTION PAYMENT IF NO BUSINESS COMBINATION

     If a Business Combination is not consummated by August 22, 1999, NAAC will distribute to holders of NAAC Class A Common Stock (excluding the Pre-IPO shares) the amount in the Escrow Account, including interest earned thereon, divided by the number of shares of NAAC Class A Common Stock entitled to share in the Escrow Account. The Initial NAAC Stockholders do not have the right to participate in any redemption payment with respect to their Pre-IPO Shares prior to consummation of a Business Combination, although their shares of NAAC
Class A Common Stock will be cancelled. The assets of NAAC, if any (other than the escrowed assets), will be used to pay NAAC's liabilities and to redeem the outstanding NAAC Series A Preferred Stock at its liquidation value. Following such redemption, each outstanding share of NAAC Class B Common Stock automatically will be exchanged for two shares of NAAC Class A Common Stock. In this event, the holders of the NAAC Class B Common Stock would be the sole shareholders of a public shell corporation. The NAAC Class B Common Stock would not receive any redemption payment.

     Redemption will occur after notice from NAAC to the trustee which will then commence liquidating the Escrow Account and distribute the proceeds to NAAC's transfer agent for distribution. NAAC has incurred costs of approximately $203,000 through August 31, 1998 in connection with evaluating various Target Businesses and operating expenses and is incurring additional costs in connection with the Merger. In the event NAAC is liquidated, its non-Escrow Account assets may not be sufficient to pay all of its accounts payable and accrued expenses.




SOLICITATION OF PROXIES



     In addition to solicitation by mail, directors and officers of NAAC listed under "Proposal 9: Election of Directors" may solicit proxies by telephone, facsimile or telegram or in person. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock, and NAAC will reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses.


     ChaseMellon Shareholder Services will assist in the solicitation of proxies by NAAC for a fee of approximately $5,000, plus reasonable out-of-pocket expenses.

                             PROPOSAL 1: THE MERGER

BACKGROUND OF THE MERGER

     On August 23, 1997, NAAC initiated efforts to select and evaluate Target Businesses. In the ensuing eleven months, NAAC analyzed approximately 60 companies, and held discussions in respect of a Business Combination with representatives of approximately 30 companies. The types of businesses that were analyzed included software, electronic commerce, distribution, finance, manufacturing, speciality retail and communi-cation companies. NAAC ultimately determined not to proceed with any of these businesses because their financial conditions, staged development or market niche were considered inappropriate for investment by NAAC at that time or proposed terms were not acceptable.

     In December 1998, NAAC signed a non-binding letter of intent with a mortgage investment company. After further consideration by the principal stockholder of that company, he determined that because of tax and operational reasons it would not be in his best interest to sell his company.

     In March 1998, the executives of NAAC and Guzzi Corp. commenced discussions leading to a proposal to merge Guzzi Corp. into NAAC, with NAAC as the surviving corporation.

     During the following months, until the signing of the Merger Agreement, each of the parties or its agents reviewed the assets, capital and financial condition of the other and negotiated the terms of the Merger Agreement and ancillary agreements. NAAC also sent its financial advisors, Allen & Company, its independent accountants, BDO Seidman, LLP and its personnel to Italy to visit and review the facilities, operations and records of Guzzi Corp.

     On July 23, 1998, the NAAC Board considered the principal terms of the Merger Agreement and the related documentation, and approved:



     o the Merger Agreement in draft form as of such date, with such changes as approved by the officers of NAAC as they deemed to be in the best interests of NAAC





o  the amendments to the Certificate of Incorporation:





o  to change the name of NAAC to "Moto Guzzi Corporation;"



          o to increase the total number of shares which NAAC will have authority to issue to Twenty-Five Million (25,000,000), of which





o Twenty Million (20,000,000) shall be Class A Common Stock, par value $.01 per share,



             o Two Hundred Fifty Thousand (250,000) shall be Class B Common Stock, par value $.01 per share, and



             o Four Million Seven Hundred and Fifty Thousand (4,750,000) shall be preferred stock, par value $.01 per share, of which One Hundred (100) shall be designated Class A Convertible Preferred Stock;



          o to require a vote of two-thirds of the outstanding stock or the affirmative vote of a majority of the Board of Directors to amend or repeal the by-laws, subject to certain exceptions;





o to provide for classification of the Board of Directors into three classes serving staggered terms;



          o to require NAAC to indemnify its officers and directors, subject to certain exceptions required by law;



          o to provide that the affirmative vote of two-thirds of the outstanding stock shall be required to fill a vacancy in the Board of Directors created by an increase in the size thereof or by termination of a director, if not otherwise filled by the remaining members of the Board of Directors; and



          o to provide that members of the Board of Directors may be removed only for cause and only by action of the Board of Directors or upon the affirmative vote of two-thirds of the outstanding stock



     o the nomination of eight persons to be elected to the NAAC Board to hold office commencing upon consummation of the Merger,





o  the Stock Option Plans and





o  the Class B Recapitalization.


The NAAC Board also approved the issuance of NAAC Class A Common Stock and Nominal Warrants for the contribution of intercompany debt by TRG and OAM to the capital of Guzzi Corp. and the issuance of NAAC Class A Common Stock and Nominal Warrants for the cancellation of the Guzzi Warrants. The NAAC Board approved a class of preferred stock that was to be issued as part of the consideration for the transactions under the terms of the August 18, 1998 Merger Agreement. The issuance of this class of securities was eliminated in the First Amendment to the Merger Agreement. The NAAC Board voted to recommend unanimously that the stockholders of NAAC vote in favor of each proposal requiring the vote of the holders of NAAC Common Stock and for the nominees for directors.

     The negotiations for the Merger Agreement were concluded on August 18, 1998 and the Merger Agreement and certain related agreements were executed. NAAC and Guzzi Corp. announced the execution of the agreement and certain of its terms through press releases issued on August 18, 1998.

     On November 30, 1998, the NAAC Board considered and approved the First Amendment to the Merger Agreement. This amendment, among other things, modified the consideration to be paid by NAAC for Guzzi Corp. by eliminating the NAAC Class B Preferred Stock and restructuring the Nominal Warrants to provide that they will become exercisable if the surviving corporation obtains certain levels of operating income, adjusted the number of shares of NAAC Class A Common Stock to be placed in escrow to provide for indemnification of NAAC, and lowered the dollar threshold of damages to NAAC before which NAAC could seek indemnification for breach of the Merger Agreement. The consideration to be paid by NAAC for the outstanding securities of Guzzi Corp. and the exchange of intercompany debt was modified to reflect changes occurring in Moto Guzzi after August 18, 1998, the date on which the Merger Agreement was signed. These included:




o  the third quarter 1998 financial results;



     o the abandonment of the plans of Moto Guzzi to move its offices and production facilities from Mandello del Lario to another location of Italy;



     o as a result of the decision not to move facility locations, the understanding that there will be additional expenses for refurbishing and upgrading its current facilities;





o a significant downward revision to the 1998 production estimates and 1998 financial forecasts;





o  changes in management; and





o  the changes in the capitalization of Moto Guzzi.


After consideration of these changes, the NAAC Board concluded that the investment in Guzzi Corp. continued to be a significant opportunity for the stockholders of the Company because the fundamentals of the Moto Guzzi business continued to be good, Moto Guzzi had a valuable franchise in its designs, reputation and position in the motorcycle industry and there was value in its underlying assets of inventory, plant and machinery. Therefore, the NAAC Board determined that to continue to pursue the Merger was in the best interests of the stockholders on the terms of the Merger Agreement, as amended. The amendment was executed on December 3, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE NAAC BOARD OF DIRECTORS

     In making its determination to approve the Merger Agreement and the Merger, the NAAC Board reviewed and discussed the results of management's due diligence investigation, and analyzed the business opportunities for NAAC and certain factors relevant to the proposed transaction. The following discussion, including the fairness opinion of Allen & Company described below and included in Annex II to this Proxy Statement/Prospectus, sets forth all material factors considered by the NAAC Board.

     The NAAC Board gave weight to the long history of Moto Guzzi, the stature of the trademark of the Moto Guzzi name, customer loyalty and the reputation of Moto Guzzi products. The NAAC Board also gave weight to the reorganization efforts and investment of approximately Lit. 18.8 billion into Moto Guzzi by TRG since 1994. The fact that the management of Moto Guzzi had been strengthened by new employees and consultants was also a positive factor. The increase in the annual production from a low of approximately 3,300 units in 1993 to approximately 5,600 units in 1997, the market acceptance of the "Nevada" and "California" cruiser motorcycles and a sport motorcycle and the Company's plans for an off-road cycle and its consideration of developing a scooter were also considered. The fact that Moto Guzzi was investing in new production machinery, introducing new designs, and entering into a design agreement for new engines were significant in the consideration of the NAAC Board. The NAAC Board reviewed backlog figures, the potential for production delays, the possibility of cancellation of orders and contracts, including possible penalties payable by Moto Guzzi in the event of such cancellations, and the resulting effect on the projected sales and revenues for the 1998 fiscal year. The NAAC Board also considered the effect of the overall performance of Moto Guzzi and its financial obligations and the impact that these might have on financing possibilities and the future of Moto Guzzi.

     The NAAC Board examined other companies in the motorcycle industry to evaluate the pricing of the proposed transaction and the overall potential for the industry in the immediate future. The NAAC Board also considered the general market for motorcycles and how they are becoming a leisure activity apart from being simply a source of transportation.

     The NAAC Board considered the principal risks associated with the proposed transaction. Although Moto Guzzi had commenced a turnaround of its manufacturing and marketing, it was acknowledged that there were many things to be done in the future to complete the proposed business plan and make Moto Guzzi a profitable enterprise. The NAAC Board considered various risks related to the production facilities. These included the risks associated with the expense of and needed investment in machinery and the expense of maintaining and improving the old facilities, including the costs of environmental oriented improvements.


     Moto Guzzi's financial condition and the need for the capital of NAAC and the potential for future financings were discussed. The NAAC Board evaluated the projected capital requirements and the potential sources of financing, including the possible sale of certain acquired assets, the exercise of outstanding NAAC Class A Warrants, bank loans from Italian institutional lenders and the capital markets. The NAAC Board also considered the consequences if Moto Guzzi were to be unable to find adequate funding for its currently proposed business plan. The capital requirements after the Merger to implement the overall business plan is expected to require about Lit. 70 billion (approximately $42,000,000). The NAAC Board was informed that the immediate capital requirements of Guzzi Corp. would be satisfied by the funds in the NAAC escrow account available after the Merger and the amount to be received upon exercise of the Class B Options which Messrs. Mitchell and McMillen have agreed to exercise upon consummation of the Merger. The immediate capital requirements include the repayment of approximately Lit.
6 billion (approximately $3.6 million) in interim financing incurred by Moto Guzzi in October 1998, repayment of up to $800,000 in intercompany debt immediately after the consummation of the Merger and payment of certain supplier arrearages. Future capital requirements of Moto Guzzi would be met by revenues from increased sales, if any, additional bank lending based on revenues and sales, and the sale of additional securities. It was noted that the NAAC
Class A Warrants have an exercise price of $9.00 and are callable at a price of $.05 per NAAC Class A Warrant if the market price of the NAAC Class A Common Stock is in excess of $11.00 for at least 10 days. Because the price of the NAAC Class A Common Stock in the market has been in the $8.50-$9.00 range, it was considered reasonable to anticipate the possibility of exercises resulting in additional working capital.


     The cyclicality of the motorcycle industry and the growing reliance on sales of larger-engined units to persons with greater disposable incomes available for leisure activities were considered. The NAAC Board also considered the sources and the impact of competition on Moto Guzzi. The NAAC Board considered the recurrent problems of Moto Guzzi in obtaining parts from suppliers, the limited number of suppliers for some essential parts, labor unrest and the importance of certain public entity procurement programs, primarily in Italy.

     The NAAC Board then considered the risks related to owning and operating a business located in a foreign country with approximately 63% of its current sales in many countries other than Italy. Among the specific factors considered were the differences between financial reporting in United States dollars, using United States GAAP as compared to the financial reporting by Guzzi Corp. in Italian lire, currency translation and currency risks, the advent of the Euro, the ability to find financing for foreign enterprises, the Italian labor and other regulatory regimes which are considered substantially different than those of the United States, the likelihood of communication differences and difficulties, and various import and export requirements.

     In view of the variety of factors considered, the NAAC Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, it did not quantify the assumptions and results of its analysis in reaching its determination that the Merger Agreement and the Merger are in the best interests of NAAC and its stockholders. However, as a general matter, the NAAC Board believed that the favorable factors about the business of Moto Guzzi supported its decision to approve the Merger Agreement and outweighed the various risk factors. The NAAC Board concluded that, notwithstanding the potentially negative factors, a Business Combination with Guzzi Corp. is in the best interests of NAAC and its stockholders and is consistent with NAAC's business objective of effecting a Business Combination with a suitable Target Business.


     In reaching its conclusion to approve the Merger Agreement and the Merger, the NAAC Board also was aware of certain conflicts of interest of NAAC's directors and officers, including that unless NAAC consummates the Merger, such persons' Pre-IPO Shares and NAAC Management Options would have no value and Mr. David J. Mitchell would not be in a position to benefit from a future consulting arrangement dependent on the Merger being consummated. The NAAC Board did not consider liquidation as an alternative business strategy to consummating the Merger because it believed that the Merger is in the best interests of NAAC and its stockholders and is consistent with NAAC's business objective of effecting a Business Combination with a suitable Target Business.


FAIRNESS OPINION OF ALLEN & COMPANY

     On December 3, 1998, Allen & Company delivered to NAAC's Board of Directors its written opinion to the effect that, as of such date, the terms of the Merger were fair, from a financial point of view, to the holders of NAAC Class A Common Stock.

     The full text of the written opinion of Allen & Company, dated December 3, 1998, is set forth as Annex II to this Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. The holders of NAAC Class A Common Stock are urged to read the opinion in its entirety. Allen & Company's opinion is directed only to the fairness, from a financial point of view, of the terms of the Merger to the holders of NAAC
Class A Common Stock and does not constitute a recommendation of the Merger over other courses of action that may be available to NAAC or constitute a recommendation to any holder of NAAC Class A Common Stock concerning how such holder should vote with respect to the Merger. The summary of the opinion of Allen & Company set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


     In arriving at its opinion, Allen & Company:



     o reviewed the terms and conditions of the Merger, including the Merger Agreement and the agreements ancillary thereto (of which the First Amendment to the Merger Agreement had not been executed by the parties prior to the delivery of Allen & Company's opinion);



     o analyzed publicly available historical business and financial information relating to NAAC, as presented in documents filed with the Securities and Exchange Commission;



     o analyzed certain historical business and financial information relating to Guzzi Corp. furnished by Guzzi Corp.;



     o reviewed certain financial forecasts and other data provided to Allen & Company by Guzzi Corp. relating to its business;



     o conducted discussions with certain members of the senior management of NAAC and Guzzi Corp. with respect to the financial condition, business operations, strategic objectives and prospects of NAAC and Guzzi Corp., as well as trends prevailing in Guzzi Corp.'s industry;



     o reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which Allen & Company believed to be comparable to Guzzi Corp.'s;





o  reviewed trends in the motorcycle industry;



     o reviewed the trading history, market data and financial information of selected companies in industries comparable to that of Guzzi Corp.;



     o reviewed public financial and transaction information relating to merger and acquisition transactions Allen & Company deemed to be comparable to the Merger; and



     o conducted such other financial analyses and investigations and reviewed such other materials as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.


     In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of NAAC or Guzzi Corp. With respect to Guzzi Corp.'s financial forecasts, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Guzzi Corp., and Allen & Company expressed no opinion with respect to such forecasts or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon 38 business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of the NAAC Class A Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     The following is a summary of the presentation made by Allen & Company to the NAAC Board of Directors in connection with the rendering of Allen & Company's fairness opinion:

     Transaction Overview and Analysis. Allen & Company presented an overview of the proposed transaction, including an analysis of the pro forma ownership of the combined entity resulting from the Merger and Guzzi Corp.'s historical operating results for the two years ended December 31, 1997 and its projected operating results for the two years ending December 31, 1998 and 1999.

     While noting that there were few publicly traded companies directly comparable to Guzzi Corp., Allen & Company performed a comparable company analysis by comparing Guzzi Corp.'s operating results to the operating results of Harley-Davidson, Inc. and KTM Motorradholding AG (the "Comparable Companies"). Utilizing certain of the Comparable Companies' trading multiples based upon projected 1999 operating results and based upon Guzzi Corp.'s projected operating results for such period, Allen & Company's analysis yielded a range of total enterprise values (the recent value of all equity securities plus total debt less cash) for Guzzi Corp. of between approximately $78.0 million and $86.0 million. In addition, Allen & Company considered the enterprise values of two development-stage companies, Excelsior-Henderson Motorcycle Manufacturing Company, a company publicly traded on Nasdaq (approximately $103.9 million), and Titan Motorcycle Co. of America, a company traded on the OTC Bulletin Board (approximately $86.2 million).

     Allen & Company also performed a discounted cash flow analysis of Guzzi Corp. based upon projections provided by Guzzi Corp. management and utilizing certain other assumptions made by Allen & Company. The discounted cash flow valuation of Guzzi Corp. was determined by adding (i) the present value of projected unlevered cash flow valuation of Guzzi Corp. through 2003 and
(ii) the present value of Guzzi Corp.'s terminal value in the year 2003. The range of terminal values for Guzzi Corp. was calculated by applying a range of multiples (from 6.0x to 8.0x) to Guzzi Corp.'s projected EBITDA. The cash flows and terminal values of Guzzi Corp. were discounted to present value using different discount rates (from 11.0% to 13.0%) chosen to reflect various assumptions regarding costs of capital. Based upon this analysis, Allen & Company derived a range of enterprise values for Guzzi Corp. of between approximately $92.9 million and $133.0 million.

     Allen & Company reviewed and analyzed certain financial and stock market information relating to selected merger transactions occurring in the motorcycle industry since July 1996 (the "Industry Transactions"). Allen & Company noted that the lack of available publicly disclosed information concerning the Industry Transactions limited its ability to use such transactions in evaluating the Merger.

     Based upon the analyses of Allen & Company described above, Allen & Company noted that the range of enterprise values for Guzzi Corp. was from approximately $78 million to $133 million. Allen & Company compared such valuation range to an implied value of approximately $78 million for the total consideration offered in the Merger for Guzzi Corp. Allen & Company noted that such implied value of the total consideration offered for Guzzi Corp. assumed that each share of NAAC Class A Common Stock issued in the Merger is valued at the approximately $10.00 plus accrued interest thereon ($10.51 at August 31, 1998) which the holders of NAAC Class A Common Stock would be entitled to receive upon the exercise of their redemption right and assumed the issuance of all of the NAAC Class A Common Stock underlying the Nominal Warrants.

     No company used in the comparable company analyses summarized above is identical to Guzzi Corp., and no transaction reviewed in examining potential comparable transactions is identical to the Merger. Accordingly, any such analysis of the value of the consideration to be paid by NAAC pursuant to the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

     The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

     In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of NAAC or Guzzi Corp. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the terms of the Merger to the holders of NAAC
Class A Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. NAAC retained Allen & Company based on such qualifications as well as its familiarity with NAAC. In addition, as a part of its investment banking and securities trading business, Allen & Company may hold positions in and trade in the securities of NAAC from time to time.

     July 1998 Presentation. At the meeting of the NAAC Board on July 23, 1998, Allen & Company made a similar presentation to the NAAC Board and delivered an opinion of generally similar tenor to the December 3, 1998 opinion based upon the original terms of the Merger. In delivering its opinion in July 1998, Allen & Company conducted primarily the same financial investigations and analyses as it did in connection with its December 3, 1998 opinion, along with such other analyses and investigations that it deemed necessary or appropriate for purposes of its July 1998 opinion. Allen & Company's July 1998 opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion and the information supplied by NAAC and Guzzi Corp. as of such date regarding NAAC and Guzzi Corp.

     NAAC entered into a letter agreement with Allen & Company as of May 4, 1998 (the "Engagement Letter"), pursuant to which Allen & Company agreed to act as NAAC's financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view of the terms of the Merger to the holders of NAAC Class A Common Stock. Pursuant to the Engagement Letter, NAAC agreed to pay Allen & Company a fee of $100,000 earned upon the delivery of its written fairness opinion to the NAAC Board of Directors and payable at the Effective Time. In addition, upon the closing of the Merger, NAAC has agreed pursuant to the Engagement Letter to issue to Allen & Company a warrant to purchase 350,000 shares of NAAC Class A Common Stock at an exercise price of $10.00 per share, which warrant may be exercisable at any time prior to July 1, 2003. The shares of NAAC Class A Common Stock issuable upon the exercise of such warrant may not be sold by Allen & Company prior to July 1, 2000. Whether or not the Merger is consummated, NAAC has agreed, pursuant to the Engagement Letter, to reimburse Allen & Company for all its out-of-pocket expenses up to $10,000, including the fees and disbursements of its counsel, incurred in connection with its engagement by NAAC and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

REASONS FOR THE MERGER; CONSIDERATIONS OF THE GUZZI CORP. BOARD OF DIRECTORS


     Guzzi Corp. proceeded to negotiate with NAAC in the belief that a merger with an entity such as NAAC would provide it with a timely and cost-effective method of securing needed financing, since the merger, from Guzzi Corp.'s perspective, was indistinguishable from a privately negotiated sale of securities for cash. Guzzi Corp. did not seek or obtain an independent valuation of its own assets, capital or financial condition. The financial advisor for NAAC was authorized to review Guzzi Corp.'s facilities, operations and records. Guzzi Corp. did not obtain a fairness opinion concerning the terms of the Merger Agreement ultimately negotiated. Instead, based on other offers and expressions of interest received by Guzzi Corp.'s management involving either an investment in or acquisition of Moto Guzzi, Guzzi Corp.'s management, together with the boards of directors of its parent entities, OAM and TRG, concluded that the proposed merger with NAAC was the most favorable. The following discussion includes all of the material factors considered by the Guzzi Corp. board.


     After evaluating a letter written by NAAC's financial advisors to key officers of Guzzi Corp. and of Moto Guzzi, and a meeting held with them, and in light of the other information available to it, the Board of Directors of Guzzi Corp. concluded that the Merger was fair to and in the best interests of its business and of its shareholders. In reaching its conclusion, the board of directors considered the relative cost and timing advantages of securing cash capital from a single source rather than negotiating and consummating separate financing arrangements with multiple private investors, and that as a result of the merger Guzzi Corp. would receive cash rather than securities or other property.

     In addition to the initial amount of cash which a merger would make available for Moto Guzzi's working capital needs, Guzzi Corp.'s board of directors also considered the existence of outstanding NAAC Class A Warrants which were likely to be exercised if the stock of the surviving corporation exceeded $11 for at least 10 days, and, if exercised, would yield Guzzi Corp. up to an additional $10,440,000 in capital before fees and expenses.

     The Board of Directors of Guzzi Corp. also considered that a merger with NAAC would provide to Guzzi Corp.'s shareholders, including the holders of its unregistered restricted preferred stock, publicly tradeable registered securities which would provide liquidity for their investments. Certain holders of Guzzi Corp.'s preferred stock are holders of NAAC Common Stock, and thus they have some familiarity with the organizational structure of NAAC, thereby increasing the likelihood, in the view of the Board of Directors of Guzzi Corp., that a merger would be approved by the NAAC shareholders. This greater probability for closure, particularly compared to the risks inherent in consummating an initial public offering of Guzzi Corp. securities, was also given significant weight.

      The fact that the surviving company would, as a consequence of the Merger, have a class of securities registered for trading on the securities markets of the United States was also viewed favorably for the potential of subsequent public offerings of its securities, and for the potential of using registered securities for possible future acquisitions if that would help implement Moto Guzzi's turnaround and growth plans.

     Guzzi Corp. also favorably weighed the fact that the Merger would be structured as a tax-free exchange of Guzzi Corp. capital stock for NAAC capital stock. Finally, the Guzzi Corp. Board of Directors weighed the terms and conditions of the Merger Agreement which had been negotiated by the parties. None of the factors was assigned a particular weight, but were all evaluated among the entire mix of information available to the Board.

CONFLICTS OF INTEREST

     Members of the NAAC Board and management have various conflicts of interest arising out of their ownership of NAAC Class A Common Stock and the NAAC Management Options and the possible consulting arrangement for Mr. Mitchell upon consummation of the Merger. The NAAC Board was aware of these interests when it approved the Merger Agreement and the Merger.


     The current directors and executive officers of NAAC own an aggregate of 40,000 Pre-IPO Shares which were acquired for an aggregate of $4,000 (or approximately $.10 per share).

     All directors and executive officers of NAAC, as a group, own a total of 140,000 shares of NAAC Common Stock. Two directors of NAAC, Messrs. Mitchell and McMillen, also have Class B Options to purchase an aggregate of 30,000 shares of NAAC Class B Common Stock at an exercise price of $10.00 per share, which they have agreed to exercise as of the Effective Time of the Merger, and Class A Options to purchase an aggregate of 100,000 units, each unit consisting of one share of NAAC Class A Common Stock and one NAAC Class A Warrant, at an exercise price of $12.50 per unit, until the third anniversary of the Merger. NAAC has agreed to register the securities to be issued on the exercise of the Class A Options as soon as practicable after the Merger.


     If the NAAC Class A Common Stock (other than Pre-IPO Shares) is redeemed as a result of its failure to consummate a Business Combination by August 22, 1999, the current directors and executive officers of NAAC would not participate in any distribution of assets with respect to their Pre-IPO Shares. Thus, unless NAAC consummates the Merger or another Business Combination, such persons' securities of NAAC will have no value. If the Merger or another Business Combination is consummated thereafter, such persons would participate in any subsequent liquidation of NAAC on the same base as other security holders of NAAC.

     David J. Mitchell will be engaged as a consultant after the Merger and as compensation for his services will be granted an option to purchase 30,000 shares of NAAC Class A Common Stock. The option will vest one third on the date of grant and one third each on succeeding anniversaries of the date of grant and will be exercisable at the fair market value of the NAAC Class A Common Stock on the date of grant for a period of ten years after the date of grant. In addition, as a member of the NAAC Board after the Merger, Mr. Mitchell will be granted options to purchase 12,500 shares of NAAC Class Common Stock for each year of service, exercisable for ten years at the price of a share in the public market on the date of grant. If the Merger is not approved, these options will not be granted.

USE OF FUNDS AVAILABLE UPON CONSUMMATION OF THE MERGER


     As of November 30, 1998, the Escrow Account contained $8,520,995 which, together with any interest earned since that date, will be disbursed to NAAC upon consummation of the Merger. Each of Messrs. Mitchell and McMillen have agreed, simultaneously with the consummation of the Merger, to exercise the options they hold to acquire NAAC Class B Common Stock, for an aggregate exercise price of $300,000. These funds will be needed in the short-term:



     o to pay the accrued and unpaid expenses of NAAC relating to its operations and consummation of the Merger,





o to satisfy the redemption rights of NAAC stockholders, if any,



     o to repay approximately Lit. 6 billion (approximately $3.6 million) borrowed from OAM and an Italian bank in October 1998 for working capital purposes,





o to repay up to $800,000 in intercompany debt to TRG and OAM,





o to pay down Moto Guzzi supplier arrearages, and





o for working capital of Guzzi Corp.



     If the Merger is consummated and the maximum number of shares of NAAC
Class A Common Stock (other than the Pre-IPO Shares) entitled to be redeemed without preventing the Merger are in fact converted (160,000 shares), the amount of funds available to NAAC from the Escrow Account would be reduced by approximately $1,704,000.

FEDERAL INCOME TAX CONSEQUENCES TO NAAC STOCKHOLDERS


     The following discussion summarizes the material Federal income tax consequences to NAAC stockholders whose stock is redeemed in accordance with the procedures set forth in this Proxy Statement or who receive a distribution upon redemption of NAAC Class A Common Stock if a Business Combination is not consummated by August 22, 1999. This summary does not discuss all relevant aspects of Federal income taxation and thus, for example, may not be applicable to NAAC stockholders who are not U.S. citizens or residents; nor does it address the effect of any applicable state, local, foreign or other tax laws. The discussion assumes that each NAAC stockholder holds such stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended ("Code").


     If a NAAC stockholder exercises the redemption right, redemption will result in a complete termination of such stockholder's interest in the NAAC Class A Common Stock being redeemed and will be treated as a sale or exchange for Federal income tax purposes. If NAAC makes a redemption in consequence of not consummating a Business Combination, it also will be treated as a sale or exchange for Federal income tax purposes. In either case, a NAAC stockholder will recognize capital gain or loss in an amount equal to the difference between the amount realized (the amount received from NAAC with respect to such stockholder's shares upon redemption or liquidation) and such stockholder's adjusted tax basis. Such gain or loss will be long-term capital gain or loss if such stockholder has held such shares for more than one year.

     Unless a NAAC stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such stockholder may be subject to "backup" withholding tax of 31% with respect to the amount received upon redemption or liquidation. Foreign stockholders should consult with their tax advisors regarding withholding taxes in general.

     NAAC STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE REDEMPTION OF NAAC CLASS A COMMON STOCK.

FEDERAL INCOME TAX CONSEQUENCES TO GUZZI CORP. SHAREHOLDERS

     The following discussion summarizes the material federal income tax consequences of the Merger to the shareholders of Guzzi Corp. It does not, however, address all aspects of federal income taxation that may be relevant to a particular Guzzi Corp. shareholder in light of his personal investment circumstances and to certain types of shareholders subject to special treatment under the federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts) and does not discuss any aspects of state, local or foreign taxation. Further, this discussion assumes that all Guzzi Corp. shareholders will hold their shares of Guzzi Common Stock and Guzzi Preferred Stock as capital assets as of the date of the Merger.


     In the opinion of Morrison Cohen Singer & Weinstein, LLP, counsel to Guzzi Corp., the Merger should, under current law, qualify as a "reorganization" within the meaning of Section 368(a)(1) of the Code, and hence, for purposes of assessing the federal income tax consequences to the Guzzi Corp. shareholders, both Guzzi Corp. and NAAC should be parties to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel has relied upon written representations and covenants of Guzzi Corp. and NAAC. No ruling has been obtained or will be sought from the Internal Revenue Service ("IRS") as to the Federal income tax consequences of the Merger, and the opinion of counsel set forth below is not binding on the IRS or any court. There can be no assurance that the IRS will not take a contrary view to those statements and conclusions expressed herein. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Guzzi Corp. shareholders. ACCORDINGLY, EACH GUZZI CORP. SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     As a reorganization under the Code, the Merger would have the following Federal income tax consequences for the Guzzi Corp. shareholders:



          1. No gain or loss will be recognized by holders of Guzzi Common Stock and Guzzi Preferred Stock as a result of the exchange of such shares, pursuant to the Merger, for NAAC Class A Common Stock and Nominal Warrants, except that: (a) a Guzzi Corp. shareholder who receives cash in lieu of fractional shares will be treated as if such cash had been received in redemption for such fractional shares, such redemption being treated either as a sale or exchange resulting in capital gain or loss treatment, or, alternatively, as a dividend, depending upon each Guzzi Corp. shareholder's particular facts and circumstances; and (b) a portion of the NAAC Class A Common Stock to be received upon the exercise of the Nominal Warrants will likely be treated as taxable interest income upon such exercise.


          2. The aggregate tax basis of the NAAC Class A Common Stock and Nominal Warrants received in the Merger will be the same as the aggregate tax basis of the Guzzi Common Stock and Guzzi Preferred Stock surrendered in exchange therefor.

          3. The holding period for the NAAC Class A Common Stock and Nominal Warrants received in the Merger will include the period during which the Guzzi Common Stock and Guzzi Preferred Stock surrendered in exchange therefor were held.


     If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, then the Guzzi Corp. shareholders would be treated as if they had received a distribution in complete liquidation of Guzzi Corp. and, in general, each would recognize taxable gain or loss equal to the difference between (i) the fair market value of the NAAC Class A Common Stock and the Nominal Warrants received in the merger, and (ii) his basis in his Guzzi Common Stock and Guzzi Preferred Stock surrendered in the Merger. The basis in the NAAC Class A Common Stock and Nominal Warrants received in such case would be equal to their fair market values on the date of the Merger.


ACCOUNTING TREATMENT


     The Merger will be treated as a reverse acquisition of NAAC by Guzzi Corp. In a reverse acquisition, the shareholders of the surviving corporation will own less than 50% of the post-Merger shares. The shareholders of Guzzi Corp. will receive approximately 76.8% of the post-Merger shares of NAAC, excluding any shares of NAAC Class A Common Stock issuable upon exercise of any options or warrants including the Nominal Warrants. Guzzi Corp. therefore will be the accounting acquiror. The cost of the acquisition of NAAC will be based on the fair value of NAAC's assets and liabilities as of the date of the Merger (which amounts approximate the book value). As a result of the reverse acquisition of NAAC by Guzzi Corp., the historical financial statements of NAAC for periods prior to the Merger will be those of Guzzi Corp. Since all of the production, and much of the sales of Moto Guzzi, and, therefore, of Guzzi Corp., occur in Italy, Guzzi Corp.'s primary financial statements are reported in Italian Lire, its functional currency as defined by generally accepted accounting principles. The merged company will report results in Italian lire and, from a future date to be determined in the Euro.





RESALE OF NAAC CLASS A COMMON STOCK AND NOMINAL WARRANTS; AFFILIATES


     All shares of NAAC Class A Common Stock and Nominal Warrants, and the shares of NAAC Class A Common Stock issuable upon exercise of the Nominal Warrants received by holders of Guzzi Common Stock and Guzzi Preferred Stock in the Merger, will be freely transferrable, except that NAAC Class A Common Stock and Nominal Warrants and the underlying securities received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of NAAC or Guzzi Corp. prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Guzzi Corp., or Rule 144 under the Securities Act with respect to persons who are or become affiliates of NAAC. Persons who may be deemed to be affiliates of NAAC or Guzzi Corp. generally include individuals or entities that control, are controlled by or are under common control with either NAAC or Guzzi Corp., as the case may be, and may include certain officers and directors of such party as well as principal stockholders of such party.

     Pursuant to the Merger Agreement, Guzzi Corp. is required to deliver to NAAC a letter identifying all persons who are, in Guzzi Corp.'s reasonable judgment, affiliates, and caused each of its affiliates to deliver to NAAC written agreements providing, among other things, that such persons will not offer to sell, sell or otherwise dispose of any of NAAC's stock issued to such person in the Merger in violation of the Securities Act and Rule 145 promulgated thereunder, as they may be amended from time to time. In addition, certain individuals, including such affiliates, are required to execute twelve month lockup agreements. The number of shares of NAAC Class A Common Stock and the number of such shares issuable upon exercise of Nominal Warrants subject to the restrictions of Rule 145 will be 3,360,000 and 640,000, respectively, some of which will also be subject to lockup agreements. The number of shares of NAAC Class A Common Stock and Nominal Warrants subject to the twelve month lockup will be not less than 3,360,000 and 640,000, respectively. In addition, 350,000 shares issuable pursuant to a warrant to be granted to Allen & Company (the "Allen & Co. Warrant") will be subject to an eighteen month lockup.


     The NAAC Class A Common Stock, NAAC Class B Common Stock and NAAC Class A Warrants are traded on the OTC Market. NAAC intends to apply for listing of the NAAC Class A Common Stock and NAAC Class A Warrants on the Nasdaq SmallCap Market, although no assurance can be given that the listing application will be accepted. NAAC will not apply for the listing of the Nominal Warrants; therefore no assurance can be given that these securities will be readily tradeable.

    COMPARISON OF RIGHTS OF HOLDERS OF SECURITIES OF GUZZI CORP. AND OF NAAC

     The following discussion compares the principal rights and privileges with respect to the existing securities of Guzzi Corp. with the securities of NAAC now existing and which will be existing following consummation of the Merger. Both Guzzi Corp. and NAAC are Delaware corporations, and therefore the Merger will not affect the law applicable to the shareholders of either corporation. Since NAAC will be the surviving corporation, the consummation of the Merger will not have any effect on the securities owned by the NAAC stockholders.

GUZZI COMMON STOCK

     Each share of Guzzi Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of Guzzi Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of members of Guzzi Corp.'s board of directors and holders of the remaining shares by themselves cannot elect any directors. The holders of Guzzi Common Stock do not have preemptive rights or rights to convert their Guzzi Common Stock into other securities. In the event of a liquidation, dissolution or winding up of Guzzi Corp., holders of the Guzzi Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities and the liquidation preference of the holders of any Preferred Stock.

     The holders of shares of Guzzi Common Stock are entitled to dividends when and as declared by the Guzzi Corp. Board of Directors from funds legally available therefor.

GUZZI PREFERRED STOCK

     The Guzzi Corp. Board of Directors has authority to issue the authorized 2,000,000 shares of Preferred Stock in one or more series, each series to have such designation and number of shares as the Board of Directors may fix prior to the issuance of any shares of such series. Each series may have such preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions, as are stated in the resolution or resolutions providing for the issue of such series as may be adopted from time to time by the Board of Directors prior to the issuance of any shares of such series. There is currently outstanding the series of Guzzi Preferred Stock containing, among other preferences and rights, the following:

     Dividends.  The Guzzi Preferred Stock does not pay dividends.

     Liquidation Preferences. Upon liquidation of Guzzi Corp. (including a sale by Guzzi Corp. of all or substantially all of its assets or a merger or consolidation of Guzzi Corp. with another company in which Guzzi Corp. is not the surviving entity), the holders of the Guzzi Preferred Stock have the right to receive, prior to the distribution to the other security holders of Guzzi Corp., an amount per share equal to the greater of (i) $4.00 ("Stated Value"), or
(ii) the amount they would have received had they converted the Guzzi Preferred Stock to Guzzi Common Stock on the business day immediately prior to such liquidation, merger or consolidation.

     Ranking. The Guzzi Preferred Stock, with respect to liquidation rights, ranks senior to all other classes of the capital stock of Guzzi Corp., including, but not limited to, any other series of Preferred Stock issued by Guzzi Corp.

     Conversion. Each share of Guzzi Preferred Stock may be converted, at the option of the holder thereof, into shares of Guzzi Common Stock ("Conversion Shares") at the rate of one share of Guzzi Common Stock for each share of Guzzi Preferred Stock, subject to adjustment to protect against events of dilution as described below ("Conversion Price"). Each share of Guzzi Preferred Stock is automatically converted into Conversion Shares upon the consummation by Guzzi Corp. of an underwritten public offering of the Guzzi Common Stock that raises gross proceeds for Guzzi Corp. of at least $8 million ("Qualified IPO"). The conversion rate in connection with the Qualified IPO ("IPO Conversion Price") will be the lesser of the then-applicable Conversion Price or 75% of the per share public offering price in a Qualified IPO. Insofar as a Qualified IPO has not been consummated by June 30, 1998, the majority holders of the Guzzi Preferred Stock have the right to elect a majority of the directors of Guzzi Corp., which right, however, has not been exercised. The proposed Merger is not a Qualified IPO.

     Redemption. If not previously converted to Conversion Shares, Guzzi Corp. is required to redeem each share of Guzzi Preferred Stock outstanding at the option of the holder thereof, at any time after the fifth anniversary of the issuance thereof, at a price of twice the then-Stated Value.

     Voting. The holders of the Guzzi Preferred Stock vote with the holders of Guzzi Common Stock on an as-converted basis, and, to the extent required by law, as a separate class.

     Anti-Dilution Adjustment. The Conversion Price is fully adjusted for stock splits, stock dividends and any other combinations or distributions to holders of securities of Guzzi Corp. In addition, anti-dilution adjustments must be made to the Conversion Price if securities of Guzzi Corp. are issued below the then Conversion Price, subject to certain limitations.

     Preemptive Rights. If at any time prior to the consummation of a Qualified IPO, Guzzi Corp. proposes to offer or sell shares, or securities convertible into or exercisable for shares of any class of its capital stock, except in connection with a Qualified IPO, Guzzi Corp. is required to offer to the holders of the Guzzi Preferred Stock the preemptive right, on the same terms as such shares (or other securities) are offered or sold to the third parties, to purchase a number of such shares (or other securities) sufficient to permit the holders of the Guzzi Preferred Stock to maintain their proportionate economic interest in Guzzi Corp.

     As a result of the Merger, all holders of Guzzi Preferred Stock will receive NAAC Class A Common Stock, which lack any provision for liquidation preferences, ranking, conversion, redemption, antidilution adjustments or preemptive rights.

GUZZI WARRANTS


     There are 1,500,000 Guzzi Warrants currently outstanding. Each Guzzi Warrant entitles the registered holder to purchase one share of Guzzi Common Stock at an exercise price equal to the lesser of $4.00, as adjusted, or the initial public offering price of the Guzzi Common Stock, exercisable for a period of three years from issuance of the Guzzi Warrant. Unless extended by Guzzi Corp. at its discretion, the Guzzi Warrants expire at 5:00 p.m. Eastern Standard time, on the day preceding the third anniversary date of issuance thereof. In the event a holder of the Guzzi Warrants fails to exercise his or her Guzzi Warrants prior to their expiration, such Guzzi Warrants will expire and the holder thereof will have no further rights with respect to the Guzzi Warrants. A holder of the Guzzi Warrants does not have any rights, privileges or liabilities as a shareholder of Guzzi Corp. prior to exercise of the Guzzi Warrants. Guzzi Corp. is required to keep reserved a sufficient number of authorized shares of Guzzi Common Stock to permit the exercise of the Guzzi Warrants. Subject to certain limitations, the exercise price of the Guzzi Warrants and the number of shares of Guzzi Common Stock issuable upon exercise of the Guzzi Warrants will be subject to a "full ratchet" adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications or the issuance of shares of Guzzi Common Stock for less than the then Conversion Price of the Preferred Stock. In the event of certain corporate events, including a merger in which Guzzi Corp. is not the surviving entity, holders of the Guzzi Warrant continue to have the right to exercise their warrants to acquire such securities they would have received had they exercised their warrants prior to the consummation of such corporate events.


     In connection with the Merger, those Guzzi Warrant holders who submit their warrants for exchange and cancellation will receive their proportionate interest in 217,989 shares of NAAC Class A Common Stock and in 41,520 Nominal Warrants, as reduced to account for those Guzzi Warrant holders not accepting the Warrant Exchange. The securities which a Guzzi Warrant holder who does not participate in the Warrant Exchange may acquire upon exercise following the Merger are not being registered in this Offering. Such holders must rely for market liquidity on their existing registration rights and Rule 144.

NAAC CLASS A COMMON STOCK


     There are 906,000 shares of NAAC Class A Common Stock currently outstanding. The holders of NAAC Class A Common Stock are entitled to one vote for each share held of record on all matters to be voted on by holders of the NAAC Common Stock voting together as a single class. The holders of NAAC
Class A Common Stock also are entitled to vote as a separate class on all matters affecting the rights of the class independently of all the other classes. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of all the voting authority of the NAAC Common Stock voted can elect all of the directors then being elected. The holders of NAAC Class A Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the dividend rights of those classes ranking superior in dividend rights. In the event of liquidation, dissolution or winding up of the Company, the holders of NAAC Class A Common Stock (except for the Initial Stockholders who have agreed with respect to any shares of Pre-IPO Stock to waive their rights in any distribution relating to a liquidation of NAAC due to the failure of NAAC to consummate a Business Combination) are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the NAAC Class A Common Stock. Holders of shares of NAAC Class A Common Stock, as such, have no conversion, preemptive or other subscription rights, and except as described under "The Annual Meeting--Redemption Rights," there are no redemption provisions applicable to the NAAC Class A Common Stock. In the event of a redemption because a Business Combination is not consummated, the NAAC Class A Common Stock currently outstanding would be redeemed and canceled.


NAAC CLASS B COMMON STOCK


     There are 150,000 shares of NAAC Class B Common Stock currently outstanding. The holders of NAAC Class B Common Stock are entitled to two votes for each share held of record on all matters to be voted on by the holders of the NAAC Common Stock, voting together as a single class. The holders of NAAC Class B Common Stock also are entitled to vote as a separate class on all matters affecting the rights of the class independently of all the other classes. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of all the voting authority of the NAAC Common Stock voted together as a single class can elect all of the directors then being selected. The holders of NAAC Class B Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the dividend rights of those classes ranking superior in dividend rights. In the event of liquidation, dissolution or winding up of the Company, the holders of NAAC
Class B Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the NAAC Class B Common Stock (except for a liquidation, dissolution or winding up of NAAC prior to the consummation of a Business Combination in which event they would not share in any assets of NAAC but would be the sole class of common stock outstanding after redemption and cancellation of the NAAC Class A Common Stock by means of automatically converting into two shares of NAAC Class A Common Stock for each share of NAAC Class B Common Stock after such redemption and cancellation). Holders of shares of NAAC Class B Common Stock, as such, have no other redemption, preemptive or subscription rights. Each share of the NAAC Class B Common Stock is convertible, with no additional payment, into two shares of NAAC Class A Common Stock and two NAAC Class A Warrants, at any time from the 90th day after the first Business Combination until the end of the first year after the first Business Combination of NAAC. The proposed Merger will qualify as the first Business Combination.


NAAC CLASS A WARRANTS


     There are 800,000 NAAC Class A Warrant currently outstanding. Each NAAC Class A Warrant entitles the registered holder to purchase one share of NAAC Class A Common Stock for $9.00, subject to adjustment in certain circumstances, at any time commencing on the consummation of a Business Combination and ending at 5:00 p.m., New York City time, on August 22, 2002, at which time the NAAC Class A Warrants expire. The Company may call the NAAC Class A Warrants for redemption, in whole and not in part, at a price of $.05 per NAAC Class A Warrant, at any time after they become exercisable upon notice to the warrant-holders, of not less then 30 days if the last sale price of the NAAC Class A Common Stock has been at least $11.00 ("redemption price") for the 10 consecutive trading days ending on the day immediately prior to the day on which NAAC gives notice of redemption. The warrant-holders will have exercise rights until the close of business on the date fixed for redemption.



     The NAAC Class A Warrants are issued in registered form under a Warrant Agency Agreement between NAAC and American Stock Transfer & Trust Company, as Warrant Agent. Reference is made to the Warrant Agency Agreement (which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part) for a complete description of the terms and conditions applicable to the NAAC Class A Warrants (the description herein contained being qualified in its entirety by reference to such Warrant Agency Agreement).


     The exercise price and the number of shares of NAAC Class A Common Stock issuable on exercise of the NAAC Class A Warrants are subject to adjustment in certain circumstances, including a stock dividend, recapitalization, reorganization, merger or consolidation of NAAC. The NAAC Class A Warrants are not subject to adjustment for issuance of shares of NAAC Class A Common Stock or rights to purchase NAAC Class A Common Stock at prices less than the exercise price of the NAAC Class A Warrants.

     The NAAC Class A Warrants may be exercised upon surrender of the warrant certificates on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the NAAC Class A Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of NAAC Class A Warrants being exercised. The warrant-holders do not have the rights or privileges of holders of NAAC Class A Common Stock prior to the exercise of the NAAC Class A Warrants.

     No NAAC Class A Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of NAAC Class A Common Stock issuable upon exercise of such NAAC Class A Warrants under an effective registration statement filed with the Securities and Exchange Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such NAAC
Class A Warrants being exercised. Although NAAC intends to have all shares so qualified for sale in those states where the NAAC Class A Warrants were offered for sale in the IPO and to maintain a current prospectus relating thereto until the expiration of the NAAC Class A Warrants, subject to the terms of the Warrant Agency Agreement, there can be no assurance that it will be able to do so.

     No fractional shares will be issued upon exercise of the NAAC Class A Warrants. Any fraction equal to or greater than one-half shall be rounded up to the next full share and any fraction less than one-half shall be eliminated.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the NAAC Board. Accordingly, the NAAC Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the NAAC Common Stock. NAAC is authorized to issue some or all of such shares in connection with a Business Combination, but no Preferred Stock will be issued in connection with the Merger. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of NAAC.

NAAC CLASS A PREFERRED STOCK

     NAAC has designated 100 shares of the Preferred Stock as the NAAC Class A Preferred Stock and issued 94 shares of NAAC Class A Preferred Stock. The NAAC Class A Preferred Stock is non-voting, does not have a right to dividends, and has a liquidation value of $100.00 per share. Each share of the NAAC Class A Preferred Stock is convertible into 1,000 shares of NAAC Class A Common Stock for a period of one year following the consummation of a Business Combination at the option of the holder. In the event that a Business Combination does not occur prior to August 22, 1999, the NAAC Class A Preferred Stock will be redeemed by NAAC for its liquidation value of $9,400 after payment to the holders of NAAC Class A Common Stock (excluding the Pre-IPO Shares) of their liquidation payment from the Escrow Account. NAAC has agreed to register the NAAC Class A Common Stock issuable upon conversion of the NAAC Class A Preferred Stock at the time of the Business Combination, which shares, however, are not being registered hereunder or otherwise at this time. Because the NAAC Class A Preferred Stock has been held for greater than one year, the holder thereof may sell the shares and/or the underlying NAAC Class A Common Stock upon conversion pursuant to the restrictions of Rule 144 under the Securities Act.

NOMINAL WARRANTS


     After the Merger, there will be up to 800,000 Nominal Warrants outstanding. Each Nominal Warrant entitles the registered holder to purchase a portion of a share of NAAC Class A Common Stock at an exercise price of $.01 per share. The exercise period is between April 1, 2000 and June 30, 2001, provided that the post-Merger entity has either Lit. 7,140 million in operating income for the fiscal year ending December 31, 1999 or Lit. 8,211 million in operating income for the fiscal year ending December 31, 2000. The Nominal Warrants may be exercised by TRG unless the authority to exercise is specifically withdrawn in writing by the holder. A holder of the Nominal Warrants will not have any rights, privileges or liabilities as a shareholder of NAAC prior to exercise of the Nominal Warrants. NAAC is required to keep reserved a sufficient number of shares of NAAC Class A Common Stock issuable on exercise of Nominal Warrants. The Nominal Warrants are subject to anti-dilution protections in the event of stock splits, combinations, dividends and reclassifications and reorganizations, consolidations and mergers where NAAC is not the surviving company. The form of Nominal Warrant is attached to this Proxy Statement/Prospectus as Annex III.


TRANSFER AGENT

     The transfer agent and registrar, and warrant agent, of the NAAC Class A Common Stock, NAAC Class B Common Stock and NAAC Class A Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005.

                              THE MERGER AGREEMENT

     The discussion below of the Merger Agreement, as amended, is subject to and qualified in its entirety by reference to the Merger Agreement and the First Amendment, copies of which are attached to this Proxy Statement/Prospectus as Annex I. The Merger Agreement is incorporated by reference into this Proxy Statement/Prospectus.

MERGER; CONSIDERATION


     On August 18, 1998, NAAC entered into the Merger Agreement, pursuant to which Guzzi Corp. will merge with and into NAAC, with NAAC being the surviving corporation. The Merger Agreement was amended on December 3, 1998. The consideration to be paid by NAAC to the shareholders of Guzzi Corp. for their Guzzi Common Stock and Guzzi Preferred Stock ("Merger Consideration"), at the consummation of the Merger, will consist of 3,110,058 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 592,400 shares of NAAC Class A Common Stock. The Merger Agreement also provides for the issuance to TRG and OAM of 871,953 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 166,080 shares of NAAC Class A Common Stock (see "Intercompany Debt Exchange"), and the issuance to holders of Guzzi Warrants of 217,989 shares of NAAC Class A Common Stock, and Nominal Warrants to purchase 41,520 shares of NAAC Class A Common Stock. The Merger Consideration and the terms of the Intercompany Debt Exchange and Warrant Exchange were determined through arm's-length negotiations between NAAC and Guzzi Corp. The fees and expenses of the transaction, other than a portion of the fees of Graubard Mollen & Miller, counsel to NAAC, which will be paid by the issuance of 30,000 shares of NAAC Class A Common Stock, and a warrant to purchase up to 350,000 shares of NAAC Class A Common Stock to be issued to Allen & Company, will be paid from NAAC's liquid assets, including Escrow Account proceeds.



     If at the time the Merger becomes effective NAAC, net of all unpaid costs and expenses other than as may be attributable to the redemption rights of stockholders of NAAC Class A Common Stock, has cash of less than $8,150,000 the number of shares of NAAC Class A Common Stock issuable as Merger Consideration in connection with the Merger will be increased by one share for each $11.00 of such shortfall.


REPRESENTATIONS AND WARRANTIES


     The Merger Agreement contains various representations and warranties of Guzzi Corp., relating to, among other things:





o due organization, capitalization, outstanding securities and similar corporate matters,



     o authorization, execution, delivery, consummation and enforceability of the Merger Agreement and related matters,



     o absence of any conflict with Guzzi Corp.'s Certificate of Incorporation and By-Laws, required consents and violations of instruments or laws,





o financial statements of Guzzi Corp.,





o absence of undisclosed liabilities,



     o ownership of leasehold interests in, title to and condition of real and personal property and intangible rights,





o existence of certain contracts and other agreements,





o absence of defaults under certain contracts and other agreements,





o compliance with applicable law and permits,





o filing of tax returns and payment of taxes,





o absence of certain changes in the business of Guzzi Corp.,





o absence of judicial or governmental orders or litigation,

o labor relations,





o absence of illegal or improper transactions,





o related transactions,





o environmental matters and health matters,





o bank accounts,





o records,





o insurance,





o absence of brokers,





o certain disclosure, and





o the amount and parties to the interim loans incurred after the August 18, 1998 Merger Agreement.


Most of these representations and warranties are subject to various limitations based on specific criteria relating to Moto Guzzi or their material adverse effect on Guzzi Corp. taken as a whole.


     The Merger Agreement also contains various representations and warranties of NAAC relating to, among other things:





o due organization and similar corporate matters with respect to NAAC,



     o authorization, execution, delivery, consummation and enforceability of the Merger Agreement and the related matters,



     o absence of any conflict with NAAC's Certificate of Incorporation and Bylaws, required consents and violations of instruments or laws,





o financial statements of NAAC,





o reports filed with the Commission,



     o the funds held in the Escrow Account will not be less than $8,391,000 and NAAC will have no less than $8,000,000 in cash assets at the Effective Time after payment of certain cash amounts (less payments to redeeming NAAC Class A Common Stock and dissenters of Guzzi Corp.),





o absence of undisclosed liabilities,



     o absence of any conflict with NAAC's Certificate of Incorporation and By-Laws, required consents and violations of instruments or law,





o absence of brokers' fees,





o absence of defaults under certain contracts and other agreements,





o compliance with applicable law and permits and payment of certain license fees,





o absence of certain changes in its business,





o filing of tax returns and payment of taxes,





o absence of judicial orders or litigation,





o absence of illegal or improper transactions,





o bank accounts,





o records, and





o disclosure.

CERTAIN COVENANTS


     Pursuant to the Merger Agreement, Guzzi Corp. has agreed that, prior to consummation of the Merger, unless otherwise consented to by NAAC, it will conduct its business in the ordinary course, consistent with past practice and use its best efforts to preserve its business. Guzzi Corp. also agreed, among other things:



     o not to sell or transfer any rights or interests in Guzzi Corp. or the shares of Common Stock of Guzzi Corp.,





o not to negotiate with any other purchaser of the assets or securities of Guzzi Corp.,





o not to sell any capital securities of Guzzi Corp., and





o not to declare any dividend or make any distribution on the outstanding securities of Guzzi Corp.



     The Merger Agreement further provides that:



     o NAAC will be given full access to the books, records, accounts and properties of Guzzi Corp. until the consummation of the Merger,





o Guzzi Corp. confidential information will be maintained in confidence by NAAC,



     o Guzzi Corp. will not solicit, initiate or encourage submission of any bid, offer or proposal involving the sale of all or any portion of the stock or assets of Guzzi Corp. or any merger, consolidation or business combination with Guzzi Corp.,



     o Guzzi Corp. will maintain certain levels of insurance, make disclosure of certain matters affecting Guzzi Corp.,





o Guzzi Corp. will provide accurate information for use in this Proxy Statement/Prospectus,



     o Guzzi Corp. will provide lockup agreements for certain Guzzi Corp. security holders under which they agree not to sell for six months the NAAC securities received in the Merger or intercompany debt contribution, and





o Guzzi Corp. will conduct a lien search on various assets located in Italy.



Notwithstanding certain of the above limitations, Guzzi Corp. may enter into interim financing arrangements prior to the effective date of the Registration Statement if repaid when the Merger becomes effective or promptly thereafter, provided NAAC consents to the financing. NAAC consent is not required for any interim financing where the consideration therefor is exclusively the issuance of warrants or other equity securities that do not reduce the equity ownership of NAAC stockholders in the combined company on a post-Merger basis.


     NAAC has similarly agreed, among other things, to conduct its business only in the ordinary course, not to solicit or negotiate any other Business Combination transactions, to preserve the confidentiality of Guzzi Corp. information and to deliver the resignation of all the members of the current NAAC Board. In addition, NAAC agreed that it will hold a stockholders' meeting to consider the Merger Agreement and the Merger to approve certain amendments to its Certificate of Incorporation, adopt the Stock Option Plans and elect eight nominees to the NAAC Board of which five persons are Guzzi Corp. nominees and one is selected by Guzzi Corp. and NAAC together and to seek the approval of the holders of the NAAC Class B Common Stock for the Class B Recapitalization.

CONDITIONS


     The respective obligations of NAAC and Guzzi Corp. to consummate the Merger are subject to, among other things, satisfaction or waiver of:



     o representations and warranties of the other party being true and correct in all material respects (as defined in the Merger Agreement),

     o performance of and compliance in all material respects with the covenants, agreements and conditions contained in the Merger Agreement to be performed or complied with at or before consummation of the Merger,



     o absence of any pending claim, action, suit, investigation or governmental proceeding which would render it unlawful to consummate the Merger, and





o receipt of all necessary consents, approvals or waivers.



     The obligation of NAAC to consummate the Merger is also subject to various conditions, including:



     o that there has been no material adverse change (which includes certain specific events) in Guzzi Corp.'s properties, business, results of operations, financial condition and prospects, since December 31, 1997, subject to certain exceptions,



     o approval by the stockholders of NAAC of the Merger Agreement and the Merger and all of the proposals to amend the Certificate of Incorporation, to elect the eight nominees or directors of NAAC after the Merger and to adopt the Stock Option Plans by NAAC stockholders, and



     o the condition that holders of NAAC Class A Common Stock do not exercise their right of redemption in excess of 20% of the NAAC Class A Common Stock (other than the Pre-IPO Shares) outstanding on the date of the Merger Agreement and owned by persons other than the Initial NAAC Stockholders.


AMENDMENT; TERMINATION

     The Merger Agreement can be amended, modified, altered or supplemented by written agreement of the parties at any time prior to consummation of the Merger.


     The Merger Agreement can be terminated at any time prior to consummation of the Merger:





o by mutual consent of NAAC and Guzzi Corp.,





o by either party if the Merger is not consummated before February 18, 1999,



     o by Guzzi Corp. if the cash assets of NAAC at the time of the Merger are less than $8,000,000 (after various cash expenses of NAAC),



     o by the appropriate party if there is a material default or breach with respect to the due and timely performance of any of covenants and agreements which cannot be cured within a reasonable period of time, subject to various limitations and exceptions relating to materiality (as defined in the Merger Agreement),



     o by NAAC if there has been a material adverse change (as defined in the Merger Agreement) in the condition of Guzzi Corp. since the date of the Merger Agreement or there is a withdrawal of the recommendation by the Guzzi Corp. board of directors to approve the Merger, or



     o by Guzzi Corp. if an event occurs after the date of the Merger Agreement which reflects a material adverse effect on NAAC's condition or there is a withdrawal of the recommendation by the NAAC Board to approve the Merger.


     If the Merger Agreement is terminated as a result of a breach of a representation, warranty or covenant by one party, the other party may seek to recover damages therefor, but Guzzi Corp. may only seek to recover up to a maximum amount measured by the amount of cash in excess of that deposited in the Escrow Account by NAAC after its IPO and required to be available for distribution to the holders of NAAC Class A Common Stock, and NAAC may only seek to recover its actual documented out-of-pocket expenses. If Guzzi Corp. enters into a Business Combination agreement with another party and consummates such agreement within 365 days thereof, or refuses to consummate the Merger despite the satisfaction by NAAC of all of its conditions precedent to closing, including its performance of all obligations under the Merger Agreement, Guzzi Corp. will be obligated to pay NAAC, the greater of the sum of $500,000 as liquidated damages in lieu of any other claim or the actual documented out-of-pocket expenses of NAAC related solely and directly to the terminated Merger transaction. If Guzzi Corp. does not pay these amounts, TRG is obligated to pay them. If NAAC enters into a Business Combination transaction with another party, or refuses to consummate the Merger despite the satisfaction by Guzzi Corp. of all of its conditions precedent to closing, including its performance of all obligations under the Merger Agreement, and, within 365 days thereafter consummates a Business Combination with a third party, NAAC will be obligated to pay Guzzi Corp. the sum of $500,000 as liquidated damages in lieu of any other claim at such time as it consummates such Business Combination.

     In the event the Merger is consummated, most of the representations and warranties of Guzzi Corp. will survive for approximately 60 days following the filing of the quarterly report of the post-Merger entity for the quarter ended March 30, 1999. Certain other representations and warranties will survive for approximately 60 days following the completion of the audit of the 1999 fiscal year of the post-Merger entity. 200,000 shares of NAAC Class A Common Stock to be issued to the former Guzzi Corp. security holders will be held by TRG in escrow to fund any claims timely asserted by NAAC arising from a breach of such representations and warranties, to the extent that, after resolution or adjudication of such claims the damages sustained by NAAC exceed $600,000, net of any realized increase in value in certain Guzzi Corp. assets owned on the Merger consummation date. Damage sustained by NAAC in excess of the value of the securities in the escrow fund will not be indemnified.

EXPENSES


     Pursuant to the Merger Agreement, each party is solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of the Merger Agreement, except that TRG will pay the expenses of Guzzi Corp., which amount shall be included in the maximum $800,000 of intercompany indebtedness that may remain after the contribution of all other intercompany indebtedness by TRG and OAM other than the approximately Lit. 3 billion in debt owed to OAM incurred in October 1998. All of such remaining intercompany indebtedness will be paid by NAAC promptly following the Closing.





INTEREST OF CERTAIN PERSONS AFTER THE MERGER


     Certain officers and directors of Guzzi Corp. have an interest in and may receive benefits from the Merger which may differ from the interests of the Guzzi Corp. shareholders or the benefits they may receive from the Merger. Pursuant to the Merger Agreement, Guzzi Corp. will deliver to NAAC a letter identifying all persons who are, in Guzzi Corp.'s reasonable judgment, affiliates, and cause each of its affiliates to deliver to NAAC the Guzzi affiliate agreements providing, among other things, that such persons will not offer to sell, sell or otherwise dispose of any of NAAC's stock issued to such person in the Merger in violation of the Securities Act and Rule 145 promulgated thereunder, as they may be amended from time to time. In addition, certain individuals, including such affiliates, will execute six month lockup agreements.

     Additionally, at the Effective Time, NAAC, as the surviving corporation, will enter into employment and/or consulting agreements with each of Mark S. Hauser, Howard E. Chase, Emanuel Arbib and David Mitchell. Messrs. Hauser, Chase and Arbib are currently directors of Guzzi Corp. and Mr. Mitchell is currently a director of NAAC. All of these persons will be directors of NAAC on and after the Effective Time. Mr. Hauser is the president and a director of TRG and an affiliate of Tamarix Investors, LDC ("Tamarix"), which in turn is an affiliate of TRG. William Spier and Gianni Bulgari who will be directors of NAAC on and after the Effective Time are each affiliates of Tamarix. Mr. Chase is the chairman of the board of directors of TRG. Emanuel Arbib, a director of Guzzi Corp., is also a director of TRG and an affiliate of Tamarix. A Lit. 3 billion loan made to Guzzi Corp. by OAM was made available through a loan of equal amount by an affiliate of Mr. Bulgari to OAM. The loan by OAM will be repaid at consummation of the Merger, which will enable OAM to repay the loan from Mr. Bulgari's affiliate. A Lit. 3 billion facility made available to Guzzi Corp. by an Italian financial institution was collateralized by a secured guaranty made by OAM. The collateral for the guaranty was, in turn, made available as a result of a $2 million loan made by an affiliate of Mr. Hauser to TRG. The bank loan will be repaid at consummation of the Merger, which will terminate the OAM guaranty and permit the repayment of the loan from Mr. Hauser's affiliate.

     Mr. Hauser will be engaged under a three year agreement as Executive Chairman at a salary of $90,000 per year, plus reimbursement of reasonable expenses. Mr. Hauser may also allocate to NAAC, as surviving corporation, a reasonable portion of his office expenses incurred at Tamarix Capital Corporation. Mr. Hauser will be granted an option to purchase up to 150,000 shares of NAAC Class A Common Stock under the 1998 Stock Option Plan. The options will vest one-third on the date of grant and one-third on each of the two succeeding anniversaries. The options will be exercisable at the fair market value of the NAAC Class A Common Stock on the date of grant for a period of ten years after the date of grant.


     Mr. Chase will be engaged under a three year agreement as Special Counsel at compensation of $60,000 per year, plus reimbursement of reasonable expenses. Mr. Chase will be granted an option to purchase up to 45,000 shares of NAAC Class A Common Stock under the 1998 Stock Option Plan. The options will vest one third on the date of grant and one third on each of the two succeeding anniversaries. The options will be exercisable at the fair market value of the NAAC Class A Common Stock on the date of grant for a period of ten years from the date of grant.



     Mr. Arbib will be engaged as a financial consultant under a three year agreement at compensation of $30,000 per year. Mr. Arbib will be granted an option to purchase up to 30,000 shares of NAAC Class A Common Stock under the 1998 Stock Option Plan. The options will vest one third on the date of grant and one third each on succeeding anniversaries. The options will be exercisable at the fair market value of the NAAC Class A Common Stock on the date of grant for a period of ten years from the date of grant.


     Mr. Mitchell will be engaged as a consultant and as consideration for these services he will be granted an option to purchase up to 30,000 shares of NAAC Class A Common Stock under the 1998 Stock Option Plan. The options will vest one third on the date of grant and one third on each of the two succeeding anniversaries. The options will be exercisable at the fair market value of the NAAC Class A Common Stock on the date of grant for a period of ten years from the date of grant.

     Each of Messrs. Chase, Arbib, Bulgari, Spier, O'Connell, Hobbins and Mitchell also will be granted options to purchase up to 12,500 shares of NAAC Class A Common Stock under the 1998 Directors' Plan on the effective date of the Merger and, so long as they continue to serve as directors, on January 2, 2000 and each subsequent January 2 in each year in which they serve as directors.

ABSENCE OF REGULATORY FILINGS AND APPROVALS

     The Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Other than certain filings to be made and approvals obtained under certain state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger.

EXCHANGE OF STOCK CERTIFICATES


     As of the date the Merger becomes effective, each certificate formerly representing Guzzi Common Stock and Guzzi Preferred Stock ("Guzzi Certificates") shall be deemed for all purposes to evidence ownership of NAAC Class A Common Stock and Nominal Warrants, all in proportion to the individual components of the Merger Consideration, until surrendered to the exchange agent, American Stock Transfer & Trust Company ("Exchange Agent").



     As soon as practicable after the Merger becomes effective, a letter of transmittal and instructions will be mailed to each holder of record of Guzzi Certificates to be used by such holder in forwarding the Guzzi Certificates to the Exchange Agent. Each such shareholder will be asked to return a properly completed transmittal letter, together with any Guzzi Certificates listed on the transmittal letter, to the Exchange Agent in order to receive a the number of shares of NAAC Class A Common Stock and the number of Nominal Warrants to which the security holder is entitled. SHAREHOLDERS OF GUZZI CORP. SHOULD NOT

SEND THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER.


FRACTIONAL SHARES

     No fractional shares will be issued as part of the Merger Consideration, but will be rounded up to the next whole share.

MANAGEMENT AFTER THE MERGER


     As contemplated by the Merger Agreement, after the Merger becomes effective, if all the persons nominated to be directors of NAAC are elected by the NAAC stockholders at the Annual Meeting, the NAAC Board will consist of Messrs. Gianni Bulgari, William Spier, Emanuel Arbib, Howard Chase and Mark Hauser, nominees of Guzzi Corp., Messrs. David J. Mitchell and Dr. Peter Hobbins, nominees of NAAC, and Mr. Frank J. O'Connell, a nominee selected by both Guzzi Corp. and NAAC. After the date on which the Merger becomes effective, the nominees of Guzzi Corp. will represent the majority of the NAAC Board. In addition after the date on which the Merger becomes effective, the current officers of Guzzi Corp. and TRG will be appointed to similar positions with NAAC and the officers and directors of the subsidiary corporations of Guzzi Corp., including Moto Guzzi, will continue as the officers and directors of those companies. Thus, the nominees and management of Guzzi Corp., and TRG will be in a position to direct the business affairs of NAAC after the Merger.


LOCK UP AGREEMENTS


     The current directors and officers of NAAC have agreed not to sell publicly any of the NAAC Class A Common Stock of which they are the current owners, or which they may own in the future, for a period ending on the twelve month anniversary of the date on which the Merger becomes effective. In addition, 7,500 additional shares of NAAC Class A Common Stock are subject to agreements not to sell publicly such securities until August 22, 1999. Pursuant to the Merger Agreement, certain of the persons to be issued NAAC Class A Common Stock and the Nominal Warrants have agreed not to sell publicly any of the NAAC
Class A Common Stock received as part of the Merger Consideration and any shares issuable upon exercise of the Nominal Warrants for a period of twelve months after the Merger. TRG and OAM have also agreed not to sell publicly any of the NAAC Class A Common Stock and any shares issuable upon exercise of the Nominal Warrants received as part of the Intercompany Debt Exchange for a period of twelve months after the Merger. In addition, Allen & Company have agreed not to sell for a period of eighteen months after the Merger any shares issuable pursuant to the Allen & Co. Warrant.

                        MARKET PRICES OF NAAC SECURITIES

     NAAC Class A Common Stock, NAAC Class A Warrants, NAAC Class B Common Stock and Units are traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbols NACQA, NACQW, NACQB, NACQU, respectively. NAAC has not declared or paid any dividends on NAAC Common Stock since its inception.

     The following table sets forth the range of high and low closing trading prices for NAAC Class A Common Stock, NAAC Class A Warrants, NAAC Class B Common Stock and Units for the period since August 22, 1997, as reported by the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer automated quotation system sponsored and operated by the NASD for equity securities not included in the Nasdaq System. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.


                                                                  CLASS A            CLASS B            CLASS A
                                                UNITS          COMMON STOCK       COMMON STOCK         WARRANTS
                                           ---------------    ---------------    ---------------    ---------------
                                            HIGH      LOW      HIGH      LOW      HIGH      LOW      HIGH      LOW
                                           ------    -----    ------    -----    ------    -----    ------    -----
Year ended August 31, 1997:
  Fourth Quarter (from August 22,
     1997)..............................    10.00     9.25       N/A      N/A     10.00    10.00       N/A      N/A
Year ended August 31, 1998:
  First Quarter.........................   10.125     9.00     8.375    8.375     10.50     9.25       .50      .50
  Second Quarter........................    10.00    8.875     8.500    8.375     10.00     9.25       .50      .50
  Third Quarter.........................     9.25     9.00      9.00     8.50      9.75     9.25       .50      .50
  Fourth Quarter........................    9.313     9.13     9.375    8.625      9.75    9.375       .50      .50
Year ending August 31, 1999:
  First Quarter.........................     9.75    9.313     9.375    8.625      9.75    9.375       .75      .50



     The Units were sold for $10.00 per Unit, and the NAAC Class B Common Stock was sold for $10.00 per share in the IPO. On August 17, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing bid and sale prices of NAAC Class A Common Stock, NAAC Class A Warrants, NAAC Class B Common Stock and Units, as reported on the OTC Bulletin Board, were (1) for NAAC Class A Common Stock, a bid of $8.625 and ask of $9.375, (2) for the NAAC Class A Warrants, a bid of $.50 and ask of $.75, (3) for the NAAC Class B Common Stock, a bid of $9.375 and ask of $11.375 and (4) for the Units, a bid of $9.375 and ask of $11.00.



     On [            ], the most recent date for which it was practicable to
obtain market price information prior to the mailing of this Proxy Statement/Prospectus, such bid and ask closing bid prices were for (1) NAAC
Class A Common Stock, a bid of $[     ] and ask of $[     ], (2) for the NAAC
Class A Warrants, a bid of $[     ] and ask of $[     ], (3) for the Class B
Common Stock, a bid of [     ] and ask of [     ] and (4) for the Units, a bid
of [$     ] and ask of [$     ]. Stockholders are urged to obtain current market
quotations.



     As of the record date, there were approximately twenty holders of record of NAAC Class A Common Stock and one holder of record of the NAAC Class A Warrants and of the NAAC Class B Common Stock. Because Units are separable into NAAC Class A Common Stock and NAAC Class A Warrants, a transfer of Units is recorded by NAAC's transfer agent only as a transfer of NAAC Class A Common Stock and NAAC Class A Warrants. Consequently, the number of holders of record of Units is not available.


     NAAC stockholders are urged to obtain current market quotations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of NAAC Common Stock as of January 8, 1999, by (1) each stockholder known by NAAC to be the beneficial owner of more than 5% of outstanding NAAC Common Stock, (2) each current director and (3) all current directors and executive officers as a group. NAAC believes that the beneficial owners of NAAC Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


BENEFICIAL OWNERSHIP OF SHARES OF NAAC COMMON STOCK


                                                                                                 PERCENT OF CLASS A
                                                                   CLASS A        CLASS B        COMMON STOCK
NAME                                                             COMMON STOCK    COMMON STOCK    BENEFICIALLY OWNED
--------------------------------------------------------------   ------------    ------------    ------------------
David J. Mitchell(1)..........................................       172,500(2)      15,000(3)          16.2%
C. Thomas McMillen(1).........................................       172,500(2)      15,000(3)          16.2%
A.J. Nasser(1)................................................       115,000(4)         -0-              9.5%
Barry Rubenstein..............................................       218,000(5)      32,000             21.1%
The Maxim Group, Inc..........................................       100,000            -0-              8.3%
All NAAC officers and directors as a group (3 persons)........       460,000(6)      30,000(6)          30.1%


------------------

 * Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.


(1) The address of each of Messrs. Mitchell and McMillen is c/o Mitchell & Company, 3rd Floor 5 East 59th Street, New York New York 10022. The address of Mr. Nasser is c/o The Maxim Group, Inc., 210 Townpark Drive, Kennesaw, Georgia 30144.


(2) Includes 50,000 shares of NAAC Class A Common Stock and the 50,000 shares of NAAC Class A Common Stock underlying a like number of NAAC Class A Warrants issuable upon exercise of the Class A Options. Also includes 60,000 shares of NAAC Class A Common Stock issuable upon (i) conversion of the NAAC
    Class B Common Stock and (ii) exercise of the NAAC Class A Warrants, both of which underlie the NAAC Class B Common Stock subject to the Class B Options.

(3) Represents the NAAC Class B Common Stock issuable upon exercise of the Class B Option.


(4) Includes 100,000 shares of NAAC Class A Common Stock owned by The Maxim Group, Inc. of which Mr. Nasser is the President and Chief Executive Officer and a director.



(5) Includes 128,000 shares of NAAC Class A Common Stock issuable upon
    (i) conversion of the NAAC Class B Common Stock and (ii) exercise of the NAAC Class A Warrants, both of which underlie the NAAC Class B Common Stock.



(6) Includes the NAAC Class A Common Stock and NAAC Class B Common Stock set forth in Notes (2) and (3) above.



     The following table sets forth certain information regarding the beneficial ownership of NAAC Common Stock after giving effect to the consummation of the Merger, the acceptance of the Warrant Exchange and the approval and effect of the Class B Recapitalization by (1) each stockholder known to NAAC to be the beneficial owner of more than 5% of the outstanding NAAC Class A Common Stock after the Merger, (2) each nominee for election as a director of NAAC, and
(3) all directors and officers of NAAC after the Merger as a group. Except as otherwise indicated, NAAC believes that the beneficial owners of the NAAC
Class A Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                          NAAC CLASS A COMMON STOCK
                                                                                          BENEFICIALLY OWNED* AFTER
                                                                                                   MERGER
                                                                                         ---------------------------
NAMES                                                                                    NUMBER OF SHARES    PERCENT
--------------------------------------------------------------------------------------   ----------------    -------
Trident Rowan Group, Inc. ............................................................        3,360,000(1)    61.11%
  Two Worlds Fair Drive
  Somerset, New Jersey 08873
Tamarix Investors LDC ................................................................        3,360,000(2)    61.11
  444 Madison Avenue
  New York, New York 10022
Howard E. Chase(3)....................................................................        3,387,500(4)    61.33
Emanuel Arbib(3)......................................................................        3,382,500(4)    61.29
Mark S. Hauser(3).....................................................................        3,410,000       61.49
Gianni Bulgari(3).....................................................................        3,372,500       61.22
William Spier(3)......................................................................        3,372,500(4)    61.22
Barry Rubenstein......................................................................          549,740(5)    10.00
Allen & Company.......................................................................          350,000(6)     5.99
David Mitchell(3).....................................................................          182,500(7)     3.21
Peter Hobbins(3)......................................................................           12,500         -0-
Frank J. O'Connell(3).................................................................           12,500         -0-
All NAAC officers and directors as a group (10 persons after Merger)..................        3,692,500       63.35


------------------
 * Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(1) Consists of shares of NAAC Class A Common Stock beneficially owned by OAM, a subsidiary of TRG.
(2) As the beneficial owner of approximately 55% of the common stock of TRG deemed issued and outstanding for purposes of determining beneficial ownership, Tamarix Investors LDC may be viewed as a controlling shareholder of TRG and thus the beneficial owner of all shares of NAAC Class A Common Stock of which TRG is the beneficial holder.
(3) The address of Mr. Mitchell and Dr. Hobbins is c/o Mitchell & Company Ltd., 5 East 59th Street, 3rd Floor, New York, New York 10022. The address of Messrs. Arbib, Chase, Spier and Hauser is Two Worlds Fair Drive, Somerset, New Jersey 08873. The address of Mr. O'Connell is c/o Gibson Greetings, Inc., 2100 Section Road, Cincinnati, Ohio 45232. The address of Mr. Bulgari is Via S. Valentino 21, Rome, Italy.
(4) As a director of TRG, the shareholder may also be viewed as a beneficial owner of all shares of NAAC Class A Common Stock beneficially owned by TRG. The total shown also includes shares subject to exercisable stock options owned individually.
(5) Includes 331,740 shares of NAAC Class A Common Stock owned by Seneca Ventures, Woodland Venture Fund, Woodland Partners, Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. Mr. Rubenstein disclaims beneficial ownership as to those shares which are not represented by his ownership of the aforementioned entities.
(6) Consists of shares of NAAC Class A Common Stock issuable upon exercise of a warrant to be issued at the consummation of the Merger.

(7) Includes 50,000 shares of NAAC Class A Common Stock and the 50,000 shares of NAAC Class A Common Stock underlying a like number of NAAC Class A Warrants issuable upon exercise of the Class A Options. Also includes 60,000 shares of NAAC Class A Common Stock issuable upon (i) conversion of the NAAC
    Class B Common Stock and (ii) exercise of the NAAC Class A Warrants underlying the NAAC Class B Common Stock subject to the Class B Options. Includes options to purchase an additional 22,500 shares of NAAC Class A Common Stock.

(8) Includes 172,500 shares of NAAC Common Stock underlying exercisable options to be issued at the Effective Time.

                    SELECTED NAAC HISTORICAL FINANCIAL DATA

     The following selected historical financial data as of August 31, 1998, August 31, 1997 and for the period September 1, 1995 (inception) to August 31, 1998 and for the periods then ended are derived from the audited financial statements of NAAC included in this Proxy Statement. The data should be read in conjunction with the financial statements, related notes, "Management's Discussion and Analysis of NAAC's Financial Condition and Results of Operations," the pro forma financial statements of Guzzi Corp. and NAAC and other financial information included in this Proxy Statement.

                                                                                           SEPTEMBER 1,
                                                                                              1995
                                                                                           (INCEPTION)
                                                                                               TO         SEPTEMBER 1, 1995
                                                        YEAR ENDED        YEAR ENDED       AUGUST 31,     (INCEPTION) TO
                                                       AUGUST 31, 1998   AUGUST 31, 1997      1996        AUGUST 31, 1998
                                                       ---------------   ---------------   ------------   -----------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Interest income......................................    $       411        $      --        $     --         $     411
General, administrative, other expenses and taxes....            198               39              31               268
Net income (loss)....................................            213              (39)            (31)              143
Net income (loss) per common share...................            .20             (.33)           (.29)               --
Weighted average common shares outstanding...........      1,056,000          119,014         106,000

                                                                                           AUGUST 31,
                                                       AUGUST 31, 1998   AUGUST 31, 1997      1996
                                                       ---------------   ---------------   ------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................     $       1         $     402        $     26
Deferred merger costs................................           105                --              --
U.S. Government securities deposited in Escrow
  Account and accrued interest thereon...............         8,409             7,998              --
Total assets.........................................         8,515             8,401             204
Liabilities..........................................           174               283             181
Common stock subject to possible redemption..........         1,682             1,600              --
Stockholders' equity.................................         6,659             6,518              23

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              NAAC'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     NAAC is a Specialized Merger and Acquisition Allocated Risk Transaction company, the objective of which is to acquire a Target Business in a Business Combination. Since its inception in 1995, NAAC has engaged in organizational activities, completing the IPO and identifying and evaluating Target Businesses with which it might effect a Business Combination. In March 1998, NAAC began evaluating and negotiating a Business Combination with Guzzi Corp. which resulted in the signing of the Merger Agreement on August 18, 1998, as amended December 3, 1998. Since August 18, 1998, NAAC has been engaged in preparing the required documentation for the Annual Meeting. Except for its efforts to identify a Target Business and effect a Business Combination, NAAC has not engaged in any business activities during the fiscal year ended August 31, 1998.



     On August 27, 1997, NAAC consummated the IPO and raised net proceeds of approximately $8,100,000, after payment of underwriting discounts, the underwriter's non-accountable expense allowance, and other offering costs. NAAC deposited approximately $8,000,000 of the offering proceeds in the Escrow Account. At November 30, 1998, the Escrow Account amounted to $8,520,995. Cumulative interest earned on the Escrow Account and other funds was an aggregate of approximately $411,000 as of August 31, 1998. All income through August 31, 1998 has been from interest.



     During fiscal year 1998, substantially all of the working capital requirements and the expenses of NAAC have been attributable to the identification, evaluation and selection of a suitable Target Business and to structure and consummate the acquisition of Guzzi Corp. NAAC has incurred and accrued costs of approximately $268,000 in connection with its business activities through August 31, 1998. Of this amount, $203,000 is attributable to general and administrative expenses and debt costs and $65,000 is attributable to income taxes due on the interest earned on the funds in the Escrow Account and working capital funds. NAAC is incurring additional costs in connection with the proposed Merger. NAAC will satisfy its working capital needs from existing cash balances, and if a Business Combination is consummated, from the funds in the Escrow Account and payment of the exercise price of $300,000 of the Class B Options held by Messrs. Mitchell and McMillen, officers of NAAC, which they have agreed to exercise upon consummation of the Merger. If the Merger, or any other Business Combination is not consummated, and NAAC effects the redemption of the Class A Common Stock (other than the Pre-IPO Shares) using the funds in the Escrow Account, the assets of NAAC will not be sufficient to pay all of its accounts payable, taxes due and accrued expenses. The report of the independent certified public accountants of NAAC states that there are several factors which raise substantial doubt about NAAC's ability to continue as a going concern.



     If NAAC does not consummate a Business Combination by August 22, 1999, the Class A Common Stock (other than the Pre-IPO Shares) will be redeemed by distribution of the Escrow Account proceeds, inclusive of any interest thereon, to the holders of those shares of Class A Common Stock. The per-share redemption price is equal to the amount in the Escrow Account, including interest earned thereon, divided by the number of shares of Class A Common Stock held by stockholders entitled to share in the Escrow Account. The Pre-IPO Shares do not participate in the funds held in the Escrow Account and those shares of Class A Common Stock will be cancelled at the time of redemption. The assets of NAAC, if any, other than the escrowed assets, will be used to pay NAAC's liabilities and to redeem the outstanding Series A Preferred Stock of NAAC at its liquidation value. Upon redemption and cancellation of the Class A Common Stock, each share of Class B Common Stock will automatically be exchanged for two shares of Class A Common Stock, and the holders of this stock will be the stockholders of a public shell corporation.



     Holders of Class A Common Stock (excluding the Pre-IPO Shares) have the right to redeem their shares in connection with a Business Combination, provided that if more than 20% of the shares are to be redeemed, the Business Combination will not be consummated and the right of redemption will terminate until such time as another acquisition is submitted for approval of the NAAC stockholders.

Year 2000



     NAAC has evaluated the potential impact of the situation commonly referred to as the "Year 2000 Issue" ("Y2K"). Y2K concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. Many of the world's computer systems currently record years in a two-digit format. Such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to business disruptions in the U.S. and internationally. The potential costs and uncertainties associated with Y2K will depend on a number of factors, including software, hardware and the nature of the industry in which a company operates.



     To ensure that the Company's computer systems are Y2K compliant, NAAC has reviewed each of its systems and programs over the past year. NAAC does not have any internal systems or operations that may be affected by Y2K. NAAC believes its only exposure to the Y2K issue is in connection with the Escrow Account. NAAC believes that the Chase Manhattan Bank N.A. systems relating to the Escrow Account are Y2K compliant or will be Y2K compliant prior to the year 2000. NAAC does not believe it will incur any expenses associated with the Y2K compliance.


          SELECTED GUZZI CORP. HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical financial data for the years ended December 31, 1997 and 1996 are derived from the audited financial statements of Guzzi Corp. included in this Proxy Statement/Prospectus and should be read in conjunction with those financial statements and notes related thereto. The selected historical financial data for the year ended December 31, 1995 and for the nine months ended September 30, 1998 and 1997 are derived from the unaudited financial statements of Guzzi Corp. included in this Proxy Statement/Prospectus and should be read in conjunction with those financial statements and selected information thereto. The selected historical financial data for the years ended December 31, 1994 and 1993 are derived from the unaudited financial statements for those years, which are not included in this Proxy Statement. Such unaudited data includes, in management's opinion, all normal recurring adjustments, necessary to present fairly the results of operations and financial position of Guzzi Corp. for such periods. Results for interim periods are not necessarily indicative of the results to be expected for an entire fiscal year. The following data should also be read in conjunction with the financial statements, related notes, "Management's Discussion and Analysis of Guzzi Corp. Financial Condition and Results of Operations," the pro forma financial statements of Guzzi Corp. and NAAC and other financial information included in this Proxy Statement/Prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                   -----------------------------------    -----------------------------------------------
                                    1998         1998          1997        1997        1997          1996         1995
                                   $000(1)      LIT. M        LIT. M      $000(2)     LIT. M        LIT. M       LIT. M
                                   -------   ------------   ----------    -------   -----------   ----------   ----------
                                               (UNAUDITED)
INCOME STATEMENT DATA
Net sales........................  $40,933    Lit. 67,622   Lit.59,770    $45,781   Lit. 80,987   Lit.77,620   Lit.64,671
Gross profit.....................    7,222         11,931        7,602      5,378         9,514       11,865       10,071
Selling, general and
  administrative
  expenses.......................    7,207         11,906       10,020      7,815        13,824       10,210        7,486
Research and development
  expenditure....................    1,863          3,078        1,393      1,767         3,125        1,177          602
Interest expense.................    1,989          3,286        2,893      2,058         3,640        4,346        3,604
Net loss.........................   (5,211)(6)       (8,608)(6)     (6,317)  (5,976)(6)     (10,569)(6)     (1,996)     (3,233)
Cash dividends per common share..       --             --           --         --            --           --           --

BALANCE SHEET DATA
Cash and cash equivalents........      725          1,197        8,267    $ 3,591    Lit. 6,352   Lit. 2,210   Lit. 2,718
Current assets...................   44,298         73,181       72,113     39,135        69,229       60,223       52,382
Total assets.....................   55,194         91,180       86,175     47,877        84,694       73,731       58,594
Short-term debt..................   18,852         31,144       32,180     16,401        29,012       23,173       15,637
Long-term debt, net of current
  portion........................    8,282         13,682        5,372      2,729         4,828        5,629        4,198
Parent company financing.........    8,114         13,404       12,740      7,303        12,919        4,659        2,883(4)
Preferred stock subject to
  redemption.....................    7,591         12,540       10,749      6,574        11,629        5,101           --
Shareholders'
  equity.........................  (13,291)       (21,957)      (7,253)   $(6,991)  Lit.(12,366)  Lit. 1,596   Lit. 2,822(4)

OTHER DATA
Depreciation and amortization....    1,786          2,950        1,737    $ 1,402    Lit. 2,480   Lit. 1,807   Lit. 2,303
Capital
  expenditures...................    3,418          5,647        2,351      2,197         3,887        5,951        1,801
EBITDA(5)........................   (1,063)        (1,756)      (1,501)    (2,383)       (4,214)       4,189        2,774
Number of motorcycles sold.......    4,510          4,510        4,056      5,593         5,593        6,050        5,198


                                  YEARS ENDED DECEMBER 31,
                                  -----------------------
                                      1994         1993
                                     LIT. M       LIT. M
                                   ----------   ----------
                                         (UNAUDITED)
INCOME STATEMENT DATA
Net sales........................  Lit.48,849   Lit.37,484
Gross profit.....................       4,071        5,149
Selling, general and
  administrative
  expenses.......................       4,703        6,012
Research and development
  expenditure....................         197          409
Interest expense.................       3,533        4,969
Net loss.........................      (1,671)      (4,058)
Cash dividends per common share..          --           --
BALANCE SHEET DATA
Cash and cash equivalents........  Lit. 3,679    Lit.  329
Current assets...................      39,155       34,889
Total assets.....................      47,607       41,190
Short-term debt..................       9,480       16,566(3)
Long-term debt, net of current
  portion........................       4,151           --(3)
Parent company financing.........      13,197        9,883
Preferred stock subject to
  redemption.....................          --           --
Shareholders'
  equity.........................  Lit. (7,180) Lit. (3,122)
OTHER DATA
Depreciation and amortization....  Lit. 1,967    Lit.   --
Capital
  expenditures...................       1,106           --
EBITDA(5)........................       3,829           --
Number of motorcycles sold.......       4,149        3,274

------------------
(1) Translated solely for the convenience of the reader at the approximate exchange rate as of September 30, 1998 of Lit. 1,652 to $1.00.

(2) Translated solely for the convenience of the reader at the approximate exchange rate as of December 31, 1997 of Lit. 1,769 to $1.00.

(3) At December 31, 1993 Moto Guzzi was past due on outstanding loans of Lit. 5,120 which were classified as current liabilities.

(4) In 1995, Lit. 12,632 million of parent company financing was contributed to capital.

(5) EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization. The Company believes that the presentation of EBITDA facilitates an investor's understanding of the Company's operations. EBITDA should not be considered by an investor as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is not used in the presentation of financial statements prepared in accordance with generally accepted accounting principles and may not be comparable to similarly titled measurements reported by other companies.


(6) The pro forma loss per share for the nine months ended September 30, 1998 would have been Lit. 1,478, or $.89, assuming no exercise of redemption rights by NAAC stockholders, or Lit. 1,522, or $.92, assuming maximum exercise of redemption rights by NAAC stockholders. For the twelve months ended December 31, 1997, the pro forma loss per share would have been Lit. 1,854, or $1.05, assuming no exercise of redemption rights by NAAC stockholders, or Lit. 1,910, or $1.08, assuming maximum exercise of redemption rights by NAAC stockholders. Pro forma loss per share is calculated by adjusting for the interest expense on the intercompany debt subject to the Intercompany Debt Exchange.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                        GUZZI CORP. FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     Guzzi Corp. is a Delaware corporation formed in 1996 to acquire Moto Guzzi, its manufacturing subsidiary, and Moto America, the exclusive U.S. importer and distributor of "Moto Guzzi"(Registered) brand motorcycles and spare parts. Guzzi Corp. is a majority owned subsidiary of TRG.

     Moto Guzzi has earned a reputation as one of the elite motorcycle manufacturers in the world, and distributes its products worldwide through a network of wholly or partially owned importers and independent dealers. By the end of 1993, Moto Guzzi then operating under the name of GBM S.p.A. had been suffering from many years of declining sales and production and increasing losses. In 1994, TRG brought outside emergency temporary management services to Moto Guzzi and developed a strategic plan to restore its subsidiary to financial health.

     Since that initiative, Moto Guzzi has significantly increased unit sales from approximately 4,300 in 1994 to approximately 5,600 in 1997. In the four fiscal quarters ended September 30, 1998, unit sales amounted to 6,052 units, although the company continues to operate at a loss.

     Since 1994, Moto Guzzi has made investments in reinforcing management and in logistical and production control systems and has increased outsourcing of components to qualified suppliers. It has also introduced two new models, the "Centauro" and "Quota," and updated versions of its "California" and "Nevada" models which have been well received by customers. In January 1996, Moto America Inc., the exclusive U.S, importer and distributor was acquired and in February 1997, a new wholly-owned importer distributor was set-up in France as part of Guzzi Corp.'s investments to strengthen distribution in important markets. Also, in January 1997, distribution in Germany was transferred to a new 25% owned affiliate, MGI GmbH. Guzzi Corp. has a 3 year option to acquire up to 90% of this new German exclusive importer-distributor.


     From 1994 through 1996, financing for Guzzi Corp. was supplied by its parent company, TRG. In early January 1997, a private placement of Guzzi Corp. redeemable preferred stock raising gross proceeds of U.S.$ 6 million was completed and in June 1997, TRG committed to Guzzi Corp. approximately U.S.$ 4 million from the proceeds of a public offering of TRG common stock and common stock warrants. Further, in early 1998, Moto Guzzi negotiated a Lit. 10 billion (approximately U.S.$ 5.6 million) long-term credit facility, which it drew down in April 1998. Guzzi Corp obtained Lit. 6 million of additional debt financing in October 1998 as a result of loans or credit enhancements made to Guzzi Corp. by OAM. These October loans, together with up to $800,000 of indebtedness owed by Guzzi Corp. to TRG or OAM, will be repaid by NAAC following the closing of the Merger.



     With the proceeds from these financings, Moto Guzzi has started to make investments in research and model development, expenditure on which more than doubled in 1997 compared to 1996. To enable substantial further growth in production and sales, Guzzi Corp.'s strategic plan contemplates total investments in research and product development of some Lit. 50 billion (approximately U.S.$ 30 million) in the five year period from 1998 through 2002 as well as investments of Lit. 20 billion (approximately $12 million) in production plant and machinery and information systems. A detailed discussion of both the short-term as well as the long-term financing needs of Guzzi Corp., including possible methods which will be examined to obtain the needed capital, will be found below on page 71-72.

                             RESULTS OF OPERATIONS
                                 3 MONTHS ENDED
               SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997

                                                                                 THREE MONTHS ENDED SEPT. 30,
                                                                           -----------------------------------------
                                                                            1998                  1997
                                                                           LIRE M.               LIRE M.
                                                                           -------               -------
Net sales...............................................................    19,633      100.0%    18,105      100.0%
Cost of sales...........................................................   (16,936)     (86.3%)  (16,354)     (90.3%)
                                                                           -------               -------
                                                                             2,697       13.7%     1,751        9.7%
Selling, general and administrative expenses............................    (4,045)     (20.6%)   (3,318)     (18.3%)
Research & product development..........................................      (852)      (4.3%)     (496)      (2.7%)
Reorganization costs....................................................    (1,852)      (9.4%)       --          --
Other income, net.......................................................        65        0.3%       479        2.6%
                                                                           -------               -------
Operating loss..........................................................    (3,987)     (20.3%)   (1,584)      (8.7%)
Interest expense........................................................    (1,080)      (5.5%)     (853)      (4.7%)
                                                                           -------               -------
Loss before income taxes................................................    (5,067)     (25.8%)   (2,437)     (13.4%)
Income taxes............................................................      (135)      (0.7%)      (13)      (0.1%)
                                                                           -------               -------
Net loss................................................................    (5,202)     (26.5%)   (2,450)     (13.5%)
                                                                           -------               -------
                                                                           -------               -------

     The 8.4% increase in net sales in the three months ended September 30, 1998 compared to the quarter ended September 30, 1997 results principally from an increase of 11.7% in units sold from 1,167 units in 1997 to 1,303 in 1998. Guzzi Corp. introduced sales incentives, principally in the United States, to reduce inventory levels of older models and this adversely affected selling prices in the quarter.


     Sales in the quarter continued to be affected by delays in the introduction of two revised models, the California Special and 1998 Quota 1100, principally resulting from late supply of certain components. Guzzi Corp. estimates that as a result of these delays and due to the seasonality of Moto Guzzi orders, some 600-800 unit sales will be lost in 1998, aggregating Lit. 7.5 billion to Lit.
10.0 billion in revenue. Net unit sales by the U.S. importer-distributor increased to 221 in 1998 compared to 91 in 1997, due principally to incentive programs introduced in August 1998. Net unit sales at the French importer-distributor were 155 units in the third quarter of 1998 compared to 76 in 1997.


     The increase in gross margin as a percentage of sales, to 13.7% from 9.7%, principally reflects low margins in 1997 due to a policy in that year not to raise sales prices but to seek to build market share. Due to the delays on the Special and Quota, production of completed units in the third quarter of 1998 decreased to 1,056 from 1,277 in the comparable 1997 quarter. Margins in the third quarter of 1998 fell, however, from the 19.2% margins in the first six months of 1998 principally due to fixed production costs being absorbed over the lower third quarter production volumes and exceptional warranty costs of approximately Lit. 400 million.

     Increases in selling, general and administrative expenses principally reflect increases of Lit. 591 million in Italy, principally relating to new management personnel at Moto Guzzi and increases of Lit. 136 million at the wholly owned importers in the U.S. and France, consistent with higher business volumes.


     In mid-1997 Moto Guzzi undertook a commitment to offer a product line which better met market expectations in terms of style, quality performance and price, with the goal of expanding its business. Moto Guzzi concluded that a larger range of products, including in engine size, body style and price, would enable this company to appeal to a broader segment of the market. To meet this objective, Moto Guzzi undertook to increase research and development to develop the necessary products. As a result, research and development expenses in the three months ended September 30, 1998, principally for new products for 1998 and 1999 and for new engines, was Lit. 852 million compared to Lit. 496 million in 1997.


     Other income, net, in 1998 is principally composed of interest income of Lit. 44 million in the three months ended September 30, 1998 (1997--Lit.
132 million) and foreign currency exchange differences and other minor items. The higher amount realized in 1997 was due principally to the Lit.
6,000 million received from TRG from the proceeds of a public offering of TRG common stock.

     Interest expense increased by 26.6% from third quarter 1997 levels due to the draw down on long-term loans in April 1998, on increased levels of advances from banks financing working capital and increases in loans from affiliates of TRG. The effects of this increased indebtedness more than offset the benefits of lower interest rates in 1998 compared to 1997.

     Income tax in 1998 principally relates to operations in Italy, whereas it related to operations in the U.S. in 1997. Despite operating losses at Moto Guzzi in Italy, income taxes are accrued as certain business expenses, principally finance expense and labor costs, are not deductible against income for the purposes of a new income tax, introduced in 1998.

     In April 1998 Moto Guzzi entered into an agreement with Philips S.p.A. for the purchase by Moto Guzzi of Philips Vision Industries' plant in Monza, Italy. The agreement, which was subject to the fulfilment of certain conditions including the assent of certain labor unions, expired in accordance with its terms in June 1998, though the parties continued discussions through August 1998. In September 1998, Moto Guzzi terminated the discussions as agreement with labor unions had not been obtained and the delays in closing meant that logistics for transfering activities were no longer favorable. Also in September 1998, the employment contract of Oscar Cecchinato, the managing director of Moto Guzzi, was terminated.

     Following these events, Guzzi Corp. reviewed its short-term strategies and product plans, including new models whose introduction was connected with the potential new factory as well as other new models scheduled for 1999 introduction to replace existing models. As a result of this review, Guzzi Corp. has recorded Lit. 1,852 million of reorganization costs. The principal components of this charge are Lit. 315 million of costs directly related to the potential new factory, Lit. 707 million of write-offs of tooling and Lit.
750 million reserves against inventory components.

                             RESULTS OF OPERATIONS
                                 9 MONTHS ENDED
               SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997

                                                                                  NINE MONTHS ENDED SEPT. 30,
                                                                           -----------------------------------------
                                                                            1998                  1997
                                                                           LIRE M.               LIRE M.
                                                                           -------               -------
Net sales...............................................................    67,622      100.0%    59,770      100.0%
Cost of sales...........................................................   (55,691)     (82.4%)  (52,168)     (87.3%)
                                                                           -------               -------
                                                                            11,931       17.6%     7,602       12.7%
Selling, general and administrative expenses............................   (11,906)     (17.6%)  (10,020)     (16.8%)
Research & product development..........................................    (3,078)      (4.6%)   (1,393)      (2.3%)
Reorganization costs....................................................    (1,852)      (2.7%)       --          --
Other income, net.......................................................       199        0.3%       573        1.0%
                                                                           -------               -------
Operating loss..........................................................    (4,706)      (7.0%)   (3,238)      (5.4%)
Interest expense........................................................    (3,286)      (4.9%)   (2,893)      (4.8%)
                                                                           -------               -------
Loss before income taxes................................................    (7,992)     (11.8%)   (6,131)     (10.3%)
Income taxes............................................................      (616)      (0.9%)     (186)      (0.3%)
                                                                           -------               -------
Net loss................................................................    (8,608)     (12.7%)   (6,317)     (10.6%)
                                                                           -------               -------
                                                                           -------               -------

     The 13.1% increase in net sales in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 results principally from an 11.2% increase in unit sales volumes and positive effects of price increases implemented in March 1998, though sales prices were decreased in the U.S. in the third quarter as part of an incentive program to reduce inventory. Units sold in the nine months increased from 4,056 units in 1997 to 4,510 in 1998, but the previously noted delays in the introduction of two revised models prevented the growth rates seen in the first quarter of 1998 from continuing in the second and third quarters. Net unit sales at the U.S. importer-distributor increased 23.1% to 603 in 1998 compared to 490 in 1997, due principally to increased sales in the third quarter following the introduction of the sales incentive program. Net unit sales at the French importer-distributor, which commenced operations in February 1997, increased 94% to 493 in 1998 compared to 254 in 1997. In the first quarter of 1998, sales by Moto

Guzzi S.p.A. in Italy also benefitted from 312 units sold to public adminstration customers which sales had originally been scheduled for December 1997 delivery but which were delayed until 1998 for completion of compliance testing by the buyers.

     The increase in gross margin as a percentage of sales, to 17.6% from 12.7%, principally reflects fixed manufacturing costs spread over production volumes which increased to 4,537 in the nine months ended September 30, 1998 from 4,355 in the comparable 1997 period and the beneficial effects of price increases effective from March 1998. In 1997, selling prices had been maintained at 1996 levels so as to build market share. As noted above, margins fell in the third quarter compared to the first nine months of 1998 due to lower production volumes following production delays on two new models.

     Increases in selling, general and administrative expenses in the nine months ended September 30, 1998 compared to the 1997 period reflect increases of Lit. 1,542 million in Italy principally relating to new management personnel at Moto Guzzi and increases of Lit. 344 million at the wholly owned importers in the U.S. and France.

     Research and development in the nine months ended September 30, 1998, principally on new products for 1998 and 1999 and for new engines, is at levels more than double those incurred in the first nine months of 1997.

     Reorganization costs represent the charge taken in the third quarter of 1998 relating to the Monza factory, tooling charges and inventory reserves.

     Other income, net is principally comprised of interest income of Lit. 156 million for the nine months ended September 30, 1998 and foreign exchange differences and other minor items.

     The increase in interest expense in 1998 compared to 1997, reflects interest expense on the long-term loan drawn down in April 1998, on increased levels of advances from banks to finance working capital and on increases in loans from affiliates of TRG. The effects of this increased indebtedness more than offset the benefits of lower interest rates in 1998 compared to 1997.

     Income tax in the first nine months of 1998 principally relates to operations in Italy, whereas it related entirely to operations in the U.S. in 1997. Despite operating losses at Moto Guzzi S.p.A., income taxes are accrued as certain business expenses, principally finance expense and labor costs, are not deductible against income for the purposes of a new income tax, introduced in 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Operations and working capital

     Losses from operations of Lit. 8.6 billion for the nine months ended September 30, 1998 include depreciation and other adjustments for non-cash items of Lit. 5.3 billion. Lit. 7.2 billion of the Lit. 10.4 billion of cash used in operations results from changes in working capital items.

     Trade and other receivables increased by approximately Lit. 4.5 billion at September 30, 1998 compared to December 31, 1997. The increase is principally the result of higher sales in the third quarter of 1998. Approximately
Lit. 1.0 billion relates to the U.S. and French importers and the balance to the Italian operations. Inventories at September 30, 1998, after adjusting for reserves made for obsolescence, increased by Lit. 6.3 billion compared to December 31, 1997. This increase reflects principally increased levels of components and partly assembled motorcycles at Moto Guzzi in Italy resulting from the delays in introducing two new models. Finished motorcycle inventories at Moto America Inc. are at substantially unchanged levels, following the successful incentive programs in the third quarter and have increased by approximately Lit. 1.3 billion at Moto Guzzi France S.a.r.l. due to expansion in business volumes. Offsetting the effects of the above increases in working capital, trade and other payables at Moto Guzzi increased by approximately Lit.
3.6 billion, reflecting increased production levels.

  Investing activity

     Expenditure on plant and equipment principally relates to expenditure at the production facility of Moto Guzzi Expenditure of Lit. 5.6 billion in the first nine months of 1998 compared to Lit. 2.4 billion in 1997, reflects the start of investments in plant and machinery in accordance with Guzzi Corp's strategic plan. Moto Guzzi has limited its capital expenditure program from August 1998 in accordance with its liquidity position.

  Financing activities

     The increase in advances from banks of approximately Lit. 2.0 billion principally reflects financing of the increased trade receivables. Moto Guzzi's ability to draw on its credit lines against trade receivables has also been limited by lower than anticipated sales levels in the third quarter--see "Short-term liquidity requirements", below. In April 1998, Moto Guzzi drew down Lit. 10 billion under a 10 year long-term loan facility granted by Italian banks, with principal to be repaid over the last 8 years. Approximately Lit.
5.0 billion of these proceeds, originally destined for further investments in product development, plant and machinery which were on deposit with local banks at June 30, 1998 were applied in the third quarter to fund short-term liquidity requirements as well as to make payments to capital goods suppliers, as further discussed below.

                             RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                    COMPARED TO YEAR ENDED DECEMBER 31, 1996

                                                                         YEAR ENDED              YEAR ENDED
                                                                     DECEMBER 31, 1997       DECEMBER 31, 1996
                                                                          LIRE M.                 LIRE M.
                                                                     ------------------      ------------------
Net sales.......................................................      80,987      100.0%      77,620      100.0%
Cost of sales...................................................     (71,473)     (88.3%)    (65,755)     (84.7%)
                                                                     -------                 -------
                                                                       9,514       11.7%      11,865       15.3%
Selling, general and administrative expenses....................     (13,824)     (17.1%)    (10,210)     (13.2%)
Research and development........................................      (3,125)      (3.9%)     (1,177)      (1.5%)
Other income, net...............................................         741        0.9%       1,904        2.5%
                                                                     -------                 -------
Operating (loss)/profit.........................................      (6,694)      (8.3%)      2,382        3.1%
Interest expense................................................      (3,640)      (4.5%)     (4,346)      (5.6%)
                                                                     -------                 -------
Loss before income taxes........................................     (10,334)     (12.8%)     (1,964)      (2.5%)
Income taxes....................................................        (235)      (0.3%)        (32)      (0.0%)
                                                                     -------                 -------
Net loss........................................................     (10,569)     (13.1%)     (1,996)      (2.6%)
                                                                     -------                 -------
                                                                     -------                 -------


     Despite a 7.6% decline in unit sales in 1997 over 1996, net sales at Guzzi Corp. increased by 4.3%, due principally to a more favorable sales mix. Total unit sales in 1997 were 5,593 compared to 6,050 in 1996. One of the most significant factors leading to the decrease in unit sales was lower sales to public administration bodies, principally in Italy, which declined from 1,011 units in 1996 to 149 units in 1997. An additional 312 units had been scheduled for sale in December 1997, representing approximately Lit. 3,800 million, but the necessary technical checks and clearance were not completed until the first quarter of 1998 and could not be recorded in 1997. Unit sales to the private sector, however, in both the Italian and export markets, increased by more than 8% over 1996. Guzzi Corp. believes that the principal cause of such decrease of public administration sales was general economic conditions affecting public spending in Italy, including planned government expenditure reduction in order to meet the qualification criteria for Italy's participation in the European Common Currency. Consolidated net sales of parts increased 13% in 1997 over 1996.


     Net sales of Guzzi Corp.'s exclusive U.S. importer increased by 113% to Lit. 13,000 million, reflecting a 93% increase in local currency terms and the effects of conversion of dollars into lire.


     Gross margin as a percentage of sales decreased in 1997 compared to 1996 as a result of the Company's policy substantially not to pass on increased component costs to customers. Approximately 2-3 percentage points of the decline in gross margins were due to this policy. Guzzi Corp. also incurred an additional Lit. 1,600 million of charges for inventory obsolescence in 1997 reflecting continuing moves to higher quality outsourced components and modifications to model specifications. Production increased in 1997 compared to 1996 by 3.4% from 6,027 units to 6,234 units.


     Guzzi Corp. also made increased investments in development of new products in 1997 with research and development expenditure increasing from Lit.
1,177 million to Lit. 3,125 million. Research and development expenditure encompasses projects for upgrades and restyling of models introduced in late 1997 and for proposed introduction in 1998 as well as longer-term projects related to new motors and new models whose introduction, if at all, will be after 1998.


     Sales general and administrative expenses increased in 1997 compared to 1996 by approximately 35%, reflecting increased activities in the U.S. importer (Lit. 1,808 million in 1997, compared to Lit. 1,064 in 1996) and the recognition of Lit. 828 million of expense in 1997 for the newly formed French importer. The balance of the increase was due to increased sales and marketing and general management expense at Moto Guzzi S.p.A. as the Company seeks to redefine and improve its operations in all areas.


     The principal components of Other income, net in 1997 were currency exchange gains of Lit. 133 million (1996--139 million), gains on sales of assets of Lit. 489 million (1996--Lit. 552 million) and interest income of Lit.
288 million (1996--Lit. 111 million), net of other minor items aggregating Lit. 171 million (1996--income of Lit 652 million). In 1996, the Company also received a grant for research performed in prior years of Lit. 450 million.


     In summary, Guzzi Corp.'s operating loss of Lit. 6,694 million in 1997, compared to an operating profit of Lit. 2,382 million in 1996, arose principally from the following items discussed above: 1) the decision to maintain 1996 sales prices to support sales objectives; 2) higher levels of inventory obsolescence resulting from product changes and a switch to higher quality components; 3) increased research and development expenditure; 4) increased marketing, sales and general management in connection with expansion of operations in the U.S. and France and plans to improve all areas of its business and 5) lower levels of other income, net. Guzzi Corp. believes the investments made in 1997 in quality and new model development and in building a strong management team will produce benefits in 1998 and future years.


     The decrease in interest expense in 1997 compared to 1996 is due to decreased interest rates more than compensating for higher levels of bank advances and loans from TRG companies in 1997 compared to the previous year.

     Income taxes relate entirely to the U.S. importer in 1997. In 1996, income taxes reflected Lit. 92 million relative to the U.S. importer and a credit of Lit. 60 million at Guzzi Corp. S.p.A. in Italy, representing a correction of estimates for prior years.

                             RESULTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    COMPARED TO YEAR ENDED DECEMBER 31, 1995

                                                                         YEAR ENDED              YEAR ENDED
                                                                     DECEMBER 31, 1996       DECEMBER 31, 1995
                                                                          LIRE M.                 LIRE M.
                                                                     ------------------      ------------------
Net sales.......................................................      77,620      100.0%      64,671      100.0%
Cost of sales...................................................     (65,755)     (84.7%)    (54,600)     (84.4%)
                                                                     -------                 -------
                                                                      11,865       15.3%      10,071       15.6%
Selling, general and administrative expenses....................     (10,210)     (13.2%)     (7,486)     (11.6%)
Research and development........................................      (1,177)      (1.5%)       (602)      (0.9%)
Abandonment of Benelli production line..........................                              (1,631)      (2.5%)
Other income, net...............................................       1,904        2.5%         119        0.2%
                                                                     -------                 -------
Operating profit................................................       2,382        3.1%         471        0.7%
Interest expense................................................      (4,346)      (5.6%)     (3,604)      (5.6%)
                                                                     -------                 -------
Loss before income taxes........................................      (1,964)      (2.5%)     (3,133)      (4.8%)
Income taxes....................................................         (32)      (0.0%)       (100)      (0.2%)
                                                                     -------                 -------
Net loss........................................................      (1,996)      (2.6%)     (3,233)      (5.0%)
                                                                     -------                 -------
                                                                     -------                 -------

     Net sales of motorcycles and parts to unaffiliated third parties increased in 1996 over 1995 by 23.2% and 1.4% respectively. Growth in motorcycle sales principally was attributable to increased volumes. Units sold by Guzzi Corp. increased from 5,198 in 1995 to 6,050 in 1996 (excluding sales of old Benelli brand small motorcycle inventory in 1995). Sales of the largest units, those with engine displacement greater than 750cc, increased only by 6% in 1996 over 1995 as they were held back in 1996 by delays in introducing the new Centauro model. Sales growth in 1996 is also in part attributable to the contribution of Moto America Inc. Sales of parts by Guzzi Corp.'s Italian parts distribution business were limited by a relocation of its warehouse during the year.

     Margins in 1996 benefitted from higher volumes, which had the effect of lowering per-unit fixed costs, but were negatively impacted by higher costs from the outsourcing of components. Sales price increases implemented in March 1996 averaged 5%. Guzzi Corp. had hoped that the gains from volume increases in 1996 would exceed the extra cost of outsourcing, but this was not realized in 1996 due to production shortages of approximately 400 units in the autumn due to late delivery of parts by suppliers. In September, Guzzi Corp. commenced production of its new Centauro model which temporarily slowed production rate.

     Cost of sales at Guzzi Corp. was adversely impacted by inflationary increases in raw material prices and wages and increased costs for purchases of components which had previously been manufactured in-house. Aluminum prices, which had been a significant factor in raw material cost increases in 1995, were stable in 1996, with a decrease in the second half of the year, which helped to offset price rises of other components.

     Research and product development expense increased to Lit. 1,177 million in 1996 compared to Lit. 602 million in 1995 in respect of planned new models and continuing development of existing models.

     In 1995 Guzzi Corp. made a strategic decision to wind down production of smaller Guzzi Corp. and Benelli models leading to exceptional costs for write-downs of tooling and inventories of Lit. 1,631 million.

     The principal components of Other income, net in 1996 were currency exchange gains of Lit. 139 million (1995--exchange losses of Lit. 442 million), gains on sales of assets of Lit. 552 million (1995--Lit. 160 million), interest income of Lit. 111 million (1995--Lit. 133 million), a grant for research performed in prior years of Lit. 450 million plus other minor items aggregating Lit. 652 million (1995--Lit. 268 million).

     The increase in interest expense in 1996 compared to 1995 is due to higher levels of bank advances, principally financing working capital, compared to 1995, compensated partly by decreases in interest rates during 1996.

     In 1996, income taxes reflected Lit. 92 million relative to the U.S. importer and a credit of Lit. 60 million at Moto Guzzi S.p.A. in Italy, representing a correction of estimates for prior years. Income taxes in 1995 were relative to Moto Guzzi S.p.A.

LIQUIDITY AND CAPITAL RESOURCES

  Operations and working capital

     Negative operating cash flow at December 31, 1997 reflects operating losses at Moto Guzzi and working capital requirements.

     The Lit. 8.2 billion decrease in trade and other receivables principally reflects that in 1997 Guzzi Corp.'s German sales were to a new 25% owned affiliate, resulting in a corresponding increase in related party receivables of Lit. 5.4 billion. The decline in trade and related party receivables, taken together, reflects the reduction in the level of motorcycle sales in the last quarter of 1997, compared to the last quarter of 1996, principally from decreased sales to the public sector.


     Inventories increased by Lit. 10.5 billion from December 31, 1996 to December 31, 1997, after adjusting for non-cash reserves made in 1997 of Lit.
3.2 billion. The principal causes for the increase were: 1) the delayed delivery of 312 public sector motorcycles planned for 1997 sale but were in finished goods inventories at year end; 2) an increase of 324 units in finished goods destined for various markets reflecting orders awaiting credit clearance and a build-up of buffer stocks; and 3) inventories at the newly formed French distributor and an increase due to higher activity levels at the Guzzi Corp.'s U.S. distributor.

     Trade payables and other payables and accruals increased by Lit. 3.8 billion at December 31, 1997, compared to December 31, 1996, reflecting longer payment terms accepted by Guzzi Corp.'s suppliers and an increase in line with increased operations.

  Investing activities

     Investments in plant, property and equipment principally relate to Guzzi Corp.'s Italian operations where it also incurred research and product development expenses in 1997 of Lit. 3.1 billion which are reported in the statement of operations. In addition to the purchase of plant and equipment for Lit. 3.9 billion, Guzzi Corp. acquired fixed assets for Lit. 760 million by way of leasing, assuming Lit. 570 million of lease obligations at the inception of such leases.

  Financing activities

     The net increase in advances from banks principally represents increases to finance working capital. Guzzi Corp. has lines of credit, with banks and other credit institutions amounting to approximately Lit. 4.6 billion, which credit lines are largely secured by trade receivables. While bank advances against receivables are invariably less than 100% of the face value of receivables, bank advances are able to exceed consolidated trade receivables, as advances are available against receivables from the consolidated U.S. and French importers and also against confirmed public administration orders.

     Lit. 2.9 billion was received from the sale of Guzzi Corp. convertible preferred stock and warrants in January 1997: Lit. 5.1 billion was received in December 1996 from such private placement for a total of Lit. 8.0 billion.

     Lit. 7.8 billion of financing from TRG, principally represents funds committed by the Board of TRG from the proceeds of its public offering of its common stock in June 1997.

FUTURE LIQUIDITY NEEDS

  Short-term liquidity requirements

     Moto Guzzi finances working capital principally by way of advances from banks against trade receivables. No financing is available in Italy for component and other inventories, though Guzzi Corp. is in discussion with two international financial institutions which provide financing to the motorcycle industry. Moto Guzzi, as is customary, closed production for most of August and experienced continuing delays in production of two new models through September and October 1998. Sales for the third quarter were, therefore, below Moto Guzzi's budget expectations, and its ability to draw down on its bank credit lines has been reduced. At the same time, trade payables reflecting purchases based on budgeted production levels are at normal levels. Accordingly, at the end of August and in September, Moto Guzzi applied part of the remaining Lit.
5.0 billion liquidity from the proceeds of long-term debt, secured in April 1998, to finance payments to suppliers. Further, in October 1998, Guzzi Corp. obtained an additional Lit. 6 billion in bridge loans or lines of credit facilitated by certain TRG shareholders, as more fully described in Note 4 to the Unaudited Condensed Consolidated Financial Statements at September 30, 1998.

     As at October 31, 1998, Moto Guzzi was in arrears to its suppliers for approximately Lit. 5.5 billion. Sales for November and December are forecast at reduced levels due to the seasonality of Moto Guzzi's business, as well as curtailed production over the Christmas period. Advances from banks against trade receivables from such sales will not be sufficient to pay arrears and current payables to suppliers. Moto Guzzi also has additional cash payments to make in December for higher payroll costs, according to Italian labor practices and rules, for principal payments on long-term debt and for an advance payment of income taxes. These additional payments total approximately Lit. 2 billion. Accordingly, Moto Guzzi's financial position will deteriorate at the end of 1998.

     Moto Guzzi is in ongoing discussions with its suppliers as to the timing of such payments. If the Merger is completed in early 1999, as anticipated (though no assurance can be given that this will occur), Moto Guzzi will have sufficient liquidity for the first quarter of 1999 and will have the ability to pay its arrears to suppliers. Further, Moto Guzzi will have increased ability to draw advances against indicative 1999 sales orders from importers and against trade receivables as sales pick up towards the main Spring-Summer sales season. Guzzi Corp. is also actively in discussion with two specialized financial institutions for floor plan financing and inventory financing, for the beginning of 1999.

     If the Merger is not consummated as anticipated, the ability of Moto Guzzi to continue operations will be contingent upon the success of the payment deferral discussions and its ability quickly to obtain alternative financing.

  Long-term capital requirements

     To enable substantial further growth in production and sales, Guzzi Corp.'s strategic plan contemplates total investments in research and product development of some Lit. 50 billion (approximately U.S.$ 30 million) in the five year period from 1998 through 2002. The plan also contemplates investments of Lit. 20 billion (approximately $12 million) in production plant and machinery and information systems. Much of the production machinery at Moto Guzzi's facility is aged and in need of extensive modification, improvement or replacement. Moto Guzzi sought to purchase a new plant in Monza, Italy, but discontinued such discussions in September 1998. Moto Guzzi believes that the existing plant at Mandello del Lario, Italy has a potential production capacity that will be sufficient for Guzzi Corp.'s needs for at least the next three years and is not actively seeking any other alternatives at the present time. Guzzi Corp. will have to make significant investments in the existing plant in order that it can operate competitively. Such required modernization may result in production interruptions.

     Moto Guzzi expects that, over the next four years, significant further capital will be required to complete the planned overhaul. While anticipated increases in sales during the period, if realized, would provide a significant portion of the needed capital, anticipated internally generated cash and currently available bank financing, in the aggregate, will not be sufficient to enable Moto Guzzi to increase production and sales rapidly enough to generate the remaining needed capital. Moreover, in the three years ended December 31, 1997 and in the first nine months of 1998, Guzzi Corp. has not generated cash from operations.


     Consummation of the Merger will result in approximately $8 million of additional capital for Moto Guzzi operations. The exercise in full of all NAAC outstanding warrants and options could generate aggregate proceeds to the surviving company of about U.S. $15 million. These include the NAAC Class A Warrants which may yield aggregate proceeds of up to approximately $10 million which are callable by NAAC for nominal value under certain conditions related to share price performance.


     Because of Guzzi Corp.'s short term liquidity shortages, however, the proceeds from NAAC will be required to pay arrears to suppliers to repay intercompany and certain bank indebtedness and finance working capital and will only provide cash for Guzzi Corp.'s investment program if Guzzi Corp. is able to successfully reduce its inventory levels in 1999. If, as management anticipates, the merger with NAAC is completed, then management will immediately seek further financing for its capital programs. Moto Guzzi has had preliminary discussions with several potential sources of such further financing, including debt issues and inventory financing lines. Moto Guzzi believes that continuation of such discussions and the eventual securing of financing arrangements will be greatly facilitated after the proposed Merger when the surviving company will have a higher equity base. In the absence of further financing during 1999, the surviving company will have to reconsider its capital expenditure and growth plans to take account of limited financial resources.

POTENTIAL EFFECTS OF THE YEAR 2000 ON GUZZI CORP.'S BUSINESS

  Year 2000 Problem Overview

     Many older computer systems and electronic devices are based on software systems which, because of how dates are stored and manipulated, assume that all years occur only in the 20th century. Consequently, after December 31, 1999, such devices may not function correctly. Guzzi Corp., like many other businesses and individuals, is potentially subject to adverse consequences arising both from the incorrect functioning of any systems used in its own business such as accounting, production control, inventory and automated equipment and also from the incorrect functioning of systems of suppliers, customers, utilities, banks and financial institutions and others with whom it interacts in the normal course of its business.

     The following discussion of the effect of the Year 2000 on Guzzi Corp.'s systems is based on management's best estimates, which were derived using numerous assumptions of future events, including the continuing availability of basic utilities and other resources, the availability of trained personnel at reasonable cost, and the ability of third parties to cure noncompliant software and hardware. There can be no guarantee that these assumptions will prove accurate, and accordingly the actual results may materially differ from those anticipated.

     In analyzing its exposure to operational interruption resulting from the advent of January 1, 2000, management of Guzzi Corp. segmented its data processing systems into three segments: Production Planning and Logistics; Accounting; and Production Equipment.

  Production Planning and Logistics

     Guzzi Corp. has completed its assessment of all data processing devices involved in production planning and logistics and has concluded that these systems are Year 2000 compliant.

  Accounting

     Operations at Guzzi Corp. and its Moto Guzzi subsidiary do not have unique or custom-tailored requirements for their accounting systems. Nonetheless, their accounting systems are not currently Year 2000 compliant. In connection partly with routine system upgrade and maintenance, and partly accelerated upgrade related to the Year 2000 problem, all of Guzzi Corp.'s and Moto Guzzi's accounting systems will be upgraded during the Spring of 1999 to Year 2000 compliant status. Appropriate vendors have already been secured for this purpose.

  Production Equipment


     Guzzi Corp. believes it has identified all of the items of production machinery and related equipment which are critical to uninterrupted operations, and, in December 1998 began to conduct a comprehensive inventory of all such items which incorporate electronic devices, or which process dates in their ordinary operation, to determine whether such operations will be affected by the Year 2000 problem. Guzzi Corp. will contact the relevant vendors promptly upon completion of the inventory assessment to upgrade all deficient items. Because of the nature of the equipment, it is not expected that modifications other than more current and readily available circuit boards or BIOS chips will be required, although that assessment cannot be confirmed until completion of the inventory early in the first quarter of 1999.


  Customer or Supplier Compliance

     Guzzi Corp. does not engage in material electronic data interchange with any of its customers or component suppliers. An electronic interface is maintained with one of Guzzi Corp.'s financial institutions. Guzzi Corp.'s motorcycle dealers are not believed to be heavily dependent upon computer systems other than in connection with their accounting systems.


     Nevertheless, promptly following completion of its internal production equipment compliance assessment, Guzzi Corp. will poll its suppliers and customers to determine their own state of Year 2000 compliance, a process which it expects to complete by July, 1999, and will at that time evaluate the level of exposure Guzzi Corp. faces should it be determined that Year 2000 compliance has not been achieved, and does not seem to be timely capable of achievement.


  Contingency Planning


     Guzzi Corp. has not established a contingency plan to deal with the advent of January 1, 2000 without its own systems having been rendered Year 2000 compliant, because management does not believe that Guzzi Corp. faces a material risk that such an event is likely to occur, or, if it occurs, will result in significant interruption in its operations. Guzzi has not yet established a contingency plan in the event a critical service or component supplier or customer will not achieve Year 2000 compliance. Guzzi Corp. will reassess the need to establish such a contingency plan if, following its assessment of its customer and suppliers, it appears that one or more critical customers or suppliers will have to curtail business with Guzzi Corp. because of that customer or supplier's own Year 2000 exposure. Nevertheless, Guzzi Corp. assumes that if a supplier, whether of utility services, such as electricity, or of components, cannot provide it with written assurance of compliance, that compliance will not be achieved. If, in the reasonably possible, if unlikely, event that critical services are affected, such as utilities, telecommunications or banking or if components are unavailable and cannot be obtained from other sources which are compliant, Guzzi Corp. will have to curtail its operations.


  Total cost to achieve Year 2000 compliance


     Guzzi Corp. has, to date, spent an inconsequential amount directly attributable to Year 2000 compliance, exclusive of routine personnel expenses. Guzzi Corp. does not expect that the aggregate cost for Guzzi Corp. to achieve Year 2000 compliance will exceed approximately Lit. 500 million ($283,000), an amount which is not considered material to Guzzi Corp.'s operations. Because so many factors are beyond the control of Guzzi Corp., however, there can be no assurance that these costs will not be exceeded. In the worst case scenario where essential services are lost or critical components are no longer supplied, Guzzi Corp. will curtail its operations, in which event, the loss of revenues will greatly exceed Year 2000 remediation expenses.


POTENTIAL EFFECTS OF THE PROPOSED EUROPEAN COMMON CURRENCY ON GUZZI CORP.'S BUSINESS

     Guzzi Corp.'s businesses are substantially located and operate in Europe and its sole production site is in Italy. In the early part of May, 1998, Italy confirmed its participation as one of 11 European countries in a proposed European common currency, the Euro.

     The proposed European Common Currency is expected to have significant effects on Guzzi Corp.'s business. Among many potential economic factors, the proposed common currency is expected to increase competition within the common currency zone. Because the adoption of the Euro will require competitive businesses located in different participating countries to price their products in a single currency, the historical ability of such companies to increase or reduce prices without affecting operating results in their home country's currency will be largely eliminated.

     The uniform currency will also likely result in the establishment of new Euro-based pricing points, e.g., Euro 9,999 or Euro 19,999. These new pricing points may differ from the current prices charged for such products, which could be advantageous or disadvantageous to a company, depending upon whether the Euro-based price point is higher or lower than the prices charged before the adoption of the uniform currency. Guzzi Corp. will have to re-evaluate its pricing policies and model specifications to most competitively deal with the new pricing points.

     Guzzi Corp. also expects that the introduction of the Euro will increase consolidation within industries and industry sectors, as currency translation risks and competitive opportunities diminish within the common currency zone. National regulatory barriers are also likely to fall as participating countries harmonize their rules to promote intra-member commerce and cross-border information exchange.

     The combination of pricing transparency and consolidation is likely to increase competition within the common currency zone generally. To the extent that competitors of Guzzi Corp. participate in the expected consolidation, Guzzi Corp. may in the future face competitors which are even larger and better capitalized than the competitors it faces now.

     Additionally, interest rates are likely to stabilize across the common currency zone. Interest rates in Italy have fallen since 1997, partly in response to the pending Euro introduction.


     Guzzi Corp. has not yet fully evaluated the ramifications of the adoption of the uniform currency because the Euro-Lire exchange rate was not fixed until January 1, 1999.


     Guzzi Corp. also makes significant export sales outside the proposed common currency zone and the prices of certain commodities used in its manufacturing processes may be affected by the value of the Euro. The implementation of the Euro within the common currency zone could have unanticipated consequences on the economies of participant countries which could affect demand for the company's products.

     Adoption of the Euro is expected to take place over a two year transition phase in which initially both the Lire and the Euro would be valid currencies for business transactions in Italy.

     The European Common Currency could have a significant effect on Guzzi Corp.'s accounting systems which could require significant modification or replacement. Guzzi Corp. believes that its businesses do not have unique or custom-tailored requirements for accounting systems and that it could rapidly and inexpensively change to "off-the-shelf" systems at an appropriate time if existing systems prove not to be adequate. Guzzi Corp. is not able to evaluate these matters or the effects on international financial and payment systems with which it interacts at the present time. Guzzi Corp. will address these issues in 1999 as further guidelines and information become available. Adoption of the Euro would also lead to the Guzzi Corp. reporting its results in that currency instead of the Italian Lire from some point in the future, yet to be defined.

                       UNAUDITED PRO FORMA BALANCE SHEETS

     The merger between NAAC and Guzzi Corp. will be treated as a reverse acquisition of NAAC by Moto Guzzi Corp. as the shareholders of Guzzi Corp. will hold a majority of the common stock of the post merger company. As NAAC is a shell company with substantial cash but no operations, the substance of the merger transaction is the sale or issuance of Guzzi Corp. stock for the cash and other net assets of NAAC. In consequence, no pro forma financial information is required to be presented in respect of the combination as it is not a business combination as defined by APB 16.


     The Merger Agreement contemplates, inter alia, an intercompany debt exchange whereby intercompany debt owed to TRG and OAM amounting to Lit. 13,404 million at September 30, 1998 will be exchanged for NAAC securities. Directors of NAAC have also agreed to exercise certain options held by them. Further, up to 160,000 of the outstanding shares of NAAC Class A Common Stock could be required to be redeemed upon closing of the Merger. If holders of more than 160,000 shares of NAAC Class A Common Stock elect for redemption of their shares, the Merger will not be consummated. See "Merger Agreement." The effects of these matters are (i) a contemporaneous recapitalization of the merged company at the time the Merger becomes effective; and (ii) uncertainty as to the liquid resources and net equity of the merged company in respect of the potential redemption of NAAC Class A Common Stock.



     The following Unaudited Pro Forma Balance Sheets at September 30, 1998 give effect to the matters contemplated in the Merger Agreement and the Merger as if it had occurred on such date. The Unaudited Pro Forma Balance Sheets at September 30, 1998 illustrate two scenarios: where no exercise of redemption rights is made by NAAC shareholders; and where the maximum exercise of 160,000 shares of NAAC Class Common Stock is made by NAAC shareholders. The actual number of shares of NAAC Class A Common Stock to be redeemed could be any number between 0 and 160,000. The Unaudited Pro Forma Balance Sheets at September 30, 1998 have been derived by adjusting the unaudited historical financial statements of Guzzi Corp. and NAAC for certain transactions contemplated by the Merger Agreement and for the estimated costs of the transaction, which will be expensed to capital. The Unaudited Pro Forma Balance Sheets at September 30, 1998 are stated in Italian lire as this will be the functional currency of the post merger company and should be read in conjunction with the historical financial statements of Guzzi Corp. and NAAC, included elsewhere in this Proxy Statement/Prospectus.

                                MOTO GUZZI CORP.
                        NORTH ATLANTIC ACQUISITION CORP.
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
         ASSUMING NO EXERCISE OF REDEMPTION RIGHTS BY NAAC SHAREHOLDERS
                               SEPTEMBER 30, 1998

                                                                NAAC                                       RECLASSIFY
                                                               ACTUAL                   INTERCOMPANY        SHARES
                                                MG CORP.      AUG. 31,       CLASS B    DEBT EXCHANGE,     NO LONGER
                                                 ACTUAL         1998         OPTION     MERGER AND         SUBJECT TO  MERGER
                                               SEPT. 30, '98  (SEE NOTE)     EXERCISE   REORGANIZATION     REDEMPTION  EXPENSES
                                                 LIT. M        LIT. M        LIT. M       LIT. M            LIT. M     LIT. M
                                               -------------  ------------   --------   ---------------    ----------  --------
                    ASSETS
Cash and cash equivalents.....................      1,197        13,894         496(a)
Receivables...................................     26,822
Inventories...................................     43,993
Prepaid expenses..............................      1,169           173                                                  (173)(e)
                                                  -------        ------        ----         -------          ------      ----
Total current assets..........................     73,181        14,067         496               0               0      (173)

Property, plant and equipment.................     16,060
Other assets..................................      1,939
                                                  -------        ------        ----         -------          ------      ----
Total assets..................................     91,180        14,067         496               0               0      (173)
                                                  -------        ------        ----         -------          ------      ----
                                                  -------        ------        ----         -------          ------      ----

     LIABILITIES AND SHAREHOLDERS' EQUITY
Advances from banks...........................     29,336
Current portion of long-term debt.............      1,808
Accounts payable..............................     26,019
Accrued expenses and other payables...........      7,475           289                                                   427 (e)
Amounts due to related and affiliated
  parties.....................................        974
                                                  -------        ------        ----         -------          ------      ----
Total current liabilities.....................     65,612           289           0               0               0       427

Long-term debt, less current position.........     13,682
Parent company loans..........................     13,404                                   (13,404)(b)
Stock subject to redemption...................     12,540         2,778                     (12,540)(c)      (2,778)(d)
Termination indemnities.......................      7,899
Shareholders' (deficit)/equity (Note (f)......    (21,957)       11,000         496(a)       25,944 (b)(c)    2,778 (d)   (600)(e)
                                                  -------        ------        ----         -------          ------      ----
Total liabilities and (deficit)/equity........     91,180        14,067         496               0               0      (173)
                                                  -------        ------        ----         -------          ------      ----
                                                  -------        ------        ----         -------          ------      ----


                                                    PRO FORMA
                                                 SEPT. 30, 1998
                                                -----------------
                                                LIT. M    US$ 000
                                                -------   -------
                    ASSETS
Cash and cash equivalents.....................   15,587     9,435
Receivables...................................   26,822    16,236
Inventories...................................   43,993    26,630
Prepaid expenses..............................    1,169       708
                                                -------   -------
Total current assets..........................   87,571    53,009
Property, plant and equipment.................   16,060     9,722
Other assets..................................    1,939     1,174
                                                -------   -------
Total assets..................................  105,570    63,905
                                                -------   -------
                                                -------   -------
     LIABILITIES AND SHAREHOLDERS' EQUITY
Advances from banks...........................   29,336    17,758
Current portion of long-term debt.............    1,808     1,094
Accounts payable..............................   26,019    15,750
Accrued expenses and other payables...........    8,191     4,958
Amounts due to related and affiliated
  parties.....................................      974       590
                                                -------   -------
Total current liabilities.....................   66,328    40,150
Long-term debt, less current position.........   13,682     8,282
Parent company loans..........................        0         0
Stock subject to redemption...................        0         0
Termination indemnities.......................    7,899     4,782
Shareholders' (deficit)/equity (Note (f)......   17,661    10,691
                                                -------   -------
Total liabilities and (deficit)/equity........  105,570    63,905
                                                -------   -------
                                                -------   -------

Note: The balance sheet of NAAC has been converted from U.S. $ to Lire using the approximate exchange rate at September 30, 1998 of Lit. 1,652 to the U.S. Dollar.

      In October 1998, Guzzi Corp. received bridge financing of approximately Lit. 6 billion, as described in Note 4 to the Unaudited Condensed Consolidated Financial Statements of Guzzi Corp. The cash provided by NAAC will be applied, in part, to repay this bridge financing.

                                MOTO GUZZI CORP.
                        NORTH ATLANTIC ACQUISITION CORP.
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
 ASSUMING MAXIMUM PERMITTED EXERCISE OF REDEMPTION RIGHTS BY NAAC SHAREHOLDERS
                               SEPTEMBER 30, 1998

                                                                             INTERCOMPANY
                                   MG CORP.          NAAC                       DEBT          REDEMPTION OF
                                    ACTUAL          ACTUAL        CLASS B     EXCHANGE        MAXIMUM NUMBER                PRO
                                  SEPT. 30,       AUG. 31, 1998   OPTION     MERGER AND       OF CLASS A       MERGER      FORMA
                                     '98          (SEE NOTE)      EXERCISE   REORGANIZATION     SHARES         EXPENSES   -------
                                    LIT. M          LIT. M        LIT. M       LIT. M           LIT. M         LIT. M     LIT. M
                                  -------------   -------------   --------   --------------   --------------   --------   -------
             ASSETS
Cash and cash equivalents........      1,197          13,894         496(a)                       (2,778)(d)               12,809
Receivables......................     26,822                                                                               26,822
Inventories......................     43,993                                                                               43,993
Prepaid expenses.................      1,169             173                                                     (173)      1,169
                                     -------         -------        ----        --------          ------         ----     -------
Total current assets.............     73,181          14,067         496               0          (2,778)        (173)     84,793

Property, plant and equipment....     16,060                                                                               16,060
Other assets.....................      1,939                                                                                1,939
                                     -------         -------        ----        --------          ------         ----     -------
Total assets.....................     91,180          14,067         496               0          (2,778)        (173)    102,792
                                     -------         -------        ----        --------          ------         ----     -------
                                     -------         -------        ----        --------          ------         ----     -------
  LIABILITIES AND SHAREHOLDERS'
              EQUITY
Advances from banks..............     29,336                                                                               29,336
Current portion of long-term
  debt...........................      1,808                                                                                1,808
Accounts payable.................     26,019                                                                               26,019
Accrued expenses and other
  payables.......................      7,475             289                                                      427 (e)   8,191
Amounts due to related and
  affiliated parties.............        974                                                                                  974
                                     -------         -------        ----        --------          ------         ----     -------
Total current liabilities........     65,612             289           0               0               0          427      66,328

Long-tern debt, less current
  position.......................     13,682                                                                               13,682
Parent company loans.............     13,404                                     (13,404)(b)                                    0
Stock subject to redemption......     12,540           2,778                     (12,540)(c)      (2,778)(d)                    0
Termination indemnities..........      7,899                                                                                7,899
Shareholders' (deficit)/equity
  (Note (f)......................    (21,957)         11,000         496(a)       25,944 (b),(c)                 (600)(e)  14,883
                                     -------         -------        ----        --------          ------         ----     -------
Total liabilities and
  (deficit)/equity...............     91,180          14,067         496               0          (2,778)        (173)    102,792
                                     -------         -------        ----        --------          ------         ----     -------
                                     -------         -------        ----        --------          ------         ----     -------


                                   Pro Forma
                                   ---------
                                   US$ '000
                                   --------
             ASSETS
Cash and cash equivalents........    7,754
Receivables......................   16,236
Inventories......................   26,630
Prepaid expenses.................      708
                                    ------
Total current assets.............   51,328
Property, plant and equipment....    9,722
Other assets.....................    1,173
                                    ------
Total assets.....................   62,223
                                    ------
                                    ------
  LIABILITIES AND SHAREHOLDERS'
              EQUITY
Advances from banks..............   17,758
Current portion of long-term
  debt...........................    1,094
Accounts payable.................   15,750
Accrued expenses and other
  payables.......................    4,958
Amounts due to related and
  affiliated parties.............      590
                                    ------
Total current liabilities........   40,150
Long-tern debt, less current
  position.......................    8,282
Parent company loans.............        0
Stock subject to redemption......        0
Termination indemnities..........    4,782
Shareholders' (deficit)/equity
  (Note (f)......................    9,009
                                    ------
Total liabilities and
  (deficit)/equity...............   62,223
                                    ------
                                    ------

Note: The balance sheet of NAAC has been converted from U.S. $ to Lire using the approximate exchange rate at September 30, 1998 of Lit. 1,652 to the U.S. Dollar.

      In October 1998, Guzzi Corp. received bridge financing of approximately Lit. 6 billion, as described in Note 4 to the Unaudited Condensed Consolidated Financial Statements of Guzzi Corp. The cash provided by NAAC will be applied, in part, to repay this bridge financing.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEETS AT SEPTEMBER 30, 1998:

          (a) Represents exercise of 30,000 Class B Options for 60,000 shares of NAAC Class A Common Stock and 60,000 NAAC Class A Warrants by the officers of NAAC. The proceeds of exercise will be $300,000 (Lit. 496 million).


          (b) Represents the Intercompany Debt Exchange under which OAM and TRG will exchange intercompany debt due to it by Guzzi Corp. of Lit. 12,919 million plus interest accrued from January 1, 1998 for a total of Lit. 13,404 million at September 30, 1998, for 871,953 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 166,080 shares of NAAC
     Class A Common Stock that may be issued subject to certain future performance criteria. See also note (f) below. Interest on this intercompany debt amounted to Lit. 485 million in the nine months ended September 30, 1998 and Lit. 377 million in the fiscal year ended
     December 31, 1997.



          (c) Represents the exchange of all outstanding Guzzi Corp. redeemable convertible preferred stock, classified outside shareholders equity/(deficit) in the financial statements of Guzzi Corp., for 622,012 shares of NAAC Class A Common Stock, and Nominal Warrants to purchase 118,480 shares of NAAC Class A Common Stock that may be issued subject to certain future performance criteria. See also note (f) below.


          (d) In the situation where there is no exercise of redemption rights made by holders of shares of NAAC Class A Common Stock, represents termination of such redemption rights and relief of restriction over cash reserved for such contingent redemption.

          In the situation involving the maximum exercise of redemption rights of 160,000 shares of NAAC Class A Common Stock are made by holders of such shares, represents repurchase of such shares.

          (e) Represents estimated merger expenses to be incurred by NAAC, to be charged to capital. In accordance with the Merger Agreement, merger expenses incurred on behalf of Guzzi Corp. will be paid by TRG. This will be accounted for as a contribution by TRG to Guzzi Corp., recorded as a debit to merger expenses and a credit to additional paid-in capital. As the merged company will charge all merger expenses against additional paid-in capital, there will be no effect in the income statement and no net effect on shareholder's equity.

          (f) The merger will be accounted for as a reverse acquisition by Guzzi Corp. of NAAC. Pursuant to this:

                (i) Share capital and additional paid-in capital will be restated for the issuance of a total of the 3,982,011 shares of NAAC Class A Common Stock in exchange for the outstanding Common Stock of Guzzi Corp. and for the shares issued in exchange for the Intercompany Debt (note (b) above) and redeemable convertible preferred stock (note (c) above) of Guzzi Corp.;

                (ii) The retained earnings of NAAC will be canceled against additional paid in capital at the date of the merger; and

                (iii) The share capital of Guzzi Corp. will eliminate against additional paid-in capital.

     The functional currency of the merged company will be the Italian lira* as substantially all of the Company's consolidated assets and production are in Italy and the majority of its consolidated sales will be made from Italy. As NAAC will be the parent company, its share capital and additional paid-in capital will be those reported for the consolidated entity. For financial reporting purposes, the amounts in lire* to be reported for share capital and additional paid in capital of NAAC, which maintains its accounting records in U.S. Dollars, will be fixed at the rate of exchange prevailing at the date of the merger.

     The above accounting will be applied retrospectively for the presentation of balance sheets at dates prior to the date of the merger.

------------------
* Until the company elects to or is required to report in Euro (See "Management's Discussion and Analysis of Guzzi Corp. Financial Condition and Results of Operations: Potential Effects of the Proposed European Common Currency on Guzzi Corp.'s Business") or unless its business circumstances change so as to determine a change in functional currency.

                             PROPOSALS 2 THROUGH 8:
         ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION



     A series of amendments to the Certificate of Incorporation of NAAC is required to be made as a condition to the Merger, as agreed upon in the Merger Agreement. All such changes are required. Collectively, the amendments would:





o change the corporate name of NAAC to "Moto Guzzi Corporation";



     o increase the total number of shares which NAAC will have authority to issue to Twenty-Five Million (25,000,000), of which





o Twenty Million (20,000,000) shall be Class A Common Stock, par value $.01 per share,



          o Two Hundred Fifty Thousand (250,000) shall be Class B Common Stock, par value $.01 per share, and



          o Four Million Seven Hundred and Fifty Thousand (4,750,000) shall be preferred stock, par value $.01 per share, of which One Hundred
            (100) shall be designated Class A Convertible Preferred Stock;





o provide for classification of the Board of Directors into three classes serving staggered terms;



     o require a vote of two-thirds of the outstanding stock or the affirmative vote of a majority of the Board of Directors to amend or repeal the by-laws, subject to certain exceptions;



     o provide that the affirmative vote of two-thirds of the outstanding stock shall be required to fill a vacancy in the Board of Directors created by an increase in the size thereof or by termination of a director, if not otherwise filled by the remaining members of the Board of Directors;



     o provide that members of the Board of Directors may be removed only for cause and only by action of the Board of Directors or upon the affirmative vote of two-thirds of the outstanding stock; and





o require NAAC to indemnify its officers and directors, subject to certain exceptions required by law.



     The affirmative vote of a majority in interest of the outstanding NAAC Common Shares is required to adopt each of these seven proposals. If the Merger is not consummated, the Certificate of Incorporation will not be amended notwithstanding stockholder approval of each such proposal. Approval of the Amended and Restated Certificate of Incorporation by the NAAC stockholders is a condition to the Merger. Consequently, if the NAAC stockholders fail to approve these proposals, the Merger will not be consummated, regardless of whether the Merger was approved, and in such event the current provisions of the NAAC Certificate of Incorporation and the Delaware General Corporation Law will continue to govern. The seven proposals are as follows:



PROPOSAL NO. 2: NAME CHANGE



     The Board of Directors believes that, following the Merger, the name Moto Guzzi Corporation will be more representative of the business in which NAAC will be engaged, and has included in the Amended and Restated Certificate of Incorporation a provision to effect the change of name.



PROPOSAL NO. 3: INCREASE IN AUTHORIZED CAPITAL



     The Certificate of Incorporation of NAAC currently authorizes an aggregate of 11,250,000 shares of stock, of which 10,250,000 are shares of common stock, $.01 par value per share, and 1,000,000 are shares of preferred stock, $.01 par value per share. Of the common stock, 10,000,000 shares are designated as NAAC Class A Common Stock, and 250,000 shares are designated as NAAC Class B Common Stock. Of the preferred stock, 100 shares are designated as Series A Convertible Preferred Stock. The Board of Directors of NAAC believes that the capital structure needs to be amended in connection with the Merger to increase the NAAC Class A Common Stock to 20,000,000 in order to permit the issuance of shares subject to existing NAAC options and warrants, to permit the issuance of sufficient shares to the shareholders of

Guzzi Corp. and to enable shares of NAAC Class A Common to be used for possible future acquisitions. The Board of Directors also believes that it is appropriate to increase the number of shares of preferred stock to 4,750,000 in order to enable preferred shares to be used for possible future acquisitions or financings. There are no present plans to make any such acquisitions or to secure financings.



     No change is being made under this Proposal to the terms of the NAAC
Class A Preferred Stock or the NAAC Class B Common Stock. Under Proposal
No. 11, to be voted upon separately from this Proposal No. 3, the holders of the NAAC Common Stock, voting separately as classes, will be asked to amend the Certificate of Incorporation to eliminate authorization of the NAAC Class B Common Stock.



PROPOSAL NO. 4: AMENDMENT OR REPEAL OF BY-LAWS



     The proposed Amended and Restated Certificate of Incorporation includes a provision to require a vote of two-thirds of all outstanding shares of stock to effect the adoption of new by-laws or the amendment of any existing by-laws, in addition to the power to amend the by-laws currently held by the Board NAAC. Absent such a provision, the vote of a simple majority of the outstanding shares could effect such amendments. By-laws adopted by vote of the shareholders may not thereafter be amended by the NAAC Board.



PROPOSAL NO. 5: CLASSIFICATION OF THE NAAC BOARD



     Under the proposed amendment to the Amended and Restated Certificate of Incorporation, the NAAC Board will consist of three classes, each class as nearly equal as possible, serving staggered terms of three years (after expiration of an initial term which for two classes will be less than three years), with one class being elected each year. Assuming stockholder approval of this proposal, the nominees for election to the NAAC Board as recommended in Proposal 9 would be classified, and the stockholders would vote for the nominees for the terms set forth in such Proposal No. 9.


     The NAAC Board believes that the staggered three-year term of a classified board of directors, as opposed to the one-year term that the current Certificate of Incorporation provides for, will help to assure the continuity and stability of the NAAC's policies in the future, because a majority of the directors at any given time will have prior experience as directors of NAAC. It is, additionally, a condition of the Merger.

     In order to establish three staggered classes, certain of the directors elected at the Annual Meeting would serve initial terms of less than three years: the term of one class of two directors (Class I) would terminate at the annual meeting of stockholders to be held during the 1999 fiscal year, the term of the second class of three directors (Class II) would terminate at the annual meeting of stockholders to be held during the 2000 fiscal year, and the term of the third class of three directors (Class III) would terminate at the annual meeting of stockholders to be held during the 2001 fiscal year.

     There is no cumulative voting in the election of directors; therefore, a plurality of the votes cast at a meeting for directors of a class would elect all the directors of that class. The classification provision will apply to every election of directors, whether or not a change in a majority of the board of directors arguably might be beneficial to NAAC and its stockholders and whether or not a majority of the NAAC stockholders believes that such a change might be desirable.


PROPOSAL NO. 6: REMOVING DIRECTORS



     This proposed provision in the Amended and Restated Certificate of Incorporation will permit a member of the post-Merger board of directors to be removed only for cause, and only by either a vote of two-thirds of the outstanding stock of the Company, or by a vote of a majority of the other members of the board of directors. The NAAC Board believes that this provision facilitates attracting qualified outside directors to serve on the NAAC Board.

PROPOSAL NO. 7: FILLING VACANCIES ON THE BOARD OF DIRECTORS



     This proposed provision in the Amended and Restated Certificate of Incorporation will permit a vacancy existing on the board of directors, whether created by the removal of an existing member, or an increase in the size of the board itself, to be filled only by either a vote of two-thirds of the outstanding stock of the Company, or by a vote of a majority of the other members of the board of directors. The NAAC Board believes that this provision facilitates attracting qualified outside directors to serve on the NAAC Board.



PROPOSAL NO. 8: INDEMNIFICATION



     This proposed provision of the Amended and Restated Certificate of Incorporation would require the Corporation to indemnify its officers and directors to the extent permitted under applicable Delaware law. The NAAC Board believes that NAAC will be better able to attract and retain qualified outside directors by adopting the indemnification provisions of the Delaware General Corporation Law.


ANTI-TAKEOVER CONSIDERATIONS


     Proposals 4-7, inclusive, relating to the creation of a staggered board of directors, the requirement that two-thirds of the outstanding stock is needed to amend or repeal the by-laws for the stockholders to act on such a proposal, the requirement that an affirmative vote of two-thirds of the outstanding stock is needed to fill a vacancy on the board of directors not otherwise filled by the board of directors, and the provision that directors may only be removed for cause and only by action of the board of directors or upon the affirmative vote of two-thirds of all stock, may have together and independently anti-takeover effects. These provisions may discourage attempts by others to acquire control of NAAC without negotiation with the NAAC Board and are an attempt to insure that transactions are on terms favorable to all the stockholders of NAAC. For various reasons, however, these provisions may not always be in the best interests of NAAC or its stockholders.


     The Company's Certificate of Incorporation already permits the NAAC Board to issue preferred stock, with rights and powers as determined by the NAAC Board in its sole discretion. These issuances may be used as a means to discourage takeovers. The proposal to amend the Certificate of Incorporation will increase the authorized NAAC Class A Common Stock and NAAC preferred stock which may have anti-takeover consequences.

     The overall effect of the proposed Certificate of Incorporation is to render more difficult a hostile takeover or tender offer attempt and to make more difficult the removal of management.

     None of these provisions is the result of any specific effort to accumulate securities of NAAC or to obtain control by means of merger, tender offer, solicitation in opposition to management or otherwise.


     Classified Board. The classification of the board will apply to every future election of directors. The classification of directors will have the effect of making it more difficult to change the overall composition of the NAAC Board. At least two stockholders' meetings will be required for stockholders to effect a change in a majority of the NAAC Board. Currently, by operation of Delaware law and the NAAC Certificate of Incorporation, only one stockholders' meeting would be required to effect a change in the majority of the NAAC Board. Although there has been no problem in the past with the continuity or stability of the NAAC Board, the NAAC Board believes that the longer time required to elect a majority of a classified board of directors will help assure continuity and stability in the management of the business and affairs of NAAC in the future, because a majority of the directors at any given time will have prior experience as directors of NAAC. A classified board of directors may also provide additional time to review any proposal for a business combination, corporate restructuring, or other significant transactions and the alternatives to such transactions. Accordingly, there would be a greater opportunity to assure that the interest of the NAAC stockholders are protected to the maximum extent possible.



     Under Delaware law, directors may be removed at any time without cause by the holders of a majority of the shares then entitled to vote at an election of directors unless the board of directors is classified. The provision for a classified board of directors and to eliminate the right to remove directors other than for cause, each independently will remove the stockholders right to remove a director without cause.

     Supermajority Provisions. The provisions of the proposed Certificate of Incorporation to provide that at least two-thirds of the outstanding stock approve amendments to the by-laws by action of the stockholders, to fill a vacancy on the board of directors not otherwise filled by the board of directors, and to remove a director for cause, are designed to prevent a person holding or controlling a majority but less than two-thirds, of the outstanding stock of NAAC from avoiding the requirements of these proposed amendments by simply working around them. Under the current Certificate of Incorporation and Delaware law, these actions could be taken by simple majority vote of the outstanding stock.



     WHILE STOCKHOLDERS ARE PERMITTED TO VOTE ON EACH OF PROPOSALS 2 THROUGH 8, SEPARATELY, UNLESS ALL SEVEN PROPOSALS ARE APPROVED, NONE OF THE PROVISIONS OUTLINED IN ANY OF THE SEVEN PROPOSALS WILL BE IMPLEMENTED, EVEN IF SEPARATELY APPROVED. ADDITIONALLY, THE MERGER WILL NOT BE COMPLETED EVEN IF PROPOSAL NO. 1 IS SEPARATELY APPROVED. A COPY OF THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, INCORPORATING ALL OF THE CHANGES CONTEMPLATED BY PROPOSALS 2 THROUGH 8, INCLUSIVE, IS ANNEXED TO THIS PROXY STATEMENT/PROSPECTUS AT
ANNEX IV. COPIES OF DIFFERENT VERSIONS OF A CERTIFICATE OF INCORPORATION CONTAINING FEWER THAN ALL OF THE PROVISIONS ENUMERATED IN PROPOSALS 2 THROUGH 8 HAVE NOT BEEN ANNEXED TO THIS PROXY STATEMENT/PROSPECTUS BECAUSE IT IS NOT POSSIBLE THAT ANY SUCH INSTRUMENT CAN BE ADOPTED. WHILE THE MATERIAL TERMS OF EACH OF THE PROVISIONS OUTLINED IN PROPOSALS 2 THROUGH 8 HAVE BEEN SET FORTH IN THE APPLICABLE PROPOSAL, REFERENCE SHOULD NEVERTHELESS BE MADE TO THE TEXT OF ANNEX IV FOR A COMPLETE PRESENTATION OF EACH PROPOSAL AND OF THE ENTIRE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.



THE NAAC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SET FORTH IN PROPOSALS 2 THROUGH 8, INCLUSIVE.



                                  PROPOSAL 9:
                             ELECTION OF DIRECTORS


     At the Annual Meeting, eight directors are to be elected to hold office commencing the consummation of the Merger. If the proposed amendment to the NAAC Certificate of Incorporation providing for classification of the NAAC Board into three classes, as described under "Proposal 2: Adoption of Amended and Restated Certificate of Incorporation," is adopted, two directors (Class I) will be elected for a term expiring at the annual meeting of stockholders to be held during the 1999 fiscal year, three directors (Class II) will be elected for a term expiring at the annual meeting of stockholders to be held during the 2000 fiscal year and three directors (Class III) will be elected for a term expiring at the annual meeting of stockholders to be held during the 2001 fiscal year. The Class I nominees are Gianni Bulgari and Frank J. O'Connell. The Class II nominees are William Spier, Emanuel Arbib and Peter Hobbins. The Class III nominees are Howard E. Chase, Mark S. Hauser and David J. Mitchell. Of the nominees, only Mr. Mitchell currently serves as a director of NAAC. Upon the expiration of the initial terms of the directors in each of the classes, their successors will be elected for terms of three years. Those nominees for director in each class receiving a plurality of the votes cast at the Annual Meeting for directors for such class will be elected.

     If the Merger is not consummated, none of these nominees will serve as directors of NAAC except Mr. Mitchell who with the two other current directors of NAAC, Messrs. McMillen and Nasser, will continue as the board of directors of NAAC.

     Unless otherwise specified, the proxies solicited by NAAC will be voted "FOR" the nominees mentioned above. In case any such nominee becomes unavailable for election to the NAAC Board, which is not anticipated, the persons named in the enclosed form of proxy will have full discretion to vote or refrain from voting for any other nominee in accordance with their best judgment.

     The nominees, their ages, the year in which each first became a director and the positions held on the date hereof, if any, are as follows:

                                                     DIRECTOR
NOMINEE                                       AGE    SINCE      CURRENT POSITION
-------------------------------------------   ---    --------   -------------------------------------------
Emanuel Arbib..............................   31         --     Director Nominee
Gianni Bulgari.............................   63         --     Director Nominee
Howard E. Chase............................   62         --     Director Nominee
Mark S. Hauser.............................   41         --     Director Nominee
Peter Hobbins..............................   69         --     Director Nominee
David J. Mitchell..........................   37       1996     Chief Executive Officer and Director
Frank J. O'Connell.........................   55         --     Director Nominee
William Spier..............................   63         --     Director Nominee

     Emanuel Arbib has been the Chief Financial Officer of TRG since March 1998. He became a director of TRG on May 2, 1997. Since 1993, he has been the Managing Director of Capital Management Ltd, an international money management firm based in Jersey, Channel Islands. He also co-founded in 1991 and is the Managing Director of Global Investment Advisors, a London-based investment company. Since January 1996, he has served as Managing Director of BioSafe Europe, an affiliate of BioSafe International Inc., a publicly traded company engaged in waste management and landfill reclamation. Since September, 1996, he has served as a director of International Capital Growth Ltd., and its European subsidiary Capital Growth (Europe) Ltd., investment banking firms.

     Gianni Bulgari was Chairman of the Board of FILA Holdings, S.p.A., maker of sportswear, from 1989 until April 1998. From 1966 through 1987 he served as Chairman of the Board and Chief Executive Officer of "BVLGARI", a family-owned jewelry business.

     Howard E. Chase has served as Chairman of the Board of TRG since March 1998, as a director thereof since 1971, as Secretary and as outside counsel from 1971 until September, 1995 and as President and Chief Executive Officer thereof from October, 1995 to March 1998. He has also served as vice-president of TRG from 1986 to October, 1995; a partner of Morrison Cohen Singer &
Weinstein, LLP, outside counsel to TRG, from April, 1984 until September, 1995; and a director of Thoratec Laboratories, Inc., a Nasdaq-traded company, since 1987.

     Mark S. Hauser has been the President and Chief Executive Officer of TRG since March 1998, and a director of TRG since May 2, 1997. Mr. Hauser, an attorney, founded Tamarix Capital Corporation in 1990, where he serves as its Managing Director. Tamarix Capital is a New York-based merchant and investment banking firm. Between 1986 and 1990, Mr. Hauser was Managing Director of Ocean Capital Corporation, an international investment banking firm. He currently serves as a director of Integrated Technologies of Israel, Ltd., an Israeli venture capital firm, and of Direct Language Communications, Inc., a multilingual communications services company.

     Dr. Peter Hobbins has been a director of Tarimco, Ltd., a Switzerland-based portfolio management firm since 1987. Dr. Hobbins also serves as a Member of the Board Strategy Committee of Danzas, a Swiss based, global forwarding and logistics corporation. From 1993 to 1995, Dr. Hobbins was a director of Corange Ltd., a company in the health care industry, and from 1990 to 1995, he was a director of Forum Corporation, a company in the field of management education. Dr. Hobbins also spent 10 years with McKinsey & Company in Europe. Dr. Hobbins is the uncle of Mr. Mitchell.

     David J. Mitchell has been Chairman of the Board, Chief Executive Officer and a director of the Company since October 1996. He also has been President of Mitchell & Company, Ltd., a New York-based merchant banking company founded by him in January 1991. Mr. Mitchell is a director of Kellstrom Industries, Inc. and Bogen Communications International, Inc., both of which are traded on the NASDAQ National Market, as well as several private companies.

     Frank J. O'Connell has been Chairman of the Board of Gibson Greetings, Inc. since April 1997 and has been Chief Executive Officer and President since August, 1996. He was a business consultant from May 1995 to August 1996. He served as the President and Chief Executive Officer of SkyBox International, Inc. ("SkyBox"), a trading card manufacturer, from July 1991 to May 1995. Prior to joining SkyBox, he was a

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
venture capital consultant from February 1990 to July 1991, and served as President of Reebok Brands, North America from February 1988 to February 1990.


     William Spier is a Director of TRG and served as its Chairman of the Board from May 2, 1997 until March 1998. He is a founder and Managing Director of Tamarix Capital Corporation. From May 1991 until October 1996, he was chairman and chief executive officer of DeSoto, Inc., a manufacturer of household cleaners and detergents. DeSoto was acquired by Keystone Consolidated Industries, Inc., a Texas-based manufacturer of steel and wire rods, of which Mr. Spier is a director. Mr. Spier is also currently the chairman of the board of directors of Geotek Communications, Inc., a wireless telecommunications company, and acting chief executive officer and a director of Integrated Technologies, Inc., a computer peripheral and telecommunications device and software company. In June, 1998, Geotek Communications filed for protection from its creditors under chapter 11 of the Bankruptcy Code. Until 1982 Mr. Spier was Vice Chairman of Phibro-Salomon, Inc.


EXECUTIVE OFFICERS OF THE SURVIVING COMPANY

     The following information concerns the executive officers of NAAC after the consummation of the Merger. The nominees for director of the surviving company, and their ages and business histories, are listed above.

Mark S. Hauser                                       Executive Chairman
Dino Falciola                                        Chief Operating Officer
Nick Speyer                                          Chief Financial Officer


     Dino Falciola, 34, is currently the General Manager of Moto Guzzi. Between November 1997 and September 1998 Mr. Falciola served as Moto Guzzi's Chief Financial Officer. In 1997, prior to joining Moto Guzzi, Mr. Falciola was Assistant to the Managing Director of Visibilia Group, makers of prescription frames and sunglasses. Between 1993 and 1997, Mr. Falciola was a group financial controller of the 3V Group, an Italian chemicals concern. Between 1990 and 1992, he was an Assistant Central Controller of GFT S.p.A., an apparel manufacturer.



     Nick Speyer, 37, is currently the Chief Financial Officer of Moto Guzzi. Nick Speyer is a UK qualified chartered accountant. He worked with Touche Ross and Ernst & Young in Italy from 1989 to 1994. He has been a business consultant since 1995, working principally with companies located in Italy. He has worked with TRG since the end of 1995 in connection with TRG and Moto Guzzi's United States regulatory filings and reporting systems.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


     No executive officer of NAAC has received any cash compensation from NAAC since its inception for services rendered. David J. Mitchell and C. Thomas McMillen, in consideration for their service as directors and officers of NAAC were each granted options to purchase an aggregate of 50,000 units, each unit consisting of one share of NAAC Class A Common Stock and one NAAC Class A Warrant, at an exercise price of $12.50 per unit, until the third anniversary of a Business Combination and options to purchase an aggregate of 15,000 shares of NAAC Class B Common Stock at $10.00 per share, which each has agreed to exercise at the Effective Time of the Merger. Directors receive reimbursement for any out-of-pocket expenses incurred in connection with NAAC's business. The Company does not pay directors' fees. Under the Merger Agreement, non-employee directors will annually receive options to purchase 12,500 shares of NAAC Class A Common Stock commencing on the effective date of the Merger and on each January 2 in a year in which they serve as directors, commencing on January 2, 2000. The compensation of Mr. Hauser as Executive Chairman following the Merger is discussed at page 55. Messrs. Falciola and Speyer will each be paid approximately Lit. 200 million per year.


NAAC BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended August 31, 1998, the NAAC Board met or otherwise took other action on one occasion. All the members of the NAAC Board attended the meeting. The NAAC Board has established no committees. The NAAC Board has no compensation policies required to be disclosed as none of its executive officers

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receives any compensation. See "The Merger Agreement--Interest of Certain
Persons After the Merger" for a discussion of certain compensation to be paid to the officers and directors of the post-Merger corporation.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of a registered class of equity securities of NAAC ("10% stockholders") to file reports of ownership and changes in ownership with the Commission. Officers, directors and 10% stockholders also are required to furnish NAAC with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to it, and written representations that no other reports were required, NAAC believes that during the fiscal year ended August 31, 1998, each of its officers, directors and 10% stockholders complied with the Section 16(a) reporting requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     NAAC pays $2,500 per month to Mitchell & Company, Ltd. for office space and certain office and secretarial services. David J. Mitchell, a director, Chairman of the Board, and Chief Executive Officer of NAAC, also controls Mitchell & Company, Ltd. NAAC management believes that this arrangement is on terms at least as favorable as would be available from an unaffiliated third party. This agreement will terminate upon consummation of the Merger.

     Upon consummation of the Merger directors and executive officers of NAAC will receive compensation for their services which will include stock options and reimbursement of expenses.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS



                                  PROPOSAL 10:
                         APPROVAL OF STOCK OPTION PLANS



     On July 23, 1998, the NAAC Board adopted the Stock Option Plans, subject to stockholder approval and consummation of the Merger. The 1998 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 1,250,000 shares of NAAC Class A Common Stock to be made to employees, officers, directors and consultants of NAAC and its subsidiaries after the Merger. An aggregate of approximately 255,000 of such options will be granted on the date the Merger becomes effective. The 1998 Stock Plan for Outside Directors provides for the grant of options to purchase up to an aggregate of 400,000 shares of NAAC
Class A Common Stock, to the non-employee directors of NAAC, each grant to be on the effective date of the Merger and on each January 2, beginning January 2, 2000, of options to purchase 12,500 shares of NAAC Class A Common Stock. The Stock Option Plans are intended to assist NAAC and its subsidiaries after the Merger in attracting, retaining and motivating employees, officers, directors and consultants of particular merit.


     The affirmative vote of a majority in interest of shares of NAAC Common Stock present in person or represented by proxy at the Annual Meeting is required to approve the Stock Option Plans. Approval of the Stock Option Plans by the NAAC stockholders is a condition to the Merger. The following summaries of each plan are subject in all respects to the full texts thereof attached as Annex V and VI hereto.

     THE NAAC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE STOCK OPTION PLANS

SUMMARY OF THE 1998 STOCK OPTION PLAN

  Administration


     The 1998 Stock Option Plan will be administered by the NAAC Board of Directors or by a committee ("Committee") appointed by the NAAC Board, whose members will serve at the pleasure of the NAAC Board of Directors. If appointed, the Committee will have two or more members, each of whom will be a "Non-Employee Director" within the meaning of the Exchange Act, (i.e., is not an officer of the issuer, receives no compensation other than as a director, has no interest in any transactions or any engagement in business relationships with the issuer or its subsidiaries requiring disclosure under the Exchange Act) and is an "outside director" within the meaning of the Code. If no Committee is so designated, then the 1998 Stock Option Plan will be administered by the NAAC Board. The NAAC Board or, if appointed, the Committee, has full authority, subject to the provisions of the Stock Option Plan, to (1) grant options and determine their exercise price, (2) designate options as Incentive Stock Options or Non-Qualified Stock Option, and (3) determine the grantees of the options.



     The Committee cannot, without approval of the NAAC Board, (1) accelerate the vesting of any options, (2) alter the exercise price or (3) alter any other term of an option after grant. The interpretation and construction by the Board or the Committee of any provisions of, and the determination of any questions arising under, the 1998 Stock Option Plan or any rule or regulation established by the NAAC Board or the Committee pursuant to the 1998 Stock Option Plan will be final, conclusive and binding on all persons interested in the 1998 Stock Option Plan.


  Shares Subject to the Plan; General Terms

     The 1998 Stock Option Plan provides for the issuance of options to purchase up to 1,250,000 shares of NAAC Class A Common Stock. In order to prevent the dilution or enlargement of the rights of grantees under the 1998 Stock Option Plan, the number of shares of NAAC Class A Common Stock authorized by the Stock Option Plan is subject to adjustment by the NAAC Board in the event of any increase or decrease in the number of shares of outstanding NAAC Class A Common Stock resulting from a stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the NAAC Class A Common Stock. If any option granted under the 1998 Stock Option Plan is forfeited or terminated, the shares of NAAC
Class A Common Stock that were available pursuant to such award of options will again be available for distribution in connection with awards subsequently granted under the 1998 Stock Option Plan.

  Eligibility

     Subject to the provisions of the 1998 Stock Option Plan, awards of options may be granted to key employees, officers, directors, consultants and other persons who are deemed to have rendered or to be able to render significant services to NAAC or its subsidiaries and are deemed to have contributed or to have the potential to contribute to the success of NAAC. Incentive Options (as hereinafter defined) may be awarded only to persons who, at the time of such awards, are employees of NAAC or its subsidiaries.

  Types of Options

     The 1998 Stock Option Plan provides both for "incentive stock options" ("Incentive Options") as defined in Section 422 of the Code, and for options not qualifying as Incentive Options ("Non-qualified Options"), both of which may be granted with any other stock-based award under the 1998 Stock Option Plan. The NAAC Board or the Committee will determine the exercise price for each share of NAAC Class A Common Stock purchasable under an Incentive or Non-qualified Option (collectively, "Options"). The exercise price of a Non-qualified Option may be less than 100% of the fair market value on the last trading day before the date of the grant. The exercise price of an Incentive Option may not be less than 100% of the fair market value on the last trading day before the date of grant (or, in the case of an Incentive Option granted to a person possessing at the time of grant more than 10% of the total combined voting power of all classes of stock of NAAC, not less than 110% of such fair market value).

     The NAAC Board or the Committee determines when Options are to be granted and when they may be exercised. However, Options may only be granted within a ten-year period commencing on July 23, 1998 and Incentive Options may only be exercised within ten years of the date of the grant (or within five years in the case of an Incentive Option granted to a person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of NAAC or of its parent or any subsidiary). Subject to any limitations or conditions of the 1998 Stock Option Plan and as imposed by the NAAC Board of Directors or the Committee, Options may be exercised, in whole or in part, during the term of the Option by giving written notice of exercise to NAAC specifying the number of shares of NAAC Class A Common Stock to be purchased. Such notice must be accompanied by payment in full of the purchase price, either in cash or in securities of NAAC, or by a combination thereof. Options granted under the 1998 Stock Option Plan are exercisable only by the grantee during his or her lifetime and may not be transferred other than by will or by the laws of descent and distribution.

     Generally, if the grantee received an option as an employee of NAAC or a subsidiary, no Option, or any portion thereof, granted under the 1998 Stock Option Plan may be exercised by the grantee unless he or she is employed by NAAC or a subsidiary at the time of the exercise and has been so employed continuously from the time the Option was granted and for the 60 days following termination unless terminated for cause. However, in the event the holder's employment with NAAC is terminated due to disability, the grantee may still exercise his or her Option for a period of one year (or such other lesser period as the Board or the Committee may specify at the time of grant) from the date of such termination or until the expiration of the stated term of the Option, whichever period is shorter. Similarly, should a grantee die while in the employment of NAAC or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent grantee's Option for a period of two years from death (or such other greater or lesser period as the NAAC Board or the Committee specifies at the time of grant) or until the expiration of the stated term of the Option, whichever is shorter.

  Withholding Taxes

     Upon the exercise of any option granted under the 1998 Stock Option Plan, the grantee may be required to remit to NAAC an amount sufficient to satisfy all Federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for NAAC Class A Common Shares. Subject to certain stringent limitations under the 1998 Stock Option Plan and at the discretion of NAAC, the grantee may satisfy these requirements by electing to have NAAC withhold a portion of the shares to be received upon the exercise of the option having a value equal to the amount of the withholding tax due under applicable Federal, state and local laws.

  Agreements

     Options granted under the 1998 Stock Option Plan will be evidenced by agreements consistent with the 1998 Stock Option Plan in such form as the Board or the Committee may prescribe. Neither the 1998 Stock Option Plan nor agreements thereunder confer any right to continued employment upon any grantee.

  Term and Termination of the 1998 Stock Option Plan

     The 1998 Stock Option Plan will be effective as of July 23, 1998 ("Effective Date"), subject to the approval of the 1998 Stock Option Plan by the stockholders of NAAC. Unless terminated by the NAAC Board, the 1998 Stock Option Plan shall continue to remain effective until such time as no further options may be granted and all Awards granted under the 1998 Stock Option Plan are no longer outstanding.

  Amendments to the 1998 Stock Option Plan

     The NAAC Board may at any time, and from time to time, amend, alter, suspend or discontinue any of the provisions of the 1998 Stock Option Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a grantee of any option theretofore granted, without his or her consent.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the Federal income tax consequences of participation in the 1998 Stock Option Plan is only a summary of the general rules applicable to the grant and exercise of stock options and does not purport to give specific details on every variable and does not cover, among other things, state, local and foreign tax treatment of participation in the 1998 Stock Option Plan. The information is based on present law and regulations, which are subject to being changed prospectively or retroactively.

  Incentive Options


     The Participant will recognize no taxable income and NAAC will not qualify for any deduction upon the grant or exercise of an Incentive Option. Upon a disposition of the shares underlying the Option after the later of two years from the date of grant or one year after the issuance of the shares to the optionee, the optionee will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Option over the exercise price will be treated as an item of adjustment in computing the alternative minimum tax for an optionee's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the optionee. If shares of NAAC Class A Common Stock are acquired upon the exercise of an Incentive Option are disposed of before expiration of the necessary holding period of two years from the date of the grant of the Option and one year after the exercise of the Option, (1) the Optionee will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (2) NAAC will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. To the extent the aggregate fair market value of stock with respect to which Options are exercised for the first time by an individual during any calendar year exceeds $100,000, such Options will not qualify as Incentive Options. The optionee will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as short-term or long-term capital gain, depending on the length of time that the optionee held the shares, and NAAC will not qualify for a deduction with respect to such excess. In the case of a disposition of shares in the same taxable year as the exercise of the Option, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price, which is the same amount included in regular taxable income and certain limitations that apply with respect to highly compensated officers.


  Non-qualified Options


     With respect to Non-qualified Options (1) upon grant of the Option, the optionee will recognize no income; (2) upon exercise of the Option (if the shares of NAAC Class A Common Stock are not transferable or subject to a substantial risk of forfeiture), the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and NAAC will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and (3) NAAC will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the optionee. On a disposition of the shares, the optionee will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the optionee held the shares.


     If the shares acquired upon exercise of a Non-qualified Option are not transferable and subject to a substantial risk of forfeiture, the optionee will recognize income at the time when the shares become transferable or the substantial risk of forfeiture is removed and NAAC will qualify for a corresponding deduction at such time.

1998 STOCK PLAN FOR OUTSIDE DIRECTORS

     The following summary of the principal provisions of the 1998 Stock Option Plan for Outside Directors ("1998 Directors Plan"). The 1998 Directors Plan provides for the issuance of options to purchase up to 400,000 shares of NAAC Class A Common Stock. All options will be non-incentive options. The number of shares of NAAC Class A Common Stock are subject to adjustment by the NAAC Board in the event of any increase or decrease resulting from a stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the NAAC Class A Common Stock.

     All non-employee directors will annually receive, on the Effective Date of the Merger and on each January 2 beginning in 2000, options to purchase 12,500 shares under the 1998 Directors Plan.

     Each option will be nontransferable except in the event of death and will expire upon the earlier of ten years following the date of grant or three months following the date on which the grantee ceases to serve as a director.

     All options will be exercisable at the reported closing price of the NAAC Class A Common Stock on the last trading day before the date of grant.

     The authority to grant options under the 1998 Directors Plan will terminate on the earlier of December 31, 2008 or upon the issuance of the maximum number of shares of stock reserved for issuance under the plan.

     The plan may be amended by the NAAC Board except that provisions thereof concerning granting of options may not be amended more than once every six months unless necessary to comply with the Code or the Employee Retirement Income Security Act. Amendments which require shareholder approval under Rule 16b-3 of the Exchange Act shall be submitted for such approval, but failure to obtain such approval will not invalidate the amendment.

  Federal Income Tax Consequences

     Options granted under the 1998 Directors Plan are intended to be non-qualified stock options for federal income tax purposes. No taxable income results to an optionee upon the grant of such stock options. Generally, Section 83 of the Code requires that upon exercise of an option, the optionee recognizes ordinary income in an amount equal to the difference between the option's exercise price and the fair market value of the shares on the date of exercise. Such amount, subject to certain limitations, is deductible as an expense by the Company for federal income tax purposes. The ordinary income resulting from the exercise of such options is subject to applicable withholding taxes. Generally, any profit or loss on the subsequent disposition of such shares shall be treated as a short-term or long-term capital gain or loss, depending upon the holding period for the shares.

     Under the changes made by the Securities and Exchange Commission to the rules adopted under Section 16(b) of the Exchange Act, the exercise (more than six months after the date of the issuance of the option) of an "in-the-money" stock option is no longer deemed to be a purchase under Section 16(b) of the Exchange Act. Accordingly, as long as a non-qualified stock option has been held for more than six months from the date of the grant, an optionee subject to
Section 16 is now able to sell the underlying shares immediately following the exercise of such an option without triggering potential liability under that
Section 16(b). If a non-qualified option is exercised by a person subject to
Section 16 less than six months after the date of grant, the taxable event will be deferred until the date which is six months after the date of grant unless the optionee files an election to be taxed on the date of exercise.


                                PROPOSAL NO. 11:
                            CLASS B RECAPITALIZATION



     Under the current Certificate of Incorporation, NAAC is authorized to issue, and has issued, shares of NAAC Class B Common Stock. The NAAC Class B Common Stock has rights identical to the NAAC Class A Common Stock with the following exceptions: (1) it is convertible at the option of the holder from the 90th day anniversary to the one year anniversary of the consummation of a Business Combination into two shares of NAAC Class A Common Stock and two
Class A NAAC Warrants, (2) until such conversion, it carries the right to cast two votes on any matter on which the NAAC Class A Common Stock may vote and
(3) it is not redeemed in the event no Business Combination is consummated before August 22, 1999. Under the Proposal, Article FOURTH, paragraph (a) of the Amended and Restated Certificate of Incorporation will be amended to eliminate any reference to the NAAC Class B Common Stock, paragraph (c) will be deleted, and references to paragraph (c) in other paragraphs of Article FOURTH will be eliminated. Article FOURTH, paragraph (c) sets forth the rights of the NAAC Class B Common Stock; these are the rights of conversion and voting rights set forth above. The full text of such revised Article FOURTH is annexed to this Proxy Statement/Prospectus as Annex VII.



     Upon the elimination of authorization of the NAAC Class B Common Stock, as described below, NAAC will issue to such holders two shares of Class A Common Stock and two NAAC Class A Warrants for each outstanding share of NAAC Class B Common Stock. The approval of the Merger and of the other proposals before the holders of NAAC Common Stock is not conditioned upon the adoption of this Proposal, but the adoption of this Proposal is conditioned upon the approval of the Merger and Merger Agreement and consummation of the Merger and the filing of the Amended and Restated Certificate of Incorporation of NAAC. The NAAC Board believes that the elimination of the NAAC Class B Common Stock will result in a capital structure which is more customary in an operating manufacturing company of the size and nature of NAAC after the Merger, and thus will find greater acceptance in the public securities markets. The affirmative vote of a majority of the outstanding shares of each of the NAAC Class A Common Stock and NAAC Class B Common Stock is required to approve this Proposal No. 11.


     If the Class B Recapitalization is approved, holders of the NAAC Class B Common Stock need not take any further action: their certificates will represent the converted securities for all corporate purposes. If the Class B Recapitalization is approved, each holder will be sent a transmittal letter with which he may submit his certificate representing the NAAC Class B Common Stock for reissuance as the NAAC Class A Common Stock and NAAC Class A Warrants into which the NAAC Class B Common Stock was converted. It is recommended that the holders of the NAAC Class B Common Stock submit their certificates for conversion.

     THE NAAC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE CLASS B RECAPITALIZATION

                             WARRANT EXCHANGE OFFER

DESCRIPTION OF GUZZI WARRANT

     Each Guzzi Warrant entitles the registered holder to purchase one share of Guzzi Common Stock at an exercise price equal to the lesser of $4.00, as adjusted, until January 17, 2000. The holders of the Guzzi Warrants do not have any rights, privileges or liabilities as a shareholder of Guzzi Corp. prior to exercise of the Guzzi Warrants. Guzzi Corp. is required to keep reserved a sufficient number of authorized shares of Common Stock to permit the exercise of the Guzzi Warrants.


     If Guzzi Warrants are not submitted to Guzzi Corp. or NAAC for exchange and cancellation for the offered securities of NAAC pursuant to the Warrant Exchange, then upon consummation of the Merger, the Merger Agreement and the Guzzi Warrant Agreement provides that each Guzzi Warrant will be exercisable for such number of shares of NAAC Class A Common Stock and Nominal Warrants at an exercise price of $4.00, as adjusted, as would have been obtained if such Guzzi Warrant had been exercised immediately prior to the Merger and the remaining terms and provisions of the Guzzi Warrant will continue in full force and effect, with NAAC having replaced Guzzi Corp. in the warrant agreement. The Guzzi Warrants and the underlying securities are not now and will not be registered for resales in the public securities markets, but the holders of the Guzzi Warrants have demand and "piggyback" registration rights for the underlying securities issuable on exercise as set forth in the Guzzi Warrant Agreement.



TERMS OF THE WARRANT EXCHANGE; PERIOD FOR TENDERING



     NAAC is offering to exchange each Guzzi Warrant for .145326 share of NAAC Class A Common Stock and a Nominal Warrant to purchase .02768 share of NAAC Class A Common Stock. The expiration date of the Warrant Exchange will be
March 16, 1999 ("Expiration Date"), unless the Warrant Exchange is extended without further notice in the sole discretion of NAAC, in which case the Expiration Date will be the latest date and time to which the Warrant Exchange is extended. Tenders of the Guzzi Warrants may not be withdrawn. Upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and in the Conversion Agreement, NAAC will exchange and cancel each Guzzi Warrant properly tendered on or prior to the Expiration Date.

     NAAC reserves the right to amend or terminate the Warrant Exchange and not to accept for exchange any Guzzi Warrants not theretofore accepted upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Warrant Exchange." To the extent the Exchange Offer is terminated, the Guzzi Warrants not accepted for exchange and cancellation will be returned without expense to the tendering holder as promptly as practicable after the termination of the Warrant Exchange. NAAC will give written notice of any amendment, non-acceptance, or termination to the registered holder of the Guzzi Warrants as promptly as practicable.



     Acceptance of the Warrant Exchange by one or more of the holders of the Guzzi Warrants is not a condition to the Merger.


PROCEDURES FOR TENDERING GUZZI WARRANTS


     The tender by a holder of any Guzzi Warrants as set forth below and the acceptance thereof by NAAC will constitute a binding agreement between the tendering holder and NAAC upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and in the Conversion Agreement. Except as set forth below, a holder who wishes to tender Guzzi Warrants for exchange and cancellation pursuant to the Warrant Exchange must transmit the Guzzi Warrants, together with a properly completed and duly executed Conversion Agreement, to NAAC or to TRG for delivery to NAAC at Two Worlds Fair Drive, Somerset, N.J., on or prior to the expiration of the Warrant Exchange. THE METHOD OF DELIVERY OF THE GUZZI WARRANTS, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.



     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of the Guzzi Warrants tendered for exchange and cancellation will be determined jointly by NAAC and TRG, which determination shall be final and binding. NAAC and TRG, jointly, reserve the absolute right to reject any and all tenders of any of the Guzzi Warrants not properly tendered or to reject any of the Guzzi Warrants, the acceptance of which might, in the judgment of NAAC or Guzzi Corp. or their respective counsel, be unlawful. NAAC and TRG also jointly reserve the absolute right to waive any defects or irregularities in the tender or conditions of the Warrant Exchange as to any of the Guzzi Warrants (including the right to waive the ineligibility of any holder who seeks to tender the Guzzi Warrants in the Warrant Exchange). The interpretation of the terms and conditions of the Warrant Exchange (including the Letter of Transmittal and the instructions thereto) by NAAC and TRG shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Guzzi Warrants for exchange must be cured within such time as NAAC and TRG shall determine. Neither NAAC, TRG nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Guzzi Warrants for exchange and cancellation, nor shall any of them incur any liability for failure to give such notification. Tenders of the Guzzi Warrants will not be deemed to have been made until such irregularities have been cured or waived.


     If any Conversion Agreement, endorsement, or other document is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by NAAC or TRG, proper evidence satisfactory to NAAC or TRG of such person's authority to so act must be submitted.

ACCEPTANCE OF THE GUZZI WARRANTS FOR EXCHANGE AND CANCELLATION; DELIVERY OF WARRANTS


     Upon the consummation of the Merger and upon satisfaction or waiver of all other conditions to the Warrant Exchange, NAAC will, promptly after the Merger, in exchange for all the Guzzi Warrants properly tendered and cancelled issue the shares of NAAC Class A Common Stock and Nominal Warrants described above. See "Description of NAAC Capital Stock."



     If any tendered Guzzi Warrants are not accepted for any reason set forth in the terms and conditions of the Warrant Exchange or if less than all of the Guzzi Warrants are submitted by a holder for exchange and cancellation, such unaccepted Guzzi Warrants will be returned without expense to the tendering warrant holder as promptly as practicable after the rejection of tender or the Expiration Date.



CONDITIONS TO THE WARRANT EXCHANGE



     Notwithstanding any other provision of the Warrant Exchange, NAAC shall not be required to accept for exchange, or to issue the NAAC Class A Common Stock and Nominal Warrants in exchange for, any Guzzi Warrants if the Merger Agreement is terminated.


     In addition, NAAC will not accept for exchange any Guzzi Warrants tendered, and no securities of NAAC will be issued in exchange for any such Guzzi Warrants if, at such time, any stop order shall be threatened or in effect with respect to the Registration Statement of which this Proxy Statement/Prospectus is a part.

FEES AND EXPENSES


     NAAC will not make any payments to brokers, dealers, or others soliciting acceptances of the Warrant Exchange.


TRANSFER TAXES


     NAAC will pay all transfer taxes, if any, applicable to the exchange of Guzzi Warrants pursuant to the Warrant Exchange. If, however, tendered Guzzi Warrants are registered in the name of any person other than the person signing the Letter of Transmittal or if a transfer tax is imposed for any reason other than the exchange of Guzzi Warrants pursuant to the Warrant Exchange, the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, the amount of such transfer tax will be billed directly to such tendering holder.


                           INTERCOMPANY DEBT EXCHANGE


     Pursuant to the Merger Agreement, if the Merger is consummated, TRG and OAM will contribute to the capital of Guzzi Corp. the outstanding balances of intercompany loans to Guzzi Corp. of Lit. 12,919 million, plus interest due thereon from January 1, 1998. At September 30, 1998, the intercompany debt was approximately Lit. 13,404 million. In consideration for such contributions, TRG and OAM will be issued an aggregate of 871,953 shares of NAAC Class A Common Stock and Nominal Warrants to purchase 166,080 shares of NAAC Class A Common Stock. TRG and OAM have agreed to the terms of this contribution by agreement dated August 18, 1998 and reaffirmed on December 3, 1998 contingent on the consummation of the Merger. TRG and OAM will also contribute any amount of intercompany payables due to them by Guzzi Corp. and subsidiaries in excess of $800,000 other than the Lit. 3 billion loan made by OAM to Moto Guzzi on October 1, 1998 for working capital purposes. The Merger Agreement provides that the remaining intercompany debt of up to $800,000 and the Lit. 3 billion loan from OAM will be paid promptly after the Closing. Additionally, a bank line of credit of up to Lit. 3 billion, obtained in October 1998, and secured and guaranteed by OAM, will be repaid promptly after the Closing.


                              SELLING STOCKHOLDER

     In connection with the Merger, NAAC entered into an agreement ("Fee Agreement") with Graubard Mollen & Miller ("GMM"), its legal counsel, to pay a portion of GMM's fees by the issuance of shares of NAAC Class A Common Stock. NAAC has registered these shares for resale by GMM on the Registration Statement of which this Proxy Statement/Prospectus is a part. GMM possesses sole voting and investment power with respect to the shares of NAAC Class A Common Stock shown on the table below.

                                               NUMBER OF SHARES                                 AFTER OFFERING
                                               BENEFICIALLY                            --------------------------------
                                               OWNED PRIOR TO      NUMBER OF SHARES    NUMBER OF SHARES
NAME                                            OFFERING           TO BE SOLD          BENEFICIALLY OWNED    % OF CLASS
--------------------------------------------   ----------------    ----------------    ------------------    ----------
Graubard Mollen & Miller                            30,000              30,000                  -0-               -0-

     The shares of NAAC Class A Common Stock may be offered and sold from time to time by GMM as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of NAAC Class A Common Stock may be sold by one or more of the following methods, without limitation: (1) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Proxy Statement/Prospectus; (3) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (4) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by GMM (including Allen & Company) may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from GMM in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, GMM may pledge, hypothecate or grant a security interest in some or all of the securities owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, be deemed to be a selling stockholder for purposes hereof.


                                    EXPERTS

     The consolidated financial statements of Moto Guzzi Corp. as of December 31, 1997 and 1996, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of NAAC as of August 31, 1998 and for each of the periods then ended have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto (which contains an explanatory paragraph regarding NAAC's ability to continue as a going concern), and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Merger and the tax consequences to the holders of Guzzi Corp. securities will be passed upon by Morrison Cohen Singer & Weinstein LLP, counsel to Guzzi Corp. Certain legal matters in connection with the Merger and the validity of the securities offered hereby will be passed upon by Graubard Mollen & Millen, counsel to NAAC.

                             STOCKHOLDER PROPOSALS


     Any NAAC stockholder who wishes to submit a proposal for presentation to the 1999 Annual Meeting of Stockholders must submit the proposal to North Atlantic Acquisition Corp., 5 East 59th Street, New York, New York 10022,
Attention: President, no later than September 20, 1999, for inclusion, if appropriate, in NAAC's proxy statement and the form of proxy relating to the 1999 Annual Meeting. NAAC reserves the right to exclude any proposal which does not meet all requirements for inclusion established by the Commission in effect at that time.



     Stockholders are advised that NAAC's management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the Company's 1999 Annual Meeting of Stockholders with respect to any proposal presented by a stockholder at such meeting, without any discussion of the proposal in the Company's proxy statement for such meeting, unless the Company receives notice of such proposal at its principal office in New York, New York not later than November 27, 1999.


                                                 By Order of the Board of
                                            Directors,
                                            NORTH ATLANTIC ACQUISITION CORP.
                                            C. THOMAS MCMILLEN
                                            Secretary

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                              FINANCIAL STATEMENTS
                      YEARS ENDED AUGUST 31, 1998 AND 1997

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                    CONTENTS

                                                                                                         PAGE
                                                                                                      ----------

Report of independent certified public accountants.................................................          F-3

Financial statements:

  Balance sheet....................................................................................          F-4

  Statements of operations.........................................................................          F-5

  Statements of stockholders' equity...............................................................          F-6

  Statements of cash flows.........................................................................          F-7

  Notes to financial statements....................................................................   F-8 - F-13

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of
North Atlantic Acquisition Corp.
New York, New York

We have audited the accompanying balance sheet of North Atlantic Acquisition Corp. (formerly Orion Acquisition Corp. I) (a corporation in the development stage) as of August 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended August 31, 1998 and 1997, and the period September 1, 1995 (date of inception) to August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Atlantic Acquisition Corp. as of August 31, 1998, and the results of its operations and its cash flows for the years ended August 31, 1998 and 1997, and the period September 1, 1995 (date of inception) to August 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company is unable to use escrow funds to pay general and administrative expenses and merger costs. Currently, the Company has insufficient funds to pay its liabilities and its future general and administrative expenses and merger costs, nor has the Company completed its pending merger (see Note 3). These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            BDO SEIDMAN, LLP

New York, New York
October 12, 1998

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET

                                                                                                        AUGUST 31,
                                                                                                           1998
                                                                                                        ----------
                                                ASSETS
Current:
  Cash................................................................................................  $    1,079
  Cash held in escrow.................................................................................         324
  Investment in United States Government Treasury securities held in escrow (Notes 2 and 5)...........   8,408,801
  Deferred merger costs...............................................................................     105,000
                                                                                                        ----------
                                                                                                        $8,515,204
                                                                                                        ----------
                                                                                                        ----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accrued expenses....................................................................................  $  174,496
                                                                                                        ----------
     Total liabilities................................................................................     174,496
                                                                                                        ----------
Commitments (Note 6)
Common stock subject to possible redemption, 160,000 shares at redemption value (Note 2)..............   1,681,825
Stockholders' equity (Notes 1, 2, 4 and 8):
  Convertible preferred stock, $.01 par value--shares authorized 1,000,000, outstanding 94;
     liquidation value--$9,400........................................................................           1
  Subscription receivable.............................................................................        (100)
  Class A common stock, $.01 par value--shares authorized 10,000,000; outstanding 906,000.............       9,060
  Class B common stock, $.01 par value--shares authorized 250,000; issued and outstanding 150,000.....       1,500
  Additional paid-in capital..........................................................................   6,586,948
  Retained earnings during the development stage......................................................      61,474
                                                                                                        ----------
     Total stockholders' equity.......................................................................   6,658,883
                                                                                                        ----------
                                                                                                        $8,515,204
                                                                                                        ----------
                                                                                                        ----------

                See accompanying notes to financial statements.

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS

                                                                                                  PERIOD FROM
                                                                       YEAR ENDED AUGUST 31,     SEPTEMBER 1, 1995
                                                                      -----------------------    (INCEPTION) TO
                                                                         1998          1997      AUGUST 31, 1998
                                                                      ----------     --------    -----------------
Interest income....................................................   $  411,393     $     --        $ 411,393
General and administrative expenses and debt costs.................      133,089       38,920          203,094
Income taxes.......................................................       65,000           --           65,000
                                                                      ----------     --------        ---------
Net income (loss)..................................................   $  213,304     $(38,920)       $ 143,299
                                                                      ----------     --------        ---------
                                                                      ----------     --------        ---------
Net income (loss) per common share--Basic and diluted..............   $      .20     $   (.33)
                                                                      ----------     --------
                                                                      ----------     --------
Weighted average common shares outstanding.........................    1,056,000      119,014
                                                                      ----------     --------
                                                                      ----------     --------

                See accompanying notes to financial statements.

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                     RETAINED
                        PREFERRED                       CLASS A          CLASS B                     EARNINGS
                          STOCK                      COMMON STOCK     COMMON STOCK     ADDITIONAL   DURING THE      TOTAL
                      --------------  SUBSCRIPTION  ---------------  ---------------    PAID-IN     DEVELOPMENT  STOCKHOLDERS'
                      SHARES  AMOUNT  RECEIVABLE    SHARES   AMOUNT  SHARES   AMOUNT    CAPITAL       STAGE         EQUITY
                      ------  ------  ------------  -------  ------  -------  ------  ------------  -----------  -------------

Issuance of founders'
  shares.............   --     $ --     $     --     86,000  $ 860        --  $  --   $      7,740   $      --    $     8,600

  Sale of common
    stock............   --       --           --     20,000    200        --     --         44,800          --         45,000

  Subscription
    receivable.......   94        1       (9,400)        --     --        --     --          9,399          --             --

  Net loss...........   --       --           --         --     --        --     --             --     (31,085)       (31,085)
                        --     ----     --------    -------  ------  -------  ------  ------------   ---------    -----------

Balance, August 31,
  1996...............   94        1       (9,400)   106,000  1,060        --     --         61,939     (31,085)        22,515

  Net loss...........   --       --           --         --     --        --     --             --     (38,920)       (38,920)

  Sale of common
    stock, net.......   --       --           --    800,000  8,000   150,000  1,500      8,125,009          --      8,134,509

  Reclassification to
    redeemable common
    stock............   --       --           --         --     --        --     --     (1,600,000)         --     (1,600,000)
                        --     ----     --------    -------  ------  -------  ------  ------------   ---------    -----------

Balance, August 31,
  1997...............   94        1       (9,400)   906,000  9,060   150,000  1,500      6,586,948     (70,005)     6,518,104

  Subscription
    paid.............   --       --        9,300         --     --        --     --             --          --          9,300

  Net income.........   --       --           --         --     --        --     --             --     213,304        213,304

  Accretion to
    redemption value
    of common stock..   --       --           --         --     --        --     --             --     (81,825)       (81,825)
                        --     ----     --------    -------  ------  -------  ------  ------------   ---------    -----------

Balance, August 31,
  1998...............   94     $  1     $   (100)   906,000  $9,060  150,000  $1,500  $  6,586,948   $  61,474    $ 6,658,883
                        --     ----     --------    -------  ------  -------  ------  ------------   ---------    -----------
                        --     ----     --------    -------  ------  -------  ------  ------------   ---------    -----------

                See accompanying notes to financial statements.

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF CASH FLOWS

                                                                                                    PERIOD FROM
                                                                      YEAR ENDED AUGUST 31,       SEPTEMBER 1, 1995
                                                                   ---------------------------    (INCEPTION) TO
                                                                       1998           1997        AUGUST 31, 1998
                                                                   ------------    -----------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................................   $    213,304    $   (38,920)     $     143,299
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Amortization of deferred debt costs........................             --             --              9,800
     Amortization of discount on notes payable..................             --         17,088             35,000
     Changes in assets and liabilities:
       Accrued expenses.........................................         (7,935)        84,332            (63,603)
       Interest on receivable on investments....................       (271,654)            --           (123,555)
                                                                   ------------    -----------      -------------
          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...        (66,285)        62,500                941
                                                                   ------------    -----------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of treasury securities in escrow.....................    (10,635,874)    (7,998,324)       (18,634,198)
  Sale of treasury securities in escrow.........................     10,497,051             --         10,495,375
  Decrease (increase) in cash held in escrow....................          1,352         (1,676)             1,352
                                                                   ------------    -----------      -------------
          NET CASH USED IN INVESTING ACTIVITIES.................       (137,471)    (8,000,000)        (8,137,471)
                                                                   ------------    -----------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock............................             --      8,134,509          8,188,109
  Subscription paid.............................................          9,300             --              9,300
  Deferred costs:
     Registration...............................................             --        177,792             90,000
     Merger costs...............................................       (105,000)            --           (105,000)
     Debt.......................................................             --             --             (9,800)
     Repayment of notes payable.................................       (100,000)            --           (100,000)
  Proceeds from issuance of notes payable.......................             --             --             65,000
                                                                   ------------    -----------      -------------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...       (195,700)     8,312,301          8,137,609
                                                                   ------------    -----------      -------------
NET INCREASE (DECREASE) IN CASH.................................       (399,456)       374,801              1,079
CASH, BEGINNING OF PERIOD.......................................        400,535         25,734                 --
                                                                   ------------    -----------      -------------
CASH, END OF PERIOD.............................................   $      1,079    $   400,535      $       1,079
                                                                   ------------    -----------      -------------
                                                                   ------------    -----------      -------------
SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
  Cash paid for:
     Interest...................................................   $         --    $        --      $          --
     Taxes......................................................             --             --                 --

     In fiscal 1996, the Company received a note for subscribed preferred stock amounting to $9,400, which is a noncash financing activity.

     In fiscal 1996, the Company has recorded a $90,000 liability relating to the purchase of a license agreement, which is a noncash financing activity.

                See accompanying notes to financial statements.

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates the consummation of the pending merger (see Note 3). If the pending merger is not consummated, the Company will be unable to pay its liabilities and its future general and administrative expenses and merger costs.

     Management cannot be assured that the Company will be able to continue as a going concern due to the uncertainty in completing the pending merger. The Company's continued existence is dependent upon its ability to complete the pending merger.

     The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Income Taxes

     North Atlantic Acquisition Corp. (the "Company" or "NAAC") follows Financial Accounting Standards Board ("FASB") Statement No. 109 Accounting for Income Taxes. This statement requires that deferred income taxes be recorded following the liability method of accounting and be adjusted periodically when income tax rates change.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share

     During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement, effective for financial statements issued for periods ending after December 15, 1997, requires restatement of all prior-period EPS data presented. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options. All periods presented have been restated to comply with the provisions of SFAS No. 128.

     Basic and diluted net earnings/loss per share are based upon the weighted average number of common shares outstanding. Diluted earnings/loss per share did not include the assumed exercise of common stock options and warrants because the effect was anti-dilutive.

  Accounting for Stock-based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation". Beginning in 1996, SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages, but does not require, the recognition of employee compensation expense related to stock compensation based on the fair value of the equity instrument granted. Companies that do not adopt the fair value recognition provisions of SFAS No. 123 and continue to follow the existing APB Opinion No. 25 rules to

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) recognize and measure compensation will be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the Company elected to follow the fair value recognition rules of SFAS No. 123. The Company has elected to continue to use the intrinsic value-based method of APB Opinion No. 25, and has adopted the disclosure requirements of SFAS
No. 123.

2. ORGANIZATION AND BUSINESS OPERATIONS

     The Company was incorporated in Delaware on August 9, 1995 to acquire an operating business. Operations did not occur until September; accordingly, financial statements have been presented commencing on September 1, 1995.

     The Registration Statement for the Company's Initial Public Offering (the "Offering") became effective August 22, 1997. The Company consummated the Offering on August 27, 1997 and raised net proceeds of approximately $8,100,000 (see Note 4). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination (see Note 3) with an operating business ("Business Combination"). There is no assurance that the Company will be able to successfully effect a Business Combination. An aggregate of $8,000,000 of the net proceeds was placed in an escrow account which has been invested in short-term United States Government Securities, including treasury bills and cash and cash equivalents ("Proceeds Escrow Account"), subject to release at the earlier of (i) consummation of its first Business Combination or
(ii) redemption of the Class A stock (see below). The remaining proceeds from the Offering will be used to pay for business, legal and accounting, due diligence on prospective acquisitions, costs relating to the public offering and continuing general and administrative expenses in addition to other expenses.

     The Company, prior to the consummation of any Business Combination, will submit such transaction to the Company's stockholders for their approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. All of the Company's prior stockholders, including all directors and the Company's executive officers, have agreed to vote their respective shares of Class A stock in accordance with the vote of the majority of the shares voted by all other stockholders of the Company ("nonaffiliated public stockholders") with respect to any such Business Combination. A Business Combination will not be consummated unless approved by a vote of two-thirds of the shares of common stock owned by nonaffiliated public stockholders.


     At the time the Company seeks stockholder approval of any potential Business Combination, the Company will offer ("Redemption Offer") each of the nonaffiliated public Class A stockholders the right, for a specified period of time not less than 20 calendar days, to redeem his shares of Class A stock. The per share redemption price will be determined by dividing the amount in the Proceeds Escrow Account (including all interest earned thereon) by the number of shares of Class A stock held by such nonaffiliated public stockholders. In connection with the Redemption Offer, if nonaffiliated public stockholders holding less than 20% or 160,000 shares of the Class A stock elect to redeem their shares, the Company may proceed with such Business Combination. If nonaffiliated public stockholders holding 20% or more of the Class A stock elect to redeem their shares, the Company will not proceed with such potential Business Combination and will not redeem such shares. Accordingly, a portion of the net proceeds from the Offering (20% of the cash and treasury securities held in escrow) has been classified as common stock subject to possible redemption in the accompanying balance sheet at the estimated value.

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. ORGANIZATION AND BUSINESS OPERATIONS--(CONTINUED)
     Class A stock subject to possible redemption are carried at redemption value and are presented outside of stockholders' equity. Changes in the carrying value of these shares are charged or credited directly to stockholders' equity.

     All shares of the escrowed stock outstanding immediately prior to the date of the Offering have been placed in escrow until the earlier of (i) the occurrence of the first Business Combination, (ii) 18 months from the effective date of the Offering or (iii) 24 months from the effective date of the Offering (August 22, 1999) if prior to the expiration of such 18 month period the Company has become a party to a letter of intent or a definitive agreement to effect a Business Combination, in which case such period shall be extended six months. During the escrow period, the holders of escrowed shares of Class A stock will not be able to sell or otherwise transfer their respective shares of Class A stock (with certain exceptions), but will retain all other rights as stockholders of the Company, including, without limitation, the right to vote escrowed shares of Class A stock, subject to their agreement to vote their shares in accordance with a vote of a majority of the shares voted by nonaffiliated public stockholders with respect to a Business Combination or liquidation proposal.

     If the Company does not effect a Business Combination within 18 months from the effective date or 24 months from the effective date if the extension criteria have been satisfied, the Company will distribute the amount held in the Escrow Account to all non-affiliated public stockholders in respect of their Class A stock. The Class A stock of the affiliated stockholders will be cancelled. After the redemption and cancellation of the Class A stock, the assets of NAAC, if any, will be used to pay its liabilities and redeem the outstanding Series A preferred stock at its liquidation value. Thereafter each outstanding share of Class B stock will be exchanged for two shares of Class A stock and the holders will be the stockholders of a public shell.

3. PENDING MERGER

     On August 18, 1998, the Company, Moto Guzzi Corp., a Delaware corporation ("Guzzi Corp."), and for certain provisions, Trident Rowan Group, Inc., a Maryland corporation ("TRG"), entered into a definitive Agreement and Plan of Merger and Reorganization, as amended ("Merger Agreement"), pursuant to which Guzzi Corp. would merge with and into NAAC, with NAAC being the surviving corporation ("Merger"). TRG and its partially-owned subsidiary, O.A.M. S.p.A. together own all the outstanding common stock of Guzzi Corp. Guzzi Corp., is a leading Italian manufacturer, marketer and distributor of performance and luxury motorcycles and motorcycles parts, marketed under the "Moto Guzzi(Registered)" brand name.

     The Merger will be treated as a reverse acquisition of the Company by Guzzi Corp. In a reverse acquisition, the shareholders of NAAC will own, after the Merger, less than 50% of the post-Merger shares. The shareholders of Guzzi Corp. will receive approximately 76.4% of the post-Merger shares of the Company, excluding any shares of the Company's Class A common stock issuable upon exercise of any options or warrants, and Guzzi Corp. , therefore, will be the accounting acquirer. The cost of the acquisition of the Company will be based on the fair value of the Company's assets and liabilities as of the date of the Merger (which amounts approximate book value). The Company anticipates completing the merger by February 1, 1999. The Merger is subject to shareholder approval and certain other conditions.

4. PUBLIC OFFERING

     On August 27, 1997, the Company sold 800,000 units ("Units") in the Offering and 150,000 shares of Class B exchangeable common stock. Each Unit consists of one share of the Company's Class A common stock and one Class A redeemable common stock purchase warrant ("Class A Warrant"). Each Class A Warrant entitles the holder to purchase from the Company one share of Class A stock at an exercise price of $9.00; each Class B Stock entitles the holder to receive two Units in exchange 90 days after the date of a Business

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. PUBLIC OFFERING--(CONTINUED)
Combination. The Class A Warrants are redeemable, as a class, in whole and not in part, at a price of $.05 per warrant upon 30 days' notice at any time provided that the Company's stockholders have approved a Business Combination and the last sale price of the Class A stock has been $11.00 or higher for 10 of the trading days prior to the day on which the Company gives notice of redemption.


     Concurrent with the Offering, the Company amended and restated its certificate of incorporation to increase its authorized common stock to 10,250,000 shares, of which 10,000,000 shares are designated Class A stock and 250,000 shares are designated Class B stock. The Company also increased its authorized preferred stock to 1,000,000 shares.


5. UNITED STATES TREASURY SECURITIES HELD IN ESCROW

     Treasury securities held in escrow at August 31, 1998 consist of the following:

                                                                        MATURITY     INTEREST        MATURITY
                                                            COST         AMOUNT       RATE             DATE
                                                         ----------    ----------    --------    -----------------
Treasury bill.........................................   $6,423,585    $6,478,000      5.23%     October 22, 1998
Treasury note.........................................    1,985,216     2,018,000      5.00      February 15, 1999
                                                         ----------    ----------      ----
     Total treasury securities held in escrow.........   $8,408,801    $8,496,000
                                                         ----------    ----------
                                                         ----------    ----------

     At August 31, 1998, the cost of each of the above-listed treasury securities approximated its market value.

6. COMMITMENTS

     The Company has entered into an oral agreement with David J. Mitchell, Chairman and Chief Executive Officer, to lease office space, as well as certain office and secretarial services. The Company pays $2,500 per month to Mr. Mitchell for such services. The expense was $30,000 and $20,000 for 1998 and 1997, respectively.

7. INCOME TAXES


     The fiscal 1998 income tax provision of $65,000 is net of a benefit of $27,000 due to the utilization of the prior years net operating loss carryforwards. The tax expense consists of federal current income taxes.


8. STOCKHOLDERS' EQUITY

  (a) Private Placement

     In November 1995, the Company completed a private offering to a limited group of investors which consisted, in the aggregate, of $100,000 in unsecured promissory notes bearing interest at 8% per annum. The notes were payable upon the earlier of May 1998 or the completion of an initial public offering. As of August 31, 1998, the notes, together with accrued interest, were repaid. In addition, the Company also issued to the private placement investors 20,000 shares of common stock for $10,000. The notes were recorded at a discount of $35,000 for financial reporting purposes as a result of additional fair value attributed to the common stock issued to the private placement shareholders. The effective interest rate on the notes was approximately 45%.

  (b) Preferred Stock

     The Company is authorized to issue 1,000,000 shares of "blank check" preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. STOCKHOLDERS' EQUITY--(CONTINUED)
     The Company has outstanding 94 shares of Series A preferred stock, owned by CDIJ Capital Partners, L.P., an indirect affiliate of Bright Licensing Corp. The purchase price for such shares, $100.00 per share or $9,400 in the aggregate, is payable to the Company, without interest, upon the earlier of November 15, 1996 or the closing of the Offering. As of August 31, 1998, $9,300 has been received by the Company. The Series A preferred stock is nonvoting, does not bear a dividend and has a liquidation value of $100.00 per share. Each share of Series A preferred stock will be convertible into 1,000 shares of common stock for a period one year following the consummation of a Business Combination. In the event that a Business Combination does not occur within 18 months from the effective date or 24 months from the effective date if the extension criteria are satisfied, the Series A preferred stock will be redeemed by the Company for its liquidation value.




(c) Options


     The Company granted options to purchase 100,000 Units to the founders, in consideration for their service as directors, and officers of the Company. The options are exercisable for a period of three years from the date of a Business Combination at an exercise price of $12.50 per Unit. The options are fully vested. The shares issuable upon exercise of the options and underlying warrants may not be sold or otherwise transferred until 120 days after the first Business Combination.

     In October 1996, the Company cancelled the 100,000 options and granted additional options to purchase 133,333.3 Units to the Company's two new directors and to a founder. The options are exercisable for a period of three
(3) years from the date of a Business Combination at an exercise price of $12.50 per Unit.

     The Company has granted options to purchase 30,000 shares of the Company's Class B stock to two directors at an exercise price of $10.00 per share. The options will expire, if not sooner exercised, upon consummation of a Business Combination.


     On July 23, 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"), subject to stockholder approval and consummation of the Merger. The 1998 Plan provides for the grant of options to purchase up to an aggregate of 1,250,000 shares of the Company's Class A common stock to be made to employees, officers, directors and consultants of the Company and its subsidiaries after the Merger. An aggregate of 900,000 of such options will be granted at the effective time of the Merger. The 1998 Plan provides both for incentive stock options ("Incentive Options"), and for options not qualifying as Incentive Options ("Nonqualified Options"). The Company's Board or the Committee will determine the exercise price for each share of the Company's Class A common stock purchasable under an Incentive or Nonqualified Option (collectively "Options"). The exercise price of a Nonqualified Option may be less than 100% of the fair market value on the last trading day before the date of the grant. The exercise price of an Incentive Option may not be less than 100% of the fair market value on the last trading day before the date of grant (or, in the case of an Incentive Option granted to a person possessing at the time of grant more than 10% of the total combined voting power of all classes of stock of the Company, not less than 110% of such fair market value). Options may only be granted within a ten-year period commencing on July 23, 1998 and Incentive Options may only be exercised within ten years of the date of the grant (or within five years in the case of an Incentive Option granted to a person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or any subsidiary).


     The 1998 Plan for Outside Directors provides for the grant of non-incentive options to purchase up to an aggregate of 400,000 shares of the Company's
Class A common stock, to the non-employee directors of the Company, each grant to be on the effective date of the Merger and on each January 2, beginning January 2, 2000, of options to purchase 12,500 shares of Company's Class A common stock. The options will expire upon the

                        NORTH ATLANTIC ACQUISITION CORP.
                      (FORMERLY ORION ACQUISITION CORP. I)
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. STOCKHOLDERS' EQUITY--(CONTINUED)
earlier of ten years following date of grant or three months following the date on which the grantee ceases to serve as a director.

  (d) Warrants

     Class A Warrants entitle the holder to purchase one share of Class A common stock at a price of $9.00 per share. These warrants will become separable and transferable and can be redeemed by the Company at a price of $.05 per warrant any time after the consummation of a Business Combination.

     The underwriters engaged by the Company in the Offering received a warrant to purchase 80,000 shares of Class A common stock with 80,000 Class A Warrants, at an exercise price of $11.00 per share and warrant and to purchase 15,000 shares of Class B common stock for $11.00 per share.

     Upon closing of the pending merger the Company will issue a warrant to Allen & Company (Fairness Opinion) to purchase 350,000 shares of Class A common stock at an exercise price of $10.00 per share. The Warrant may be exercisable at any time prior to July 1, 2003.

                                MOTO GUZZI CORP.
                               AUDITED CONDENSED
                    CONSOLIDATED FINANCIAL STATEMENTS AS OF
                           DECEMBER 31, 1997 AND 1996
                              UNAUDITED CONDENSED
                    CONSOLIDATED FINANCIAL STATEMENTS AS OF
                               DECEMBER 31, 1995

                                MOTO GUZZI CORP.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                      ----------

Report of Independent Public Accountants...........................................................         F-16

Consolidated Balance Sheets--Assets................................................................         F-17

Consolidated Balance Sheets--Liabilities and Shareholders' (Deficit)/Equity                                 F-17

Consolidated Statements of Operations..............................................................         F-18

Consolidated Statements of Changes in Shareholders' Equity/(Deficit)...............................         F-19

Consolidated Statements of Cash Flows..............................................................         F-20

Notes to Consolidated Financial Statements.........................................................       F-21 - F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Moto Guzzi Corp.:

We have audited the accompanying consolidated balance sheets of Moto Guzzi Corp., a Delaware holding company, and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, expressed in Italian Lire. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moto Guzzi Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN

Milan, Italy July 16, 1998

                       MOTO GUZZI CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                               1997         1997           1996
                                                                             US$'000       LIRE M.        LIRE M.
                                                                             --------    -----------    -----------
ASSETS
Cash and cash equivalents.................................................   $ 3,591      Lit. 6,352     Lit. 2,210
Receivables...............................................................    13,254          23,446         27,017
  Trade, less allowance of Lit. 1,903 (1996, Lit. 1,065)..................     7,596          13,437         24,202
  Receivables from related parties........................................     3,162           5,594            217
  Other receivables.......................................................     2,496           4,415          2,598
Inventories...............................................................    22,222          39,311         30,741
  Raw material, spare parts and work-in-progress..........................    12,944          22,898         21,275
  Finished products.......................................................     9,278          16,413          9,466
Prepaid expenses..........................................................        68             120            255
                                                                             --------    -----------    -----------
CURRENT ASSETS............................................................    39,135          69,229         60,223
                                                                             --------    -----------    -----------
Property, plant and equipment.............................................     8,109          14,345         12,483
  Land....................................................................       424             750            750
  Buildings...............................................................     1,495           2,644          2,554
  Machinery and equipment.................................................    19,050          33,699         31,567
                                                                             --------    -----------    -----------
                                                                              20,968          37,093         34,871
  Less allowances for depreciation........................................   (12,859)        (22,748)       (22,388)
                                                                             --------    -----------    -----------
Goodwill, net of amortization of Lit. 104 (1996, Lit. 52).................        89             158            210
Other assets..............................................................       544             962            815
                                                                             --------    -----------    -----------
ASSETS....................................................................   $47,877     Lit. 84,694    Lit. 73,731
                                                                             --------    -----------    -----------
                                                                             --------    -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Advances from banks.......................................................   $15,456     Lit. 27,341    Lit. 21,801
Current portion of long-term debt.........................................       945           1,671          1,372
Accounts payable..........................................................    13,401          23,707         19,592
Amounts due to related parties............................................       596           1,055            411
Accrued expenses and other payables.......................................     3,340           5,907          6,416
                                                                             --------    -----------    -----------

CURRENT LIABILITIES.......................................................    33,737          59,681         49,592
                                                                             --------    -----------    -----------
Long-term debt, less current portion......................................     2,729           4,828          5,629
Loans from parent company and affiliates..................................     7,303          12,919          4,659
Termination indemnities...................................................     4,525           8,003          7,154
Preferred stock subject to redemption.....................................     6,574          11,629          5,101

SHAREHOLDERS' (DEFICIT)/EQUITY............................................    (6,991)        (12,366)         1,596
  Series "A" preferred stock, par value $0.01 per share; Authorized
     1,500,000 shares, 1,500,000 (1996, 978,125) shares issued and
     outstanding..........................................................        --              --             --
  Common stock, par value $0.01 per share; Authorized 20,000,000
     shares, 6,000,000 (1996, 6,000,000) shares issued and outstanding....        51              91             91
  Additional paid in capital..............................................     1,665           2,945          2,945
  Accretion expense and related foreign exchange..........................    (2,032)         (3,595)            --
  Cumulative translation adjustment.......................................       127             225             23
  Accumulated deficit.....................................................    (6,802)        (12,032)        (1,463)
                                                                             --------    -----------    -----------
                                                                             $47,877     Lit. 84,694    Lit. 73,731
                                                                             --------    -----------    -----------
                                                                             --------    -----------    -----------

                 See Notes to Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                DECEMBER 31, 1997 AND 1996, AND 1995 (UNAUDITED)

                                               1997                 1997                1996                1995
                                              US$'000              LIRE M.             LIRE M.             LIRE M.
                                            -------------       -------------       -------------       -------------
                                                                                                          UNAUDITED
Net sales................................     $  45,781           Lit. 80,987         Lit. 77,620         Lit. 64,671
Cost of sales............................       (40,403)              (71,473)            (65,755)            (54,600)
                                              ---------         -------------       -------------       -------------
                                                  5,378                 9,514              11,865              10,071
Selling, general and administrative
  expenses...............................        (7,815)              (13,824)            (10,210)             (7,486)
Research and development expense ........        (1,767)               (3,125)             (1,177)               (602)
Abandonment of Benelli production line...            --                    --                  --              (1,631)
                                              ---------         -------------       -------------       -------------
Other income, net........................           419                   741               1,904                 119
                                              ---------         -------------       -------------       -------------
                                                 (3,785)               (6,694)              2,382                 471
Interest expense.........................        (2,058)               (3,640)             (4,346)             (3,604)
                                              ---------         -------------       -------------       -------------
Loss before income taxes.................        (5,843)              (10,334)             (1,964)             (3,133)
Income taxes.............................          (133)                 (235)                (32)               (100)
                                              ---------         -------------       -------------       -------------
Net loss.................................     $  (5,976)         Lit. (10,569)       Lit.  (1,996)       Lit.  (3,233)
                                              ---------         -------------       -------------       -------------
                                              ---------         -------------       -------------       -------------

                 See Notes to Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY/(DEFICIT)
                           DECEMBER 31, 1997 AND 1996

                                                                 ADDITIONAL               CUMULATIVE
                                            PREFERRED   COMMON   PAID-IN      ACCRETION   TRANSLATION  ACCUMULATED
                                             STOCK      STOCK    CAPITAL      EXPENSE     ADJUSTMENT    DEFICIT       TOTAL
                                            ---------   ------   ----------   ---------   ----------   -----------   --------
AT JANUARY 1, 1996................  Lit.m        --        91       2,731           --         --              --       2,822
Net loss..........................               --        --        (533)          --         --          (1,463)     (1,996)
Translation adjustment............               --        --         (18)          --         23              --           5
Contribution of Moto America......               --        --         765           --         --              --         765
                                              -----     ------     ------      -------       ----       ---------    --------
AT DECEMBER 31, 1996..............  Lit.m        --        91       2,945           --         23          (1,463)      1,596
Net loss..........................               --        --          --           --         --         (10,569)    (10,569)
Translation adjustment............               --        --          --           --        202              --         202
Accretion expense.................               --        --          --       (3,595)        --              --      (3,595)
                                              -----     ------     ------      -------       ----       ---------    --------
AT DECEMBER 31, 1997..............  Lit.m        --        91       2,945       (3,595)       225         (12,032)    (12,366)
                                              -----     ------     ------      -------       ----       ---------    --------
                                              -----     ------     ------      -------       ----       ---------    --------
AT DECEMBER 31, 1997..............  $'000        --        51       1,665       (2,032)       127          (6,802)     (6,991)
                                              -----     ------     ------      -------       ----       ---------    --------
                                              -----     ------     ------      -------       ----       ---------    --------

 UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT)/EQUITY
                               DECEMBER 31, 1995

                                                                                 ADDITIONAL
                                                                       COMMON     PAID-IN
                                                                       STOCK      CAPITAL       TOTAL
                                                                       ------    ----------    --------
AT JANUARY 1, 1995.........................................   Lit.m       91        (7,271)      (7,180)
Contribution of debt.......................................               --        12,632       12,632
Purchase of minorities.....................................               --           603          603
Net loss...................................................               --        (3,233)      (3,233)
                                                                       ------     --------     --------
AT DECEMBER 31, 1995.......................................   Lit.m       91         2,731        2,822
                                                                       ------     --------     --------
                                                                       ------     --------     --------

In July 1995, an increase of capital of Moto Guzzi S.p.A. was made as required under Italian corporate law as there was a deficit in equity as calculated according to Italian accounting principles. The increase was made by contribution by Trident Rowan Group, Inc. of intercompany debt of Lit.
12,632 million. At the same time, the preemptive rights of minority shareholders to participate in the recapitalization of Moto Guzzi S.p.A. were acquired by Trident Rowan Group, Inc. for Lit. 603 million, being the fair value of 30,000 shares of its common stock issued to effect the purchase.

                           COMPREHENSIVE INCOME/LOSS

                                                                                                              1995
                                                                                1997     1997      1996      LIT. M
                                                                               US$000   LIT. M    LIT. M    UNAUDITED
                                                                               ------   -------   -------   ---------
Net loss.....................................................................  (5,976)  (10,569)   (1,996)    (3,233)
Cumulative translation adjustment............................................    114        202         5         --
Accretion expense and related foreign currency translations effects..........  (2,032)   (3,595)       --         --
                                                                               ------   -------   -------    -------
Total other comprehensive loss...............................................  (1,918)   (3,393)        5         --
                                                                               ------   -------   -------    -------
Comprehensive loss...........................................................  (7,894)  (13,962)   (1,991)    (3,233)
                                                                               ------   -------   -------    -------
                                                                               ------   -------   -------    -------

                 See Notes to Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1997 AND 1996, AND 1995 (UNAUDITED)

                                                                1997            1997               1996               1995
                                                               US$'000        LIRE M.             LIRE M.            LIRE M.
                                                               -------    ----------------    ---------------    ---------------
                                                                                                                   (UNAUDITED)
Net loss....................................................   $(5,976)       Lit. (10,569)       Lit. (1,996)       Lit. (3,233)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     1,402               2,480              1,807              2,303
  Gain on sales of operating assets.........................      (276)               (489)              (552)                --
  Reserves for termination indemnities......................       690               1,221              1,132              1,128
  Payments of termination indemnities.......................      (210)               (372)            (1,279)              (882)
  Reserves for inventories and receivables..................     1,833               3,243                122              2,111
  Other operating activities................................       317                 559               (479)               (13)
Changes in operating assets and liabilities:
  Trade and other receivables...............................     4,638               8,205             (6,916)            (3,575)
  Related party receivables.................................    (3,080)             (5,448)             2,724             (1,420)
  Inventories...............................................    (5,945)            (10,516)            (3,754)            (9,092)
  Prepaid expenses..........................................       (37)                (65)               (65)               (63)
  Accounts payable and accrued expenses.....................     2,131               3,769                826              6,867
  Related party payables....................................       113                 200             (1,199)              (453)
                                                               -------    ----------------    ---------------    ---------------
Net cash used in operating activities.......................    (4,400)             (7,782)            (9,629)            (6,322)
                                                               -------    ----------------    ---------------    ---------------
Investing activities:
  Purchase of subsidiaries, net of cash acquired............        --                  --                555                 --
  Proceeds on disposal of operating assets..................       350                 619                567                 --
  Purchases of property, plant and equipment................    (2,197)             (3,887)            (5,951)            (1,801)
                                                               -------    ----------------    ---------------    ---------------
Net cash used in investing activities.......................    (1,847)             (3,268)            (4,829)            (1,801)
                                                               -------    ----------------    ---------------    ---------------
Financing activities:
  Net increase/(decrease) in advances from banks............     3,132               5,540              7,214              5,107
  Proceeds from share issues................................     1,658               2,933              5,101                 --
  Loans from parent company and affiliates..................     4,409               7,800              1,500              2,580
  Proceeds from long-term debt..............................       120                 212              1,248                 --
  Principal payments of long-term debt......................      (761)             (1,347)            (1,113)              (525)
                                                               -------    ----------------    ---------------    ---------------
Net cash provided by financing activities...................     8,558              15,138             13,950              7,162
                                                               -------    ----------------    ---------------    ---------------
Increase/(decrease) in cash and cash equivalents............     2,311               4,088               (508)              (961)
Effect of exchange rate changes on cash and cash
  equivalents...............................................        31                  54                (22)                --
Cash and cash equivalents, beginning of year................     1,249               2,210              2,740              3,679
                                                               -------    ----------------    ---------------    ---------------
Cash and cash equivalents, end of year......................   $ 3,591          Lit. 6,352         Lit. 2,210         Lit. 2,718
                                                               -------    ----------------    ---------------    ---------------
                                                               -------    ----------------    ---------------    ---------------

SUPPLEMENTAL NOTES ON NON-CASH ACTIVITIES

Fixed assets for Lit. 760 million were acquired in 1997 and for Lit.
1,830 million in 1996 by way of finance leases, assuming lease obligations at inception of Lit. 570 million in 1997 and Lit. 1,573 million in 1996.

TRG issued 30,000 shares of its common stock valued at Lit. 471 million in 1996 to effect the acquisition of Moto America Inc. Cash acquired amounted to Lit. 555 million. See Note 4.

OTHER SUPPLEMENTAL INFORMATION

Interest paid amounted to Lit. 3,268 million, Lit. 4,071 million in 1997 and 1996, respectively.

                 See Notes to Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BACKGROUND AND ORGANIZATION

  Activities

     Moto Guzzi Corp. is a Delaware incorporated holding company whose subsidiaries manufacture and distribute "Moto Guzzi" brand motorcycles, parts and accessories in Italy, Europe and elsewhere in the world. The Company has a single manufacturing site at Mandello del Lario, Lecco, Italy.

  Corporate background

     Moto Guzzi S.p.A., the Italian manufacturer of Moto Guzzi motorcycles, had been a subsidiary of Trident Rowan Group, Inc. ("TRG") since 1972 and a owned wholly subsidiary of TRG from July 1995. Effective January 1, 1996, TRG acquired 100% of the outstanding capital of Moto America Inc., the exclusive importer of Moto Guzzi motorcycles in the United States. On October 9, 1996, TRG formed Moto Guzzi Corp. as a holding company for its interests in the Moto Guzzi motorcycle operations and transferred its 100% interests in Moto Guzzi S.p.A. and Moto America Inc. to Moto Guzzi Corp. in exchange for 6,000,000 shares of common stock.

  Private Offering of Convertible Preferred Securities in 1996/1997

     In December 1996 and January 1997, Moto Guzzi Corp. consummated a private offering of redeemable convertible preferred stock and common stock purchase warrants which raised an aggregate of approximately $5,218,000 (Lit. 8,034 million at the then prevailing exchange rates), net of expenses.

     Moto Guzzi Corp. issued 1,500,000 units, each consisting of one share of Class A Redeemable Convertible Preferred Stock and one common stock purchase warrant exercisable for three years for the lesser of $4.00 or the initial public offering price of the common stock. The preferred stock is convertible at the option of the holder into an equal number of shares of common stock, subject to adjustment to protect against events of dilution and is automatically converted upon consummation of an initial public offering of Moto Guzzi Corp. common stock which raises gross proceeds of at least $8,000,000. The conversion rate for the preferred stock in such event will be the lesser of the then applicable conversion rate or 75% of the per share initial offering price. If such an initial public offering is not consummated by June 30, 1998, the holders of a majority of the shares of preferred stock will have the right to select a majority of the Moto Guzzi Corp. board of directors. The holders of the preferred stock also have a right to redeem their shares at $8.00 per share if no public offering is completed on or before January 16, 2002.

     The convertible preferred stock was recorded in the consolidated balance sheet outside shareholders' equity as "preferred stock subject to redemption" in the amount of Lit. 5,101 million at December 31, 1996 and a further Lit. 2,933 million was recorded in January 1997 as a result of the completion of the private placement. At December 31, 1997, the Company has recorded Lit. 3,595 million as accretion expense to reflect amortization of the difference between the net proceeds received and the contingent redemption of such shares in January 2002 and the effects of changing exchange rates on such repurchase commitment.

  Reporting currency

     The primary financial statements are shown in Italian Lire because substantially all the Company's material operations are based and operate in Italy. Translation of lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers of the financial statements and has been calculated at the rate of Lit. 1,769 to $1.00, the approximate exchange rate at December 31, 1997. It should not be construed that the assets and liabilities, expressed in U.S. dollar equivalents, can actually be realized in or extinguished in U.S. dollars at that or any other rate. All currency amounts in these financial statements are in Lire unless specifically designated in other currencies.

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES

  Accounting principles

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

  Transfer by TRG of operating subsidiaries

     The financial statements include the effects of the 1996 acquisition of Moto America Inc. as such transaction was reflected in the financial statements of the parent company, TRG. Additionally, the issuance of 6,000,000 shares of the Company's common stock to TRG in exchange for the outstanding shares of Moto Guzzi S.p.A. and Moto America Inc. was accounted for at TRG's carrying value of the consolidated net assets of such companies at the effective date of October 1, 1996. See Notes 3 and 4.

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Foreign currency translation

     The financial statements of non-Italian entities have been translated from the applicable functional currency to Italian lire using the year-end exchange rate for balance sheet items and the average exchange rate for the year for statement of operation items. The translation differences resulting from the change in exchange rates from year to year have been reported separately as a component of shareholders' equity.

  Foreign currency transactions

     Transactions, receivables and payables denominated in currencies other than the functional currency are recorded at the exchange rate in effect on the transaction date. Such receivables and payables are adjusted to current exchange rates as of the date paid or the balance sheet date, whichever is earlier. Gains and losses are included in "other income, net" in the statements of operations.

  Cash equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Revenue recognition

     Revenues from sale of products are recorded upon shipment, which is when title passes.

  Research and development

     The Company is continuously engaged in company-sponsored programs of product improvement and development. Research and development costs are expensed as they are incurred.

  Inventories

     Inventories are stated at the lower of cost or market with cost being determined principally by the last- in, first-out (LIFO) method applying average cost of the year to increases in inventory quantities. If inventories had been determined by the lower of cost or market value using the first-in, first-out
(FIFO) method, which

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) approximates current cost, inventories would have been greater by approximately Lit. 3,000 million in 1997 and Lit. 2,000 million in 1996.

  Long-lived assets

     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" in 1996. This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts and also addresses the accounting for long-lived assets that are expected to be disposed of. The effect of the initial adoption of FASB Statement No. 121 in 1996 was not material. The Company continually reviews the carrying value of long-lived assets and long-lived assets to be disposed of.

  Goodwill

     On purchases of businesses, the excess of the purchase price over the fair value of assets acquired is accounted for as goodwill and is amortized on a straight-line basis over a period determined by the Company taking into consideration the nature of the business acquired.

  Property, plant and equipment

     Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over 30 years and plant and machinery, tooling and computer equipment over lives ranging from 3 to 10 years.

  Termination indemnities

     All employees of the Company's Italian subsidiary are entitled to receive severance pay in accordance with the terms of applicable national labor law and contracts. The liability for severance pay is accrued for service to date and is payable immediately on termination. The liability is calculated in accordance with the individual employee's length of service, employment category and compensation and is adjusted annually by a cost of living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability. The liability recorded in the consolidated balance sheets is the amount that the employee would be entitled to if the employee separates from the Company immediately.

  Income taxes

     Income taxes are provided by each entity included in the consolidation in accordance with local laws. Deferred income taxes have been provided using the liability method in accordance with FASB Statement No. 109, "Accounting for Income Taxes."

  Statements of cash flows

     Advances from banks arise primarily under the Company's short-term lines of credit with its banks. These short-term obligations are payable on demand. The cash flows for these items are included in the caption "Net increase in advances from banks" in the Consolidated Statements of Cash Flows.

  Comprehensive income

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required. In the Company's case, comprehensive income includes net losses, unrealized gains/losses from translation and accretion expense (including related foreign currency translation effects) in respect of shares of preferred stock subject to repurchase.

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Changes in components of comprehensive loss:

                                                                                        ACCRETION
                                                                                        EXPENSE &      ACCUMULATED
                                                                          CUMULATIVE     RELATED         OTHER
                                                                          TRANSLATION   CURRENCY       COMPREHENSIVE
                                                                          ADJUSTMENT    TRANSLATION       LOSS
                                                                          ----------    -----------    -------------
JANUARY 1, 1996..............................................   Lit. m          --             --              --
Change for period............................................                    5             --               5
Charged to additional paid-in capital for period prior to
  incorporation..............................................                   18             --              18
                                                                            ------        -------         -------
DECEMBER 31, 1996............................................   Lit. m          23             --              23
Change for period............................................                  202         (3,595)         (3,393)
                                                                            ------        -------         -------
DECEMBER 31, 1997............................................   Lit. m         225         (3,595)         (3,370)
                                                                            ------        -------         -------
                                                                            ------        -------         -------
DECEMBER 31, 1997............................................   US$000         127         (2,032)         (1,905)
                                                                            ------        -------         -------
                                                                            ------        -------         -------

3. ACQUISITION OF MOTO GUZZI S.P.A.

     TRG (then Rowan Industries Inc. and subsequently De Tomaso Industries Inc. from 1972 through August 1996) acquired a controlling interest in Moto Guzzi in December 1972 and subsequently made further investments in 1974 and 1975 before purchasing the remaining minority interests in 1995.

     The original purchase of a controlling interest in Moto Guzzi (then S.E.I.M.M.) in 1972 was part of a series of related transactions in which TRG first loaned money to Fratelli Benelli Fabbrica Motocicli e Costruzioni Meccaniche S.p.A. (Benelli) to enable this company to purchase S.E.I.M.M. and then TRG subsequently purchased a controlling interest in Benelli. Benelli was an Italian motorcycle manufacturer whose operations and facilities were later disposed of, though Moto Guzzi S.p.A. continued to manufacture motorcycles under the Benelli brand name until 1995. The initial 1972 acquisition of a controlling interest in Benelli and Moto Guzzi was accounted for as a purchase. The fair value of the consolidated net assets of Benelli were in excess of the fair value of the TRG shares issued to consummate the transaction and the excess was applied to reduce the fair value of trademarks, goodwill and other intangible assets acquired. In 1974 and 1975, further shares in Benelli were purchased by TRG and the fair value of the shares issued as consideration was again less than the fair value of consolidated assets and the excess applied to further reduce intangible assets.

     On purchase of the minority interest in Moto Guzzi in July 1995, which was consummated by the issue of 30,000 shares of its common stock by TRG to purchase the rights of the minority shareholders to participate in the recapitalization of Moto Guzzi S.p.A. then required by local law, the fair value of the shares issued of Lit. 603 million for such preemption rights was allocated to land and buildings.

     The Financial Statements include the effects of stating the tangible assets of Moto Guzzi S.p.A., primarily land and buildings, at their fair values at the date of purchase and the reduction of the values of long-term intangible assets acquired in respect of the excess of assets acquired over the fair value of the consideration given, less accumulated depreciation and amortization. All intangible assets acquired were fully amortized prior to 1996.

4. ACQUISITION OF MOTO AMERICA INC.

     Effective January 1, 1996, TRG completed its acquisition of the outstanding shares of Moto America Inc., the sole distributor of Moto Guzzi motorcycles in the United States. The acquisition was consummated by the issuance of 30,000 shares of common stock of TRG and the purchase price of Lit. 471 million reflected the shares issued at their fair value at such date. The acquisition has been accounted for as a purchase and the excess of the purchase consideration over the fair value of assets acquired has been accounted for as goodwill, determined in

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

4. ACQUISITION OF MOTO AMERICA INC.--(CONTINUED)

the amount of Lit. 262 million, which is being amortized over 5 years. Subsequently, TRG purchased from Moto Guzzi S.p.A. a receivable of U.S.$ 190,614, equal to Lit. 294 million at the then prevailing exchange rate, and made an additional investment in Moto America Inc. by way of contribution of such receivable.

     The results of Moto America Inc. are included in the consolidated financial statements from January 1, 1996. Goodwill amortization amounted to Lit.
52 million in each of 1997 and 1996. The effects of the acquisition are not material to the operations of the Company.

5. RECEIVABLES FROM RELATED PARTIES

                                                                               1997       1997       1996
                                                                              US$'000    LIRE M.    LIRE M.
                                                                              -------    -------    -------
MGI Motorcycle GmbH........................................................    3,043      5,383         --
Finproservice S.p.A........................................................      113        201         30
TRG........................................................................        6         10        187
                                                                               -----      -----      -----
                                                                               3,162      5,594        217
                                                                               -----      -----      -----
                                                                               -----      -----      -----

     The amount at December 31, 1997 due from MGI Motorcycle GmbH, a 25% owned entity acquired in 1997, resulted from the purchase of products and services from the Company. Sales to MGI Motorcycle GmbH, consisting primarily of motorcycles and parts were Lit. 14,410 million in 1997.

     Finproservice S.p.A. is a factoring subsidiary of TRG. The amounts above relates to residual balances collected by Finproservice from receivables sold to it by Moto Guzzi S.p.A. Management believe the charges for the factoring arrangements, which have been discontinued in 1998, are in line with market prices.

     The balance due from TRG relates to a receivable purchased from Moto Guzzi S.p.A., at book value, in 1996, less amounts offset by advances made by TRG to meet certain expenses of Moto Guzzi S.p.A. in 1997.

6. ADVANCES FROM BANKS AND CREDIT ARRANGEMENTS

     The Company's subsidiary, Moto Guzzi S.p.A., has lines of credit arrangements with a number of Italian banks and financial institutions. Under these, the Company, at December 31, 1997, could have borrowed up to approximately Lit. 46,000 million. The line of credit arrangements do not have termination dates and are periodically reviewed. The average interest rate on advances from banks was approximately 8.25% and 12.25% at December 31, 1997 and 1996, respectively.

7. AMOUNTS DUE TO RELATED PARTIES

  Current liabilities

                                                                                1997       1997       1996
                                                                               US$'000    LIRE M.    LIRE M.
                                                                               -------    -------    -------
TRG.........................................................................      596      1,055        197
T.I.M. S.p.A................................................................       --         --         37
OAM S.p.A...................................................................       --         --        177
                                                                                -----     -------     -----
                                                                                  596      1,055        411
                                                                                -----     -------     -----
                                                                                -----     -------     -----

     The balance due to TRG is primarily for costs incurred on behalf of Moto Guzzi Corp. in connection with the private placement of Moto Guzzi Corp. convertible preferred stock in December 1996 and January 1997 and advances by TRG during 1997. T.I.M. S.p.A. and OAM S.p.A. are subsidiaries of TRG.

  Loans from parent company and affiliates

                                                                                1997       1997       1996
                                                                               US$'000    LIRE M.    LIRE M.
                                                                               -------    -------    -------
OAM S.p.A...................................................................    7,303     12,919      4,659
                                                                                -----     -------     -----
                                                                                -----     -------     -----

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

7. AMOUNTS DUE TO RELATED PARTIES--(CONTINUED)

     The loans carry interest calculated in reference to market rates. Interest amounted to Lit. 377 million and Lit. 275 million in 1997 and 1996, respectively. No payments of interest were made in either 1997 or 1996.

8. ACCRUED EXPENSES AND OTHER PAYABLES

                                                                                1997       1997       1996
                                                                               US$'000    LIRE M.    LIRE M.
                                                                               -------    -------    -------
Salaries, wages and related items...........................................    2,440      4,316      3,614
Value added and other non income taxes......................................      204        361      1,692
Other accrued expenses......................................................      696      1,230      1,110
                                                                                -----     -------     -----
                                                                                3,340      5,907      6,416
                                                                                -----     -------     -----
                                                                                -----     -------     -----

9. LONG-TERM DEBT

                                                                                1997       1997       1996
                                                                               US$'000    LIRE M.    LIRE M.
                                                                               -------    -------    -------
Notes payable, secured by second mortgage over properties of
  Moto Guzzi S.p.A.:
  Interest 12.40%, payable in semi-annual installments through 2001.........    1,780      3,149       4,198
Industry Ministry L. 46/82, 1.9875% through 2002 and 7.95% thereafter,
  payable in installments commencing from 2002..............................      496        878         878
Mortgage note secured by property of Moto America Inc., interest 8.25%,
  payable monthly through 2011..............................................      231        409         365
Finance leases..............................................................    1,027      1,817       1,512
Sundry notes payable........................................................      139        246          48
                                                                                -----     -------    -------
                                                                                3,673      6,499       7,001
Less current portion........................................................     (945)    (1,671)     (1,372)
                                                                                -----     -------    -------
                                                                                2,728      4,828       5,629
                                                                                -----     -------    -------
                                                                                -----     -------    -------

  Maturities of long-term debt as of December 31, 1997:

                                                                               US$'000    LIRE M
                                                                               -------    -------
1998........................................................................      945      1,671
1999........................................................................      965      1,707
2000........................................................................      840      1,486
2001........................................................................      163        289
2002........................................................................      121        214
Subsequent to 2002..........................................................      639      1,133
                                                                                -----     -------
                                                                                3,673      6,499
                                                                                -----     -------
                                                                                -----     -------

     In February 1998, Moto Guzzi S.p.A. obtained a new 10 year loan facility from Centrobanca and Banca Agricola Mantovana collateralized by a third mortgage on its properties in Mandello del Lario, Lecco, Italy. The entire amount of the facility of Lit. 10,000 million was drawn down in April 1998. The loan is repayable in quarterly installments from May 2000 through February 2008 and bears interest at 6% through May 2000 and thereafter at the ROLINT rate plus 1.25%.

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

10. OTHER INCOME

                                                                   1997       1997       1996        1995
                                                                  US$'000    LIRE M.    LIRE M.    LIRE M.
                                                                  -------    -------    -------    ---------
                                                                                                   UNAUDITED
Currency exchange gain.........................................       75         133       139         (442)
Gains on sale of assets........................................      276         489       552          160
Government grants..............................................       --          --       450           --
Interest income................................................      163         288       111          133
Other expense/(income).........................................      (95)       (171)      652          268
                                                                  -------    -------    -------     -------
                                                                     419         741     1,904          119
                                                                  -------    -------    -------     -------
                                                                  -------    -------    -------     -------

11. INCOME TAXES

     (Loss)/Income before income taxes consisted of the following:

                                                                   1997       1997       1996        1995
                                                                  US$'000    LIRE M.    LIRE M.    LIRE M.
                                                                  -------    -------    -------    ---------
                                                                                                   UNAUDITED
United States..................................................     (145)       (255)      204           --
Foreign, principally Italy.....................................   (5,698)    (10,079)   (2,168)      (3,133)
                                                                  -------    -------    -------     -------
                                                                  (5,843)    (10,334)   (1,964)      (3,133)
                                                                  -------    -------    -------     -------
                                                                  -------    -------    -------     -------

     The provision/(credit) for income taxes consisted of the following:

                                                                   1997       1997       1996        1995
                                                                  US$'000    LIRE M.    LIRE M.    LIRE M.
                                                                  -------    -------    -------    ---------
                                                                                                   UNAUDITED
Current:
  United States................................................      133         235        92           --
  Foreign......................................................       --          --       (60)         100
                                                                  -------    -------    -------     -------
                                                                     133         235        32          100
                                                                  -------    -------    -------     -------
                                                                  -------    -------    -------     -------

Deferred: .....................................................       --          --        --           --
                                                                  -------    -------    -------     -------
Total..........................................................      133         235        32          100
                                                                  -------    -------    -------     -------
                                                                  -------    -------    -------     -------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances have been recorded for the deferred tax assets as management believes it more likely than not that these assets will not be realized. Significant components of the Company's deferred tax assets are as follows:

                                                                   1997       1997       1996
                                                                  US$'000    LIRE M.    LIRE M.
                                                                  -------    -------    -------
Short-term reserves............................................    1,773       3,136     1,678
Carrying value of fixed assets.................................      996       1,762     1,632
Net operating loss carryforwards...............................      722       1,277     1,430
Research expenses capitalized for tax purposes.................    1,129       1,997       978
                                                                  -------    -------    -------
                                                                   4,620       8,172     5,718
Valuation allowance............................................   (4,620)     (8,172)   (5,718)
                                                                  -------    -------    -------
Net deferred tax assets........................................       --          --        --
                                                                  -------    -------    -------
                                                                  -------    -------    -------

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

11. INCOME TAXES--(CONTINUED)

     The effective provision for income taxes varied from the income tax credit calculated at the statutory U.S. federal income tax rate as follows:

                                                                   1997       1997       1996        1995
                                                                  US$'000    LIRE M.    LIRE M.    LIRE M.
                                                                  -------    -------    -------    ---------
                                                                                                   UNAUDITED
Computed tax credit at U.S. federal rate.......................   (2,045)     (3,617)     (688)      (1,097)
Losses and timing differences for which valuation allowance
  provided.....................................................    1,969       3,483       556          821
Elimination of intercompany profits............................       75         132       326          496
Government grant...............................................       --          --      (158)          --
Non-deductible expenses and other..............................      120         213        36         (120)
Prior year adjustment..........................................       --          --       (60)          --
Local taxes....................................................       14          24        20           --
                                                                  -------    -------    -------     -------
                                                                     133         235        32          100
                                                                  -------    -------    -------     -------
                                                                  -------    -------    -------     -------

     At December 31, 1997 the Company had net operating loss carryforwards for Italian federal income tax purposes which expire as follows:

                                                                             1997       1997
                                                                            US$'000    LIRE M.
                                                                            -------    -------
2002.....................................................................    1,950       3,450
                                                                            -------    -------
                                                                            -------    -------

     As a result of the merger of Centro Ricambi Srl and Moto Guzzi S.p.A. in 1997, approximately Lit. 3,259 million of Italian net operating loss carryforwards were forfeited.

12. EXPORT SALES AND GEOGRAPHIC INFORMATION

  Export sales

     The Company's motorcycle business exports its products throughout the world. Sales of motorcycles by geographic destination were as follows:

                                                                                      1997    1996    1995
                                                                                      ----    ----    ----
Italy..............................................................................    37%     37%     35%
Europe other than Italy............................................................    46%     43%     49%
United States......................................................................    13%      7%      6%
Elsewhere..........................................................................     4%     13%     10%

     Sales to Germany represented approximately 17.8% of motorcycle sales in 1997 (19% and 14% in 1996 and 1996 respectively). No other country represented over 10% of motorcycle sales.

  Transfers of products between geographical areas

     Sales of motorcycles and parts from the Italian production facilities of the Company's motorcycle business to its U.S. exclusive importer, Moto America Inc., amounted to Lit. 10,631 million in 1997 (1996--Lit. 5,800 million). Prior to 1996, Moto America Inc. was an unaffiliated company. Sales to the French exclusive importer, Moto Guzzi France Sarl, constituted in 1997, amounted to Lit. 6,959 million in 1997. Sales prices are accounted for on a basis comparable to those for non affiliated customers.

                       MOTO GUZZI CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997

12. EXPORT SALES AND GEOGRAPHIC INFORMATION--(CONTINUED)

  Identifiable assets

     At 31 December 1997 and 1996, all material operating assets of the Company were located in Italy.

13. COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company and its subsidiaries are involved in litigation in the normal course of business. Management does not believe that the final settlement of such litigation will have an adverse effect on the Company's consolidated financial statements as of December 31, 1997.

  Contingent preferred stock redemption obligation.

     As more fully described in Note 1, the Company's convertible preferred stock is redeemable at the holders behest if the Company does not complete an initial public offering of its common stock by January 16, 2002.

14. CONCENTRATION OF CREDIT RISKS

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities in the customer base. Sales to governmental bodies in Italy are significant as a whole, but no single government body represents more than 10% of net sales.

     The Company maintains cash and cash equivalents, and short and long term investments with various financial institutions of national standing in Italy and the United States.

15. FINANCIAL INSTRUMENTS

     The Company does not enter into foreign exchange contracts in the normal course of its operating activities. Moto Guzzi S.p.A. makes all its sales in Lire except those to Moto America Inc. which are expressed in U.S. Dollars. Moto Guzzi S.p.A. typically draws down U.S. Dollar advances up to 80% of outstanding invoices to Moto America Inc. on its short-term bank credit lines, see Note 6, thus effectively hedging 80% of short-term exchange risk through collection.

  Fair value of financial instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments.

     Cash and cash equivalents: the carrying amount of cash and cash equivalents reported by the Company approximates their fair value.

     Short and long term debt: the carrying amount of the Company's borrowings under its short-term credit arrangements approximates their fair value. The fair values of the Company's long-term debt are estimated using cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

                                MOTO GUZZI CORP.
                              UNAUDITED CONDENSED
                    CONSOLIDATED FINANCIAL STATEMENTS AS OF
                               SEPTEMBER 30, 1998

                       MOTO GUZZI CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 1998

                                                                          SEPT. 30,       SEPT. 30,
                                                                             1998            1998          DEC. 31,
                                                                           US$'000'        LIRE M.           1997
                                                                          UNAUDITED       UNAUDITED        LIRE M.
                                                                          -----------    ------------    ------------
ASSETS
Cash and cash equivalents..............................................    $     725     Lit.   1,197     Lit.  6,352
Receivables............................................................       16,236           26,822          23,446
  Trade, less allowance of Lit. 1,903..................................       10,689           17,658          13,437
  Receivables from related parties.....................................        3,485            5,757           5,594
  Other receivables....................................................        2,062            3,407           4,415
Inventories............................................................       26,630           43,993          39,311
  Raw material, spare parts and work-in-progress.......................       15,954           26,356          22,898
  Finished products....................................................       10,676           17,637          16,413
Prepaid expenses.......................................................          707            1,169             120
                                                                           ---------     ------------    ------------
CURRENT ASSETS.........................................................       44,298           73,181          69,229
                                                                           ---------     ------------    ------------
Property, plant and equipment..........................................        9,722           16,060          14,345
  Land.................................................................          454              750             750
  Buildings............................................................        1,600            2,644           2,644
  Machinery and equipment..............................................       22,977           37,957          33,699
                                                                           ---------     ------------    ------------
                                                                              25,031           41,351          37,093
  Less allowances for depreciation.....................................      (15,309)         (25,291)        (22,748)
                                                                           ---------     ------------    ------------
Goodwill, net of amortization of Lit. 143 (1997, Lit. 104).............           72              119             158
Other assets...........................................................        1,102            1,820             962
                                                                           ---------     ------------    ------------
TOTAL ASSETS...........................................................    $  55,194     Lit.  91,180     Lit. 84,694
                                                                           ---------     ------------    ------------
                                                                           ---------     ------------    ------------
LIABILITIES AND SHAREHOLDERS' DEFICIT
Advances from banks....................................................    $  17,758     Lit.  29,336     Lit. 27,341
Current portion of long-term debt......................................        1,094            1,808           1,671
Accounts payable.......................................................       15,750           26,019          23,707
Amounts due to related parties.........................................          590              974           1,055
Accrued expenses and other payables....................................        4,525            7,475           5,907
                                                                           ---------     ------------    ------------
CURRENT LIABILITIES....................................................       39,717           65,612          59,681
                                                                           ---------     ------------    ------------
Long-term debt, less current portion...................................        8,282           13,682           4,828
Loans from parent company and affiliates...............................        8,114           13,404          12,919
Termination indemnities................................................        4,781            7,899           8,003
Preferred stock subject to redemption..................................        7,591           12,540          11,629
SHAREHOLDERS' DEFICIT..................................................      (13,291)         (21,957)        (12,366)
  Series 'A' preferred stock, par value $0.01 per share; Authorized
    1,500,000 shares, 1,500,000 shares issued and outstanding..........           --               --              --
  Common stock, par value $0.01 per share; Authorized 20,000,000
    shares, 6,000,000 shares issued and outstanding....................           55               91              91
  Additional paid in capital...........................................        1,783            2,945           2,945
  Accretion expense and related foreign exchange.......................       (2,728)          (4,506)         (3,595)
  Cumulative translation adjustment....................................           93              153             225
  Accumulated deficit..................................................      (12,494)         (20,640)        (12,032)
                                                                           ---------     ------------    ------------
LIABILITIES AND SHAREHOLDERS' DEFICIT..................................    $  55,194     Lit.  91,180     Lit. 84,694
                                                                           ---------     ------------    ------------
                                                                           ---------     ------------    ------------

Note: The balance sheet as at December 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles.

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       MOTO GUZZI CORP. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   3 MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                SEPT. 30              SEPT. 30             SEPT. 30
                                                                  1998                  1998                 1997
                                                                 US$'000               LIRE M.              LIRE M.
                                                               --------------       --------------       --------------
Net sales...................................................      $ 11,884            Lit. 19,633          Lit. 18,105
Cost of sales...............................................       (10,252)               (16,936)             (16,354)
                                                                  --------           ------------         ------------
                                                                     1,632                  2,697                1,751
Selling, general and administrative expenses................        (2,449)                (4,045)              (3,318)
Research and development expense............................          (516)                  (852)                (496)
Reorganization costs........................................        (1,121)                (1,852)                   -
Other income, net...........................................            39                     65                  479
                                                                  --------           ------------         ------------
                                                                    (2,415)                (3,987)              (1,584)
Interest expense............................................          (654)                (1,080)                (853)
                                                                  --------           ------------         ------------
Loss before income taxes....................................        (3,069)                (5,067)              (2,437)
Income taxes................................................           (82)                  (135)                 (13)
                                                                  --------           ------------         ------------
Net loss....................................................      $ (3,151)          Lit.  (5,202)        Lit.  (2,450)
                                                                  --------           ------------         ------------
                                                                  --------           ------------         ------------

       See Notes to Unaudited Condensed Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   9 MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                                            SEPT. 30,
                                                                        SEPT. 30, 1998        1998          SEPT. 30, 1997
                                                                          US$'000            LIRE M.           LIRE M.
                                                                        --------------    --------------    --------------
Net sales............................................................      $ 40,933         Lit. 67,622       Lit. 59,770
Cost of sales........................................................       (33,711)            (55,691)          (52,168)
                                                                           --------        ------------      ------------
                                                                              7,222              11,931             7,602
Selling, general and administrative expenses.........................        (7,207)            (11,906)          (10,020)
Research and development expense.....................................        (1,863)             (3,078)           (1,393)
Reorganization costs.................................................        (1,121)             (1,852)               --
Other income, net....................................................           120                 199               573
                                                                           --------        ------------      ------------
                                                                             (2,849)             (4,706)           (3,238)
Interest expense.....................................................        (1,989)             (3,286)           (2,893)
                                                                           --------        ------------      ------------
Loss before income taxes.............................................        (4,838)             (7,992)           (6,131)
Income taxes.........................................................          (373)               (616)             (186)
                                                                           --------        ------------      ------------
Net loss.............................................................      $ (5,211)       Lit.  (8,608)     Lit.  (6,317)
                                                                           --------        ------------      ------------
                                                                           --------        ------------      ------------

       See Notes to Unaudited Condensed Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   9 MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                               SEPT.
                                                                                30          SEPT. 30           SEPT. 30
                                                                               1998           1998               1997
                                                                              US$'000        LIRE M.            LIRE M.
                                                                              -------    ---------------    ---------------
Net loss...................................................................   $(5,211)       Lit. (8,608)       Lit. (6,317)
  Adjustments to reconcile net loss to net cash used in operating
     activities:...........................................................    (1,107)            (1,830)            (4,197)
                                                                              -------    ---------------    ---------------
  Net cash used in operating activities....................................    (6,318)           (10,438)           (10,514)
                                                                              -------    ---------------    ---------------
Investing activities:
  Purchases of property, plant and equipment...............................    (3,418)            (5,647)            (2,351)
                                                                              -------    ---------------    ---------------
Net cash used in investing activities......................................    (3,418)            (5,647)            (2,351)
                                                                              -------    ---------------    ---------------
Financing activities:
  Net increase in advances from banks......................................     1,208              1,995              8,829
  Proceeds from share issues...............................................        --                 --              2,933
  Loans from parent company and affiliates.................................        --                 --              7,800
  Proceeds fron long-term debt.............................................     6,053             10,000                 --
  Principal payments of long-term debt.....................................      (594)              (981)              (700)
                                                                              -------    ---------------    ---------------
Net cash provided by financing activities..................................     6,667             11,014             18,862
                                                                              -------    ---------------    ---------------
(Decrease) increase in cash and cash equivalents...........................    (3,069)            (5,071)             5,797
Effect of exchange rate changes on cash and cash equivalents...............       (51)               (84)                60
Cash and cash equivalents, beginning of period.............................     3,845              6,352              2,210
                                                                              -------    ---------------    ---------------
Cash and cash equivalents, end of period...................................   $   725        Lit.  1,197        Lit.  8,267
                                                                              -------    ---------------    ---------------
                                                                              -------    ---------------    ---------------

       See Notes to Unaudited Condensed Consolidated Financial Statements

                       MOTO GUZZI CORP. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions to Form 10-Q. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. For a summary of the Company's accounting principles, and other footnote information, reference is made to the Company's 1997 audited financial statements. All adjustments necessary for the fair presentation of the results of operations for the interim periods covered by this report have been included. All of such adjustments are of a normal and recurring nature. The results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the operating results for the full year.

     The primary financial statements are shown in Italian lire because all of the Company's material operating entities are based and operate in Italy. Translation of lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers of the financial statements and has been made at the rate of Lire 1,652 to U.S. $1, the approximate exchange rate at September 30, 1998. It should not be construed that the assets and liabilities, expressed in U.S. dollar equivalents, can actually be realized in or extinguished by U.S. dollars at that or any other rate.

2. COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required. In the Company's case, comprehensive income includes net losses, unrealized gains/losses from translation and accretion expense (including related foreign currency translation effects) in respect of shares of preferred stock subject to repurchase.

                                                                                       3 MONTHS ENDED SEPTEMBER 30,
                                                                       ------------------------------------------------------------
                                                                                                             1998
                                                                         1998 US$'000                       LIRE M.
                                                                       ----------------------------    ----------------------------
Net loss............................................................              (3,151)                         (5,202)
                                                                                  ------                          ------
Cumulative translation adjustment...................................                 (43)                            (72)
Accretion expense and related foreign currency translation
  effects...........................................................                 210                             346
                                                                                  ------                          ------
Total other comprehensive loss......................................                 167                             274
                                                                                  ------                          ------
Comprehensive loss..................................................              (2,984)                         (4,928)
                                                                                  ------                          ------
                                                                                  ------                          ------


                                                                            1997
                                                                           LIRE M.
                                                                      ----------------------------
Net loss............................................................             (2,450)
                                                                                 ------
Cumulative translation adjustment...................................                 20
Accretion expense and related foreign currency translation
  effects...........................................................               (732)
                                                                                 ------
Total other comprehensive loss......................................               (712)
                                                                                 ------
Comprehensive loss..................................................             (3,162)
                                                                                 ------
                                                                                 ------

                                                                                       9 MONTHS ENDED SEPTEMBER 30,
                                                                       ------------------------------------------------------------
                                                                                                             1998
                                                                         1998 US$'000                       LIRE M.
                                                                       ----------------------------    ----------------------------
Net loss............................................................              (5,211)                         (8,608)
                                                                                  ------                          ------
Cumulative translation adjustment...................................                 (43)                            (72)
Accretion expense and related foreign currency translation
  effects...........................................................                (552)                           (911)
                                                                                  ------                          ------
Total other comprehensive loss......................................                (595)                           (983)
                                                                                  ------                          ------
Comprehensive loss..................................................              (5,806)                         (9,591)
                                                                                  ------                          ------
                                                                                  ------                          ------


                                                                            1997
                                                                           LIRE M.
                                                                      ----------------------------
Net loss............................................................             (6,317)
                                                                                 ------
Cumulative translation adjustment...................................                183
Accretion expense and related foreign currency translation
  effects...........................................................             (2,715)
                                                                                 ------
Total other comprehensive loss......................................             (2,532)
                                                                                 ------
Comprehensive loss..................................................             (8,849)
                                                                                 ------
                                                                                 ------

                       MOTO GUZZI CORP. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               SEPTEMBER 30, 1998

2. COMPREHENSIVE INCOME--(CONTINUED)
Changes in components of comprehensive loss for the nine months ended September 30, 1998 are as follows:

                                                                                                        ACCUMULATED
                                                                             CUMULATIVE                   OTHER
                                                                             TRANSLATION   ACCRETION    COMPREHENSIVE
                                                                             ADJUSTMENT    EXPENSE         LOSS
                                                                             ----------    ---------    -------------
Balance, January 1, 1998..................................................       225         (3,595)        (3,370)
Change for period.........................................................       (72)          (911)          (983)
                                                                                ----        -------        -------
Balance, September 30, 1998...............................................       153         (4,506)        (4,353)
                                                                                ----        -------        -------
                                                                                ----        -------        -------

3. REORGANIZATION CHARGES

     In April 1998 Moto Guzzi S.p.A. entered into an agreement with Philips S.p.A. for the purchase by Moto Guzzi of Philips Vision Industries' plant in Monza, Italy. The agreement, which was subject to the fulfilment of certain conditions including the assent of certain labor unions, expired in accordance with its terms in June 1998, though the parties continued discussions through August 1998. In September 1998, Moto Guzzi S.p.A. terminated the discussions as agreement with labor unions had not been obtained and the delays in closing meant that logistics for transfering activities were no longer favorable. Also in September 1998, the employment contract of Oscar Cecchinato, the managing director of Moto Guzzi S.p.A., was terminated.

     Following these events, the Company reviewed its short-term strategies and product plans, including new models whose introduction was connected with the potential new factory as well as other new models scheduled for 1999 introduction to replace existing models. As a result of this review, the Company has recorded Lit. 1,852 million of reorganization costs. The principal components of this charge are Lit. 315 million of costs directly related to the potential new factory, Lit. 707 million of write-offs of tooling and Lit.
750 million reserves against inventory components.

4. LIQUIDITY AND BRIDGE FINANCING FROM AFFILIATES

     The Company experienced delays in the introduction of two new models at the end of the second quarter of 1998 and these delays, principally related to certain components, continued through the third quarter and into October. A significant number of sales orders in this period were for the new models and the Company estimates that it has lost sales of 600-800 units which cannot be recovered in 1998. A major part of the Company's short-term bank facilities are against accounts receivable and the decreased sales resulting from production delays has limited the Company's ability to draw on such credit lines. The Company had also anticipated certain capital expenditures and research and development programs in the expectation of obtaining financing in the third or fourth quarter of 1998--See also Note 6--Merger Agreement with North Atlantic Acquisition Corp.

     These factors have led to a liquidity shortage at the end of the third quarter and continuing into the fourth quarter. On October 2, 1998, the Company received Lit. 3 billion bridge financing from a TRG subsidiary. This bridge financing was provided to the TRG subsidiary by certain of TRG's shareholders. In October 1998, TRG also deposited collateral to secure a new bank credit line, of Lit. 3 billion for the Company, with such collateral being provided following a $2 million loan from TRG shareholders to TRG at the beginning of October, of which Lit. 2.5 billion was drawn down at November 30, 1998.

     The two loans made by certain TRG shareholders to TRG and to its subsidiary are due on March 31, 1999, are each secured by 500,000 shares of the Company and bear interest at 10% per annum, payable together with a 1% arrangement fee. The Company has agreed to pay the costs of this financing to TRG and its subsidiaries equal

                       MOTO GUZZI CORP. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               SEPTEMBER 30, 1998

4. LIQUIDITY AND BRIDGE FINANCING FROM AFFILIATES--(CONTINUED) to the cost incurred by those companies. The terms and conditions were reviewed and approved by the Company's and TRG's Boards of Directors who also sought similar finance from other third party sources.

     As of October 31, 1998, the Company was in arrears with its suppliers for approximately Lit. 5.5 billion. The Company is in constant discussion with these suppliers as to the timing of such payments. If the pending transaction between the Company and North Atlantic Acquisition Corp. (NAAC) is completed in early 1999, as management anticipates (though no assurance can be given that this will occur), the Company will have sufficient liquidity for the first quarter of 1999. Further, the Company will have increased ability to draw advances against indicative 1999 sales orders from importers and against trade receivables as sales pick up towards the main Spring-Summer sales season. The Company is also actively in discussion with two specialized financial institutions for floor plan financing and inventory financing, from the beginning of 1999.

     The condensed financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

5. MERGER AGREEMENT WITH NORTH ATLANTIC ACQUISITION CORP.

     On August 18, 1998, Moto Guzzi Corp., and for limited purposes TRG, entered into a merger agreement to merge with North Atlantic Acquisition Corp. (NAAC). NAAC was organized in August 1995 as a specialized merger and acquisition allocated risk company with the objective of acquiring an operative business. NAAC has not engaged in any substantive commercial business and will, at the effective time of the merger, have approximately $8 million in cash, net of merger expenses, to finance the operations of the merged company, although such amount could be reduced by up to $1.7 million pursuant to certain redemption rights of existing NAAC shareholders. In addition, NAAC has outstanding warrants and options, certain of which can be redeemed by NAAC for a nominal sum, subject to the achievement of certain share price performance criteria, which could potentially provide further cash of approximately $10.4 million.

     If consummated, Moto Guzzi Corp. will merge with and into NAAC with NAAC being the surviving corporation. Moto Guzzi Corp. shareholders will receive NAAC Class A Common Stock and Nominal Warrants entitling the holder, depending on future performance of the merged company in 1999 or 2000, to purchase additional shares of NAAC Class A Common Stock on payment of a nominal amount. The merger agreement provides that certain parent company loans, shown in Moto Guzzi Corp.'s balance sheet at September 30, 1998 at Lit. 13,404 million, would be exchanged for NAAC securities and also entitles holders of outstanding Moto Guzzi Corp. warrants, exercisable at $4.00 through January 17, 2000, to cancel their warrants or otherwise exchange them for NAAC equity securities ("the Warrant Exchange"). Certain other parent company loans or parent company-guaranteed lines of credit will be repaid at closing. The merger is subject, among other conditions, to approval by NAAC shareholders. If consummated, the merged company intends to apply for a listing on NASDAQ, though there can be no assurance that such application would be successful.

     If consummated, the shareholders of Moto Guzzi Corp. will own approximately 76.4% of the merged company, assuming the Warrant Exchange is fully accepted, that there is no exercise of any outstanding options or warrants of NAAC, and without including any shares of NAAC stock which may be acquired upon exercise of the warrants issued to the Moto Guzzi Corp. shareholders. The transaction will be accounted for as a reverse acquisition of NAAC by Moto Guzzi Corp. As a result of the reverse acquisition, the historical financial statements of the merged company will be those of Moto Guzzi Corp. and the primary financial statements will continue to be reported in Italian Lire.

                                                                         ANNEX I

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated August 18, 1998, among NORTH ATLANTIC ACQUISITION CORP., a Delaware corporation, ("North"), MOTO GUZZI CORP., a Delaware corporation ("Motoguzzi") and, as to those applicable provisions of ARTICLE II, ARTICLE III, ARTICLE V, ARTICLE VI, ARTICLE VIII,
ARTICLE X, ARTICLE XI AND ARTICLE XIII hereof, TRIDENT ROWAN GROUP, INC., a Maryland corporation ("TRG") and significant shareholder of Motoguzzi.

     WHEREAS, North was formed to serve as a vehicle to effect a merger, exchange of capital stock, acquisition or other business combination with an operating business;

     WHEREAS, Motoguzzi, through its wholly and partially owned subsidiaries is in the business of designing, manufacturing and selling motorcycles, spare parts and similar products;

     WHEREAS, subject to the terms and conditions of this Agreement and Plan of Merger and Reorganization ("Agreement"), the Parties desire to consummate a merger, as contemplated herein, pursuant to which Motoguzzi will merge with and into North, with North being the surviving corporation (North, after the consummation of the Merger, the "Surviving Corporation"); and

     WHEREAS, for Federal income tax purposes, the parties intend, by approving resolutions authorizing this Agreement, that such merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     IT IS AGREED:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.01 Definitions. Certain capitalized terms used in this Agreement shall have the meanings specified in ARTICLE XII.

     SECTION 1.02 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined herein) North and Motoguzzi shall consummate a merger ("Merger") of Motoguzzi with and into North. Following the Merger, (i) North shall continue as the surviving corporation and shall continue its existence under the laws of the State of Delaware and (ii) the separate corporate existence of Motoguzzi shall cease.

     SECTION 1.03 Effective Time. On the Closing Date, North and Motoguzzi shall file with the Secretary of State of the State of Delaware in accordance with the DGCL an executed copy of the Certificate of Merger in the form of Exhibit A hereto (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

     SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05 Changes to Certificate of Incorporation and By-Laws of the Surviving Corporation. The Certificate of Merger will also amend the Certificate of Incorporation of the Surviving Corporation to effect a change in the name of North from "North Atlantic Acquisition Corp." to "Moto Guzzi Corporation", to increase the authorized capital stock of the Surviving Corporation, to authorize the issuance of one or more classes of preferred stock and to provide for a board of directors with staggered terms of three years, in the form attached hereto as Exhibit A. The By-Laws of Moto Guzzi Corp. shall be the By-Laws of the Surviving Corporation. The Certificate of Incorporation as so modified and such By-Laws shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                     A-I-1

     SECTION 1.06 Directors and Officers of the Surviving Corporation After the Effective Time. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of eight persons, of which two will be nominated by the management of North, five will be nominated by Motoguzzi and one will be a nominee mutually acceptable to both Motoguzzi and North, each to serve until his successor is elected and qualified. Such persons, and the classes in which they shall serve, as well as certain compensation arrangements and certain options to purchase shares of Class A Common Stock to be granted to certain directors and executive officers of the Surviving Corporation (the "Executive Options") are listed in Schedule 1.06. The officers of North at the Effective Time shall consist of the persons listed in Schedule 1.06, each to serve until his or her successor is elected. Each of North and Motoguzzi may, at any time prior to the Effective Time, change their nominees.

     SECTION 1.07 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, on the third Business Day after the date on which the last of the conditions to Closing set forth in Article IX hereof is fulfilled or waived by the appropriate Party, as the case may be, at the offices of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

     SECTION 1.08 Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, and shall not take a position on any tax return inconsistent therewith. In addition, North represents now, and as of the Closing, that it presently intends to continue Motoguzzi's historic business or use a significant portion of Motoguzzi's business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE II
                    CONVERSION OF SHARES AND RELATED MATTERS

     SECTION 2.01 Outstanding Stock of North. Upon consummation of the Merger, the outstanding capital stock of North shall continue to be the issued and outstanding capital stock of the Surviving Corporation.

     SECTION 2.02 Conversion of Outstanding Stock of Motoguzzi.

     (a) Except as provided in Section 2.03, upon consummation of the Merger,
(i) the shares of common stock, $.01 par value, ("Old Motoguzzi Common Stock") of Motoguzzi outstanding on the date of this Agreement and immediately prior to the Effective Time and the shares of preferred stock, $.01 par value, ("Old Motoguzzi Preferred Stock") of Motoguzzi outstanding on the date of this Agreement and immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, and subject to reduction in accordance with Section 2.03 below and increase in accordance with
Section 2.02(c) below, be converted into and exchanged for (A) 3,702,450 shares of the Class A Common Stock, $.01 par value ("Class A Common Stock") of North, subject to adjustment as herein provided, (B) 234,489 shares of Class B Convertible Preferred Stock having such rights and preferences as are described in the amended Certificate of Incorporation of the Surviving Corporation ("Class B Preferred Stock"), and (C) warrants in the form attached as Exhibit B hereto (the "Nominal Warrants") to purchase such number of shares of Class A Common Stock as is equal to 74.05% of the number of shares of Class A Common Stock which may be purchased under the "Maximum Nominal Warrants" (as defined below),
(ii) in consideration of the contribution to the capital of Motoguzzi of certain intercompany indebtedness described in Section 2.06(b) there shall be issued to the holders of such indebtedness 1,038,040 shares of Class A Common Stock, 65,743 shares of Class B Preferred Stock and Nominal Warrants to purchase 20.76% of the number of shares of Class A Common Stock which may be purchased under the Maximum Nominal Warrants, and (iii) if all outstanding Warrants to purchase an aggregate of 1,500,000 shares of Old Motoguzzi Common Stock at $4.00 per share (the "Old Motoguzzi Warrants") are surrendered (as provided in Section 2.06(a)) there shall be issued to such surrendering warrant holders 259,510 shares of Class A Common Stock, 16,436 shares of Class B Preferred Stock and Nominal Warrants to purchase 5.19% of the number of shares of Class A Common Stock which may be purchased under the Maximum Nominal Warrants. The Class A Common Stock, the Class B Preferred Stock and the Nominal Warrants are together referred to

                                     A-I-2
herein as the "Merger Consideration". The number of shares of Class A Common Stock, Class B Preferred Stock and the number of Nominal Warrants payable as the Merger Consideration shall be rounded up or down to the nearest whole number of shares or warrants. If the holders of less than all Old Motoguzzi Warrants surrender same, then the Merger Consideration described in the preceding clause (iii) shall be reduced by multiplying the Merger Consideration in clause
(iii) by the percentage of Old Motoguzzi Warrants so surrendered and each Old Motoguzzi Warrant not so surrendered shall, after the Effective Time, have such continuing rights as are provided by the terms thereof. The term "Maximum Nominal Warrants" shall mean Nominal Warrants to purchase such number of shares of Class A Common Stock as would be acquired hereunder if all Old Motoguzzi Warrants are surrendered as provided in Section 2.06(a).

     (b) Except as otherwise provided in this Agreement and except for shares with respect to which the holder thereof votes against the Merger ("Dissenter") and ultimately receives payment thereon pursuant to Section 262 of the DGCL ("Dissenter Securities"), each share of Old Motoguzzi Common Stock outstanding on the date hereof and immediately prior to the Effective Time and each share of Old Motoguzzi Preferred Stock outstanding on the date hereof and immediately prior to the Effective Time will be converted into .4937 shares of Class A Common Stock, .0313 shares of Class B Preferred Stock and Nominal Warrants for such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock which may be purchased under 74.05% of the Maximum Nominal Warrants multiplied by a fraction, the numerator of which is 1 and the denominator of which is 7,500,000.

     (c) If Available Cash (as defined in Section 4.05 below) is less than $8,150,000 at the Effective Time, the number of shares of Class B Preferred Stock issued as part of the Merger Consideration shall be increased by one share for each $15 of such shortfall, allocable pro rata as provided in
Section 2.02(a).

     SECTION 2.03 Dissenters.

     (a) The Merger Consideration will be reduced, on a pro rata basis, as a result of any Dissenter seeking the appraisal rights pursuant to Section 262 of the DGCL, with respect to his shares of Old Motoguzzi Common Stock or Old Motoguzzi Preferred Stock.

     (b) If after the Effective Time a Dissenter loses the right to receive payment pursuant to Section 262 of the DGCL, the Dissenter Securities held by the Dissenter will be treated as if they had been converted as of the Effective Time into the Merger Consideration.

     (c) Motoguzzi will promptly provide North with copies of any written demand for payment to be received by a Dissenter, and North will have the right to participate in all negotiations and proceedings with respect to any demand by a Dissenter. Motoguzzi will not, except with the prior written consent of North or as may be required by law, make any payment prior to the Effective Time with respect to, or settle or offer to settle, any demand of a Dissenter. All Dissenter Securities acquired by Motoguzzi or by the Surviving Corporation will be canceled after payment therefor has been made in accordance with the DGCL.

     SECTION 2.04 Surrender and Payment.

     (a) Prior to the Effective Time, North will appoint American Stock Transfer & Trust Company, New York, New York, as its agent ("Exchange Agent") for the purpose of exchanging certificates representing the Old Motoguzzi Common Stock, Old Motoguzzi Preferred Stock and Old Motoguzzi Warrants ("Motoguzzi Securities") for certificates of Class A Common Stock, Class B Preferred Stock and Nominal Warrants representing the appropriate portion of the Merger Consideration. Promptly after the Effective Time, North will cause the Exchange Agent to send, to each holder of Motoguzzi Securities being exchanged a letter of transmittal for use in the exchange. North will make available to the Exchange Agent, as needed, stock certificates and Nominal Warrant certificates representing the Merger Consideration to be issued in respect of the Motoguzzi Securities.

     (b) Except as provided in Section 10.02, for each Motoguzzi Security being exchanged, upon the surrender of the certificate or certificates representing them together with a properly completed letter of transmittal, the holder will be entitled to receive certificates for the Class A Common Stock, Class B Preferred Stock and Nominal Warrants representing that portion of the Merger Consideration issuable in respect of the Motoguzzi

                                     A-I-3

Securities. Until so surrendered, each such certificate will, after the Effective Time, represent for all purposes, only the right to receive a proportionate amount of the Merger Consideration.

     (c) After the Effective Time, there will be no further registration of transfers of Motoguzzi Securities held prior to the Effective Time, except as may be permitted by Section 262 of the DGCL. After the Effective Time, all certificates formerly representing Motoguzzi Securities which are presented to North or the Exchange Agent will be canceled and exchanged for the consideration provided for in this Article II.

     SECTION 2.05 Adjustments. If, notwithstanding Section 7.01 hereof, at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of the capital stock of North is changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     SECTION 2.06 Surrender of Old Motoguzzi Warrants and Contribution of Intercompany Indebtedness.

     (a) Each holder of an Old Motoguzzi Warrant who wishes to surrender such warrant (a "Surrendered Warrant") shall do so prior to the Closing Date by delivering same to TRG together with a Warrant Surrender Agreement and such other documents as TRG and North shall reasonably require.

     (b) TRG covenants and agrees that Lit 12,719 million principal amount of indebtedness, plus interest thereon, owed by Motoguzzi to TRG and/or to O.A.M. S.p.A., a subsidiary of TRG ("OAM"), shall be contributed to the capital of Motoguzzi, simultaneously with the consummation of the Merger. After such capital contribution, the amount of indebtedness owed by Motoguzzi and its subsidiaries to TRG and its subsidiaries other than Motoguzzi and the Motoguzzi Subsidiaries at the Effective Time, including all interest, will not be greater than $800,000, and if such indebtedness exceeds such amount, any excess automatically and without any action on the part of TRG, OAM or TRG's subsidiaries shall be contributed to the capital of Motoguzzi at the Effective Time with no adjustment in the Merger Consideration set forth in
Section 2.02(a)(ii) and the Surviving Corporation will be under no obligation whatsoever to pay same. TRG shall cause OAM to evidence its agreement to such capital contribution by executing the form of acknowledgment annexed hereto as Exhibit C.

                                  ARTICLE III
                                REPRESENTATIONS
                      AND WARRANTIES OF MOTOGUZZI AND TRG

     Motoguzzi represents and warrants to North as follows:

     SECTION 3.01 Organization.

     (a) Motoguzzi. Motoguzzi is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as described on any of the Motoguzzi Disclosure Schedules attached hereto, Motoguzzi does not own, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity, including any partnership, limited partnership, limited liability company, business trust and any other business entity, and is not a party to any agreement to acquire any such securities or interest. Motoguzzi is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify (which states are listed in SCHEDULE 3.01(ii)), except where the failure to so qualify would not, singly or in the aggregate, have a Motoguzzi Material Adverse Effect. Motoguzzi has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated by Motoguzzi to be conducted in the future.

     (b) Subsidiaries of Motoguzzi. Each Motoguzzi Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Motoguzzi Subsidiary is qualified to do business in each jurisdiction where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify (which jurisdictions are listed in SCHEDULE 3.01 (iii)), except where the failure to so qualify would not, singly or in the aggregate, have a Motoguzzi Material Adverse Effect. Each Motoguzzi Subsidiary has all requisite corporate power to own, lease and operate its properties and to carry on its

                                     A-I-4
business as now being conducted and as presently contemplated by each of the Motoguzzi Subsidiaries in the future. Motoguzzi owns, directly or indirectly, the shares of each Motoguzzi Subsidiary as set forth in SCHEDULE 3.01(i) free and clear of any Liens.

     (c) Holding Company. Motoguzzi is a holding company, the only assets of which are the shares of the Motoguzzi Subsidiaries. Motoguzzi has no material liabilities other than the liabilities of the Motoguzzi Subsidiaries. Motoguzzi does not conduct any material business through any entity other than the Motoguzzi Subsidiaries.

     SECTION 3.02 Authority; Corporate Action. Motoguzzi has all necessary corporate power and authority to enter into this Agreement and to consummate the Merger and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by Motoguzzi to authorize the execution, delivery and performance of this Agreement and the other agreements and instruments delivered by Motoguzzi in connection with the transactions contemplated hereby or thereby has or at the Closing will have been duly and validly taken. Subject to the terms and conditions hereof, this Agreement and the other agreements and instruments delivered by Motoguzzi in connection with the transactions contemplated hereby shall constitute the valid, binding and enforceable obligation of Motoguzzi enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.03 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement (and the other agreements contemplated hereby) by Motoguzzi does not, and the performance by Motoguzzi of its obligations under this Agreement (and any other agreement contemplated hereby) will not, (i) conflict with or violate its Certificate of Incorporation, By-laws or other organizational documents (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Motoguzzi or any Motoguzzi Subsidiary or by which any of their respective properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Motoguzzi or any Motoguzzi Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Motoguzzi or any Motoguzzi Subsidiary is a party or by which Motoguzzi or any Motoguzzi Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have, either singly or in the aggregate, a Motoguzzi Material Adverse Effect.

     (b) The execution and delivery of this Agreement (and the other agreements contemplated hereby) by Motoguzzi does not, and the performance of this Agreement (and the other agreements contemplated hereby) by Motoguzzi will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements, if any, of the DGCL and Certificate of Incorporation and Bylaws of Motoguzzi (including but not limited to, the approval of this Agreement and the Merger by the stockholders of Motoguzzi), (ii) filing and recordation of appropriate merger documents as required by the laws of the State of Delaware, (iii) those consents, approvals, authorizations, permits, filings or notifications applicable to Motoguzzi and the Motoguzzi Subsidiaries listed in SCHEDULE 3.03(b), and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not
(a) have either singly or in the aggregate, a Motoguzzi Material Adverse Effect or (b) affect the ability of Motoguzzi to consummate the Merger and other agreements contemplated by this Agreement.

     SECTION 3.04 Motoguzzi Capitalization. The total authorized capital stock of Motoguzzi consists of 20,000,000 shares of Old Motoguzzi Common Stock and 2,000,000 shares of Old Motoguzzi Preferred Stock, of which 6,000,000 shares of Old Motoguzzi Common Stock and 1,500,000 shares of Old Motoguzzi Preferred Stock are issued and outstanding. Except for Old Motoguzzi Preferred Stock and Old Motoguzzi Warrants, there are no existing options, warrants, calls, commitments or other rights of any character including conversion or

                                     A-I-5
preemptive rights relating to the acquisition of any issued or unissued capital stock or other securities of Motoguzzi. The outstanding Old Motoguzzi Warrants have been duly and validly authorized and issued. All of the outstanding shares of Old Motoguzzi Common Stock and Old Motoguzzi Preferred Stock are duly and validly authorized and issued, fully paid and non-assessable. SCHEDULE
3.04(a) correctly sets forth the record owners of all of the Old Motoguzzi Common Stock, Old Motoguzzi Preferred Stock and Old Motoguzzi Warrants. Motoguzzi complied with all applicable federal and state securities laws and regulations in connection with the offer and sale of all of the outstanding Old Motoguzzi Common Stock, Old Motoguzzi Preferred Stock and Old Motoguzzi Warrants, and there are no rescission rights relating thereto except for such of the foregoing as would not have a Motoguzzi Material Adverse Effect. There are no options, warrants, convertible securities or other rights permitting or requiring the Motoguzzi Subsidiaries to issue, or which give anyone the right to purchase any securities of the Motoguzzi Subsidiaries or rights convertible into securities of the Motoguzzi Subsidiaries and the Motoguzzi Subsidiaries have not agreed to issue or sell any shares of their capital stock or securities convertible into their capital stock.

     SECTION 3.05 Licenses and Permits; Compliance with Laws. Each of Motoguzzi and the Motoguzzi Subsidiaries hold all permits, licenses and approvals (collectively, the "Permits") from all federal, state and local governmental authorities in the United States, Italy, and other countries necessary for it to own, lease and operate its properties and to carry on its businesses as now being conducted, except for such of the foregoing, the absence of which would not have a Motoguzzi Material Adverse Effect. Motoguzzi has no knowledge that any such Permit has been rescinded and, to its knowledge, all such Permits are in full force and effect and listed on SCHEDULE 3.05. Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, the business of each of Motoguzzi and the Motoguzzi Subsidiaries is being and has been conducted in compliance with the Permits and all applicable laws, statutes, ordinances, regulations judgments, orders, decrees, concessions, grants and other authorizations of any governmental authority except where any non compliance, singly or in the aggregate would not have a Motoguzzi Material Adverse Effect. Neither Motoguzzi nor the Motoguzzi Subsidiaries is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder which would result in a Motoguzzi Material Adverse Effect. Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Motoguzzi and the Motoguzzi Subsidiaries with any of the provisions hereof or thereof, will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit, and all of which shall be in effect as of the Closing, except for such of the foregoing, the absence of which would not have a Motoguzzi Material Adverse Effect.

     SECTION 3.06 Financial Statements.

     (a) Motoguzzi has caused to be delivered to North consolidated financial statements of Motoguzzi for the years ended December 31, 1996 and 1997 audited and reported on by Arthur Andersen, LLP, and unaudited consolidated financial statements of Motoguzzi for the year ended December 31, 1995 and for the three months ended March 31, 1998 and March 31, 1997 and summary unaudited consolidated financial statements for the three and six month periods ended June 30, 1998 and June 30, 1997 (collectively, the "Motoguzzi Financial Statements"). The Motoguzzi Financial Statements, including all related notes and schedules thereto, fairly present in all material respects the consolidated financial position of Motoguzzi as at the respective dates thereof and the results of operations and cash flows of Motoguzzi for the periods indicated in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject, in the case of interim financial statements, to normal year-end adjustments, and in the case of summary financial statements, to omission of certain items customarily included in interim financial statements.

     (b) Except for liabilities, costs, expenses, debts, commitments or obligations arising in connection with this Agreement and the transactions contemplated hereby, or resulting from actions taken in furtherance of the transactions identified in Items 1 through 4 of SCHEDULE 3.08 of the Motoguzzi Disclosure Schedules attached hereto, to the knowledge of Motoguzzi, Motoguzzi, on a consolidated basis, has no debts, liabilities, commitments or obligations (including, without limitation, unasserted claims), whether absolute or contingent, liquidated or unliquidated, or due or to become due or otherwise except for liabilities and obligations (a) reflected as liabilities on the March 31, 1998 balance sheet ("Balance Sheet"), (b) that have arisen since March 31, 1998

                                     A-I-6
in the ordinary course of business of Motoguzzi and the Motoguzzi Subsidiaries,
(c) that are described herein or in any of the Motoguzzi Disclosure Schedules attached hereto, or (d) which singly or in the aggregate do not have a Motoguzzi Material Adverse Effect.

     SECTION 3.07 Real Property.

     (a) SCHEDULE 3.07 contains a true, correct and complete list and brief description of all real property owned, leased or subleased by Motoguzzi and the Motoguzzi Subsidiaries, all of which are hereinafter referred to as the "Real Property." Motoguzzi has made available to North true, correct and complete copies of the deeds and leases of the Real Property.

     (b) Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property owned by Motoguzzi and the Motoguzzi Subsidiaries conforms in all material respects to all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions of every governmental authority having jurisdic tion over any of the Real Property owned by Motoguzzi and the Motoguzzi Subsidiaries, and every instrumentality or agency thereof (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped) (collectively, "Laws"), except where nonconformance would not have a Motoguzzi Material Adverse Effect.

     (c) Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, the use and operation of the Real Property owned by Motoguzzi and the Motoguzzi Subsidiaries is in full compliance with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property except where non compliance would not have a Motoguzzi Material Adverse Effect. Motoguzzi and the Motoguzzi Subsidiaries have not received any notice of any violation (or claimed violation) of or investigation regarding any Laws except where such violation or claimed violation would not have a Motoguzzi Material Adverse Effect.

     (d) Except as set forth in any of the Motoguzzi Disclosure Schedules, Motoguzzi and the Motoguzzi Subsidiaries have not received notice of, or otherwise have knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an adverse effect on the use and operation of any portion of the Real Property or the value of any material portion of the Real Property, nor have Motoguzzi and the Motoguzzi Subsidiaries received notice of any special assessment proceedings affecting any of the Real Property except for such of the foregoing which would not have a Motoguzzi Material Adverse Effect.

     (e) Motoguzzi has made available for inspection by North true, correct and complete title policies and surveys with respect to the Real Property.

     SECTION 3.08 Material Contracts.

     (a) SCHEDULE 3.08(a) sets forth a complete and correct list of all agreements, including without limitation, leases, currently in effect which are material to the assets, financial condition, business or operations of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole, (collectively, the "Material Contracts"); when the foregoing representation is restated as of the Closing Date, any change to SCHEDULE 3.08(a) shall not be deemed a breach of such representation, for purposes of Article IX or Article XI hereof, unless such change, either singly or in the aggregate, would cause a Motoguzzi Material Adverse Effect. True and complete copies of all Material Contracts have been delivered to North or made available for inspection.

     (b) Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, all Material Contracts are valid and in full force and effect and neither Motoguzzi nor any of the Motoguzzi Subsidiaries has received notice from any other party thereto that it has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except for defaults which would not have, either singly or in the aggregate, a Motoguzzi Material Adverse Effect. None of the rights of Motoguzzi or any of the Motoguzzi Subsidiaries under any of the

                                     A-I-7

Material Contracts are subject to any Liens of record, except for Liens granted in the ordinary course of business and Liens which, either singly or in the aggregate do not have a Motoguzzi Material Adverse Effect. Except as set forth in any of the Motoguzzi Disclosure Schedules, neither Motoguzzi nor any of the Motoguzzi Subsidiaries received notice from any other party thereto that it has breached any express or implied representations, warranties or covenants in connection with the sale or provision of its services or goods, except for breaches that, either singly or in the aggregate, will not have a Motoguzzi Material Adverse Effect.

     SECTION 3.09 Litigation. Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, there are no actions, suits, arbitrations, mediation or other proceedings pending or, to its knowledge, threatened against Motoguzzi or any of the Motoguzzi Subsidiaries at law or in equity before any court, Federal, state, municipal or other governmental department or agency or other tribunal and neither Motoguzzi nor any of the Motoguzzi Subsidiaries, nor any of their respective properties, is subject to any order, judgment, injunction or decree; when the foregoing representation is restated as of the Closing Date, any change to any of the Motoguzzi Disclosure Schedules shall not be deemed a breach of such representation, for purposes of Article IX or Article XI hereof, unless such change is reasonably likely to have, either singly or in the aggregate, a Motoguzzi Material Adverse Effect.

     SECTION 3.10 Taxes, Tax Returns and Audits. Motoguzzi and the Motoguzzi Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective Time) filed or caused to be filed, or have properly filed extensions for, all tax returns which are required to be filed and have paid or caused to be paid all taxes required therein to be paid and all assessments received by them to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside and except for such of the foregoing as would not cause a Motoguzzi Material Adverse Effect. Motoguzzi and the Motoguzzi Subsidiaries have or will have established adequate reserves on its books and records and financial statements (including the Balance Sheet) for such payment in accordance with GAAP. Motoguzzi and the Motoguzzi Subsidiaries have withheld from each payment made to any of its present or former employees, officers, directors or other party all amounts required by law to be withheld and have, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities. Motoguzzi and the Motoguzzi Subsidiaries have paid or caused to be paid, or have established reserves that they reasonably believe to be adequate in all material respects, for all tax liabilities applicable to them for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

     SECTION 3.11 Absence of Certain Changes. Since March 31, 1998, except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, and except for costs, expenses or liabilities incurred or actions taken in connection with this Agreement and the transactions contemplated hereby (which costs, expenses and liability are to be paid by TRG), or action taken in furtherance of the transactions identified in Items 1 through 4 of SCHEDULE 3.08 of the Motoguzzi Disclosure Schedules attached hereto, neither Motoguzzi nor any of the Motoguzzi Subsidiaries has:

     (a) issued, delivered or agreed to issue any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

     (b) borrowed or agreed to borrow any funds except in the ordinary course of business consistent with past practices;

     (c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the ordinary course of business consistent with prior practice and liabilities to TRG which, together with other liabilities to TRG, OAM and their subsidiaries (other than Motoguzzi and the Motoguzzi Subsidiaries) shall not exceed $800,000 in the aggregate as of the Closing Date, or, when the foregoing representation is restated as of the Closing Date, such obligations or liabilities as do not either singly or in the aggregate, have a Motoguzzi Material Adverse Effect;

     (d) sold, transferred, leased to others or otherwise disposed of any assets outside of the ordinary course of business or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                                     A-I-8

     (e) received any notice of termination of any Material Contract or Permit or suffered any damage, destruction or loss if not covered by insurance, which, as to any of the foregoing, has resulted in a Motoguzzi Material Adverse Effect:

     (f) encountered any labor union organizing activity, labor disputes or had any material change in its relations with its employees or agents, clients or insurance carriers which has resulted in a Motoguzzi Material Adverse Effect;

     (g) paid any monies to TRG or OAM or any of their subsidiaries;

     (h) suffered any Motoguzzi Material Adverse Change.

     SECTION 3.12 Labor Relations. Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, neither Motoguzzi nor any of the Motoguzzi Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Motoguzzi and/or any of the Motoguzzi Subsidiaries. Motoguzzi and the Motoguzzi Subsidiaries are in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except where noncompliance would not have a Motoguzzi Material Adverse Effect. There are no pending or, to its knowledge, threatened, proceedings or grievances with respect to labor matters concerning Motoguzzi and the Motoguzzi Subsidiaries which would have, either singly or in the aggregate, a Motoguzzi Material Adverse Effect.

     SECTION 3.13 Insurance Policies; Claims. SCHEDULE 3.13 sets forth all insurance policies and bonds maintained by or on behalf of Motoguzzi and the Motoguzzi Subsidiaries. There are no unresolved claims have been made against Motoguzzi and/or any of the Motoguzzi Subsidiaries in respect of allegedly defective products and Motoguzzi does not know of any written assertion of any such claim, except for such of the foregoing which, if proven, would not have a Motoguzzi Material Adverse Effect.

     SECTION 3.14 Intellectual Property.

     (a) Right, Title and Interest. Motoguzzi and the Motoguzzi Subsidiaries own or possess sufficient right, title and interest in and to, or a valid and enforceable license in or other right to use all of the Intellectual Property (as defined below) to entitle them to conduct their businesses as heretofore conducted and as presently intended to be conducted in the future, except for such of the foregoing, the absence of which would not have a Motoguzzi Material Adverse Effect. To its knowledge, Motoguzzi and the Motoguzzi Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property of any other person except for such of the foregoing as would not have a Motoguzzi Material Adverse Effect. To its knowledge, no person is infringing upon any Intellectual Property right of Motoguzzi and the Motoguzzi Subsidiaries except for such of the foregoing as would not have a Motoguzzi Material Adverse Effect.

     (b) "Intellectual Property" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all protocols, codes and operating systems; and all trade secrets, confidential information, know-how, technical and computer data, software, and related proprietary property. All of the material Intellectual Property of Motoguzzi and the Motoguzzi Subsidiaries is listed on SCHEDULE 3.14(b) hereto. SECTION 3.15 Properties; Assets. Except as provided in any of the Motoguzzi Disclosure Schedules attached hereto, Motoguzzi and the Motoguzzi Subsidiaries (a) have good and marketable title to all the properties and assets reflected on the Balance Sheet as being owned by Motoguzzi and the Motoguzzi Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business or properties sold or disposed of after the date hereof, which does not cause a Motoguzzi Material Adverse Effect), and those properties acquired after the date thereof and not thereafter disposed of, free and clear of all Liens, except (i) statutory liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances which do not materially affect the use or marketability of the properties or assets subject thereto or affected thereby or

                                     A-I-9
otherwise materially impair business operations at such properties, and (b) is the lessee of all personal property reflected on the Balance Sheet as being leased by it as of March 31, 1998 (except for leases that have expired by their terms since March 31, 1998) and those properties leased after the date thereof. Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, the assets and properties of Motoguzzi and the Motoguzzi Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) except for such of the foregoing as do not represent a Motoguzzi Material Adverse Effect, and constitute all of the assets, right and properties which are necessary for the businesses and operations of Motoguzzi as a whole to be conducted as presently conducted. There are no Liens on any assets of Motoguzzi or of any of the Motoguzzi Subsidiaries securing indebtedness of TRG or any subsidiary thereof (other than Motoguzzi or any Motoguzzi Subsidiary; "Intercompany Liens").

     SECTION 3.16 Bank Accounts. SCHEDULE 3.16 sets forth the name of each bank in which Motoguzzi and the Motoguzzi Subsidiaries have an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Motoguzzi and/or any of the Motoguzzi Subsidiaries.

     SECTION 3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Motoguzzi.

     SECTION 3.18 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Motoguzzi and the Motoguzzi Subsidiaries are complete and correct in all material respects, and there have been no material transactions involving Motoguzzi and the Motoguzzi Subsidiaries of the type typically recorded in such records which were not so recorded.

     SECTION 3.19 No Illegal or Improper Transactions. Neither Motoguzzi and the Motoguzzi Subsidiaries nor any officer, director, employee, agent or affiliate of Motoguzzi and the Motoguzzi Subsidiaries has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for the benefit of Motoguzzi and the Motoguzzi Subsidiaries, (ii) illegally or improperly facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law.

     SECTION 3.20 Related Transactions. Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto, and for compensation and related arrangements with employees or consultants for services rendered consistent with past practices, no current or former director, officer or, to Motoguzzi's knowledge, employee of Motoguzzi and/or any of the Motoguzzi Subsidiaries is presently, or during the last two fiscal years has been, (a) a party to any transaction with Motoguzzi and/or any of the Motoguzzi Subsidiaries, (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder), or (b) the direct or, to Motoguzzi's knowledge, indirect owner of an interest in any corporation, firm, association or business organization which is a current (or potential) competitor, supplier or customer of Motoguzzi and/or any of the Motoguzzi Subsidiaries, nor, to Motoguzzi's knowledge, does any such person receive income from any source other than Motoguzzi and/or any of the Motoguzzi Subsidiaries which relates to the business of, or should properly accrue to, Motoguzzi and/or any of the Motoguzzi Subsidiaries.

     SECTION 3.21 Disclosure. No representation or warranty by Motoguzzi contained in this Agreement and no information contained in any schedule, financial statement or other instrument furnished or to be furnished by Motoguzzi to North pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                     A-I-10

     SECTION 3.22 Environmental, Health and Safety Matters. Except as set forth in any of the Motoguzzi Disclosure Schedules attached hereto:

     (a) Motoguzzi and the Motoguzzi Subsidiaries are in compliance with Environmental, Health and Safety Requirements, except for such noncompliance as would not reasonably be expected to have, either singly or in the aggregate, a Motoguzzi Material Adverse Effect.

     (b) Motoguzzi and the Motoguzzi Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Motoguzzi or its property arising under Environmental, Health, and Safety Requirements, the subject of which would reasonably be expected to have, either singly or in the aggregate, a Motoguzzi Material Adverse Effect.

     SECTION 3.23 Year 2000 Compliance. Third parties have been engaged by Motoguzzi to evaluate and, if required, upgrade, all operating codes, programs, utilities and other software, as well as all hardware and systems, utilized by Motoguzzi and the Motoguzzi Subsidiaries in their businesses, or in the provisions of services, or comprising software, hardware and/or systems sold by Motoguzzi and the Motoguzzi Subsidiaries to third parties, in order to record, store, process, and present calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, as provided on or before December 31, 1999. and Motoguzzi is relying exclusively upon the expertise of such third parties to achieve such operability.

     TRG represent and warrants to North as follows:

     SECTION 3.24 Organization. TRG (i) is a corporation duly organized, validly existing and in good standing under the laws of Maryland and (ii) owns 1,500,000 shares of Old Motoguzzi Common Stock, and OAM owns 4,500,000 shares of Old Motoguzzi Common Stock, representing 25% and 75%, respectively, of the outstanding shares on the date hereof of Old Motoguzzi Common Stock.

     SECTION 3.25 Authority; Corporate Action. TRG has all necessary corporate power and authority to enter into this Agreement and to consummate such of the transactions contemplated hereby as are applicable to TRG. All action, corporate and otherwise, necessary to be taken by TRG for the execution, delivery and performance of this Agreement and the other agreements and instruments delivered by TRG in connection with the transactions contemplated hereby or thereby has or at the Closing will have been duly and validly taken. Subject to the terms and conditions hereof, this Agreement and the other agreements and instruments delivered by TRG in connection with the transactions contemplated hereby shall constitute the valid, binding and enforceable obligation of TRG enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.26 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement (and the other agreements contemplated hereby) by TRG does not, and the performance by TRG of its obligations under this Agreement (and any other agreement contemplated hereby) will not, (i) conflict with or violate its Certificate of Incorporation, By-laws or other organizational documents (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to TRG or by which any of its properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of TRG pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TRG is a party or by which TRG or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have, either singly or in the aggregate, a material adverse effect on TRG and its subsidiaries, taken as a whole.

                                     A-I-11

     SECTION 3.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TRG.

     SECTION 3.28 Disclosure. No representation or warranty by TRG contained in this Agreement and no information contained in any schedule, financial statement or other instrument furnished or to be furnished by TRG to North pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     SECTION 3.29 Voting Agreement. TRG and OAM have each executed and delivered to North an agreement in the form of EXHIBIT D hereto with respect to voting in favor of the consummation of the Merger at any meeting of shareholders of Motoguzzi.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF NORTH

     North represents and warrants to Motoguzzi as follows:

     SECTION 4.01 Organization. North is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. North does not own, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity, including any partnership, limited partnership, limited liability company, business trust or any other business entity, and is not a party to any agreement to acquire any such securities or interest. North is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, except where the failure to so qualify would not, singly or in the aggregate, have a North Material Adverse Effect. North has all requisite corporate power to own, lease and operate its properties and to carry on its business.

     SECTION 4.02 Authority; Corporate Action. North has all necessary corporate power and authority to enter into this Agreement and the other agreements contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by North to authorize the execution, delivery and performance of this Agreement and all other agreements delivered or to be delivered by North in connection with the transactions contemplated hereby or thereby has, or at the Closing will have been, duly and validly taken. Subject to the terms and conditions hereof, this Agreement and all the other agreements contemplated hereby constitute valid, binding and enforceable obligations of North, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 4.03 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement (and the other agreements contemplated hereby) by North does not, and the performance by North of its obligations under this Agreement (and any other agreement contemplated hereby) will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or other organizational documents of North, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to North or by which any of its properties or assets is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of North pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which North is a party or by which North or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have, either singly or in the aggregate, a North Material Adverse Effect.

     (b) The execution and delivery of this Agreement and all the other agreements contemplated hereby by North does not, and the performance of this Agreement and all the other agreements contemplated hereby by

                                     A-I-12

North will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for
(i) compliance with the applicable requirements, if any, of the Certificate of Incorporation and Bylaws of North (including, but not limited to, the approval of this Agreement and the Merger by the Stockholders of North), Exchange Act, Securities Act, state securities laws, state takeover laws, Nasdaq and
(ii) filing and recordation of appropriate merger documents as required by the laws of the State of Delaware, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, either singly or in the aggregate, a North Material Adverse Effect.

     SECTION 4.04 North Capitalization. The number of authorized and issued shares of capital stock of North is set forth on SCHEDULE 4.04 which amount will be increased on or before the Effective Time by 30,000 shares of Class B Common Stock of North upon exercise of the Class B Options and payment to North of the aggregate of $300,000 Class B Option exercise price; (such shares of Class B Common Stock to be converted into 60,000 shares of Class A Common Stock either
(i) as of the Effective Time if all of the actions described in Section 7.06 are approved, or (ii) if not, within 90 days of the Effective Time in accordance with the agreement attached hereto as EXHIBIT E). North does not have any treasury stock. Except as set forth on SCHEDULE 4.04 and except for (x) the Executive Options and (y) a warrant to purchase 350,000 shares of Class A Common Stock to be issued at the Effective Time to Allen & Company (the Executive Options and such warrant, collectively the "Closing Date Options"), there are no options, warrants, calls, commitments or other rights of any character including conversion or preemptive rights relating to the acquisition of any issued or unissued capital stock or other securities of North. All of the outstanding shares of common stock and preferred stock of North are duly and validly authorized and issued, fully paid and non-assessable. SCHEDULE 4.04 correctly sets forth the record owners of all of the options of North. North has complied with all applicable federal and state securities laws and regulations in connection with the offer and sale of all of the common stock, preferred stock, warrants and options of North and there are no rescission rights relating thereto except for such of the foregoing as would not have a North Material Adverse Effect. SCHEDULE 4.04 sets forth the registration rights of all holders of securities of North, either on a "demand" or a "piggyback" basis.

     SECTION 4.05 Escrow Account. As of the date hereof and at the Closing Date, North has and covenants that it will have no less than $8,391,000 invested in government securities in an escrow account with Chase Manhattan Bank. Upon consummation of the Merger, all conditions to the release of such funds from escrow will be satisfied. Immediately prior to the Closing Date, after provision for (i) all unpaid costs, expenses and liabilities of North heretofore incurred or hereafter incurred at any time prior to the Closing Date, all of which (other than those described in clause (ii) hereof) to the best of North's knowledge are set forth in SCHEDULE 4.05 hereto, and (ii) all unpaid costs and expenses incurred by North in connection with the transactions contemplated by this Agreement in an aggregate amount, to the extent payable in cash, of not more than $625,000, all of which, or reasonable estimates thereof, together with all documentation in North's possession related thereto are also set forth on
SCHEDULE 4.05 (the net amount of cash so remaining is referred to herein as "Available Cash"), North covenants that it will have not less than $8,000,000 of Available Cash, less only such amounts, if any, as North is required to pay stockholders who are not officers and directors of North who elect to have their shares redeemed in accordance with the provisions of the Certificate of Incorporation of North. SCHEDULE 4.05 also lists all costs and expenses incurred by North in connection with the transactions contemplated by this Agreement and paid by North.

     SECTION 4.06 North Securities and Exchange Commission Reports; Financial Statement.

     (a) North has filed all forms, reports, statements and other documents required to be filed with the Commission when and as required to be filed, and has heretofore made them available to Motoguzzi, in the same form as filed with the Commission, together with any amendments thereto, copies of its (i) Annual Report on Form 10-K for the year ended August 31, 1997 and all Quarterly Reports on Form 10-Q filed since August 31, 1997, and (ii) all reports on Form 8-K since August 31, 1997 (collectively, the "North Reports"). As of their respective filing dates, the North Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in a filing subsequently made in accordance with the requirements of the Exchange Act prior to the date hereof and except for such filing of a report on Form 8-K as may be required to disclose this Agreement and the transactions as contemplated by this

                                     A-I-13

Agreement, no event has occurred subsequent to the date of filing of each such North Report as would make any statement contained therein materially untrue or misleading or would make any omission therefrom materially misleading in light of the occurrence of such event.

     (b) The financial statements of North for the year ended August 31, 1997, audited and reported on by BDO Seidman, LLP and unaudited financial statements of North for the nine months ended May 31, 1998 (collectively, the "North Financial Statements") are contained in the Annual Report on Form 10-K for the year ended August 31, 1997 and the Quarterly Report on Form 10-Q for the quarter ended May 31, 1998, respectively, each of which has been delivered to TRG as part of the North Reports. The North Financial Statements , including all related notes and schedules thereto, fairly present in all material respects the consolidated financial position of North as at the respective dates thereof and the consolidated results of operations and cash flows of North for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject, in the case of interim financial statements, to normal year-end adjustments.

     (c) Other than as set forth on the May 31, 1998 balance sheet contained in the North Financial Statements and such of the following as are incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, estimates of which are set forth in SCHEDULE 4.05, North has, on the date hereof and North covenants that it will have as of the Closing Date, no debts, liabilities, financial commitments or financial obligations (including, without limitation, unasserted claims) whether absolute or contingent, liquidated or unliquidated, or due or to become due or otherwise, except those incurred in the ordinary course of business, consistent with past practices, since the date of such balance sheet which are set forth in SCHEDULE 4.05.

     SECTION 4.07 North Material Contracts.

     (a) SCHEDULE 4.07(a) sets forth a complete and correct list of all agreements which are material to the assets, financial condition, business or operations of North. True and complete copies of all Material Contracts have been delivered to Motoguzzi or made available for inspection.

     (b) Except as set forth in any of the North Disclosure Schedules, all Material Contracts are valid and in full force and effect and North has not received notice from any other party thereto that it has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except for defaults that would not reasonably be expected to have, either singly or in the aggregate, a North Material Adverse Effect. None of the rights of North under any of the Material Contracts is subject to any Liens of record. Except as set forth in any of the North Disclosure Schedules, North has not received notice from any other party thereto that it has breached any express or implied representations, warranties or covenants in connection with such Material Contracts, except for breaches that, individually and in the aggregate, will not have a North Material Adverse Effect.

     SECTION 4.08 Litigation Other than as set forth on any of the North Disclosure Schedules, there are no actions, suits, arbitrations, mediations or other proceedings pending or, to its knowledge, threatened against North at law or in equity before any court, Federal, state, municipal or other governmental department or agency or other tribunal. Neither North nor its property is subject to any order, judgment, injunction or decree which could have either singly or in the aggregate, a North Material Adverse Effect.

     SECTION 4.09 Bank Accounts. SCHEDULE 4.09 sets forth the name of each bank in which North has an account, safe deposit, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto and the names of all persons, if any, holding powers of attorney over such accounts from North.

     SECTION 4.10 Disclosure. No representation or warranty by North contained in this Agreement and no information contained in any schedule, financial statement or other instrument furnished or to be furnished to Motoguzzi by North pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken together with the North Reports, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                     A-I-14

     SECTION 4.11 Investment Bankers. Other than fees payable to and expenses of Allen & Company Incorporated, which fees and expenses will be paid solely by North, in cash and warrants as provided herein and in the North Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of North.

     SECTION 4.12 Securities Issued as Merger Consideration. The Class A Common Stock, Class B Preferred Stock and Nominal Warrants, when issued as a result of the Merger shall be duly authorized and issued by North and the Class A Common Stock and Class B Preferred Stock will be fully paid and non-assessable shares of capital stock of North. The shares of Class A Common Stock purchasable upon exercise of the Nominal Warrants and the Continuation Warrants have been duly reserved for issuance and, when issued in accordance with the terms of the Nominal Warrants and the Continuation Warrants, shall be duly authorized and issued by North and fully paid and non-assessable.

     SECTION 4.13 Licenses and Permits; Compliance with Laws. North holds all permits, licenses and approvals from all federal, state and local governmental authorities, foreign or domestic, necessary for it to own its properties and to carry on its business as now being conducted except for such of the foregoing, the absence of which would not have a North Material Adverse Effect. North is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended ("Investment Company Act") and is not, and has not been, required to register under the Investment Company Act.

     SECTION 4.14 Records. The books of account, minutes books, stock certificate ledger and stock transfer ledger of North are complete and correct in all material respects , and there have been no material transactions involving North of the type typically recorded in such records which were not so recorded.

     SECTION 4.15 No Illegal or Improper Transactions. Neither North, nor any officer, director, employee, agent or affiliate of North, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for the benefit of North,
(ii) illegally or improperly facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law.

     SECTION 4.16 License Fee. All fees payable in connection with the use of the "Sma2rt" and or other related trademarks have been paid by North.

     SECTION 4.17 Indemnification Agreements. Other than as provided in the Certificate of Incorporation or By Laws of North, North is not a party to any agreement, undertaking, understanding or obligation, express or implied, to indemnify any current or former director of North arising out of any acts or events occurring prior the date hereof.

     SECTION 4.18 Taxes, Tax Returns and Audits. North has (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective Time) filed or caused to be filed, or have properly filed extensions for, all tax returns which are required to be filed and have paid or caused to be paid all taxes required therein to be paid and all assessments received by them to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. North has or will have established adequate reserves on its books and records and financial statements (including the May 31, 1998 balance sheet) for such payment in accordance with GAAP. North has withheld from each payment made to any of its present or former employees, officers, directors or other party all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities. North has paid or caused to be paid, or has established reserves that it reasonably believes to be adequate in all material respects, for all tax liabilities applicable to it for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

                                     A-I-15

                                   ARTICLE V
                             NATURE AND SURVIVAL OF
                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

     SECTION 5.01 Survival. Each statement, representation, warranty, covenant and agreement made by any Party to another under this Agreement shall remain in effect continuously until the Closing, and the representations, warranties, covenants, and agreements made by Motoguzzi and TRG shall survive the Closing and shall terminate at such time as the right of North to assert claims against the Remedy Fund (as hereinafter defined) under such statement, representation, warranty, covenant or agreement as provided in ARTICLE X so terminates, provided that such termination shall not affect North's rights in respect of any claims asserted in accordance with ARTICLE X prior to such termination, and provided further that nothing contained herein shall limit any Party's rights and remedies under ARTICLE XI.

                                   ARTICLE VI
                         COVENANTS OF MOTOGUZZI AND TRG

     SECTION 6.01 Conduct of Business. Motoguzzi covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in or as contemplated by this Agreement, including without limitation the actions described in SECTION 6.13, and except for actions taken in furtherance of any transaction specified in any of the Motoguzzi Disclosure Schedules attached hereto, Motoguzzi and the Motoguzzi Subsidiaries shall:

          (a) conduct their businesses only in the ordinary course and in a manner consistent with the current practice of such business, preserve substantially intact the business organization of Motoguzzi and the Motoguzzi Subsidiaries, use their best efforts to preserve the current relationships of Motoguzzi and the Motoguzzi Subsidiaries with customers and other persons with which Motoguzzi and the Motoguzzi Subsidiaries have significant business relations, taken as a whole, preserve the goodwill of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole, and comply with all requirements of law, the violation of which are reasonably likely to have a Motoguzzi Material Adverse Effect;

          (b) not sell, transfer or dispose of all or any part of its capital stock;

          (c) not (i) issue any shares of its capital stock nor any options, obligations, rights, warrants or other securities convertible into or exchangeable for its capital stock or any other class of equity securities of Motoguzzi; or (ii) amend or otherwise modify the terms of any such securities, options, obligations, rights or warrants in a manner inconsistent with the provisions of this Agreement or if the effect thereof shall be to make such terms more favorable to the holders thereof;

          (d) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of its capital stock, or directly or indirectly redeem or purchase any such capital stock except for dividends or distributions by a Motoguzzi Subsidiary to Motoguzzi, or redemptions or purchases of capital stock of Motoguzzi Subsidiaries;

          (e) not, in any manner whatsoever, advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any security holder of Motoguzzi, including without limitation TRG, OAM or any of their affiliates, or otherwise withdraw, cash or cash equivalents in any manner inconsistent with its established cash management practices, except to pay existing obligations of Motoguzzi and the Motoguzzi Subsidiaries in accordance with their terms;

          (f) not change any of its methods of accounting in effect at March 31, 1998;

          (g) not prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than indebtedness incurred in the ordinary course of business consistent with past practices and as contemplated by this Agreement;

                                     A-I-16

          (h) not enter into, or modify in any material respect or terminate any Material Contract or Permit if same would cause a Motoguzzi Material Adverse Effect, except as required by applicable law;

          (i) not take any action that will, or could reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being inaccurate as of the Closing Date or in any of the conditions to the Merger not being satisfied, if such inaccuracy or non-satisfaction of condition would permit termination of this Agreement by North in accordance with ARTICLE IX hereof; or

          (j) not agree in writing or otherwise to do any of the foregoing.

     SECTION 6.02 Access to Information; Confidentiality.

     (a) Between the date of this Agreement and the Closing Date, Motoguzzi will
(i) permit North and their Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Motoguzzi and the Motoguzzi Subsidiaries;
(ii) permit North and their Representatives to make such inspections thereof as they may reasonably request; and (iii) furnish North and their Representatives with such financial and operating data (including without limitation the work papers of Motoguzzi's accountants) and other information with respect to Motoguzzi and the Motoguzzi Subsidiaries as North may from time to time reasonably request.

     (b) TRG and Motoguzzi shall hold and shall cause their affiliates and Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning North furnished to them by North or their Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by TRG or Motoguzzi, (ii) in the public domain through no fault of TRG or Motoguzzi or (iii) later lawfully acquired by TRG or Motoguzzi from another source, which source shall not be the agent of North or person under confidentiality obligation to North) and, except as otherwise required by applicable law, rule or regulation, neither TRG nor Motoguzzi shall release or disclose such information to any other person, except its auditors, actuaries, attorneys, financial advisors, bankers and other consultants and advisors who need to know same in connection with this Agreement.

     SECTION 6.03 Maintenance of Insurance. Through the Closing Date, Motoguzzi shall maintain insurance policies providing insurance coverage for its consolidated business and the assets of Motoguzzi of substantially the same kinds, in substantially the same amounts and against substantially the same risks as are in effect on the date hereof to the extent that such coverage is available at a cost not greater than 200% of the present cost of such coverage.

     SECTION 6.04 No Other Negotiations. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Motoguzzi nor any of its Representatives, officers, directors or affiliates shall, directly or indirectly, solicit, institute, initiate, or pursue or respond to any inquiries or enter into discussions, proposals or negotiations with any person concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Motoguzzi or any of its assets or disclose, directly or indirectly, other than to the shareholders of Motoguzzi, any information not customarily disclosed to the public or such shareholders concerning Motoguzzi, or except as required by law, afford to any other person access to the properties, books or records of Motoguzzi, or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets of Motoguzzi or recommend to its shareholders any of the foregoing. Motoguzzi shall promptly notify North of any direct or indirect inquiries, discussions, proposals or negotiations.

     SECTION 6.05 No Securities Transactions. Neither Motoguzzi nor any of its affiliates shall engage in any transactions involving the securities of North prior to the Closing Date.

     SECTION 6.06 Fulfillment of Conditions. TRG and Motoguzzi shall use its respective commercially reasonable efforts to fulfill, or cause to be fulfilled, the conditions specified in ARTICLES VIII AND IX applicable to it to the extent that the fulfillment of such conditions is within its respective control. The foregoing obligation includes taking or refraining from such reasonable actions as may be necessary to fulfill such conditions (including Motoguzzi and the Motoguzzi Subsidiaries conducting their businesses in such manner that

                                     A-I-17
on the Closing Date the representations and warranties of TRG and Motoguzzi contained herein shall be accurate as though then made, except as contemplated or permitted by the terms hereof).

     SECTION 6.07 Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, each of TRG and Motoguzzi shall give North prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause its respective representations and warranties contained herein to be inaccurate or otherwise misleading in a material respect, (c) could reasonably be expected to give North any reason to believe that any of the conditions set forth in ARTICLE IX will not be satisfied, or (d) is of a nature that such constitutes or may constitute a Motoguzzi Material Adverse Change.

     SECTION 6.08 Assignment or Transfer of Contracts, Leases and
Permits. Motoguzzi shall, in consultation with North and its Representatives, promptly take all necessary action to, and shall use its commercially reasonable efforts to obtain consents under all Material Contracts and Permits which require the consent of any other party or person to the assignment or transfer thereof either by the terms thereof or as a matter of law to the extent that any assignment or transfer thereof would be deemed to have occurred thereunder by reason of the consummation of the Merger.

     SECTION 6.09 Information for Proxy Statement. Motoguzzi will cooperate with North in the preparation of North's Proxy and Registration Statement referred to in SECTION 7.05 and furnish to North all information concerning itself and its officers and directors as North or its counsel may reasonably request and that is required or customary for inclusion in such Proxy and Registration Statement. Motoguzzi covenants that all of such information which has been approved by TRG, Motoguzzi or their counsel (which approval will be evidenced by a writing identifying the document, by draft date or otherwise, prior to filing thereof with the Securities and Exchange Commission) and is included in such Proxy and Registration Statement and any other written information furnished by Motoguzzi for inclusion in the Proxy and Registration Statement will comply in all material respects with the applicable provisions of the Securities Exchange Act of 1934 ("Exchange Act") and will not at the time of the effectiveness of the Proxy and Registration Statement and any amendments thereof or supplements thereto and at the time of the North stockholders meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein and necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing with the Commission of such Proxy and Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to the stockholders of North with respect to the transactions contemplated by this Agreement.

     SECTION 6.10 Cold Comfort Letter. Upon North providing Arthur Andersen, LLP, the accountants for Motoguzzi ("Motoguzzi Accountants"), with a representation letter in accordance with paragraphs 5, 6 and 7 of the Statement on Auditing Standards regarding Letters for Underwriters, Motoguzzi shall cause to be delivered to North a letter of Motoguzzi's Accountants, dated the effective date of the Proxy and Registration Statement, and addressed to North, in form and substance satisfactory to North (with such changes to which North shall consent, it being understood that such consent shall not be unreasonably withheld), to the effect that:

          (a) they are independent certified public accountants with respect to Motoguzzi within the meaning of the Exchange Act, including the applicable published regulations thereunder;

          (b) the consolidated financial statements of Motoguzzi certified by them and included in the Proxy and Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Exchange Act, including the published regulations thereunder; and

          (c) they have carried out procedures to a specified date not more than five business days prior to the date of the Proxy and Registration Statement that do not constitute an audit in accordance with GAAP of the consolidated financial statements of Motoguzzi, as follows: (i) read the unaudited financial statements of Motoguzzi included in the Proxy and Registration Statement, (ii) read the unaudited consolidated financial statements of Motoguzzi for the period from the date of the most recent financial statements included in the Proxy and Registration Statement through the date of the latest available interim financial statements,
     (iii) read the minutes of the meetings of stockholders and Boards of Directors of Motoguzzi from the date of the most recent financial statements of Motoguzzi included in the Proxy and Registration Statement to such

                                     A-I-18
     date not more than five business days prior to the date of the Proxy and Registration Statement and (iv) consulted with certain officers of Motoguzzi responsible for financial and accounting matters as to whether any of the changes or decreases referred to below has occurred, and based on such procedures, nothing has come to their attention which would cause them to believe that (A) any unaudited financial statements of Motoguzzi included in the Proxy and Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and of the published regulations thereunder; (B) such unaudited financial statements are not fairly presented in conformity with GAAP applied on a basis substantially consistent with that of the audited consolidated financial statements of Motoguzzi included in the Proxy and Registration Statement; (C) as of such date not more than five business days prior to the date of the Proxy and Registration Statement, there was not, except as set forth in such letter, any (1) change in capital stock, treasury stock or long-term debt of Motoguzzi or (2) any decrease in capital in excess of par value, retained earnings, net assets, net current assets or investments of Motoguzzi, in each case as compared with the amounts shown in the most recent balance sheet of Motoguzzi included in the Proxy and Registration Statement or (D) for the period from the date of such balance sheet to the end of the month immediately preceding the date of the Proxy and Registration Statement, there were not, except as set forth in such letter, any decreases, as compared with the corresponding period in the preceding year, in revenues or in the total or per share amounts of income before extraordinary items, income before income taxes or net income of Motoguzzi.

     SECTION 6.11 Rule 145. Prior to the Closing Date Motoguzzi will identify in a certificate from its president to North all persons who he reasonably believes at the Effective Time will be deemed to be "affiliates" of Motoguzzi for the purposes of Rule 145 under the Securities Act. The certificates representing any securities to be issued pursuant to this Agreement to such "affiliates" will bear an appropriate legend reflecting the requirements of Rule 145. Prior to the Closing Date Motoguzzi will use its best efforts to cause each such person to enter into an agreement in form and substance reasonably acceptable to North pursuant to which each such person acknowledges his or its responsibilities as an "affiliate."

     SECTION 6.12 Lock-Up Agreements. At the Closing Date, Motoguzzi will deliver to North agreements from such of its common stockholders and preferred stockholders as set forth in SCHEDULE 6.12 to the effect that the those persons will not publicly sell any of the Class A Common Stock to be received upon the Merger or receivable upon conversion of the Class B Preferred Stock for a period of six months from the Effective Time without the consent of the Independent Committee (as hereinafter defined) of the Surviving Corporation. The certificates representing any securities subject to these agreements will bear an appropriate legend reflecting the terms of the agreement.

     SECTION 6.13 Interim Financing. Motoguzzi and the Motoguzzi Subsidiaries may enter into negotiations to obtain financing and may enter into such loan agreements and other agreements related thereto, including without limitation issuance of warrants or other equity securities, as Motoguzzi determines, provided that (i) neither Motoguzzi nor the Motoguzzi Subsidiaries shall enter into any such agreements unless North has consented thereto in writing, which consent shall not be unreasonably withheld, provided that such consent shall not be required for the issuance of (and notwithstanding anything to the contrary provided in this Agreement, Motoguzzi may issue) warrants or other equity securities issued in connection therewith if such issuance does not reduce the equity ownership by North's stockholders in the Surviving Corporation (in which event appropriate adjustment shall be made to the amount of Merger Consideration allocated among the holders of outstanding Motoguzzi securities, but the aggregate Merger Consideration shall not be increased), provided further that North's consent shall be required and same may be withheld in North's sole discretion, for the issuance of any warrants or other equity securities which would reduce the equity ownership of North's stockholders in the Surviving Corporation, (ii) such financing shall be repaid by Surviving Corporation contemporaneously with or promptly following the Closing Date, unless otherwise agreed to by North in writing and (iii) such financing shall not be entered into after the Proxy and Registration Statement has been declared effective and mailed to North's Stockholders.

     SECTION 6.14 Lien Search. Motoguzzi shall use its best efforts to cause a search to be made to ascertain whether there are any Intercompany Liens on any assets of any Motoguzzi Subsidiary in Italy, provided that such kind of search is generally available in Italy and the cost thereof is not greater than $10,000.

                                     A-I-19

                                  ARTICLE VII
                               COVENANTS OF NORTH

     SECTION 7.01 North Conduct of Business. North covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement, it will:

          (a) conduct its business only in the ordinary course and in a manner consistent with the current practice of such business, preserve substantially intact the business organization of North, keep available the services of the current employees of North, preserve the current relationships with which North has significant business relations, preserve the goodwill of North and comply with all requirements of law, the violation of which could have a material adverse effect on the business or operation of North; practices of such business;

          (b) except for the granting of the Closing Date Options and for the issuance of shares of stock as described in SECTION 4.04, not pledge, sell, transfer, dispose of, or otherwise encumber or grant any rights or interests to others of any kind with respect to, all or any part of its capital stock or enter into any discussions or negotiations with any other party to do so;

          (c) not (i) issue any shares of its capital stock nor any options (other than the Closing Date Options and the issuance of shares of stock as described in SECTION 4.04), obligations, rights, warrants or other securities convertible into or exchangeable for its capital stock, or any other class of securities, whether debt or equity; or (ii) amend or otherwise modify the terms of any such securities, options, obligations, rights or warrants in a manner inconsistent with the provisions of this Agreement or if the effect thereof shall be to make such terms more favorable to the holders thereof;

          (d) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of its capital stock, or directly or indirectly redeem or purchase any such capital stock or except as required by the Certificate of Incorporation of North in connection with the redemption of less than 20% of the outstanding shares of Class A Common Stock from persons who are not directors or officers of North.

          (e) not, in any manner whatsoever, advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business and as set forth on Schedule 4.05), or distribute to any security holders of North or any of their affiliates, or otherwise withdraw, cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing obligations of North in accordance with its terms;

          (f) not change any of its methods of accounting in effect at August 31, 1997;

          (g) except pursuant to this Agreement, not prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than indebtedness incurred in the ordinary course of business consistent with past practices;

          (h) not enter into or modify in any material respect any material contract or lease of North;

          (i) not take any action that will, or could reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being inaccurate as of the Closing Date or in any of the conditions to the Merger not being satisfied, if such inaccuracy or non-satisfaction of condition would permit termination of this Agreement by Motoguzzi or TRG in accordance with ARTICLE IX hereof;

          (j) not agree in writing or otherwise to do any of the foregoing; of

          (k) not incur any expenses or liabilities except to the extent contemplated herein and described in SCHEDULE 4.05, without the prior written consent of Motoguzzi.

     SECTION 7.02 Fulfillment of Conditions. North shall use its best efforts to fulfill the conditions specified in ARTICLES VIII AND IX to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of North in such manner that on the Closing Date the representations and warranties of North contained herein shall be accurate as though then made).

                                     A-I-20

     SECTION 7.03 Filing of Initial Listing Application with Nasdaq. As soon as practicable after the execution of this Agreement, North shall file with Nasdaq an application to approve listing on the Nasdaq Stock Market of the shares of Class A Common Stock and North shall take such actions as it reasonably deems appropriate to cause such application to be approved.

     SECTION 7.04 Access to Information; Confidentiality.

          (a) Between the date of this Agreement and the Closing Date, North will (i) permit Motoguzzi and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of North; (ii) permit Motoguzzi and its Representatives to make such inspections thereof as they may reasonably request; and (iii) furnish Motoguzzi and its Representatives with such financial and operating data (including without limitation the work papers of North's accountants) and other information with respect to North as Motoguzzi may from time to time reasonably request.

          (b) North shall hold and shall cause their Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning TRG or its affiliates furnished to them by Motoguzzi or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by North, (ii) in the public domain through no fault of North, or (iii) later lawfully acquired by North from another source, which source shall not be the agent of North or person under confidentiality obligation to Motoguzzi or its affiliates) and, except as otherwise required by applicable law, rule or regulation, North shall not release or disclose such information to any other person, except its auditors, actuaries, attorneys, financial advisors, bankers and other consultants and advisors who need to know same in connection with this Agreement.

     SECTION 7.05 Proxy and Registration Statement.

          (a) North will prepare and file with the Securities and Exchange Commission ("Commission") as soon as reasonably practicable after the date hereof a proxy statement to be filed under the Exchange Act ("Proxy and Registration Statement") by North, to be distributed by North in connection with the North stockholder meeting and may be distributed by Motoguzzi in connection with the Motoguzzi stockholder meeting and to register the Merger Consideration, including shares of Class A Common Stock of North issuable upon conversion of the Class B Preferred Stock and upon exercise of the Nominal Warrants. During the course of the preparation of the Proxy and Registration Statement, Motoguzzi will be given reasonable opportunity to review and comment upon drafts of the Proxy and Registration Statement and the comments of the Commission thereon and responses thereto.

          (b) North covenants to Motoguzzi that the Proxy and Registration Statement will comply in all material respects with the applicable provisions of the Exchange Act and will not at the time of the effectiveness of the Proxy and Registration Statement and any amendments thereof or supplements thereto and at the time of the North stockholder meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing with the Commission of such Proxy and Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to the stockholders of North with respect to the transactions contemplated by this Agreement; provided, however, that no representation, covenant or agreement is made by North with respect to information supplied or approved by or on behalf of Motoguzzi or its affiliates for inclusion in the Proxy and Registration Statement, as provided in SECTION 6.09 hereof. Subject to the fiduciary duty of the Board of Directors of North, the Proxy and Registration Statement shall contain statements, where appropriate, to the effect that the Board of Directors of North has approved this Agreement and the Merger and unanimously recommends that the stockholders of North vote in favor of approving this Agreement and the Merger and the other proposals presented in the Proxy and Registration Statement.

     SECTION 7.06 Amendments to Certificate of Incorporation and Stock Option Plan. The Proxy and Registration Statement will include provisions for the adoption of amendments to the Certificate of Incorporation of North to change the name of North from "North Atlantic Acquisition Corp." to "Moto Guzzi Corporation,"

                                     A-I-21
to increase the authorized capital stock of North, to authorize the issuance of one or more classes of preferred stock and to provide for a board of directors with staggered terms of three years (five of whom are to be nominees of Motoguzzi, two of whom are to be nominees of North and one of whom is to be a nominee mutually acceptable to both Motoguzzi and North) and for the approval of one or more stock option plans which will include the Closing Date Options, conditioned upon the consummation of the Merger. The Proxy and Registration Statement will also include provisions for the voting by shareholders for the elimination of North's Class B Common Stock, which shall be recommended by North's Board of Directors, but the consummation of the Merger shall not be conditioned upon such action being approved by North's stockholders.

     SECTION 7.07 No Securities Transactions. Neither North nor any of its Representatives or affiliates shall engage in any transactions involving the securities of TRG or Motoguzzi prior to the Closing Date.

     SECTION 7.08 No Other Negotiations. Until this Agreement shall have been terminated pursuant to its terms, neither North nor any of its Representatives, officers, directors or affiliates shall, directly or indirectly, solicit, institute, initiate, pursue or respond to any inquiries or enter into any discussions, proposals or negotiations with any person concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving North or any of its assets or disclose, directly or indirectly, other than to the shareholders of North, any information not customarily disclosed to the public or such shareholders concerning North, or except as required by law, afford to any other person access to the properties, books or records of North, or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets of North or recommend to its shareholders any of the foregoing. North shall promptly notify Motoguzzi of any direct or indirect inquiries, discussions, proposals or negotiations.

     SECTION 7.09 Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, North shall give Motoguzzi prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause its of the representations and warranties contained herein to be inaccurate or otherwise misleading, (c) could reasonably be expected to give Motoguzzi any reason to believe that any of the conditions set forth in ARTICLE IX will not be satisfied, or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of North.

     SECTION 7.10 Blue Sky Compliance. North shall make such filings in each jurisdiction wherein resides a shareholder of Motoguzzi as may be necessary under the laws of such jurisdiction to permit the issuance of the Merger Consideration thereto to the extent the laws of such jurisdiction permit such issuance.

     SECTION 7.11 Filing of Current Reports on Form 8-K. Promptly after execution of this Agreement, North shall file a Current Report on Form 8-K with the Commission to report the proposed Merger and the terms thereof.

     SECTION 7.12 Directors' and Officers' Resignations. North will obtain the resignations of all of the members of its Board of Directors and all of its officers, effective at the Effective Time.

     SECTION 7.13 Cold Comfort Letter. Upon Motoguzzi providing BDO Seidman, the accountants for North ("North Accountants"), with a representation letter in accordance with paragraphs 5, 6 and 7 of the Statement on Auditing Standards regarding Letters for Underwriters, North shall cause to be delivered to Motoguzzi a letter of North's Accountants, dated the effective date of the Proxy and Registration Statement, and addressed to Motoguzzi, in form and substance satisfactory to Motoguzzi (with such changes to which Motoguzzi shall consent, it being understood that such consent shall not be unreasonably withheld), to the effect that:

          (a) they are independent certified public accountants with respect to North within the meaning of the Exchange Act, including the applicable published regulations thereunder;

          (b) the consolidated financial statements of North certified by them and included in the Proxy and Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Exchange Act, including the published regulations thereunder; and

          (c) they have carried out procedures to a specified date not more than five business days prior to the date of the Proxy and Registration Statement that do not constitute an audit in accordance with GAAP of the

                                     A-I-22
     consolidated financial statements of North, as follows: (i) read the unaudited financial statements of North included in the Proxy and Registration Statement, (ii) read the unaudited consolidated financial statements of North for the period from the date of the most recent financial statements included in the Proxy and Registration Statement through the date of the latest available interim financial statements,
     (iii) read the minutes of the meetings of stockholders and Boards of Directors of North from the date of the most recent financial statements of North included in the Proxy and Registration Statement to such date not more than five business days prior to the date of the Proxy and Registration Statement and (iv) consulted with certain officers of North responsible for financial and accounting matters as to whether any of the changes or decreases referred to below has occurred, and based on such procedures, nothing has come to their attention which would cause them to believe that (A) any unaudited financial statements of North included in the Proxy and Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and of the published regulations thereunder; (B) such unaudited financial statements are not fairly presented in conformity with GAAP applied on a basis substantially consistent with that of the audited consolidated financial statements of North included in the Proxy and Registration Statement; (C) as of such date not more than five business days prior to the date of the Proxy and Registration Statement, there was not, except as set forth in such letter, any (1) change in capital stock, treasury stock or long-term debt of North or (2) any decrease in capital in excess of par value, retained earnings, net assets, net current assets or investments of North, in each case as compared with the amounts shown in the most recent balance sheet of North included in the Proxy and Registration Statement or (D) for the period from the date of such balance sheet to the end of the month immediately preceding the date of the Proxy and Registration Statement, there were not, except as set forth in such letter, any decreases, as compared with the corresponding period in the preceding year, in revenues or in the total or per share amounts of income before extraordinary items, income before income taxes or net income of North.

     SECTION 7.14 Lock-Up Agreements. At the Closing Date, North will deliver to Motoguzzi agreements from all of its officers and directors to the effect that those persons will not publicly sell any of the securities of the Surviving Corporation for a period of six months from the Effective Time without the consent of the Surviving Corporation.

                                  ARTICLE VIII
                         JOINT COVENANTS OF THE PARTIES

     SECTION 8.01 Further Action. Each of the Parties shall promptly execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done and make effective as promptly as practicable the transactions contemplated by this Agreement.

     SECTION 8.02 Schedules. The Parties shall have the obligation to supplement or amend the schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the schedules. Supplementation or amendment of a representation or warranty that has a Motoguzzi Material Adverse Effect qualifier shall not create a right to terminate this Agreement under SECTION 11.01(b) or 11.01(c) unless such supplementation or amendment reflects a Motoguzzi Material Adverse Effect. The obligations of the Parties to amend or supplement the schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of ARTICLE X hereof, the representations and warranties of the Parties shall be made with reference to the schedules as they exist at the time of execution of this Agreement.

     SECTION 8.03 Regulatory and Other Authorizations. The Parties will promptly make all necessary filings and use their best efforts to obtain all authorizations, consents, orders and approvals of all Federal, state and other regulatory bodies and officials that are required for the consummation of the transactions contemplated by this Agreement, including but not limited to the Securities and Exchange Commission and self-regulatory agencies, and will cooperate fully with each other in connection therewith.

                                     A-I-23

     SECTION 8.04 Committees of the Board of Surviving Corporation. Prior to the Closing Date, the Parties will designate (i) three persons from among the proposed directors of the Surviving Corporation to be elected to a committee ("Independent Committee") of the Board of Directors of the Surviving Corporation, which will have the authority, among other things to determine if any action should or should not be instituted to recover Damages from the Remedy Fund and (ii) such other committees of the Board of Directors as would be required by Nasdaq if the Class A Common Stock were traded on Nasdaq. The Independent Committee shall be comprised of persons who are not and have not been during the ten years prior to the Effective Time employed by, affiliated with or a shareholder of TRG, OAM, Motoguzzi or any Motoguzzi Subsidiary.

     SECTION 8.05 Indemnification and Director and Officer Liability Insurance.

     (a) North and Motoguzzi agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current directors and officers of North and Motoguzzi as provided in the certificate of incorporation or bylaws of North and Motoguzzi, respectively, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Motoguzzi, or by TRG to the extent that such policies provide coverage for Motoguzzi directors and officers (or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 200% of the annual premiums paid as of the date hereof for such insurance and if such premiums exceed such amount the Surviving Corporation shall purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.

     (c) The Surviving Corporation agrees to remain liable for any indemnification obligations to North's and Motoguzzi's current directors and officers, in all capacities in which such directors or officers served North and Motoguzzi prior to the Effective Time, as set forth in North's and Motoguzzi's certificate of incorporation and bylaws to the extent such indemnification by North and Motoguzzi is permitted under the DGCL.

     (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this SECTION 8.05.

     (e) The provisions of this SECTION 8.05 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     SECTION 8.06 Payment of Intercompany Indebtedness. All indebtedness owed by Motoguzzi and the Motoguzzi Subsidiaries to TRG and its subsidiaries, up to $800,000, remaining after the actions described in SECTION 2.06(b) are taken, subject to reduction in accordance with SECTION 11.01(b), shall be paid by Motoguzzi to TRG as soon after the Effective Time as practicable.

                                   ARTICLE IX
                             CONDITIONS TO CLOSING

     SECTION 9.01 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by the other Party, at or prior to the Closing Date of the following conditions:

          (a) Approval by North's Stockholders. This Agreement shall have been approved by a vote of two-thirds in interest of the Class A Common Stock and Class B Common Stock (the latter of which is entitled to two votes per share), voting together as a single class in accordance with the DGCL and the Certificate of Incorporation and By-Laws of North, the other transactions contemplated hereby (other than those described in the last sentence of SECTION 7.06) shall have been approved by such vote of the Class A Common

                                     A-I-24

     Stock and the Class B Common Stock as is required by the DGCL and the Certificate of Incorporation and By-Laws of North, and the aggregate number of shares of Class A Common Stock of North held by stockholders who are not officers and directors of North who exercise their right to have North redeem the shares of Class A Common Stock owned by them for cash in accordance with the Certificate of Incorporation of North shall not be more than 20% of the Class A Common Stock owned by such persons, outstanding as of the record date for approval of the transaction.

          (b) Approval by Motoguzzi Stockholders. The Merger will have been approved and adopted by the holders of the Old Motoguzzi Common Stock and Old Motoguzzi Preferred Stock, voting together as a single class in accordance with the DGCL and Certificate of Incorporation and By-Laws of Motoguzzi.

          (c) Directors and Officers of Surviving Corporation. The persons listed in SCHEDULE 1.06 shall have been elected or appointed the directors or officers of Surviving Corporation, effective upon consummation of the Merger.

          (d) No Governmental Order or Regulation. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States Federal or state court of competent jurisdiction, and no regulation shall have been enacted or promulgated by any governmental authority or agency, that prohibits consummation of the Merger.

          (e) Dissenters. At the Closing Date, persons who are Dissenters and persons who reside in jurisdictions in which North may not legally offer the Merger Consideration will be the holders of such number of issued and outstanding Old Motoguzzi Common Stock and Old Motoguzzi Preferred Stock as would entitle them to receive, if they were not Dissenters, no more than 10% of the Merger Consideration.

          (f) Effectiveness of Registration Statement. The Proxy and Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Proxy and Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted.

          (g) Blue Sky. There shall be delivered to North and Motoguzzi a Blue Sky Memorandum prepared by North's counsel indicating the jurisdictions in which the Merger Consideration may be paid to holders of Old Motoguzzi Common Stock, Old Motoguzzi Preferred Stock and Old Motoguzzi Warrants, based upon, among other things, their mailing addresses.

     SECTION 9.02 Conditions to Obligations of Motoguzzi and TRG. The obligations of Motoguzzi to consummate the Merger and the obligations of Motoguzzi and TRG to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Motoguzzi and TRG, as applicable, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. Without supplementation after the date hereof, the representations and warranties of North contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by North on or before the Closing Date shall have been complied with in all material respects, and Motoguzzi shall have received a certificate from an appropriate officer of North to such effect.

          (b) Legal Opinion. Motoguzzi shall have received from Graubard Mollen & Miller, counsel to North, a legal opinion addressed to Motoguzzi and dated the Closing Date, in the form of EXHIBIT F annexed hereto.

          (c) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by North in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by officers of North as of the Closing, shall have been delivered to Motoguzzi and TRG.

                                     A-I-25

          (d) Lock-Up Agreements. Motoguzzi shall have received from North the lock up agreements from all of North's officers and directors which provide that their securities of the Surviving Corporation may not be publicly sold for six months after the Effective Time unless such public sale is approved by the Surviving Corporation.

          (e) Cold Comfort Letter. TRG and Motoguzzi shall have received the cold comfort letter referred to in SECTION 7.13.

          (f) Inducement Letters. Motoguzzi shall have received from David Mitchell, in his capacity as Chief Executive Officer and Chairman of the Board of North, and from each other North director, acting in such capacity, a letter, reasonably satisfactory to Motoguzzi, to the effect that such person has not taken any actions and is not aware of any actions taken by any other party acting on behalf of North which would cause any of the representations, warranties and agreements of North contained herein to be breached in any material respect.

          (g) Tax Opinion. Motoguzzi shall have received an opinion of Morrison Cohen Singer & Weinstein, LLP to the effect that the Merger will constitute a tax-free reorganization pursuant to Code Section 368(a)(1)(A) (and the officers of North and Motoguzzi shall have delivered to such counsel customary representation certificates of a kind reasonably necessary to support such an opinion).

     SECTION 9.03 Conditions to Obligations of North. The obligations of North to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by North, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. Without supplementation after the date hereof, except as permitted by SECTION 8.02, the representations and warranties of TRG and Motoguzzi contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants and agreements contained in this Agreement to be complied with by TRG or Motoguzzi on or before the Closing Date, shall have been complied with in all material respects by TRG and Motoguzzi, respectively, except that TRG and Motoguzzi shall not be in breach of their obligation contained herein as a result of non-compliance with a covenant or agreement which is substantively the same as a representation and warranty unless such representation and warranty is not true and correct as provided above, when restated as of the Closing Date, and North shall have received certificates from an appropriate officer of each of TRG and Motoguzzi, respectively, to such effect.

          (b) Legal Opinion. North shall have received from Morrison Cohen Singer & Weinstein, LLP, counsel to Motoguzzi, a legal opinion addressed to North dated the Closing Date, in the form of EXHIBIT G-1 annexed hereto. North shall have received from Italian counsel to Motoguzzi, a legal opinion relating to matters of Italian law addressed to North dated the Closing Date, in the form of EXHIBIT G-2 annexed hereto. North shall have received a legal opinion addressed to TRG and North from Maryland counsel to TRG, a copy of which is attached as EXHIBIT G-3.

          (c) Consents. Motoguzzi shall have obtained and delivered to North consents to the Merger of such third parties, if any, as are necessary to ensure the uninterrupted continuation of the Material Contracts, Leases and Permits with respect to the business of Motoguzzi and the Motoguzzi Subsidiaries.

          (d) No Motoguzzi Material Adverse Change. At the Closing, there shall have been no Motoguzzi Material Adverse Change.

          (e) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by TRG and Motoguzzi in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by the officers of TRG and Motoguzzi as of the Closing, shall have been delivered to North.

          (f) Rule 145 List. North shall have received from Motoguzzi the list of deemed "affiliates" under Rule 145.

                                     A-I-26

          (g) Lock-Up Agreements. North shall have received from Motoguzzi the lock up agreements from the specified holders of Old Motoguzzi Common Stock and Old Motoguzzi Preferred Stock which provides that their Merger Consideration may not be publicly sold for six months after the Effective Time unless such public sale is approved by the Independent Committee.

          (h) Cold Comfort Letter. North shall have received from Arthur Andersen LLP, the comfort letter referred to in SECTION 6.10.

          (i) Fairness Opinion. North shall have received from Allen & Company Incorporated a fairness opinion dated on or prior to the effective date of the Proxy and Registration Statement in customary form stating in substance that the terms of the proposed transaction are fair, from a financial point of view, to the holders of North's Class A Common Stock.

                                   ARTICLE X
                       REMEDIES OF NORTH FOLLOWING MERGER

     SECTION 10.01 Scope of Article. This ARTICLE X shall apply solely in the event the Merger is consummated in accordance with this Agreement. This ARTICLE X is the sole and exclusive remedy for any Damages which may be suffered by any of the Parties or by the Surviving Corporation in connection with or relating to this Agreement, from and after consummation of the Merger.

     SECTION 10.02 Establishment of Remedy Fund. Contemporaneous with the consummation of the Merger, the Exchange Agent shall deliver in escrow to TRG, as escrow agent pursuant to the Escrow Agreement attached hereto as EXHIBIT H and subject to the provisions of SECTION 10.03, below, (x) all of the certificates for shares of Class B Preferred Stock comprising part of the Merger Consideration, (the "Preferred Escrow Shares") and (y) certificates for 100,000 shares of Class A Common Stock comprising part of the Merger Consideration registered in the name of TRG (the "TRG Escrow Shares"; together with the Preferred Escrow Shares, collectively the "Remedy Fund"). To facilitate the transfer of the Preferred Escrow Shares pursuant to the Escrow Agreement, TRG is hereby designated and appointed by each holder of Class B Preferred Stock as the agent with irrevocable power of attorney to execute such stock powers as may be required to effectuate any transfer of the Preferred Escrow Shares. The Remedy Fund shall also include any and all stock distributions made in respect of the securities in the Remedy Fund, such distributions to be held pursuant to the Escrow Agreement. Subject to the limitations set forth in this ARTICLE X, hereof, from and after the Effective Time, (i) the entire Remedy Fund shall be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any Third Party Claim or otherwise, which arise from or are in connection with or are attributable to (x) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of Motoguzzi contained in this Agreement, or (y) any judgment, order, government notice, government demand or other government sanction, including any remediation or other action taken in response thereto, arising out of or based upon any condition existing at the Closing Date which is not described in the Ecoservice Srl report identified in the Motoguzzi Disclosure Schedules and which violates any Laws, regardless of whether the representation in SECTION 3.07 (b) or (c) is breached, and (ii) the TRG Escrow Shares and such of the Preferred Escrow Shares as are owned by TRG shall also be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any Third Party Claim or otherwise, which arise from or are in connection with or are attributable to the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of TRG contained in this Agreement. Upon final adjudication or resolution of a claim under this ARTICLE X, TRG shall first deliver to the Surviving Corporation, such full number of the Preferred Escrow Shares held in the Remedy Fund as equals or fractionally exceeds the adjudicated or resolved amount of such claim divided by the Market Price (as defined below) of the Class A Common Stock plus $1.00, and if the claim is not fully recompensed by the delivery of the Preferred Escrow Shares, then, additionally, that full number of TRG Escrow Shares held in the Remedy Fund as equals or fractionally exceeds the amount of such claim remaining after delivery of the Preferred Escrow Shares divided by the Market Price of the Class A Common Stock. The "Market Price" of a share of Class A Common Stock will be deemed to be the average of the last sales prices of the Class A Common Stock for the ten business days ending on the day immediately prior to the final adjudication or resolution of a claim under this ARTICLE X, as reported by The Nasdaq Stock Market or any other United States stock

                                     A-I-27
exchange on which the Class A Common Stock is listed, or in the absence of such reported prices, the determination of Market Price shall be made jointly by TRG and the Independent Committee. Any TRG Escrow Shares and Preferred Escrow Shares delivered to the Surviving Corporation in settlement of a claim under this
ARTICLE X will be canceled and returned to the status of authorized and un-issued shares of capital stock of the Surviving Corporation. If the Merger is consummated, TRG shall not, in any event, have any liability to North, the Surviving Corporation, their respective stockholders or any other person for any Damages except to the extent of its interest in the Remedy Fund.

     SECTION 10.03 Claims Against Remedy Fund. TRG is hereby designated the agent of holders of Class B Preferred Stock for purposes of prosecuting, defending or settling any claim brought under this ARTICLE X. Actions taken or omitted to be taken, and or consents given, or omitted to be given, by TRG in connection with any such claim shall bind the interests of all of such holders of Class B Preferred Stock in respect of such claim. Upon determination by the Independent Committee that an event giving rise to a claim under SECTION 10.02 above has occurred, the Independent Committee shall give notice to TRG of such determination, specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any claim the Surviving Corporation may have against the Remedy Fund as a result thereof, and (iii) whether such claim arises from the commencement of a Third Party Claim. The Independent Committee and TRG shall, in good faith, attempt to resolve any such claim. If, within 30 days of its notification to TRG, any claim has not been resolved, the Independent Committee or TRG, individually and as agent for all holders of Class B Preferred Stock, shall have the right, but not the obligation, to seek to have the claim resolved by mediation by submission to JAMS/Endispute or its successor, and if the matter is not resolved through such mediation process within the first to occur of (i) the expiration of 60 days from such submission, or (ii) the holding of two meetings of TRG and North (acting by such independent Committee) with such mediator, then such claim shall be submitted to final and binding arbitration, provided, however, that (x) except for an action arising out of a breach by TRG of any of the representations or warranties made, or covenants given, by TRG hereunder, no mediation or arbitration shall be brought against TRG except solely in its capacity as agent for the holders of Class B Preferred Stock and (y) any claim which arises from a Third Party Claim shall not be resolved or submitted to mediation or arbitration until 30 days following resolution of such Third Party Claim, and TRG, as agent for the Surviving Corporation, (i) shall have the right to assume the defense of such Third Party Claim, by counsel reasonably acceptable to the Independent Committee, the cost thereof to be borne by the Surviving Corporation, subject to reimbursement if it is determined that the claim is compensable to the Surviving Corporation as provided in this ARTICLE X, in which event such costs shall constitute part of the Damages, recoverable as and to the extent provided in this ARTICLE X and (ii) TRG may settle any such Third Party Claim on behalf of the Surviving Corporation, subject to the reasonable approval of the Independent Committee. Upon final adjudication or settlement of any claim under SECTION 10.02, TRG shall deliver to the Surviving Corporation that number of Preferred Escrow Shares and TRG Escrow Shares sufficient to recompense Surviving Corporation in satisfaction of such claim as calculated in SECTION 10.02 above, from the Remedy Fund; provided, however, that the TRG Escrow Shares shall not be so delivered unless and until all of the Preferred Escrow Shares have been so delivered. In any action or proceeding between the Parties hereto, each Party shall bear its own costs and expense, except as otherwise provided in SECTION 10.08.

     SECTION 10.04 Duration of Remedy Fund. Other than claims for breach of the representations and warranties made by Motoguzzi under SECTIONS 3.01, 3.02, 3.04, 3.10, 3.22 and the first sentence of SECTION 3.15 (collectively "Core Claims"), no notice of claim against the Remedy Fund may be given and shall not be valid if given, after the 60th day following the mailing by certified mail, return receipt requested, or delivery by hand, to each then-serving member of the Board of Directors of the Surviving Corporation of the audited financial statements of the Surviving Corporation for its fiscal year ending December 31, 1998, together with the executed report of the auditors, and on such 60th day, there shall be released to TRG the TRG Escrow Shares except to the extent of the amount by which the aggregate dollar amount of all claims then asserted under this ARTICLE X exceeds the value of the Preferred Escrow Shares then remaining in the Remedy Fund as calculated in SECTION 10.02 above. Notice of Core Claims against the Remedy Fund may not be given, and shall not be valid if given, after the 60th day following the mailing by certified mail, return receipt requested, or delivery by hand, to each then-serving member of the Board of Directors of the Surviving Corporation of the audited financial statements of the Surviving Corporation for the fiscal year ending December 31, 1999, together

                                     A-I-28
with the executed report of the auditors. Except as provided hereinabove in respect of the TRG Escrow Shares, the Remedy Fund will remain in place until the later of (i) the date of final settlement or adjudication of any pending claims made against the securities in the Remedy Fund and delivery of the appropriate securities, or (ii) the date after which no notice of claims may be given. After delivery of securities from the Remedy Fund to the Surviving Corporation in full settlement of any claims, TRG shall deliver to the registered owners thereof all shares then held by it in the Remedy Fund.

     SECTION 10.05 Amount of Claim. No claim may be brought against the Remedy Fund unless, and then and only to the extent that, the amount of Damages suffered in respect of all claims asserted, without duplication, net of any offsets pursuant to SECTION 10.06 below exceeds $750,000.

     SECTION 10.06 Offset. There shall be offset against the amount of Damages otherwise recoverable under this ARTICLE X, an amount equal to the difference obtained (not less than $0) by subtracting (x) the Book Value (as defined below) of all Specified Assets (as defined below) which are sold or disposed of as provided in clause (y), from (y) the aggregate consideration paid and agreed to be paid (after deduction for sales commissions, sale expenses and sales and income taxes and any similar deductions) to Motoguzzi from the sale to a bona fide, third party purchaser in an arms-length transaction, of such Specified Assets or the receipt by Motoguzzi of insurance or condemnation proceeds in respect of the total or partial loss of or condemnation in respect of such Specified Assets, in all events at any time after December 31, 1997 and prior to resolution of any claim brought against the Remedy Fund, less the amount of any loss sustained upon a sale of a Specified Asset or upon a destruction or condemnation of a Specified Asset from the Book Value of that Specified Asset. The amount of such offset shall be further reduced by the amount of any consideration for any Specified Asset agreed to be paid to the extent that such consideration must be discounted in accordance with GAAP. In no event shall the amount of offset hereunder be less than $0. The Book Value of a Specified Asset shall be derived from the Motoguzzi Consolidated Balance Sheet as at December 31, 1997, increased by any amount actually expended by Motoguzzi since December 31, 1997 to improve its cash sale value. The Specified Assets shall include only those assets of Motoguzzi as of December 31, 1997 in the following categories: real property, fixtures, plant, equipment and machinery, and those items comprising the Motoguzzi Museum, none of which has been sold as of the date hereof, except for non-material sales which, in the aggregate, have resulted in a gain of not more than $15,000.

     SECTION 10.07 Representations and Warranties.  For purposes of this
ARTICLE X, for breach of a representation or warranty of a Party under this Agreement, the representations and warranties shall be the representations and warranties of a Party made herein, on the date hereof, without subsequent supplementation, modification or amendment.

     SECTION 10.08 Mediation and Arbitration.  Subject to the provisions of
Section 10.03, the Parties agree that any and all disputes, claims or controversies arising out of or relating to the Escrow Fund or any other claim for Damages under this ARTICLE X, including without limitation the validity of such claim or the amount of Damages, if not resolved by the Parties, will be submitted to JAMS/Endispute, or its successor, for mediation, and if the matter is not resolved through mediation, then it will be submitted for final and binding arbitration. Any such arbitration shall be final and binding arbitration, conducted in accordance with the commercial arbitration rules of the American Arbitration Association, and shall be held in New York City. The costs of mediation and arbitration shall be allocated by the mediator or by order of the arbitrators, as the case may be.

                                   ARTICLE XI
                                  TERMINATION

     SECTION 11.01 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing only as follows:

          (a) By mutual written consent of North on the one hand and Motoguzzi and TRG on the other hand;

          (b) By either Motoguzzi or TRG on the one hand or North on the other hand (if the terminating party is not then in material breach of its obligations hereunder) if (i) a material default or breach shall be made by the other Party with respect to the due and timely performance of any of its covenants and agreements contained herein and such default cannot be cured within a reasonable period of time, provided, however,

                                     A-I-29
     that with respect to those covenants and agreements made by Motoguzzi or TRG which are substantively the same as representations and warranties of Motoguzzi or TRG, the foregoing shall be limited to only those covenants and agreements, the non-performance of which also results in such representation and warranty not being true and correct as provided in clause (ii) hereof, or (ii) if any of the other Party's representations and warranties (x) made without any materiality standard, are not true and correct in all material respects as of the Closing Date or (y) made with any materiality standard, are not true and correct as of the Closing Date. Notwithstanding the foregoing, if, on the Closing Date there are any Intercompany Liens, then (A) if such Intercompany Liens secure indebtedness in an aggregate amount greater than U.S. $1,500,000 then North may terminate this Agreement and (B) if such Intercompany Liens secure indebtedness in an aggregate amount greater than U.S. $550,000, then for purposes of this SECTION 11.01(b) neither Motoguzzi nor TRG shall be deemed to have breached any representation or warranty contained in this Agreement, provided that such indebtedness in excess of U.S. $550,000 shall be reduced by reduction of the $800,000 intercompany indebtedness described in Section 2.06(b), on a dollar-for-dollar basis, and application of the amount of such reduction of intercompany indebtedness to reduce the indebtedness in excess of $550,000 which is secured by such Intercompany Liens.

          (c) By North if (i) Motoguzzi makes an amendment or supplement to any Schedule hereto in accordance with SECTION 8.02 hereof and such amendment or supplement reflects a Motoguzzi Material Adverse Effect after the date hereof, or (ii) a Motoguzzi Material Adverse Change shall have occurred after the date hereof, or (iii) Motoguzzi enters into any agreement to effect any transaction described in SECTION 6.04 or Motoguzzi's Board of Directors withdraws its recommendation of the Merger or recommends to Motoguzzi's shareholders the approval of any such transaction other than the Merger;

          (d) By Motoguzzi if (i) North makes an amendment or supplement to any schedule hereto in accordance with SECTION 8.02 hereof and such amendment or supplement reflects a North Material Adverse Effect, after the date hereof, or (ii) North enters into any agreement to effect any transaction described in SECTION 7.08 or North's Board of Directors withdraws its recommendation of the Merger or recommends to North shareholders the approval of any such transaction other than the Merger;

          (e) By Motoguzzi or TRG on the one hand or North on the other hand if the Effective Time has not occurred within six months following the date of this Agreement for any reason unless the Parties agree to an extension in writing, provided that the right to terminate this Agreement under this Paragraph (e) shall not be available to a Party that is in breach of any representation, warranty or covenant in this Agreement, which breach would entitle any other Party to terminate this Agreement;

     SECTION 11.02 Effect of Termination. In the event of termination pursuant to SECTION 11.01 hereof, written notice thereof shall forthwith be given to the other Parties and all obligations (except as set forth in this SECTION 11.02) of the Parties shall terminate and no Party shall have any right against any other Party hereto. Notwithstanding the foregoing, (i) if this Agreement is so terminated by any Party under SECTION 11.01(b), (c) or (d) above, (other than a termination resulting from a breach of a representation or warranty which was true when made, but which cannot subsequently be restated as true as a result of the occurrence of events or circumstances beyond the control of the representing Party), it is expressly agreed and understood that the terminating Party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, Damages (other than consequential damages, which damages shall not be recoverable), relating thereto, shall survive such termination unimpaired, subject however to SECTION 11.03 and to the extent North recovers any Damages against Motoguzzi, TRG will pay such Damages if not paid promptly by Motoguzzi; or (ii) if this Agreement is terminated by North under
SECTION 11.01(c)(iii) and within 365 days thereafter Motoguzzi consummates any transaction described in SECTION 6.04, or if Motoguzzi refuses to consummate the Merger despite the satisfaction of all conditions precedent to Motoguzzi's obligation to do so, or Motoguzzi does not in good faith use its commercially reasonable efforts to satisfy all the conditions precedent to North's obligation to consummate the Merger which are within Motoguzzi's control, and provided that North is not in material breach of its obligations contained in this Agreement, Motoguzzi shall pay to North in lieu of any other right or remedy of North or any claim for any Damages which North might otherwise have, the greater of
(A) the sum of $500,000 as liquidated damages and not as a penalty, or (B) the actual documented out-of-pocket expenses of North related solely and directly to the transaction contemplated by this Agreement (such applicable amount being referred to as the "Motoguzzi Breakup Fee") promptly following demand therefor by North and if

                                     A-I-30

Motoguzzi fails to do so, then TRG shall pay the Motoguzzi Break-Up Fee; or
(iii) if this Agreement is terminated by Motoguzzi under
SECTION 11.01(d)(ii) or if North refuses to consummate the Merger despite the satisfaction of all conditions precedent to North's obligation to do so, or North does not in good faith use its commercially reasonable efforts to satisfy all the conditions precedent to Motoguzzi's obligation to consummate the Merger which are within North's control, and provided that Motoguzzi is not in material breach of its obligations contained in this Agreement and if, but only if, in any such event, within 365 days thereafter North consummates any transaction described in SECTION 7.08, North shall pay to Motoguzzi, as liquidated damages and not as a penalty, and in lieu of any other right or remedy of Motoguzzi or any claim for Damages which Motoguzzi or TRG might otherwise have, the sum of $500,000 ("North Breakup Fee") promptly following demand therefor by Motoguzzi. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

          (a) Each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party, relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

          (b) All confidential information received by either Party hereto with respect to the business of the other Party shall be treated in accordance with SECTIONS 6.02(b) and 7.04(b) hereof which sections shall survive termination and abandonment.

     SECTION 11.03 Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, neither TRG, Motoguzzi, any Motoguzzi Subsidiary or any officers, directors, affiliates, agents or Representatives of any of the foregoing will make any monetary claim against North to the extent that such claim would adversely affect the amount of funds available for distribution to North's Class A stockholders from the escrow funds held by Chase Manhattan Bank established with part of the proceeds of the public offering by North in August 1997, except in the circumstances in which North would be obligated to pay the North Breakup Fee (and in such event only to the extent of such North Breakup Fee). Notwithstanding anything to the contrary elsewhere in this Agreement, if the Merger is not consummated, neither North, nor any officers, directors, affiliates, agents or Representatives of North will make any monetary claim against Motoguzzi or TRG in excess of the actual documented out-of-pocket costs and expenses incurred by North in connection with the transactions contemplated by this Agreement, except in the circumstances in which Motoguzzi would be obligated to pay the Motoguzzi Breakup Fee (and in such event only to the extent of the Motoguzzi Breakup Fee).

                                  ARTICLE XII
                                  DEFINITIONS

     SECTION 12.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of New York.

          "Damages" means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by a Party in any action or proceeding between such Party and the other Party or Parties hereto or between such Party and a third party, which is determined (as provided in ARTICLE X or ARTICLE XI) to have been sustained, suffered or incurred by a Party and to have arisen from or in connection with an event or state of facts which is subject to claim under such ARTICLE X or ARTICLE XI; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement.

          "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing,

                                     A-I-31
     processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Lien" means any lien, claim, charge, option, security interest, restriction or encumbrance.

          "Motoguzzi Material Adverse Change" means any material adverse change in the condition, financial or otherwise, of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole, from such condition as it existed at December 31, 1997, and as reflected in Motoguzzi's December 31, 1997 Financial Statements, excluding, however, (i) any suspension of operations of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole unless such suspension continues for more than 30 consecutive business days, (ii) any decrease in sales of Motoguzzi motorcycles to unaffiliated third parties unless such decrease is at a rate, determined on a cumulative basis for the period January 1, 1998 through the end of the month immediately preceding the month in which a determination is made (the "Operating Period"), which is greater than 900 motorcycles below the Motoguzzi 1998 motorcycles sales budget for the Operating Period, provided that motorcycles which are sold at more than 30% off of Motoguzzi's suggested retail price shall not be deemed sold for purposes hereof, (iii) any recall of motorcycles unless such recall is for more than 1,000 motorcycles and requires that repairs be made which will cost greater than 20% of Motoguzzi's suggested retail price of such motorcycles, (iv) any interruption in supply of material components or other materials necessary for the manufacture and assembly of motorcycles, unless such interruption lasts for more than 60 days and results in a decrease in production of more than 500 motorcycles, or
     (v) the assertion after the date hereof of any claims, the incurring after the date hereof of any liabilities or the occurrence after the date hereof of any other event or circumstance unless such claims or liabilities, or losses or costs related to such events or circumstances, individually or in the aggregate are in excess of $3 million after reduction to the extent of any applicable insurance coverage and (A) if it is a claim or liability, it has a manifestly reasonable likelihood of success, and (B) if it is a claim or liability which results from a notice or demand by any governmental agency, (x) such governmental agency shall have competent jurisdiction and
     (y) the ability of such governmental agency to enforce against Motoguzzi any claim or liability in respect thereof would not terminate as a result of Motoguzzi relocating its manufacturing and assembly operations away from its present premises at Mondello, Italy or the substance of such claim would not be cured by Motoguzzi incurring capital expenditures which are included in its capital expenditure budget.

          "Motoguzzi Material Adverse Effect" means a material adverse effect on the results of operations, financial condition, business, assets or prospects of Motoguzzi and the Motoguzzi Subsidiaries (as defined hereinafter) taken as a whole; provided that if the foregoing has a financial effect then a Motoguzzi Material Adverse Effect shall be deemed to exist if such financial effect is greater than $750,000; provided further, that if the applicable event, circumstance or occurrence is included in any of clauses (i) through (v) of the definition of Motoguzzi Material Adverse Change, then only for purposes of determining whether the condition in SECTION 9.03(a) has been satisfied and whether this Agreement may be terminated as provided in SECTION 11.01(b) or SECTION 11.01(c), a Motoguzzi Material Adverse Effect shall not be caused thereby unless a Motoguzzi Material Adverse Change would have resulted therefrom.

          "Motoguzzi Subsidiaries" means Motoguzzi S.p.A, Moto Guzzi France S.A., and Moto America, Inc.

          "North Material Adverse Effect" means a material adverse effect on the results of operations, financial condition, business, assets or prospects of North.

          "Party" means each of North, Motoguzzi and TRG (collectively, the "Parties").

          "Representatives" of either Party means such Party's employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax" or "Taxes" means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                                     A-I-32

          "Third Party Claim" means a claim, demand, suit, proceeding or action by a person, firm, corporation or government entity other than a Party or any affiliate of such Party.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     SECTION 13.01 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, if the Closing shall occur, then such costs and expenses incurred by TRG, Motoguzzi and the Motoguzzi Subsidiaries shall be paid by TRG and the amount thereof shall be included in the intercompany indebtedness referred to in
Section 8.06. Motoguzzi and TRG acknowledge and agree that in SCHEDULE 4.05 North has disclosed that it is obligated and will become further obligated for fees and expenses (including without limitation the fees and expenses of Graubard Mollen & Miller, its counsel, Allen & Company, its investment bankers, and BDO Seidman, LLP its independent accountants) incurred by it in connection with the transactions contemplated by this Agreement. It is understood and agreed that, subject to the limitations set forth in SECTIONS 4.05 and 7.01(k) hereof, certain of such fees and expenses may be paid by North prior to the execution of this Agreement. Motoguzzi and TRG agree to refrain from taking any action which would prevent or delay the timely payment by North of reasonable fees duly and lawfully incurred, to the extent consistent with the limitations set forth in ARTICLE IV hereof. Subject to the foregoing, the Surviving Corporation shall take all action necessary to pay promptly all of the foregoing fees and expenses incurred, but not paid, by North prior to the Effective Time.

     SECTION 13.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by telecopy, one day after delivery to a nationally recognized courier, or three business days after mailed by registered mail (postage prepaid, return receipt requested), in each case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

        (a)   If to TRG or Motoguzzi,
              c/o Trident Rowan Group, Inc.
                   Two Worlds Fair Drive
                   Franklin Township, Somerset, New Jersey 08873
              in all cases with a copy to:
              Morrison Cohen Singer & Weinstein, LLP
                   750 Lexington Avenue
                   New York, New York 10022
                   Attention: David Lerner, Esq.
                   Telecopier # 212-735-8708
        (b)   If to North:
              North Atlantic Acquisition Corp.
                   5 East 59th Street
                   Third Floor
                   New York, New York 10022
                   Attention: David Mitchell
                   Telecopier No.: 212-588-0286
              with a copy to: Graubard Mollen & Miller
              600 Third Avenue
                   New York, New York 10016
                   Attention: David Alan Miller, Esq.
                   Telecopier No.: 212-818-8881

                                     A-I-33

     SECTION 13.03 Press Release; Public Announcements. Promptly after execution of this Agreement, North and TRG may issue press releases in the form attached hereto as EXHIBIT I. The Parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and approval by the other Party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any Party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other Party shall be given such reasonable advance notice as is practicable in the circumstances and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     SECTION 13.04 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

     SECTION 13.05 Waiver.  At any time prior to the Closing, either Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

     SECTION 13.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 13.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 13.08 Entire Agreement. This Agreement and the schedules and exhibits hereto and the documents executed contemporaneously herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 13.09 Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. This Agreement is not assignable by any Party without the express written consent of the other Parties.

     SECTION 13.10 Governing Law; Consent to Jurisdiction; Specific
Performance. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each Party hereby submits to the exclusive jurisdiction of the courts (city, state and federal) located in the County of New York, State of New York, for any action, proceeding or claim brought by any other Party pursuant to this Agreement or any other agreement, instrument or other document executed and delivered in connection with this Agreement or pursuant hereto and waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum. Service of process in any such action or proceeding brought against a Party may be made by registered mail addressed to such Party at the address set forth in SECTION 13.02 or to such other address as such Party shall notify the other Party in writing is to be used for such purpose pursuant to SECTION 13.02. Any Party may enforce any right arising hereunder by action or other appropriate proceeding, either in equity or at law, and may seek specific performance of any of the obligations arising hereunder.

     SECTION 13.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

                                     A-I-34

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MOTO GUZZI CORP.                                          NORTH ATLANTIC ACQUISITION CORP.
By: /s/ HOWARD CHASE                                      By: /s/ DAVID J. MITCHELL
    Name: Howard Chase                                        Name: David J. Mitchell
           Authorized Signatory                               Title: Chairman of the Board

TRIDENT ROWAN GROUP, INC.
(With respect to applicable portions of Articles II, III, V, VI, VIII, X, XI and XIII only)
By: /s/ HOWARD CHASE
    Name: Howard Chase
    Title: President

                                     A-I-35

                               FIRST AMENDMENT TO
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated December 3, 1998, among NORTH ATLANTIC ACQUISITION CORP., a Delaware corporation, ("North"), MOTO GUZZI CORP., a Delaware corporation ("Motoguzzi") and TRIDENT ROWAN GROUP, INC., a Maryland corporation ("TRG").

     WHEREAS, the parties hereto are all of the parties to an Agreement and Plan of Merger and Reorganization dated August 18, 1998 ("Original Agreement"), and the parties desire to amend certain provisions thereof as provided herein.

     IT IS AGREED:

                                   ARTICLE I
                                   AMENDMENTS

     SECTION 1.01 Definitions. All capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Original Agreement.

     SECTION 1.02 Notwithstanding anything to the contrary provided in the Original Agreement, the Certificate of Incorporation of the Surviving Corporation shall be in the form attached hereto as Exhibit A.

     SECTION 1.03 Section 2.02 of the Original Agreement shall be amended and restated in its entirety as follows:

          "SECTION 2.02 Conversion of Outstanding Stock of Motoguzzi.

          (a) Except as provided in Section 2.03 of the Original Agreement, upon consummation of the Merger, (i) the shares of common stock, $.01 par value, ("Old Motoguzzi Common Stock") of Motoguzzi outstanding on the date of this First Amendment and immediately prior to the Effective Time and the shares of preferred stock, $.01 par value, ("Old Motoguzzi Preferred Stock") of Motoguzzi outstanding on the date of this First Amendment and immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, and subject to reduction in accordance with Section 2.03 of the Original Agreement and increase in accordance with Section 2.02(c) below, be converted into and exchanged for
     (A) 3,110,058 shares of the Class A Common Stock, $.01 par value ("Class A Common Stock") of North, subject to adjustment as herein provided and (B) warrants in the form attached as Exhibit B hereto (the "Nominal Warrants") to purchase 592,400 shares of Class A Common Stock, (ii) in consideration of the contribution to the capital of Motoguzzi of certain intercompany indebtedness described in Section 2.06(b) of the Original Agreement there shall be issued to the holders of such indebtedness 871,953 shares of Class A Common Stock and Nominal Warrants to purchase 166,080 shares of Class A Common Stock, and (iii) if all outstanding Warrants to purchase an aggregate of 1,500,000 shares of Old Motoguzzi Common Stock at $4.00 per share (the "Old Motoguzzi Warrants") are surrendered (as provided in Section 2.06(a) of the Original Agreement) there shall be issued to such surrendering warrant holders 217,989 shares of Class A Common Stock and Nominal Warrants to purchase 41,520 shares of Class A Common Stock. The Class A Common Stock and the Nominal Warrants are together referred to herein as the "Merger Consideration". The number of shares of Class A Common Stock and the number of Nominal Warrants payable as the Merger Consideration shall be rounded up or down to the nearest whole number of shares or warrants. If the holders of less than all Old Motoguzzi Warrants surrender same, then the Merger Consideration described in the preceding clause (iii) shall be reduced by multiplying the Merger Consideration in clause (iii) by the percentage of Old Motoguzzi Warrants so surrendered and each Old Motoguzzi Warrant not so surrendered shall, after the Effective Time, have such continuing rights as are provided by the terms thereof.

          (b) Except as otherwise provided in this Agreement and except for shares with respect to which the holder thereof votes against the Merger ("Dissenter") and ultimately receives payment thereon pursuant to Section 262 of the DGCL ("Dissenter Securities"), each share of Old Motoguzzi Common Stock

                                     A-I-36
     outstanding on the date hereof and immediately prior to the Effective Time and each share of Old Motoguzzi Preferred Stock outstanding on the date hereof and immediately prior to the Effective Time will be converted into .4146744 shares of Class A Common Stock and Nominal Warrants for .07898667 shares of Class A Common Stock.

          (c) If Available Cash (as defined in Section 4.05 of the Original Agreement) is less than $8,150,000 at the Effective Time, the number of shares of Class A Common Stock issued as part of the Merger Consideration shall be increased by one share for each $11 of such shortfall, allocable pro rata as provided in Section 2.02(a) of the Original Agreement as amended by this First Amendment; provided, however that the foregoing shall not apply to the extent that Available Cash is reduced by amounts paid to stockholders of North who are not officers and directors of North, who elect to have their shares redeemed in accordance with North's Certificate of Incorporation."

     SECTION 1.04 Section 2.06(b) of the Original Agreement shall be amended and restated in its entirety as follows:

          "(b) TRG covenants and agrees that Lit 12,919 million principal amount of indebtedness, plus interest thereon, owed by Motoguzzi to TRG and/or to O.A.M. S.p.A., a subsidiary of TRG ("OAM"), shall be contributed to the capital of Motoguzzi, simultaneously with the consummation of the Merger. After such capital contribution, the amount of indebtedness owed by Motoguzzi and its subsidiaries to TRG and its subsidiaries other than Motoguzzi and the Motoguzzi Subsidiaries at the Effective Time, including all interest, will not be greater than $800,000, and if such indebtedness exceeds such amount, any excess automatically and without any action on the part of TRG, OAM or TRG's subsidiaries shall be contributed to the capital of Motoguzzi at the Effective Time with no adjustment in the Merger Consideration set forth in Section 2.02 (a)(ii) of the Original Agreement as amended by this First Amendment and the Surviving Corporation will be under no obligation whatsoever to pay same, except as otherwise provided in
     Section 6.13 of the Original Agreement as amended hereby. TRG has caused OAM to evidence its agreement to such capital contribution by executing the form of acknowledgment annexed hereto as Exhibit C."

     SECTION 1.05 Schedule 3.04(a) to the Original Agreement is hereby amended to indicate that the record owner of all of the Old Motoguzzi Common Stock is OAM and such transfer shall not be deemed a breach of any provision of the Original Agreement as amended by this First Amendment.

     SECTION 1.06 The following shall be added to the end of Section 3.21 of the Original Agreement:

          "The statements of fact contained in Section 1.08 of this First Amendment are true and correct."

     SECTION 1.07 Section 3.24 of the Original Agreement shall be amended and restated in its entirety as follows:

          "SECTION 3.24 Organization. TRG is a corporation duly organized, validly existing and in good standing under the laws of Maryland and OAM owns 6,000,000 shares of Old Motoguzzi Common Stock, representing 100% of the outstanding shares on the date hereof of Old Motoguzzi Common Stock."

     SECTION 1.08 The following shall be added to the end of Section 6.13 of the Original Agreement:

          "The parties acknowledge that subsequent to the date of the Original Agreement, interim financing of (a) 3 billion lire has been provided by Banco Nazionale del Lavoro to Motoguzzi S.p.A., supported by a guarantee and/or collateral of OAM and (b) 3 billion lire has been provided by OAM to Motoguzzi S.p.A., without the issuance of any equity securities of Motoguzzi; that such amounts shall be repaid by Motoguzzi contemporaneously with or promptly following the Closing Date; that repayment of such amounts will enable OAM to repay loans to OAM or to TRG, which loans were made by Persons who are affiliates of stockholders of TRG; and that the up to $800,000 of intercompany indebtedness required to be paid by Motoguzzi to TRG pursuant to Section 8.06 of the Original Agreement, is in addition thereto."

     SECTION 1.09 Section 7.05(b) of the Original Agreement shall be amended and restated in its entirety as follows:

          "North covenants to Motoguzzi that the Proxy and Registration Statement will comply in all material respects with the applicable provisions of the Exchange Act and will not at the time of the effectiveness of

                                     A-I-37
     the Proxy and Registration Statement and any amendments thereof or supplements thereto and at the time of the North stockholder meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing with the Commission of such Proxy and Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to the stockholders of North with respect to the transactions contemplated by this Agreement; provided, however, that no representation, covenant or agreement is made by North with respect to information supplied or approved by or on behalf of Motoguzzi or its affiliates for inclusion in the Proxy and Registration Statement, as provided in Section 6.09 of the Original Agreement. Subject to the fiduciary duty of the Board of Directors of North, the Proxy and Registration Statement shall contain statements, where appropriate, to the effect that the Board of Directors of North has approved this Agreement and the Merger and unanimously recommends that the stockholders of North vote in favor of approving this Agreement and the Merger and the other proposals presented in the Proxy and Registration Statement and North will, subject to applicable securities laws and subject to the provisions of certain escrow agreements entered into prior to or in connection with NAAC's initial public offering, cause its directors to (i) vote their shares of North in support thereof and (ii) obtain proxies in support thereof from all North stockholders which are affiliates of such directors."

     SECTION 1.10 Section 10.02 of the Original Agreement shall be amended and restated in its entirety as follows:

          "SECTION 10.02 Establishment of Remedy Fund. Contemporaneous with the consummation of the Merger, the Exchange Agent shall deliver in escrow to TRG, as escrow agent pursuant to the Escrow Agreement attached to the Original Agreement as Exhibit H and subject to the provisions of Section
     10.03 of the Original Agreement as amended by this First Amendment, certificates for 200,000 shares of Class A Common Stock comprising part of the Merger Consideration, (the "Remedy Fund"), which Remedy Fund shall reduce, pro rata, the number of shares of Class A Common Stock to be received by the holders of Old Motoguzzi Common Stock, Old Moto Guzzi Preferred Stock and Old Moto Guzzi Warrants which are surrendered as provided in Section 2.06(a) of the Original Agreement. To facilitate the transfer of the shares in the Remedy Fund pursuant to the Escrow Agreement, TRG is hereby designated and appointed by each holder of Class A Common Stock comprising part of the Merger Consideration as the agent with irrevocable power of attorney to execute such stock powers as may be required to effectuate any transfer of such shares in the Remedy Fund. The Remedy Fund shall also include any and all stock distributions made in respect of the securities in the Remedy Fund, such distributions to be held pursuant to the Escrow Agreement. Subject to the limitations set forth in
     Article X of the Original Agreement as amended by this First Amendment, from and after the Effective Time, (i) the entire Remedy Fund shall be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any Third Party Claim or otherwise, which arise from or are in connection with or are attributable to (x) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of Motoguzzi contained in this Agreement, or (y) any judgment, order, government notice, government demand or other government sanction, including any remediation or other action taken in response thereto, arising out of or based upon any condition existing at the Closing Date which is not described in the Ecoservice Srl report identified in the Motoguzzi Disclosure Schedules and which violates any Laws, regardless of whether the representation in
     Section 3.07 (b) or (c) of the Original Agreement is breached and (ii) that portion of the Remedy Fund which consists of shares of Class A Common Stock owned by TRG or OAM shall be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any Third Party Claim or otherwise, which arise from or are in connection with or are attributable to the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of TRG contained in this Agreement. Upon final adjudication or resolution of a claim under Article X of the Original Agreement as amended by this First Amendment, TRG shall deliver to the Surviving Corporation, such full number of the shares held in the Remedy Fund as equals or fractionally exceeds the adjudicated or resolved amount of such claim divided by the Market Price (as defined below) of the Class A Common Stock. The "Market Price" of a share of Class A Common Stock will be deemed to be the average of the last sales prices of the Class A Common Stock for the ten business days ending on the day immediately prior to the final adjudication or

                                     A-I-38
     resolution of a claim under Article X of the Original Agreement as amended by this First Amendment, as reported by The Nasdaq Stock Market or any other United States stock exchange on which the Class A Common Stock is listed, or in the absence of such reported prices, the determination of Market Price shall be made jointly by TRG and the Independent Committee. Any shares delivered to the Surviving Corporation in settlement of a claim under Article X or the Original Agreement as amended by this First Amendment, will be canceled and returned to the status of authorized and un-issued shares of capital stock of the Surviving Corporation. If the Merger is consummated, TRG shall not, in any event, have any liability to North, the Surviving Corporation, their respective stockholders or any other person for any Damages except to the extent of its interest in the Remedy Fund."

     SECTION 1.11 Section 10.03 of the Original Agreement shall be amended and restated in its entirety as follows:

          "SECTION 10.03 Claims Against Remedy Fund. TRG is hereby designated the agent of the holders of the shares in the Remedy Fund for purposes of prosecuting, defending or settling any claim brought under Article X of the Original Agreement as amended by this First Amendment. Actions taken or omitted to be taken, and or consents given, or omitted to be given, by TRG in connection with any such claim shall bind the interests of all of such holders of such shares in respect of such claim. Upon determination by the Independent Committee that an event giving rise to a claim under Section
     10.02 above has occurred, the Independent Committee shall give notice to TRG of such determination, specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any claim the Surviving Corporation may have against the Remedy Fund as a result thereof, and (iii) whether such claim arises from the commencement of a Third Party Claim. The Independent Committee and TRG shall, in good faith, attempt to resolve any such claim. If, within 30 days of its notification to TRG, any claim has not been resolved, the Independent Committee or TRG, individually and as agent for all holders of the shares in the Remedy Fund, shall have the right, but not the obligation, to seek to have the claim resolved by mediation by submission to JAMS/Endispute or its successor, and if the matter is not resolved through such mediation process within the first to occur of (i) the expiration of 60 days from such submission, or (ii) the holding of two meetings of TRG and North (acting by such independent Committee) with such mediator, then such claim shall be submitted to final and binding arbitration, provided, however, that (x) except for an action arising out of a breach by TRG of any of the representations or warranties made, or covenants given, by TRG hereunder, no mediation or arbitration shall be brought against TRG except solely in its capacity as agent for the holders of the shares in the Remedy Fund and (y) any claim which arises from a Third Party Claim shall not be resolved or submitted to mediation or arbitration until 30 days following resolution of such Third Party Claim, and TRG, as agent for the Surviving Corporation, (i) shall have the right to assume the defense of such Third Party Claim, by counsel reasonably acceptable to the Independent Committee, the cost thereof to be borne by the Surviving Corporation, subject to reimbursement if it is determined that the claim is compensable to the Surviving Corporation as provided in
     Article X of the Original Agreement as amended by this First Amendment, in which event such costs shall constitute part of the Damages, recoverable as and to the extent provided in Article X of the Original Agreement as amended by this First Amendment and (ii) TRG may settle any such Third Party Claim on behalf of the Surviving Corporation, subject to the reasonable approval of the Independent Committee. Upon final adjudication or settlement of any claim under Section 10.02, TRG shall deliver to the Surviving Corporation such number of shares from the Remedy Fund as is sufficient to recompense Surviving Corporation in satisfaction of such claim as calculated in Section 10.02 above. In any action or proceeding between the Parties hereto, each Party shall bear its own costs and expenses, except as otherwise provided in Section 10.08 of the Original Agreement"

     SECTION 1.12 Section 10.04 of the Original Agreement shall be amended and restated in its entirety as follows:

          "SECTION 10.04. Duration of Remedy Fund. Other than claims for breach of the representations and warranties made by Motoguzzi under Sections 3.01, 3.02, 3.04, 3.10, 3.22 of the Original Agreement and the first sentence of Section 3.15 of the Original Agreement (collectively "Core Claims"), no notice of claim against the Remedy Fund may be given and shall not be valid if given, after the 60th day following the mailing by certified mail, return receipt requested, or delivery by hand, to each then-serving member of the

                                     A-I-39

     Board of Directors of the Surviving Corporation of the reviewed financial statements of the Surviving Corporation for its fiscal quarter ending March 31, 1999. Notice of Core Claims against the Remedy Fund may not be given, and shall not be valid if given, after the 60th day following the mailing by certified mail, return receipt requested, or delivery by hand, to each then-serving member of the Board of Directors of the Surviving Corporation of the audited financial statements of the Surviving Corporation for the fiscal year ending December 31, 1999, together with the executed report of the auditors. The Remedy Fund will remain in place until the later of (i) the date of final settlement or adjudication of any pending claims made against the securities in the Remedy Fund and delivery of the appropriate securities, or (ii) the date after which no notice of claims may be given. After delivery of securities from the Remedy Fund to the Surviving Corporation in full settlement of any claims, TRG shall deliver to the registered owners thereof all shares then held by it in the Remedy Fund."

     SECTION 1.13 Section 10.05 of the Original Agreement shall be amended and restated in its entirety as follows:

          "Section 10.05 Amount of Claim. No claim may be brought against the Remedy Fund unless, and then only to the extent that, the amount of Damages suffered in respect of all claims asserted, without duplication, net of any offsets pursuant to SECTION 10.06 of the Original Agreement exceeds $600,000."

     SECTION 1.14 The following definitions contained in Article XII of the Original Agreement are hereby amended and restated in their entirety as follows:

          "Motoguzzi Material Adverse Change" means any material adverse change in the condition, financial or otherwise, of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole, from such condition as it existed at December 31, 1997, and as reflected in Motoguzzi's December 31, 1997 Financial Statements, excluding, however, (i) any suspension of operations of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole unless such suspension continues for more than 30 consecutive business days, (ii) any decrease in sales of Motoguzzi motorcycles to unaffiliated third parties unless such decrease is at a rate, determined on a cumulative basis for the period January 1, 1998 through the end of the month immediately preceding the month in which a determination is made (the "Operating Period"), which is greater than 900 motorcycles below the Motoguzzi 1998 motorcycles sales budget, as amended through the date of this First Amendment, for the Operating Period, provided that motorcycles which are sold at more than 30% off of Motoguzzi's suggested retail price shall not be deemed sold for purposes hereof, (iii) any recall of motorcycles unless such recall is for more than 1,000 motorcycles and requires that repairs be made which will cost greater than 20% of Motoguzzi's suggested retail price of such motorcycles, (iv) any interruption in supply of material components or other materials necessary for the manufacture and assembly of motorcycles, unless such interruption lasts for more than 60 days and results in a decrease in production of more than 500 motorcycles, or (v) the assertion after the date hereof of any claims, the incurring after the date hereof of any liabilities or the occurrence after the date hereof of any other event or circumstance unless such claims or liabilities, or losses or costs related to such events or circumstances, individually or in the aggregate are in excess of $3 million after reduction to the extent of any applicable insurance coverage and (A) if it is a claim or liability, it has a manifestly reasonable likelihood of success, and (B) if it is a claim or liability which results from a notice or demand by any governmental agency,
     (x) such governmental agency shall have competent jurisdiction and (y) the ability of such governmental agency to enforce against Motoguzzi any claim or liability in respect thereof would not terminate as a result of Motoguzzi relocating its manufacturing and assembly operations away from its present premises at Mondello, Italy or the substance of such claim would not be cured by Motoguzzi incurring capital expenditures which are included in its capital expenditure budget.

          "Motoguzzi Material Adverse Effect" means a material adverse effect on the results of operations, financial condition, business, assets or prospects of Motoguzzi and the Motoguzzi Subsidiaries (as defined hereinafter) taken as a whole; provided that if the foregoing has a financial effect then a Motoguzzi Material Adverse Effect shall not be deemed to exist unless such financial effect is greater than $600,000; provided further, that if the applicable event, circumstance or occurrence is included in any of clauses (i) through (v) of the definition of Motoguzzi Material Adverse Change, then only for purposes of determining whether the condition in Section 9.03(a) of the Original Agreement has been satisfied and whether the Original

                                     A-I-40

     Agreement, as amended by this First Amendment, may be terminated as provided in Section 11.01(b) or Section 11.01(c) of the Original Agreement, a Motoguzzi Material Adverse Effect shall not be caused thereby unless a Motoguzzi Material Adverse Change would have resulted therefrom.

     SECTION 1.15 All references in the Original Agreement and the Exhibits and Schedules thereto to and related to Class B Preferred Stock, including without limitation references thereto in Sections 2.04, 4.12 and 7.05, shall be and hereby are removed and deleted. Exhibit H to the Original Agreement shall be amended and restated in the form of Exhibit H attached hereto.

                                   ARTICLE II
                                 MISCELLANEOUS

     SECTION 2.01 This First Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     SECTION 2.02 The Original Agreement, as amended by this First Amendment, shall continue in full force and effect. In the event of any inconsistency between the Original Agreement and the Exhibits and Schedules thereto and this First Amendment, the provisions of this First Amendment shall prevail.

     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the date first written above.

MOTO GUZZI CORP.                                          NORTH ATLANTIC ACQUISITION CORP.
By: /s/ HOWARD E. CHASE                                   By: /s/ DAVID J. MITCHELL
    Name: Howard E. Chase                                     Name: David J. Mitchell
    Title:  Director                                          Title:  President

TRIDENT ROWAN GROUP, INC.
By: /s/ HOWARD CHASE
    Name: Howard Chase
    Title:  Chairman

                                     A-I-41

                                                                        ANNEX II

                                                                December 3, 1998

Board of Directors
North Atlantic Acquisition Corporation
5 East 59th Street
3rd Floor
New York, NY 10022

Members of the Board of Directors:

     You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of North Atlantic Acquisition Corporation, a Delaware corporation (the "Company"), of the terms of the Proposed Transaction referred to hereinafter.

     Pursuant to the Agreement and Plan of Merger and Reorganization dated August 18, 1998, as proposed to be amended by the First Amendment (the "Amendment") thereto (as so amended, the "Merger Agreement"), to be entered into by and among the Company, Moto Guzzi Corp., a Delaware corporation ("Moto Guzzi") and certain shareholders of Moto Guzzi, the Company will enter into a business combination transaction pursuant to which Moto Guzzi will be merged with and into the Company, with the Company surviving the merger (the "Proposed Transaction"). Pursuant to the Proposed Transaction, the outstanding shares of common stock, preferred stock and warrants of Moto Guzzi will be converted into the right to receive a combination of shares of Class A Common Stock and warrants of the Company, as is more fully set forth in the Merger Agreement. In addition, shares of Class A Common Stock will be issued in consideration of the contribution to the capital of Moto Guzzi of certain intercompany indebtedness to the holders of such indebtedness, as is more fully set forth in the Merger Agreement. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

     We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained. As you know, Allen & Company Incorporated ("Allen") will receive a fee for its services to the Company pursuant to the letter agreement dated May 4, 1998. From time to time in the ordinary course of its business as a broker-dealer, Allen may hold positions and trade in securities of the Company.

     In arriving at our opinion, we have among other things:

          (i) reviewed the terms and conditions of the Proposed Transaction, including the Merger Agreement and the agreements ancillary thereto (of which the Amendment had not been executed by the parties prior to the delivery of this opinion);

          (ii) analyzed publicly available historical business and financial information relating to the Company, as presented in documents filed with the Securities and Exchange Commission;

          (iii) analyzed certain historical business and financial information relating to Moto Guzzi furnished by Moto Guzzi;

          (iv) reviewed certain financial forecasts and other data provided to us by Moto Guzzi relating to its business;

          (v) conducted discussions with certain members of the senior management of the Company and Moto Guzzi with respect to the financial condition, business operations, strategic objectives and prospects of the Company and Moto Guzzi, as well as trends prevailing in Moto Guzzi's industry;

                                     A-II-1

          (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we believe to be comparable to Moto Guzzi's;

          (vii) reviewed trends in the motorcycle industry;

          (viii) reviewed the trading history, market data and financial information of selected companies in industries comparable to that of Moto Guzzi;

          (ix) reviewed public financial and transaction information relating to merger and acquisition transactions we deemed to be comparable to the Proposed Transaction; and

          (x) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and Moto Guzzi and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or Moto Guzzi. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgments of the management of Moto Guzzi as to the future financial performance of Moto Guzzi.

     In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company and Moto Guzzi.

     Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company in its evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety and referred to in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction. Furthermore, the opinion rendered herein does not constitute a recommendation that the Company pursue the Proposed Transaction over any other alternative transactions which may be available to the Company or that any stockholder of the Company vote to approve the Proposed Transaction.

     Based on and subject to the foregoing, we are of the opinion that, as of this date, the terms of the Proposed Transaction are fair, from a financial point of view, to the holders of the Company's Class A Common Stock.

                                               Very truly yours,
                                               ALLEN & COMPANY INCORPORATED
                                               By:______/s/ ROBERT COSGRIFF_____

                                     A-II-2

                                                                       ANNEX III

                                         This Warrant entitles the Registered
                                         Holder thereof to purchase   shares of
                                         Class A Common Stock. [(i) for Warrants
                                         issued under Section 2.02(a)(i), the
                                         product of (x) 592,400 multiplied by a
                                         fraction, the numerator of which is the
                                         number of shares of capital stock of
                                         Moto Guzzi Corp. owned by the
                                         Registered Holder at the Merger
                                         Effective Time, and the denominator of
                                         which is 7,500,000; (ii) for Warrants
                                         issued under Section 2.02(a)(ii),
                                         166,080; and (iii) for Warrants issued
                                         under Section 2.02(a)(iii), the product
                                         of (x) 41,520 multiplied by (y) a
                                         fraction, the numerator of which is the
                                         number of Old Moto Guzzi Warrants
                                         surrendered by the Registered Holder at
                                         the Merger Effective Time and the
                                         denominator of which is 1,500,000.]

No.

                          WARRANT FOR THE PURCHASE OF
                         SHARES OF CLASS A COMMON STOCK
                                       OF
                             MOTO GUZZI CORPORATION
                            (A DELAWARE CORPORATION)

     Moto Guzzi Corporation, a Delaware corporation (the "Company"), hereby
certifies that for value received,          of      , or his, her or its
registered assigns (the "Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing on April 1, 2000 and ending at 5:00 p.m. E.S.T. on
June 30, 2001 ("Expiration Date"),   shares of Class A Common Stock, $.01 par
value, of the Company ("Common Stock"), at a purchase price per share equal to $.01 ("Purchase Price"). The number of shares of Common Stock which may be acquired upon exercise of this Warrant, as adjusted from time to time pursuant to the provisions of this Warrant, is hereinafter referred to as the "Warrant Shares". All rights granted hereunder shall expire on the Expiration Date.

     1. CERTAIN DEFINITIONS

          (a) "Actual Operating Income" shall mean the profit before interest, taxes, minority interests, extraordinary items and the cumulative effects of changes in accounting policies, of the Company, on a consolidated basis, derived from the Company's audited Statements of Income/Loss for such fiscal year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, expressed in Lire.

          (b) "1999 Minimum Operating Income" shall mean Lit. 7,140,000,000.

          (c) "2000 Minimum Operating Income" shall mean Lit. 8,211,000,000.

     2. CONDITION TO EXERCISE OF WARRANT. Exercise of this Warrant shall be subject to and conditioned upon either (i) the Company's Actual Operating Income for its 1999 fiscal year being not less than the 1999 Minimum Operating Income, or (ii) the Company's Actual Operating Income for its 2000 fiscal year being not less than the 2000 Minimum Operating Income.

     3. NOTICE OF EXERCISE.

          (a) The Registered Holder hereby appoints Trident Rowan Group, Inc. ("TRG"), with full power of substitution, as the attorney in fact of the Registered Holder and authorizes TRG to deliver to the Company any notice of exercise which may be given hereunder. Such authority shall be deemed null and void if the Registered Holder delivers written notice to TRG revoking such authority at any time prior to the date on

                                    A-III-1
     which TRG delivers any notice of exercise hereunder. This Warrant may be exercised by the Registered Holder, in whole but not in part, or by TRG as agent for the Registered Holder, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto as Exhibit I duly executed by such Registered Holder) at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of an amount equal to the then applicable Purchase Price multiplied by the whole number of Warrant Shares which may be purchased upon such exercise, together with any and all applicable taxes due in connection with such exercise. This Warrant may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

          (b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 3(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

          (c) As soon as practicable after the exercise of the purchase right represented by this Warrant, the Company at its expense will use its best efforts to cause to be issued in the name of, and delivered to, the Registered Holder, or, subject to the terms and conditions hereof, to such other individual or entity as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct a certificate or certificates for the number of full shares of Warrant Shares to which such Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 5 hereof.

     4. ADJUSTMENTS.

          (a) Split, Subdivision or Combination of Shares. If the Company, after the date on which this Warrant becomes initially exercisable and prior to exercise, fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Purchase Price shall be appropriately decreased and the number of Warrant Shares which may be acquired hereunder shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock or otherwise, then, following the record date of such combination or other event, the Purchase Price shall be appropriately increased and the number of Warrant Shares which may be acquired hereunder shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

          (b) Reclassification, Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 4(a) above), or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that the Registered Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof (to the extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property which such Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, such Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant or if this Warrant shall not then be exercisable, such other consideration as the Board of Directors of the Company shall reasonably determine to be of comparable value. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect

                                    A-III-2
     to the rights and interests thereafter of the Registered Holder of this Warrant such that the provisions set forth in this Section 4 (including provisions with respect to the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

          (c) Price Reduction. Notwithstanding any other provision set forth in this Warrant, at any time and from time to time during the period that this Warrant is exercisable the Company in it sole discretion may reduce the Purchase Price.

          (d) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of the Registered Holder of this Warrant to adjustments in the Purchase Price.

          (e) Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of the Purchase Price or the number of Warrant Shares which may be acquired hereunder, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish written notice thereto to the Registered Holder of this Warrant within a reasonable amount of time from the adjustment or readjustment stating the adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

     5. NOTICES OF RECORD DATE.

          In case:

          (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (other than a dividend or distribution payable solely in capital stock of the Company or out of funds legally available therefor), or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

          (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

          (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

     6. RESERVATION OF STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Warrant Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

     7. REPLACEMENT OF WARRANTS. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon

                                    A-III-3
delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

     8. TRANSFER AND EXCHANGE OF WARRANTS.

          (a) The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change its, his or her address as shown on the warrant register by written notice to the Company requesting such change, given in accordance with Section 14 hereof.

          (b) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

          (c) The Company shall register the transfer from time to time, of this Warrant upon the register maintained by the Company for such purpose, upon surrender of this Warrant for transfer, upon written instructions with signatures guaranteed. Upon any such transfer, a new Warrant representing an equal aggregate Percentage Interest shall be issued and this Warrant shall be canceled.

          (d) This Warrant may be surrendered to the Company, together with a written request for exchange, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of this Warrant, representing in the aggregate an equal Percentage Interest; provided, however, that in the event that this Warrant bears a restrictive legend, the Company shall not cancel this Warrant nor issue a new Warrant in exchange therefor unless the Company has received an opinion of counsel stating that such transfer may be made and indicating whether the new Warrant(s) must also bear a restrictive legend.

     9. NO RIGHTS AS SHAREHOLDER. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

     10. CHANGE OR WAIVER. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

     11. HEADINGS. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

     12. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of New York as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

     13. JURISDICTION AND VENUE. The Company (i) agrees that any legal suit, action or proceeding arising out of or relating to this Warrant shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, and the Company further agrees to accept and acknowledge service or any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

     14. MAILING OF NOTICES, etc. All notices and other communications under this Warrant (except payment) shall be in writing and shall be sufficiently given if delivered to the addressees in person, by Federal

                                    A-III-4

Express or similar receipt delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

Registered Holder:   To his or her address on page 1 of this Warrant.
                     Moto Guzzi Corporation
                     c/o Trident Rowan Group, Inc.
                     Two Worlds Fair Drive
                     Franklin Township
                     Somerset, NJ 08873
                     Attn: Mr. Mark S. Hauser, President

The Company:         Fax: (732) 868-0193

In either case, with a copy to:
                     Morrison Cohen Singer & Weinstein, LLP
                     750 Lexington Avenue
                     New York, NY 10022
                     Attn: David Lerner, Esq.
                     Fax: (212) 735-8708

or to such other address as any of them, by notice to the others may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

                                          MOTO GUZZI CORPORATION

                                          By: __________________________________

                                          Print Name: __________________________

                                          Title: _______________________________

                                    A-III-5

                                                                       EXHIBIT I

                               NOTICE OF EXERCISE

To: Moto Guzzi Corporation
    c/o Trident Rowan Group, Inc.
    Two Worlds Fair Drive
    Franklin Township
    Somerset, NJ 08873

     1. The undersigned hereby elects to purchase such number of shares of the Common Stock of Moto Guzzi Corporation, pursuant to the terms of the attached Warrant, as equals the undersigned's entire interest in this Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

     2. Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below:

                                          ______________________________________
                                          (Name)
                                          ______________________________________
                                          (Address)
                                          ______________________________________
                                          Taxpayer Identification Number)

______________________________________
   [print name of Registered Holder]

By: __________________________________

Title: _______________________________

Date: ________________________________

                                    A-III-6

                                                                        ANNEX IV

                             CERTIFICATE OF MERGER
                                       OF
                                MOTO GUZZI CORP.
                                 WITH AND INTO
                        NORTH ATLANTIC ACQUISITION CORP.

     Pursuant to the General Corporation Law of the State of Delaware, the undersigned corporations DO HEREBY CERTIFY that:

     FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME                                            STATE OF INCORPORATION
----------------------------------------------  ----------------------------------------------
Moto Guzzi Corp.                                Delaware
North Atlantic Acquisition Corp.                Delaware

     SECOND: An Agreement and Plan of Merger and Reorganization dated as of
                        , among Moto Guzzi Corp., a Delaware corporation, North Atlantic Acquisition Corp., a Delaware corporation, and Trident Rowan Group, Inc., a Maryland corporation (the "Agreement and Plan of Merger"), has been adopted, approved, certified, executed and acknowledged by each of the constituent corporations to the merger in accordance with the requirements of
Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: The name of the surviving corporation of the merger is North Atlantic Acquisition Corp., a Delaware corporation ("Surviving Corporation"), whose name shall be changed to Moto Guzzi Corporation.

     FOURTH: The Certificate of Incorporation of Surviving Corporation is hereby amended and restated to read as set forth on Exhibit A hereto.

     FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of Surviving Corporation. The address of said principal place of business is 5 East 59th Street, New York, NY 10022.

     SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request and without cost to any stockholder of either constituent corporation.

Dated: ________________________


Attest:                              NORTH ATLANTIC ACQUISITION CORP.


_______________________________      By: ____________________________
                                         Title:


Attest:                              MOTO GUZZI CORP.


_______________________________      By: _____________________________
                                         Title:

                                     A-IV-1

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        NORTH ATLANTIC ACQUISITION CORP.

     FIRST: The name of this corporation is:

     MOTO GUZZI CORPORATION

     SECOND: The name and address of the registered agent of the corporation in the State of Delaware is:

                    The Corporation Trust Company
               1209 Orange Street
               Wilmington, Delaware 19801

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


     FOURTH: (a) The total number of shares which the Corporation shall have authority to issue is Twenty-five Million (25,000,000) of which (i) Twenty Million (20,000,000) shares, par value $.01 per share shall be Class A Common Stock (hereinafter (250,000) shares, par value $.01 per share shall be Class B Exchangeable Common Stock (hereinafter called "Class B Common Stock"; the
Class A Common Stock and the Class B Common Stock, hereinafter collectively, the "Common Stock"), and (iii) Four Million Seven Hundred and Fifty Thousand (4,750,000) shares, par value $.01 per share shall be Preferred Stock (hereinafter called "Preferred Stock"). One Hundred (100) shares of the Preferred Stock shall be designated as Series A Convertible Preferred Stock (hereinafter called "Class A Preferred Stock").


     (b) The Common Stock shall have the following rights, preferences, privileges and restrictions:

          (1) The holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, from any assets legally available for the payment of dividends, provided that no dividends may be paid on the Common Stock unless all accrued and unpaid dividends on all Preferred Stock are paid.

          (2) In the event of the dissolution of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably in the distribution of the assets of the Corporation after payment or provision for payment of such amounts as the holders of Preferred Stock shall be entitled to receive.

          (3) Except as provided in Section (c)(1) of Article FOURTH hereof, and as otherwise required by law, all shares of Common Stock shall have equal voting rights and shall have one vote, in person or by proxy, for each share thereof held.

     (c) The holders of the Class B Common Stock shall have the following rights:

          (1) Each share of Class B Common Stock shall be entitled to two votes per share in the election of directors and on any other matter presented to the shareholders.

          (2) The Class B Common Stock is exchangeable into two Units, each consisting of one share of Class A Common Stock and one Class A Purchase Warrant entitling the holder to purchase one share of Class A Common Stock at a purchase price of $9.00 per share, subject to adjustment, 90 days after the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, or any earlier date that H.J. Meyers & Co., Inc., as underwriter in the initial public offering of the Common Stock of the Company, in its sole discretion so elects. This conversion privilege shall expire at 5:00 p.m., New York City time, on the first anniversary of the date on which this Amended and Restated Certificate of Incorporation is filed with the Security of State of the State of Delaware.

     (d) The Class A Preferred Stock shall have the following rights, preferences, privileges and restrictions:

          (1) The holder of shares of Class A Preferred Stock shall not be entitled to vote with respect to the election of directors or on any other matter submitted to stockholders, unless required by law.

          (2) Each share of the Class A Preferred Stock is convertible into Class A Common Stock of the Company at any time until 5:00 p.m. New York City time, on the first anniversary of the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

          (3) In the event of a liquidation or dissolution of the Corporation, the rights of the holders of the Corporation's Common Stock are subordinate to the rights of the holders of the Class A Preferred Stock.

     (e) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The holders of shares of the Preferred Stock of each such series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board of Directors for such series, and no more, before any cash dividends shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period. The holders of shares of the Preferred Stock of each such series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock of each such series shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

     The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

          (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

          (2) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

          (3) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed including the date or date upon or after which they may be redeemed, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (4) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          (5) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange as the Board of Directors shall determine;

             (1) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

             (2) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or the winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

             (3) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: New By-laws may be adopted or the By-laws may be amended or repealed by a vote of holders of two-thirds (66-2/3%) of the outstanding stock of the Corporation entitled to vote thereon. By-laws may also be adopted, amended or repealed by resolutions adopted by the affirmative vote of a majority of the directors and as provided or permitted by law; provided, however, that (a) the Board of Directors may not repeal or amend a Bylaw adopted by the shareholders; and (b) any By-law amendment adopted, amended or repealed by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than two-thirds (66-2/3%) of the directors.

     SEVENTH: (a) The number of directors of the Corporation shall be the number fixed from time to time in the manner provided by the By-laws of the Corporation, pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution in presented to the Board for adoption), but in no event shall such number be fewer than three (3) nor more than ten (10).

     (b) The Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of stockholders held after the annual or special meeting of stockholders at which the Board is first classified, the term of office of the second class to expire at the second annual meeting of stockholders held after the annual or special meeting of stockholders at which the Board is first classified and the term of office of the third class to expire at the third annual meeting of stockholders held after the annual or special meeting of stockholders at which the Board is first classified. At each annual meeting following that at which the Board is initially classified and elected in three classes, directors elected to succeed those directors whose terms expire shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election, and until their successors shall be elected and qualified. No increase in the number of directors shall shorten the term of any incumbent director.

     (c) Except as otherwise fixed pursuant to the provisions of Article SEVENTH hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled (i) by the affirmative vote of a majority of the remaining directors then in office even though less than a quorum of the Board of Directors, or by a sole remaining director, or (ii) by the affirmative vote of the holders of at least two thirds (66-2/3%) of the total voting power of all outstanding shares of stock entitled to vote generally in the election of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the directorship for which the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

     (d) Except as otherwise fixed pursuant to the provisions of Article SEVENTH hereof, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only (i) by the affirmative vote of the holders of not less than two-thirds (66- 2/3%) of the total voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, or (ii) by action of the Board of Directors.

     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. The Corporation shall indemnify any and all of its directors or officers or former directors, or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, civil or criminal, in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding, civil or criminal, to be liable for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under section 174 of the General Corporation Law of Delaware or for any transaction from which such officer or director derived an improper benefit. Such indemnification shall not be deemed exclusive of any other rights to which those hereby indemnified may be entitled, under any By-law, agreement, vote of stockholders or otherwise.

     NINTH: No holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any bonds, debentures, or other evidences of indebtedness whether or not convertible into or exchangeable for shares of stock of any class or for any securities, warrants or options convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized; provided, however, that no provision of this Certificate of Incorporation shall be deemed to deny to the Board of Directors the right, in its discretion, to grant to its employees and to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities or any evidence of indebtedness of the Corporation now or hereafter authorized, at such prices and upon such other terms and conditions as the Board of Directors, in its discretion, may fix.

     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH and this Article TENTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two thirds (66 2/3%) of the total voting power of all outstanding shares of voting stock entitled to vote generally in the election of directors, voting as a single class.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation
has been duly executed by the Corporation as of the   day of            , 1998.

                                          NORTH ATLANTIC ACQUISITION CORP.



                                          By:
                                          ______________________________________
                                            Name:
                                            Title:

                                                                         ANNEX V

                             MOTO GUZZI CORPORATION
                             1998 STOCK OPTION PLAN

                                     A-V-1

                             MOTO GUZZI CORPORATION
                             1998 STOCK OPTION PLAN
                                   ARTICLE 1
                           ESTABLISHMENT AND PURPOSES

     1.1 Establishment and Effective Date. Moto Guzzi Corporation, a Delaware corporation (the "Corporation"), hereby establishes a stock option plan to be known as the Moto Guzzi Corporation 1998 Stock Option Plan (the "Plan"). The Plan shall become effective as of July 23, 1998, subject to the approval of the stockholders of the Corporation (which is to be obtained within twelve (12) months from the effective date of the Plan). Upon approval of the Plan by the Board of Directors of the Corporation (the "Board"), awards may be made through the agency of the committee appointed by the Board under Article 3 of the Plan (the "Committee"). In the event that such stockholder approval is not obtained within such 12 month period, any awards made hereunder shall be canceled and all rights of optionees hereunder ("Optionees") with respect to such awards shall thereupon automatically cease.

     1.2 Purposes. The purposes of the Plan are (i) to encourage and enable employees, directors and consultants (subject to such requirements as may be prescribed by the Committee) of the Corporation, its subsidiaries and its affiliates to acquire a proprietary interest in the growth and performance of the Corporation, (ii) to generate an increased incentive for key employees, directors and consultants to contribute to the Corporation's future success and prosperity (as well as the success and prosperity of its subsidiaries and affiliates), thus enhancing the value of the Corporation for the benefit of its stockholders, and (iii) to enhance the ability of the Corporation, its subsidiaries and its affiliates to attract and retain key employees, directors and consultants who are essential to the progress, growth and profitability of the Corporation, its subsidiaries and its affiliates, in each case through the ownership of the Corporation's common stock ("Common Stock"), and certain other rights relating to the Common Stock.

     1.3 References to Law. References to specific provisions of law shall be deemed to include references to amendments or supplements thereto or subsequent provisions of law of similar import.

                                   ARTICLE 2
                                     AWARDS

     2.1 Form of Awards. Awards under the Plan may be granted in either or both of the following forms: (i) incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the terms of Sections 5.3 and 5.7 of this Plan.; and
(ii) non-qualified stock options ("Non-qualified Stock Options") (unless otherwise indicated, references in the Plan to "Options" shall include both Incentive Stock Options and Non-qualified Stock Options).

     2.2 Maximum Shares Available; Maximum Annual Awards. The maximum aggregate number of shares of Common Stock available for award under the Plan (pursuant to the granting of Options) is 1,250,000, subject to adjustment pursuant to Article 8 hereof. The maximum aggregate number of shares of Common Stock that may be awarded under the Plan (pursuant to the granting of Options) to any individual during any calender year is 210,000, subject to the limitations of Section 5.7 as to Incentive Stock Options and also subject to adjustment pursuant to Article 8 hereof. Shares of Common Stock issued under the Plan (pursuant to the granting of Options) may be either authorized but unissued shares or issued shares reacquired by the Corporation. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised in whole or in part for any reason, then such unexercised shares shall be available for subsequent awards under the Plan upon such terms and conditions as the Committee may determine.

     2.3 Return of Prior Awards. As a condition to any subsequent award to an Optionee under the Plan, the Committee shall have the right, in its sole discretion, to require the Optionee to return to the Corporation awards previously granted under the Plan. Subject to the provisions of the Plan, such new award shall be upon such terms and conditions as are specified by the Committee at the time the new award is granted.

                                     A-V-2

                                   ARTICLE 3
                                 ADMINISTRATION

     3.1 Committee. Awards of Options shall be determined, and the Plan shall be administered by the Committee. The Committee shall be appointed from time to time by the Board and shall serve at the pleasure of the Board. The Committee shall consist solely of two or more persons, each of whom shall qualify as
(i) a "Non-Employee Director", as that term is defined in subparagraph
(b)(3)(i) of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) an "outside director", within the meaning of Section 162(m) of the Code.

     3.2 Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority: (i) to grant Options and to determine the purchase price of the shares of Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option, the time or times at which each Option shall become exercisable and the duration of the exercise period applicable to each Option;
(ii) to designate Options as Incentive Stock Options or Non-qualified Stock Options; (iii) to determine the employees, directors and consultants to whom, and the time or times at which, Options shall be granted or made and; and (iv) to take all other actions contemplated to be taken by the Committee under the Plan, including, but not limited to, interpreting the Plan and authorizing any written agreement relating to any award made hereunder, as well as any amendment thereto. Notwithstanding the foregoing, (i) any acceleration of vesting as set forth herein, (ii) any change in the purchase price per share of Common Stock under an Option and (iii) any change in any of the provisions of any Option after such Option has been granted, if effectuated by the Committee, must be approved by the Board, in addition to the Committee.

     3.3 Delegation. The Committee may delegate to one or more of its respective members or to any other person or persons such ministerial duties hereunder as it may deem advisable; PROVIDED, HOWEVER, that the Committee may not delegate any of its responsibilities hereunder to any person who is not both a "Non-Employee Director", as that term is defined in subparagraph (b)(3)(i) of Rule 16b-3, and an "outside director", within the meaning of Section 162(m) of the Code. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled reasonably to rely upon the advice opinions or valuations of any such advisors.

     3.4 Interpretations. The Committee shall have discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Corporation, all Optionees and all other interested persons.

     3.5 Liability; Indemnification. No member of the Board or the Committee, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified, held harmless and protected by the Corporation with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and, in addition, to the extent provided in the Corporation's articles of incorporation and by-laws, as amended from time to time, or under any agreement between any such member and the Corporation.

                                   ARTICLE 4
                                  ELIGIBILITY

     Awards may be made to all full-time or part-time employees and all directors of and all consultants to the Corporation or any of its subsidiaries or affiliates (subject to such requirements as may be prescribed by the Committee). In determining the employees, directors and consultants to whom awards shall be granted and the number of shares of Common Stock to be covered by each award the Committee shall take into account the nature of the services rendered by such employees, directors and consultants, their present and potential contributions to the success of the Corporation, its subsidiaries and its affiliates and such other factors as the Committee in its sole discretion shall deem relevant. Notwithstanding the foregoing, only employees of the Corporation and any corporation which is a "subsidiary corporation" of the Corporation (as such term is defined in Section 424(f) of the Code) shall be eligible to receive Incentive Stock Options.

                                     A-V-3

                                   ARTICLE 5
                                 STOCK OPTIONS

     5.1 Grant of Options. Options may be granted under the Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards as the Committee shall from time to time determine.

     5.2 Designation as Non-qualified Stock Option or Incentive Stock
Option. In connection with any grant of Options, the Committee shall designate in the written agreement required pursuant to Article 10 hereof whether the Options granted shall be Incentive Stock Options or Non-qualified Stock Options, or in case both are granted, the number of shares of Common Stock of each.

     5.3 Purchase Price. The purchase price per share of Common Stock under each Incentive Stock Option shall be not less than the Market Price (as hereinafter defined) of the Common Stock on the date the Incentive Stock Option is granted. The purchase price per share of Common Stock under each Non-Qualified Stock Option shall be determined by the Committee. In the case of an Incentive Stock Option granted to an Optionee owning (actually or constructively under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Corporation or of a subsidiary (a "10% Stockholder"), the purchase price shall not be less than 110% of the Market Price of the Common Stock on the date of grant. "Market Price" shall mean the per share value of the Common Stock and shall be determined as follows: (i) if the Common Stock is not listed on a national stock exchange, quoted on NASDAQ or reported on by the National Quotation Bureau, Inc., the Market Price on any day shall be the fair market value of one share of Common Stock on such day as determined by the Committee, which shall take into account any valuation of the Common Stock by an independent valuation firm made within 90 days of such determination; (ii) if the Common Stock is listed on a national securities exchange or quoted through the NASDAQ National Market System, the Market Price on any day shall be, in the sole discretion of the Committee, either (x) the average of the high and low reported consolidated trading sales prices, or if no such sale is made on such day, the average of the closing bid and asked prices reported on the consolidated trading listing for such day or
(y) the closing price reported on the consolidated trading listing for such day;
(iii) if the Common Stock is quoted on the NASDAQ interdealer quotation system, the Market Price on any day shall be the average of the representative bid and asked prices at the close of business for such day; or (iv) if the Common Stock is not listed on a national stock exchange or quoted on NASDAQ, the Market Price on any day shall be the average of the high bid and low asked prices reported by the National Quotation Bureau, Inc. for such day. In no event shall the Market Price of a share of Common Stock subject to an Incentive Stock Option be less than the fair market value as determined for purposes of Section 422(b)(4) of the Code.

     5.4 Exercise and Payment. Options may be exercised in whole or in part. Shares of Common Stock purchased upon the exercise of Options shall be paid for at the time of purchase. Such payment may be made as follows (or by any combination of the following), in the sole discretion of the Committee: (i) in United States currency by delivery of a certified check, bank draft or postal or express money order payable to the order of the Corporation, (ii) by surrender of a number of Mature Shares (as defined below) of Common Stock held by the optionee exercising the Option equal to the quotient obtained by dividing (A) the aggregate purchase price payable with respect to the Options then being exercised by (B) the Market Price on the date of exercise or (iii) if the Corporation has established a program for the cashless exercise of Options through a broker or other similar arrangements or programs, then in accordance with the terms and conditions of such programs and arrangements. Any shares so delivered shall be valued at their Market Price on the date of exercise. Upon receipt of a notice of exercise and payment in accordance with procedures set forth above, the Corporation or its agent shall deliver to the persons exercising the Option(s) (or his or her designee) a certificate for such Shares. In the event that payment for exercised Options is made through the surrender of Mature Shares of Common Stock, the Committee in accordance with procedures established by it may grant Non-qualified Stock Options ("Restoration Options") to the person exercising the Option(s) for the purchase of a number of shares equal to the number of shares of Common Stock delivered to the Corporation in connection with the payment of the exercise price of the Option(s) and the payment of or surrender of shares for any withholding taxes due upon such exercise. The purchase price per share under each Restoration Option shall be the Market Price of the Common Stock on the date the Restoration Option is granted. "Mature Shares" shall mean shares of Common Stock owned by the

                                     A-V-4
optionee for a period of at least six consecutive months prior to the exercise of the Option(s) in question. The Committee may in its sole discretion, pursuant to a general program established by it in connection with the Plan and made available to all Optionees under the Plan, lend money to an optionee, the proceeds of which shall be used by the Optionee to exercise all or a portion of the Options granted hereunder. If a loan is made by the Corporation to the Optionee as contemplated in the foregoing sentence, the Optionee shall execute a promissory note evidencing such loan and such note shall (i) provide for full recourse to the maker, (ii) be secured by collateral which is satisfactory to the Committee (other than the pledge of the shares of Common Stock issued upon exercise of the option), (iii) bear interest at a rate no less than the applicable Federal rate (within the meaning of Section 1274 of the Code, and (iv) contain such other terms as the Committee in its sole discretion shall require.

     5.5 Vesting. Options granted to Optionees shall vest in whole when granted or in such number of periodic installments as the Committee may establish.

     5.6 No Rights as a Stockholder. A recipient of Options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date a stock certificate representing such shares is issued to such recipient. Except as otherwise expressly provided in the Plan or by the Committee, no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     5.7 Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder and the Plan shall be interpreted accordingly. The aggregate Market Price (determined at the time of grant of the Incentive Stock Option) of the Common Stock with respect to which the Incentive Stock Options become exercisable for the first time by an optionee in any calendar year (under all plans of the Corporation and its subsidiaries) shall not exceed $100,000. Any Option grants that exceed such amount shall be granted as Non-qualified Options. No grant of an Incentive Stock Option shall be made under the Plan more than ten (10) years after the effective date of the Plan, nor shall any Incentive Stock Option be exercisable after the expiration of ten (10) years from the date such Option is granted, or 5 years from the date the Option is granted in the case of a 10% Stockholder (as defined in Section 5.3).

     5.8 Conversion of Incentive Stock Options. The Committee, at the written request of any Optionee, may in its discretion, take such actions as may be necessary to convert such Optionee's Incentive Stock Options (or any portions thereof) that have not been exercised on the date of conversion into Non-qualified Options at any time prior to the expiration of such Incentive Stock Options. At the time of such conversion, the Committee may impose such conditions on the exercise of the resulting Non-qualified Options, consistent with this Plan, as the Committee in its discretion may determine. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee's Incentive Stock Options converted into Non-qualified Options.

                                   ARTICLE 6
                         NONTRANSFERABILITY OF OPTIONS

     No Option may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein shall be null and void and without effect. An Option may be exercised only by the recipient during his or her lifetime, or following his or her death pursuant to Section 7.3 hereof. Notwithstanding anything to the contrary in the preceding paragraph, the Committee may, in its sole discretion, cause the written agreement relating to any Non-qualified Stock Options granted hereunder to provide that the recipient of such Non-qualified Stock Options may transfer any of such Non-qualified Stock Options other than by will or the laws of descent and distribution in any manner authorized under applicable law; PROVIDED, HOWEVER, that in no event may the Committee permit any transfers which would cause the Plan to fail to satisfy the applicable requirements of Rule 16b-3 under the 1934 Act or which would cause any recipient of awards hereunder to fail to be entitled to the benefits Rule 16b-3 or other exemptive rules under Section 16 of the 1934 Act or be subject to liability thereunder.

                                     A-V-5

                                   ARTICLE 7
     EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY, RETIREMENT, OR DEATH

     7.1 General Rule. Except as expressly provided in the written agreement relating to any Option or as otherwise expressly determined by the Committee in its sole discretion, in the event an Optionee ceases to be an employee or director of the Corporation, its subsidiaries or affiliates (a "Terminated Person") for any reason other than Disability or Retirement (as hereinafter defined) or death, any Options which were held by such Terminated Person on the date on which he or she ceased to be an employee or director (the "Termination Date") and which were otherwise exercisable on such date shall terminate unless exercised within the period of 60 days following the Termination Date, but in no event after the expiration of the exercise period of such Options. Except as expressly provided in the written agreement relating to the Options or as otherwise expressly determined by the Committee in its sole discretion, it may cause any Option to be forfeited upon an employee's termination of employment or a director's removal from the Board or any board of directors of a subsidiary or affiliate of the Corporation, or termination of a consultant's engagement by the Corporation or any subsidiary or affiliate of the Corporation if the Optionee was terminated for "cause". For purposes of this Section 7.1, the term "cause" shall mean any one (or more) of the following: (i) the Optionee's commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Corporation or a subsidiary or affiliate; or (ii) an act of dishonesty by the Optionee resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Corporation or a subsidiary or affiliate; or (iii) in the case of an employee or consultant such meaning, if any, as set forth in any employment agreement or consulting agreement between the employee or the consultant, respectively, and the Corporation. It shall be within the sole discretion of the Committee to determine whether an employee's termination was for one of the foregoing reasons, and its decision shall be final and conclusive.

     7.2 Disability or Retirement. Except as expressly provided otherwise in the written agreement relating to any Options granted under the Plan or as otherwise determined by the Committee in its sole discretion, in the event of a termination of employment arrangement of a Terminated Person due to the Disability (as defined below) or Retirement (as defined below) of such Person, any Options which were held by such Person on the Termination Date and which were otherwise exercisable on such date shall expire unless exercised within the period of 365 days following such date, but in no event after the expiration date of the exercise period of such Options; PROVIDED, HOWEVER, that any Incentive Stock Option of such Terminated Person shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the Termination Date (or within one (1) year of the Termination Date, in the case of an employee whose termination of employment occurs by reason of a Disability). "Disability" shall have the meaning set forth in Section 22(e)(3) of the Code. "Retirement" shall mean a termination of employment or consulting arrangement with the Corporation or a subsidiary or affiliate with the written consent of the Committee in its sole discretion. The decision of the Committee shall be final and conclusive.

     7.3 Death. Except as expressly provided in the written agreement relating to the Options or as otherwise expressly determined by the Committee in its sole discretion, in the event of the death of a recipient of Options, any Options which were held by such Terminated Person at the date of death and which were otherwise exercisable on such date shall be exercisable by the beneficiary designated by the Optionee for such purpose (the "Designated Beneficiary") or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the Optionee, by the Optionee's personal representatives, heirs or legatees for a period of two (2) years from the date of death, but in no event later than the expiration date of the exercise period of such Options, at which time such Options shall expire.

     7.4 Termination of Unvested Options. All Options which were not exercisable by a Terminated Person as of the Termination Date of such Terminated Person shall terminate as of such date, except as expressly provided in the written agreement relating to the Options or as otherwise expressly determined by the Committee in its sole discretion. Options shall not be affected by any change of employment so long as the recipient continues to be employed by either the Corporation or a subsidiary or affiliate.

                                     A-V-6

                                   ARTICLE 8
                ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

     8.1 Adjustments. Upon the occurrence of any of the events described in subparagraphs 8.2, 8.3 or 8.4, an Optionee's rights with respect to Options shall be adjusted as and to the extent hereinafter required, unless otherwise specifically provided in the written agreement between the Optionee and the Corporation relating to such Option.

     8.2 Stock-dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Corporation shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     8.3 Consolidation, Acquisition or Merger. If the Corporation is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Corporation's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Corporation hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substitution on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; (ii) upon written notice to the Optionees, provide that all Options must be exercised, to the extent then exercisable (or in the discretion of the Committee or the Successor Board, also provide that all unvested options shall be, or become at the time which the Committee shall determine, either immediately exercisable or immediately terminate), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment or other consideration equal to the excess of the Market Price of the shares subject to such Options (to the extent then exercisable, or in the discretion of the Committee or the Successor Board, whether or not then exercisable) over the exercise price thereof.

     8.4 Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Corporation (other than a transaction described in subparagraph 8.3 above) pursuant to which securities of the Corporation or of another corporation are issued with respect to the outstanding shares of Common Stock, an Optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise, the securities he would have received if he had exercised his Option immediately prior to such recapitalization or reorganization.

     8.5 Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs 8.2, 8.3 or 8.4 with respect to Incentive Stock Options shall be made only after the Committee, after consulting with counsel for the Corporation, determines whether such adjustments would constitute a "modification" of such Incentive Stock Options (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such Incentive Stock Options. If the Committee determines that such adjustments made with respect to Incentive Stock Options would constitute a modification of such Incentive Stock Options, it may refrain from making such adjustments.

     8.6 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     8.7 Issuances of Securities. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Corporation.

     8.8 Fractional Shares. No fractional shares shall be issued under the Plan and the Optionee shall receive from the Corporation cash in lieu of such fractional shares.

     8.9 Adjustments. Upon the happening of any of the events described in subparagraphs 8.2, 8.3 or 8.4 above, the class and aggregate number of shares set forth in Section 2.2 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. If changes in the capitalization of the Corporation shall occur

                                     A-V-7
other than those referred to above in this Article 8, the Committee shall make such adjustments, if any, in the number of shares covered by each Option and in the per share purchase price as the Committee in its discretion may consider appropriate. The Committee or, if applicable, the Successor Board, shall determine the specific adjustments to be made under this Section 8 and its determination shall be conclusive.

                                   ARTICLE 9
                        TERM; AMENDMENT AND TERMINATION

     No Option shall be granted under the Plan after the earlier of (i) ten (10) years from the effective date of the Plan, or (ii) the termination of the Plan pursuant to this Article 9. However, unless otherwise expressly provided in the Plan or in an applicable written agreement required pursuant to Article 10, any Option theretofore granted may extend beyond such date, and any authority of the Committee to amend, alter, suspend, discontinue or terminate any such Option, or to waive any conditions or rights under any such Option and the authority of the Board to amend the Plan, shall extend beyond such date. The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to Optionees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Corporation's stockholders, except that any such increase or modification that may result from adjustments authorized by Article 8 hereof shall not require such stockholder approval. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the Plan may, without the consent of the Optionee to whom an award shall theretofore have been granted, adversely affect the rights of such under such award and provided further that if any amendment would require stockholder approval to satisfy the requirements of Rule 16 b-3 under the 1934 Act, then such amendment shall be presented to stockholders for approval, provided however that failure to obtain such approval shall not affect the validity of this Plan or the options granted hereunder.

                                   ARTICLE 10
                               WRITTEN AGREEMENT

     Each award of Options shall be evidenced by a written agreement containing such restrictions, terms and conditions, if any, as the Committee may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

     11.1 Tax Withholding. The Corporation shall have the right to require Optionees or their beneficiaries or legal representatives to remit to the Corporation an amount sufficient to satisfy Federal, state and local withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to an Optionee in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state and local withholding tax requirements. The Committee may, in its sole discretion, permit an Optionee to satisfy his or her tax withholding obligations either by (i) surrendering of Common Stock owned by the Optionee or (ii) having the Corporation withhold from shares of Common Stock, or other compensation, otherwise deliverable or payable to the Optionee. Shares of Common Stock surrendered or withheld shall be valued at their Market Price as of the date on which income is required to be recognized for income tax purposes.

     11.2 Securities Laws. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its sole discretion, that the listing, registration or qualification of the shares of Common Stock issuable or transferable upon exercise thereof upon any securities exchange or under any state or Federal law, including without limitation the Securities Act of 1933, as amended, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue, transfer, or purchase of the shares of Common Stock thereunder, such Option may

                                     A-V-8
not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The foregoing shall not be construed to require the Corporation to effect or obtain any such listing, registration, qualification, consent or approval. The Committee may, in connection with the granting of any Option, require the individual to whom the Option is to be granted to enter into an agreement with the Corporation stating that as a condition precedent to each exercise of the Option, in whole or in part, such individual shall if then required by the Corporation, represent to the Corporation in writing that such exercise is for investment only and not with a view to distribution, and also setting forth such other terms and conditions as the Committee may prescribe.

     11.3 Compliance with Section 16(b). In the case of Optionees who are or may be subject to Section 16 of the 1934 Act, it is the intent of the Corporation that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the 1934 Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Optionees who are or may be subject to Section 16 of the 1934 Act.

     11.4 Successors. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Corporation. In the event of any of the foregoing, the Committee may, in its discretion prior to the consummation of the transaction and subject to Article 8 hereof, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law.

     11.5 General Creditor Status. Optionees shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Optionee, beneficiary or legal representative of such Optionee. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

     11.6 No Right to Employment. Nothing in the Plan or in any written agreement entered into pursuant to Article 10 hereof, nor the grant of any award, shall confer upon any Optionee any right to continue in the employ of or engagement by the Corporation or a subsidiary or affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Corporation or a subsidiary or affiliate to modify the terms of or terminate such Optionee's employment or engagement at any time.

     11.7 Notices. Notices required or permitted to be given under the Plan shall be sufficiently given if in writing and personally delivered to the Optionee or sent by regular mail addressed (a) to the Optionee at the Optionee's address as set forth in the books and records of the Corporation or its subsidiaries or affiliates, or (b) to the Corporation or the Committee at the principal office of the Corporation clearly marked "Attention: Compensation Committee."

     11.8 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     11.9 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.

                                     A-V-9

                                                                        ANNEX VI

                             MOTO GUZZI CORPORATION
                  1998 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

I. PURPOSE.

     The purpose of the Moto Guzzi Corporation ("Company") 1998 Stock Option Plan for Outside Directors (the "Outside Directors' Option Plan") is to promote the growth and profitability of the Company and to provide outside directors of the Company with an incentive to achieve the long-term objectives of the Company, attract and retain non-employee directors of outstanding competence and to provide such outside directors with an opportunity to acquire an equity interest in the Company. Options granted under the Outside Directors' Option Plan are not intended to be characterized as incentive stock options under Internal Revenue Code Section 422.

II. GRANT OF OPTIONS.

     (a) Initial Grant. Each member of the Board of Directors of the Company who is not an employee of the Company ("Outside Director") shall, on the earliest practicable date following shareholder approval of this plan, be granted stock options to purchase 12,500 shares of the Company's Class A Common Stock, $0.001 par value per share (as such par value may be changed from time to time, "Common Stock"), subject to adjustment as provided in Section IV (the "Initial Grant"). The purchase price per share of the Common Stock deliverable upon the exercise of each stock option shall be the Fair Market Value (as defined below) of the Common Stock on the date of the grant of the option being exercised. As used herein, "Fair Market Value" shall mean the closing price of the Common Stock as reported by the National Association of Securities Dealers (as published by the Wall Street Journal, if published).

     (b) Grants Subsequent to Initial Grant. Each person who is an Outside Director of the Corporation on the effective date of the merger of Moto Guzzi Corp. with and into the Corporation shall be granted on such effective date, and each person who is an Outside Director on January 2 of each calendar year subsequent to the year in which the shareholders have approved this Outside Directors' Option Plan, other than January 2, 1999, shall be granted on each such January 2 stock options to purchase 12,500 shares of Common Stock, subject to adjustment pursuant to Section IV. The purchase price per share of the Common Stock deliverable upon the exercise of each such option shall be the Fair Market Value of the Common Stock on the date of the grant of the option being exercised.

     (c) Ineligibility. An option under the Outside Directors' Option Plan shall not be granted to any Outside Director who at any previous time was an employee of the Company or was eligible to receive any options to purchase Common Stock.

     (d) Continuing Plan. The Outside Directors' Option Plan and the grant of options subsequent to the Initial Grant pursuant thereto are part of a continuing plan.

III. TERMS AND CONDITIONS.

     (a) Option Agreement. Each option shall be evidenced by a written option agreement between the Company and the Outside Director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this Outside Directors' Option Plan.

     (b) Termination of Option.  Each option shall expire upon the earlier of
(i) ten (10) years following the date of grant, or (ii) three (3) months following the date on which the Outside Director ceases to serve in such capacity for any reason other than removal for cause. If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's personal representative(s), designee(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the option be exercisable more than ten (10) years after the date of its grant. If the Outside Director is removed for cause all options awarded to him shall expire upon such termination.

                                     A-VI-1

     (c) Limitations on and Manner of Exercise. Each option may be exercised, in whole or part, in accordance with the terms of the instrument of grant. Subject to the foregoing, any option may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the Chief Executive Officer or the Chief Financial Officer of the Company. Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or shares of previously acquired Common Stock of the Company. If previously acquired shares of Common Stock are tendered in payment of all or part of the exercise price, the value of such shares shall be the Fair Market Value of such shares determined as of the date of such exercise.

     (d) Transferability. Each option granted hereby is not transferable by the optionee and may be exercised only by the Outside Director to whom it is issued or in the event of the Outside Director's death, his or her personal representative(s) designee(s), heir(s), or devisee(s) pursuant to the terms of
Section III(b).

     (e) Six Month Holding Period. In accordance with Rule 16b-3(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Outside Directors shall not be permitted to dispose of Common Stock underlying an option granted pursuant to this Outside Directors' Option Plan during the six month period commencing from the date of the acquisition of such option.

     (f) Conditions Upon Issuance of Shares of Common Stock. No shares of Common Stock shall be delivered pursuant to the exercise of any option granted under this Outside Directors' Option Plan unless the delivery of such shares shall comply (in the opinion of counsel to the Company) with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the "Act"), the rules and regulations promulgated thereunder, any applicable state securities laws, and the requirements of any stock exchange upon which the Common Stock may then be listed. As a condition to the exercise of an option, the Company may require the exercising optionee to make such written representations and warranties as may be necessary to assure the availability of an exemption from any registration requirements of federal or state securities laws. Certificates representing shares of Common Stock issued upon the exercise of any option may bear a legend restricting transfer of the shares except in compliance with federal and state securities statutes or an exemption therefrom, if available. The failure of any certificates to contain such a legend shall not constitute a waiver by the Company of any such registration requirements.

IV. COMMON STOCK SUBJECT TO THE OUTSIDE DIRECTORS' OPTION PLAN.

     The shares of Common Stock which shall be issued and delivered upon exercise of options granted under the Outside Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Company as treasury stock. The number of shares of Common Stock reserved for issuance under the Outside Directors' Option Plan shall not exceed four hundred thousand (400,000) shares of the Common Stock of the Company subject to adjustment pursuant to this Section IV. Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires, shall again be available for issuance under the Outside Directors' Option Plan.

     In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, split-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the number of shares of Common Stock which may be issued under this Outside Directors' Option Plan, the number of shares of Common Stock subject to options granted under this Outside Directors' Option Plan and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to an Outside Director under the Outside Directors' Option Plan.

V. EFFECTIVE DATE OF THE PLAN; STOCKHOLDER APPROVAL.

     The Outside Directors' Option Plan has been adopted by the Board of Directors and shall become effective on the date that the Outside Directors' Option Plan is approved by the vote of the Company's stockholders holding a majority of the shares of Common Stock entitled to vote thereon. The Outside Directors' Option Plan shall be presented to stockholders of the Company for approval for purposes of obtaining favorable treatment under Section 16(b) of the Exchange Act.

                                     A-VI-2

VI. TERMINATION OF THE PLAN.

     The right to grant options under the Outside Directors' Option Plan shall terminate upon the earlier of December 31, 2008 and the issuance of the Common Stock or exercise of options equal to the maximum number of shares of Common Stock reserved for under this Outside Directors' Option Plan.

VII. AMENDMENT OF THE PLAN.

     The Outside Directors' Option Plan may be amended, from time to time, by the Board of Directors of the Company, provided that Section II, "Grant of Options", shall not be amended more than once every six months other than to comport with the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder. Except as provided in Section IV hereof, rights and obligations under any option granted before an amendment shall not be altered or impaired by such amendment without the written consent of the optionee. If the Outside Directors' Option Plan becomes qualified under Rule 16b-3 promulgated under the Exchange Act and an amendment would require stockholder approval under such Rule 16b-3 to retain the Outside Directors' Option Plan's qualification, then such amendment shall be presented to stockholders for approval; provided, however, the failure to obtain stockholder approval shall not affect the validity of this Outside Directors' Option Plan as so amended and the options granted thereunder.

VIII. APPLICABLE LAW.

     This Outside Directors' Plan shall be administered, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

IX. ADMINISTRATION.

     Awards of options under this Outside Directors' Option Plan are automatic. This Outside Directors' Option Plan is intended to be a "Formula Award" plan as recognized by Rule 16b-3(c)(2)(ii) promulgated under the Exchange Act, and shall be interpreted accordingly.

X. REGISTRATION OF SHARES.

     Nothing contained in this Outside Directors' Option Plan shall be construed to require the Company to register under the Act any shares of Common Stock underlying options granted under this Outside Directors' Option Plan.

XI. HEADINGS.

     The headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of this Outside Directors' Option Plan.

                                     A-VI-3

                                                                       ANNEX VII

           ALTERNATIVE FORM OF ARTICLE FOURTH OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                    (TO EFFECTUATE CLASS B RECAPITALIZATION)

     FOURTH: (a) The total number of shares which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) of which (i) Twenty Million Two Hundred Fifty Thousand (20,250,000) shares, par value $.01 per share shall be Common Stock (hereinafter called "Common Stock"), and
(ii) Four Million Seven Hundred and Fifty Thousand (4,750,000) shares, par value $.01 per share shall be Preferred Stock (hereinafter called "Preferred Stock"). One Hundred (100) shares of the Preferred Stock shall be designated as Series A Convertible Preferred Stock (hereinafter called "Class A Preferred Stock").

     (b) The Common Stock shall have the following rights, preferences, privileges and restrictions:

          (1) The holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, from any assets legally available for the payment of dividends, provided that no dividends may be paid on the Common Stock unless all accrued and unpaid dividends on all Preferred Stock are paid.

          (2) In the event of the dissolution of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably in the distribution of the assets of the Corporation after payment or provision for payment of such amounts as the holders of Preferred Stock shall be entitled to receive.

          (3) All shares of Common Stock shall have equal voting rights and shall have one vote, in person or by proxy, for each share thereof held.

     (c) [Reserved]

     (d) The Class A Preferred Stock shall have the following rights, preferences, privileges and restrictions:

          (1) The holder of shares of Class A Preferred Stock shall not be entitled to vote with respect to the election of directors or on any other matter submitted to stockholders, unless required by law.

          (2) Each share of the Class A Preferred Stock is convertible into Common Stock of the Company at any time until 5:00 p.m. New York City time, on the first anniversary of the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

          (3) In the event of a liquidation or dissolution of the Corporation, the rights of the holders of the Corporation's Common Stock are subordinate to the rights of the holders of the Class A Preferred Stock.

     (e) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The holders of shares of the Preferred Stock of each such series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board of Directors for such series, and no more, before any cash dividends shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period. The holders of shares of the Preferred Stock of each such series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock of each such series shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

                                    A-VII-1

     The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

             (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

             (2) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

             (3) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed including the date or date upon or after which they may be redeemed, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

             (4) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

             (5) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange as the Board of Directors shall determine;

             (6) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

             (7) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or the winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

             (8) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

          (f) All outstanding shares of "Class B Common Stock" as described in and authorized under the Certificate of Incorporation in effect prior to the effective date of the Amended and Restated Certificate of Incorporation of the Company which includes this Article FOURTH shall be automatically converted as of such effective date, without any action having to be taken by the holders thereof, into such securities of the Company into which the Class B Common Stock was convertible in accordance with the Certificate of Incorporation as in effective prior to the effective date of the Amended and Restated Certificate of Incorporation.

                                    A-VII-2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICER

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, employees, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 3.13 of the Company's By-laws (Exhibit 3.2 hereto) provides for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the Delaware General Corporation Law, as may be amended (but in the case of such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the law permitted the Corporation to provide prior to the Amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by such person in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. Section 3.13 of the Company's By-laws permit it to purchase insurance for the indemnification of directors, officers and employees to the full extent permitted by the Delaware General Corporation Law.

     The By-laws provide that the right to indemnification conferred in the By-laws are contract rights and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires: the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER                                 DESCRIPTION
-------   ----------------------------------------------------------------------
  2.1++  Agreement and Plan of Reorganization, dated August 18, 1995
  2.2++   First Amendment to Agreement and Plan of Reorganization, dated
          December 3, 1998
  3.1     Amended and Restated Certificate of Incorporation of the Registrant
          (Exhibit 3.1)(1)

EXHIBIT
NUMBER                                 DESCRIPTION
-------   ----------------------------------------------------------------------
  3.2     By-laws of the Registrant (Exhibit 3.2)(1)
  3.3++   By-laws of the Registrant upon consummation of the Merger
  4.1     Warrant Agency Agreement dated May 28, 1996 between American Stock
          Transfer & Company and the Registrant (Exhibit 4.2)(1)
  4.2     Form of Representative's Warrant Agreement of Registrant
          (Exhibit 4.5)(1)
  4.3     Form of Class A Common Stock Certificate of Registrant
          (Exhibit 4.1)(1)
  4.4     Form of Class B Stock Certificate of the Registrant (Exhibit 4.4)(1)
  4.5     Form of Class A Common Stock Purchase Warrant Certificate of the
          Registrant (Exhibit 4.3)(1)
  4.6++   Form of Warrant (Nominal Warrant) to Purchase Shares of Class A Common
          Stock
  5.1++   Opinion of Graubard Mollen and Miller
  8.1++   Opinion of Morrison Cohen Singer & Weinstein, LLP re tax matters
 10.1     Underwriting Agreement (Exhibit 1.1)(1)
 10.2     Form of Escrow Agreement for proceeds from sale of Units
          (Exhibit 10.1)(1)
 10.3     Amended and Restated License Agreement, dated May 9, 1997, between
          Bright Capital, Ltd. and the Company (Exhibit 10.3)(1)
 10.4     Management Unit Purchase Option Plan (Exhibit 10.4)(1)
 10.5     Form of Class B Stock Option Agreement (Exhibit 10.5)(1)
 10.6++   Form of Registration Rights Agreement, undated
 10.7     Form of Escrow Agreement for outstanding Common Stock (Exhibit
          10.2)(1)
 10.8++   Form of Subscription Agreement, dated August 29, 1995 between the
          Company and Investors
 10.9++   Form of Escrow Agreement for Class B Preferred Stock and certain shares of Class A Common Stock to be dated the Merger Effective Time.
 23.1++   Consent of Graubard Mollen & Miller (included in its opinion filed as
          Exhibit 5.1 hereto)
 23.2*    Consent of BDO Seidman, LLP regarding the Registrant
 23.3*    Consent of Arthur Andersen, LLP regarding Moto Guzzi
 23.4++   Consent of Allen & Company regarding their Fairness Opinion (included in its opinion filed as Annex II to the Proxy Statement/Prospectus)
 23.5++   Consent of Morrison Cohen Singer & Weinstein, LLP (included in its opinion as Exhibit 8.1 hereto)
 24.1++   Powers of Attorney (included on signature page of original filing)
 27.1*    Financial Data Schedule
 99.1*    Forms of Proxy Card


------------------

* Filed herewith.

++ Previously filed.

     (1) Filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 (No. 33-80647) declared effective August 22, 1997.

     (b) Financial Statement Schedules:

     All schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans, annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK, ON DECEMBER 30, 1998.


                                          By:        /s/ DAVID J. MITCHELL
                                              ----------------------------------
                                                      DAVID J. MITCHELL
                                              Chairman of the Board and Chief
                                                     Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


       SIGNATURE                         TITLE                      DATE
------------------------   ---------------------------------  ------------------

 /s/ DAVID J. MITCHELL     CHAIRMAN OF THE BOARD, CHIEF        DECEMBER 30, 1998
------------------------   EXECUTIVE OFFICER AND DIRECTOR
   DAVID J. MITCHELL       (PRINCIPAL EXECUTIVE OFFICER)

           *               SECRETARY, TREASURER AND DIRECTOR   DECEMBER 30, 1998
------------------------   (PRINCIPAL ACCOUNTING OFFICER AND
   C. THOMAS MCMILLEN      PRINCIPAL FINANCIAL OFFICER)

           *               DIRECTOR                            DECEMBER 30, 1998
------------------------
     A. J. NASSER

* BY ATTORNEY-IN-FACT


 /S/ DAVID J. MITCHELL
------------------------
     DAVID J. MITCHELL

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------
  2.1++   -- Agreement and Plan of Reorganization, dated August 18, 1995
  2.2++   -- First Amendment to Agreement and Plan of Reorganization, dated
             December 3, 1998
  3.1     -- Amended and Restated Certificate of Incorporation of the Registrant
             (Exhibit 3.1)(1)
  3.2     -- By-laws of the Registrant (Exhibit 3.2)(1)
  3.3++   -- By-laws of the Registrant upon consummation of the Merger
  4.1     -- Warrant Agency Agreement dated May 28, 1996 between American Stock
             Transfer & Company and the Registrant (Exhibit 4.2)(1)
  4.2     -- Form of Representative's Warrant Agreement of Registrant
             (Exhibit 4.5)(1)
  4.3     -- Form of Class A Common Stock Certificate of Registrant
             (Exhibit 4.1)(1)
  4.4     -- Form of Class B Stock Certificate of the Registrant
             (Exhibit 4.4)(1)
  4.5     -- Form of Class A Common Stock Purchase Warrant Certificate of the
             Registrant (Exhibit 4.3)(1)
  4.6++   -- Form of Warrant (Nominal Warrant) to Purchase Shares of Class A
             Common Stock
  5.1++   -- Opinion of Graubard Mollen and Miller
  8.1++   -- Opinion of Morrison Cohen Singer & Weinstein, LLP
 10.1     -- Underwriting Agreement (Exhibit 1.1)(1)
 10.2     -- Form of Escrow Agreement for proceeds from sale of Units
             (Exhibit 10.1)(1)
 10.3     -- Amended and Restated License Agreement, dated May 9, 1997, between
             Bright Capital, Ltd. and the Company (Exhibit 10.3)(1)
 10.4     -- Management Unit Purchase Option Plan (Exhibit 10.4)(1)
 10.5     -- Form of Class B Stock Option Agreement (Exhibit 10.5)(1)
 10.6++   -- Form of Registration Rights Agreement, undated
 10.7     -- Form of Escrow Agreement for outstanding Common Stock (Exhibit
             10.2)(1)
 10.8++   -- Form of Subscription Agreement, dated August 29, 1995 between the
             Company and Investors
 10.9++   -- Form of Escrow Agreement for Class B Preferred Stock and certain shares of Class A Common Stock to be dated the Merger Effective
             Time.
 23.1++   -- Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1 hereto)
 23.2*    -- Consent of BDO Seidman, LLP regarding the Registrant
 23.3*    -- Consent of Arthur Andersen, LLP regarding Moto Guzzi
 23.4++   -- Consent of Allen & Company regarding their Fairness Opinion
             (included in its opinion filed as Annex II to the Proxy
             Statement/Prospectus)
 23.5++   -- Consent of Morrison Cohen Singer & Weinstein, LLP (included in its opinion as Exhibit 8.1 hereto)
 24.1++   -- Powers of Attorney (included on signature page of original filing)
 27.1*    -- Financial Data Schedule
 99.1*    -- Form of Proxy Card


------------------
*  Filed herewith.
++ Previously filed.
(1) Filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 (No. 33-80647) declared effective August 22, 1997.